    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999

                                                      REGISTRATION NO. 333-89479
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               WORLD ACCESS, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                               3669                              58-2398004
  (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  incorporation or organization)         Classification Code Number)            Identification Number)

                           945 EAST PACES FERRY ROAD
                                   SUITE 2200
                             ATLANTA, GEORGIA 30326
                                 (404) 231-2025
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 MARK A. GERGEL
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               WORLD ACCESS, INC.
                           945 EAST PACES FERRY ROAD
                                   SUITE 2200
                             ATLANTA, GEORGIA 30326
                                 (404) 231-2025
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                          COPIES OF COMMUNICATIONS TO:

                          LEONARD A. SILVERSTEIN, ESQ.
                           LONG ALDRIDGE & NORMAN LLP
                           5300 ONE PEACHTREE CENTER
                              303 PEACHTREE STREET
                          ATLANTA, GEORGIA 30308-3201
                                 (404) 527-4000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------------

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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PROSPECTUS AND CONSENT SOLICITATION

                               WORLD ACCESS, INC.

    $300,000,000 AGGREGATE PRINCIPAL AMOUNT OF 13.25% SENIOR NOTES DUE 2008
                    $15,000,000 OF WORLD ACCESS COMMON STOCK

                    EXCHANGE OFFER AND CONSENT SOLICITATION
 OUTSTANDING 10 1/2% SERIES B SENIOR NOTES DUE 2008 OF FACILICOM INTERNATIONAL,
                                      INC.
                                 EXCHANGED FOR
     13.25% SENIOR NOTES DUE 2008 AND COMMON STOCK OF WORLD ACCESS AND CASH

--------------------------------------------------------------------------------

TERMS OF THE EXCHANGE OFFER

- The exchange offer will expire at 12:00 p.m., New York City time, on December 7, 1999, unless we extend it.

- If all the conditions to this exchange offer are satisfied, we will exchange all FaciliCom notes that are validly tendered and not withdrawn.

- For each $1,000 principal amount of FaciliCom notes tendered and accepted for exchange, you will receive (1) $1,000 principal amount of our 13.25% Senior Notes due 2008, (2) such number of shares of our common stock having an aggregate market value of $50 and (3) a payment of $10 in cash.

- The exchange notes that we will issue to you in exchange for your FaciliCom notes are new securities with no established trading market and will not be listed on any securities exchange or market. We expect the exchange notes will be eligible for trading in the PORTAL market.

- Our common stock is traded on the Nasdaq National Market under the symbol "WAXS."

- The exchange offer is subject to various conditions described in this document.

TERMS OF THE CONSENT SOLICITATION

- The consent solicitation will expire at 12:00 p.m., New York City time, on December 7, 1999, unless we extend it.

- If you tender your FaciliCom notes, you will automatically consent to amendments to the indenture governing the FaciliCom notes.

- These amendments include the elimination of:

  - your right to require us to repurchase your FaciliCom notes at a price of 101% of their principal amount upon completion of our pending merger with FaciliCom; and

  - other restrictions on our operations following the merger with FaciliCom.

- These amendments will continue to apply after the merger to any FaciliCom notes not exchanged.

- We will make no separate payment, other than the exchange consideration in exchange for your FaciliCom notes, for consents delivered in the consent solicitation.

TAXABILITY OF EXCHANGE

- The exchange of FaciliCom notes for exchange notes, common stock and cash should be taxable only to the extent of the cash payment.

- The IRS, however, could take the position that the receipt of both our common stock and the cash payment may be taxable to holders.

  SEE "RISK FACTORS," BEGINNING ON PAGE 18, FOR A DESCRIPTION OF FACTORS THAT YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OFFER AND CONSENT SOLICITATION.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus and consent solicitation is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

     The exchange agent for the exchange offer and consent solicitation is:

                           FIRST UNION NATIONAL BANK

   The date of this prospectus and consent solicitation is November 5, 1999.

                               TABLE OF CONTENTS

                                           PAGE
SUMMARY..................................    1
RISK FACTORS.............................   18
RECENT DEVELOPMENTS......................   30
FORWARD-LOOKING STATEMENTS...............   32
USE OF PROCEEDS..........................   32
CAPITALIZATION...........................   33
THE EXCHANGE OFFER.......................   34
DESCRIPTION OF THE EXCHANGE NOTES........   45
COMPARISON OF THE EXCHANGE NOTES AND THE
  FACILICOM NOTES........................   84
THE PROPOSED AMENDMENTS..................   98
FEDERAL INCOME TAX CONSIDERATIONS........  112
WORLD ACCESS.............................  116
THE MERGER...............................  116
RELATED AGREEMENTS.......................  128

                                           PAGE
RELATED TRANSACTIONS.....................  131
PRINCIPAL STOCKHOLDERS...................  132
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS...................  134
FACILICOM'S MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..................  144
BUSINESS OF FACILICOM....................  153
LEGAL MATTERS............................  170
EXPERTS..................................  170
WHERE YOU CAN FIND MORE INFORMATION......  171
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE..............................  172
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS.............................  F-1

     This prospectus incorporates by reference documents relating to World Access which are not presented in or delivered with this prospectus. These documents (without exhibits, unless such exhibits are specifically incorporated by reference) are available without charge to any holder or beneficial owner of FaciliCom notes upon request. Requests for World Access documents should be directed to World Access, Inc., 945 E. Paces Ferry Road, Suite 2200, Atlanta, Georgia 30326 (Telephone (404) 231-2025), Attention: Chief Financial Officer. In order to ensure timely delivery of the documents prior to the expiration of the exchange offer and consent solicitation, any request should be made prior to November 30, 1999.

                                    SUMMARY

     We are offering to exchange the new World Access notes, World Access common stock and a payment in cash described in this prospectus for FaciliCom's outstanding 10 1/2% Series B Senior Notes due 2008 and are soliciting consents with respect to FaciliCom's notes on the terms and conditions described in this prospectus. The following is a brief summary of the information included in this prospectus and may not contain all of the information that is important to you. You should carefully read and review this entire document and the other documents to which it refers to fully understand the terms of the new World Access notes, exchange offer and consent solicitation. Throughout this prospectus, we refer to the new World Access notes, or "exchange notes," the World Access common stock, or "exchange shares," and the cash payment that you are entitled to receive in exchange for your FaciliCom notes collectively as the "exchange consideration." Our reference to the FaciliCom notes means the FaciliCom notes as governed by the FaciliCom indenture until the execution of the FaciliCom second supplemental indenture, after which the FaciliCom notes means the FaciliCom notes as governed by the FaciliCom indenture, as amended by the second supplemental indenture.

WORLD ACCESS

     We provide international long distance voice and data services and proprietary network equipment to the global telecommunications markets. Our World Access Telecommunications Group provides wholesale international long distance services through a combination of our own international routing relationships and resale arrangements with other international long distance service providers. Our World Access Equipment Group develops, manufacturers and markets network products that switch and transport voice, data and internet traffic.

     Our principal executive offices are located at 945 E. Paces Ferry Road, Suite 2200, Atlanta, Georgia 30326, and our telephone number at that location is
(404) 231-2025.

FACILICOM

     FaciliCom is a multinational telecommunications carrier. It provides international long distance services to other carriers worldwide and offers international and domestic long distance voice, internet access, data and other value-added services to business and residential customers in select European markets. FaciliCom provides these services over its carrier-grade international network, which consists of 17 gateway switches and 18 additional points of presence in the U.S. and in 13 European countries, as well as a satellite earth station. The FaciliCom network is connected primarily by fiber optic cable capacity that FaciliCom owns or leases. In addition to these facilities, FaciliCom has 12 interconnection agreements, ten of which are with the dominant national carriers in its markets, and 21 operating agreements, 16 of which are with the dominant national carriers in its markets.

     The principal executive offices of FaciliCom are located at 1401 New York Avenue, N.W., 9th Floor, Washington, D.C. 20005, and its telephone number at this location is (202) 496-1100.

THE MERGER

     On August 17, 1999, we announced that we entered into a merger agreement with FaciliCom, providing that FaciliCom will merge with and into World Access. Upon consummation of the merger, the separate existence of FaciliCom will cease and World Access will continue as the surviving corporation. Pursuant to the terms of the merger agreement, the shareholders and optionholders of FaciliCom will receive approximately $436.0 million in consideration, primarily in the form of new Series C preferred stock to be issued by us. The Series C preferred stock bears no dividend and is convertible into shares of World Access common stock at a conversion rate of $20.38 per common share, subject to potential adjustment under certain circumstances. If the closing trading price of World Access common stock on Nasdaq exceeds $20.38 per share for 60 consecutive trading days, the Series C preferred stock will automatically convert into World Access common stock.

     Under the terms of the merger agreement, the consummation of the merger is conditioned upon the adoption of amendments to the FaciliCom indenture under which FaciliCom issued the FaciliCom notes. We refer to these amendments throughout this prospectus as the "proposed amendments." In addition, the closing of the merger is subject to the approval of World Access stockholders at a special meeting of stockholders to be held on December 7, 1999, expiration of the waiting periods under applicable antitrust and anticompetition laws in Sweden, Germany and Finland, and approval of the transfer to World Access of FaciliCom's telecommunications licenses by the Federal Communications Commission and other applicable regulatory authorities. WorldCom Network Services, Inc., The 1818 Fund III, L.P. and John D. Phillips, which hold shares representing in the aggregate approximately 24.1% of the current voting power of World Access common stock, have entered into a voting agreement committing to vote in favor of the merger. Armstrong International Telecommunications, Inc., Epic Interests, Inc. and BFV Associates, Inc., which are the majority stockholders of FaciliCom, have already approved the merger. The merger is expected to close in the fourth quarter of 1999 and will be accounted for as a purchase transaction. For a more detailed discussion of the merger and related transactions, see "The Merger."

     We are conducting the exchange offer and consent solicitation in connection with the merger. If the proposed amendments are approved in the consent solicitation, we expect that FaciliCom and the trustee under the indenture for the FaciliCom notes will execute a second supplemental indenture containing the proposed amendments that will be effective immediately prior to the closing of the merger. The continued effectiveness of the second supplemental indenture is subject to the closing of the merger and consummation of the exchange offer. We anticipate that the closing of the exchange offer will occur at the closing of the merger.

THE EXCHANGE OFFER

     On October 12, 1999, we entered into an agreement with FaciliCom and the holders of a majority in interest of the FaciliCom notes in which we agreed, under certain circumstances, to make an exchange offer for the outstanding FaciliCom notes for the exchange consideration and those holders agreed to tender their FaciliCom notes in exchange for the exchange consideration. You are entitled to exchange in the exchange offer your FaciliCom notes for the exchange consideration which consists of the following for each $1,000 principal amount of FaciliCom notes:

     (1) $1,000 principal amount of exchange notes, which have terms and conditions substantially identical in all material respects to the terms of the outstanding FaciliCom notes except:

        - we, and not FaciliCom, are responsible for payment of all amounts due on the exchange notes;

        - the interest rate we will pay on the exchange notes is 13.25% per annum;

        - we will be obligated to make an offer to purchase the exchange notes at a price of 100% of the principal amount with the cash proceeds from any individual asset sales that exceeds $15.0 million;

        - the amounts we must pay to redeem the exchange notes prior to 2006 are greater than the equivalent payments under the FaciliCom notes; and

        - the covenants in the indenture governing the terms of the exchange notes allow us more flexibility to, among other things, incur indebtedness, make some restricted payments, enter into some transactions with our affiliates, permit restrictions on the payment of dividends, conduct our telecommunications equipment business and undertake some asset sales than was allowed under the FaciliCom indenture;

     (2) exchange shares, which are shares of our common stock, par value $.01 per share, having an aggregate market value of $50; and

     (3) a cash payment of $10.

     For a more detailed description of the exchange consideration, see "The Exchange Offer."

     IN ORDER TO TENDER YOUR FACILICOM NOTES, YOU WILL BE REQUIRED, AS A CONDITION TO A VALID TENDER, TO GIVE YOUR CONSENT TO THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE. BY PROPERLY TENDERING YOUR FACILICOM NOTES, YOU WILL ALSO BE CONSENTING TO THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE. FURTHERMORE, IN ORDER TO GIVE YOUR CONSENT TO THE PROPOSED AMENDMENTS, YOU MUST VALIDLY TENDER, AND NOT VALIDLY WITHDRAW, YOUR FACILICOM NOTES. IF YOU WITHDRAW YOUR TENDER OF FACILICOM NOTES, YOUR CONSENT TO THE AMENDMENTS WILL ALSO BE DEEMED WITHDRAWN. IF THE PROPOSED AMENDMENTS BECOME EFFECTIVE, EACH NON-EXCHANGING HOLDER OF FACILICOM NOTES WILL BE BOUND BY THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE EVEN THOUGH THE HOLDER DID NOT CONSENT. SEE "-- THE CONSENT SOLICITATION" BELOW AND "THE PROPOSED AMENDMENTS" FOR A DESCRIPTION OF THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE.

Interest on the Exchange
Notes.........................   The exchange notes will bear interest at the
                                 rate of 13.25% per annum, payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2000 or, if the exchange date does not occur prior to January
                                 1, 2000 on July 15, 2000, to the person in whose name the exchange note is registered at the close of business on the preceding January
                                 1 or July 1, as the case may be. Interest will begin to accrue at the rate of 13.25% commencing on the exchange date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the FaciliCom
Notes Accepted for Exchange...   Accrued and unpaid interest on the FaciliCom
                                 notes validly tendered and accepted for
                                 exchange by World Access will be paid to the person in whose name such notes are tendered or such other person as indicated on the letter of transmittal for tendered FaciliCom notes.
                                 Interest on the FaciliCom notes tendered in the exchange offer will cease to accrue interest on the day prior to the exchange date. Payment will be made on January 15, 2000 or, if the exchange date has not occurred prior to January
                                 1, 2000, on July 15, 2000.

Expiration Date; Withdrawal of
Tender........................   The exchange offer will expire at 12:00 p.m.,
                                 New York City time, on December 7, 1999, or such later date and time to which we extend it.
                                 A tender of FaciliCom notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Withdrawal of tendered FaciliCom notes will be deemed to be a revocation of the consent to the proposed amendments to the FaciliCom indenture. Any
                                 FaciliCom notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the
Exchange Offer................   The exchange offer is subject to certain
                                 conditions, which we may waive, including:

                                 - consummation of the merger of FaciliCom and
                                   World Access;

                                 - tender by the holders of at least a majority
                                   of the aggregate principal amount of the FaciliCom notes in the exchange offer; and

                                 - consent by the holders of at least a majority
                                   of the aggregate principal amount of the FaciliCom notes to the proposed amendments to the FaciliCom indenture.

                                 Pursuant to the terms of our agreement dated
                                 October 12, 1999 with FaciliCom and the holders of a majority interest of the FaciliCom notes, such holders agreed to tender their FaciliCom notes in the exchange offer and to consent to the proposed amendments, subject to various conditions, including the consummation of our merger with FaciliCom.

                                 Please read the section captioned "The Exchange Offer -- Certain Conditions to the Exchange Offer" of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering
FaciliCom Notes...............   If you wish to accept the exchange offer, you
                                 must complete, sign and date the accompanying letter of transmittal, or a photocopy or facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a photocopy or facsimile of the letter of transmittal, together with the FaciliCom notes and any other required documents to the exchange agent at the address on the cover page of the letter of transmittal.
                                 If you hold FaciliCom notes through The
                                 Depository Trust Company, which we refer to in this prospectus as DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of
                                 DTC, by which you will agree to be bound by the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange notes that you receive will be
                                   acquired in the ordinary course of your
                                   business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in the distribution of the exchange notes;

                                 - if you are a broker-dealer that will receive
                                   exchange notes for your own account in
                                   exchange for FaciliCom notes that were
                                   acquired as a result of market-making
                                   activities, that you will deliver a
                                   prospectus, as required by law, in connection with any resale of such exchange notes; and

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

                                 In addition, by signing or agreeing to be bound by the letter of transmittal, you will be consenting to the proposed amendments to the FaciliCom indenture.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner of FaciliCom
                                 notes which are not registered in your name, and you wish to tender the FaciliCom notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your FaciliCom notes, either make appropriate arrangements to register ownership of the FaciliCom notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery
Procedures....................   If you wish to tender your FaciliCom notes and
                                 your FaciliCom notes are not immediately available or you cannot deliver your FaciliCom notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your FaciliCom notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

Accounting Treatment of the
Exchange Offer................   The exchange notes will be recorded by World
                                 Access based on the fair value of the exchange notes. Any difference (discount or premium) between the fair value and par value of the exchange notes will be amortized over the life of the exchange notes as an adjustment to interest expense.

No Dissenters' Rights.........   You will not have any right to dissent and
                                 receive an appraisal of your FaciliCom notes in connection with the exchange offer or consent solicitation.

Federal Income Tax
Considerations................   We believe that the exchange of FaciliCom notes
                                 for exchange notes, common stock and cash in the exchange offer will not result in your recognizing gain or loss for federal income tax purposes except to the extent of the cash payment. However, due to the inherently factual nature of these issues, our tax counsel is unable to render any tax opinion to us with respect to the federal income tax consequences to you of the exchange offer and consent solicitation. Moreover, the IRS may take the position that tendering holders recognize taxable income upon the receipt of both the exchange shares and cash payment. We have not requested a ruling from the IRS with respect to the federal income tax consequences of the exchange offer and consent solicitation. It is not a condition to the exchange offer or consent solicitation that we or FaciliCom receive such a ruling or an opinion of tax counsel concerning such tax consequences. See
                                 "Tax Considerations -- Federal Income Tax
                                 Considerations."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes and exchange shares pursuant to the exchange offer.

Exchange Agent................   First Union National Bank is the exchange agent
                                 for the exchange offer. The address and
                                 telephone number of the
                                 exchange agent are set forth in the section captioned "The Exchange Offer -- Exchange
                                 Agent" of this prospectus.

DESCRIPTION OF EXCHANGE NOTES

     The exchange offer applies to $300,000,000 aggregate principal amount of FaciliCom notes. The exchange notes will be entitled to the benefits and subject to the terms and conditions of an indenture to be entered into between World Access and First Union National Bank. See "Description of the Exchange Notes."

Issue.........................   $300,000,000 aggregate principal amount of
                                 13.25% Senior Notes due 2008.

Maturity Date.................   January 15, 2008

Interest Payment Dates........   January 15 and July 15, commencing on January
                                 15, 2000, or July 15, 2000 if the exchange date does not occur prior to January 1, 2000.

Security......................   On the exchange date, a pro rata portion of the
                                 securities and/or cash pledged in connection with the issuance of the FaciliCom notes will be deposited in a pledge account created for the benefit of the holders of the exchange notes. The exchange notes will be secured by a first priority security interest in the pledged securities and/or cash deposited in the pledge account. See "Description of the Exchange
                                 Notes -- Security."

Ranking.......................   The indebtedness evidenced by the exchange
                                 notes will be our unsecured (except as
                                 described) obligations. The exchange notes will rank senior in right of payment to any of our existing and future obligations expressly subordinated in right of payment to the exchange notes and will be pari passu in right of payment with all of our other existing and future unsecured and unsubordinated obligations, including trade payables. The exchange notes will be subordinated to all of our existing and future secured indebtedness, including indebtedness under our credit facility, to the extent of the value of the assets securing the indebtedness. After giving effect to the merger of World Access and FaciliCom, we will have approximately $464.0 million of indebtedness, excluding trade payables, of which $187.1 million will rank senior to and $1.9 million will rank pari passu with the exchange notes, respectively. Because we are a holding company and we conduct business through our subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be effectively senior to the exchange notes. Our subsidiaries will not be guarantors of the exchange notes. The indenture under which we will issue the exchange notes limits, but does not prohibit, the incurrence of certain additional indebtedness by us and our restricted subsidiaries and does not limit the amount of indebtedness incurred to finance the cost of telecommunications assets.

                                 After giving effect to our merger with
                                 FaciliCom, our consolidated subsidiaries will have aggregate liabilities of approximately $428.3 million, which includes $164.0 million of indebtedness.

Market for the Exchange Notes;
Listing.......................   Although we expect the exchange notes will be
                                 eligible for trading in the PORTAL market, there is no public market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation through Nasdaq. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Optional Redemption...........   The exchange notes are not redeemable at our
                                 option prior to January 15, 2003. At any time on or after that date, the exchange notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in this prospectus plus accrued and unpaid interest thereon to the date of redemption.
                                 Notwithstanding the foregoing, prior to January
                                 15, 2001, we may redeem from time to time up to 35.0% of the originally issued aggregate principal amount of exchange notes at a redemption price equal to 110.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of redemption with the net cash proceeds of one or more public equity offerings; provided, that at least 65.0% of the originally issued aggregate principal amount of the exchange notes remains outstanding immediately after such redemption; and provided further that notice of the redemption shall be given within 60 days after the closing of any such public equity offering. See "Description of the Exchange Notes -- Optional Redemption."

Change of Control.............   In the event of a change of control of the
                                 surviving corporation subsequent to the merger of World Access and FaciliCom, each holder of exchange notes will have the right to require us to purchase all or any part of such holder's exchange notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. See
                                 "Description of the Exchange
                                 Notes -- Repurchase of Exchange Notes Upon a
                                 Change of Control." We cannot assure you that we will be able to fund these repurchase obligations in the event of a change of control.

Covenants.....................   The indenture under which we will issue the
                                 exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness or make some other types of restricted payments, create some types of liens, enter into some types of transactions with stockholders and affiliates, sell assets, issue or sell capital stock of certain of our subsidiaries or enter into some types of mergers and consolidations. See "Description of the Exchange Notes -- Covenants."

THE CONSENT SOLICITATION

     As part of the exchange offer, we are soliciting consents from the holders of the FaciliCom notes to some amendments to the FaciliCom indenture under which FaciliCom issued the FaciliCom notes. The proposed amendments materially reduce the obligations of FaciliCom (and us as the surviving corporation after the merger) under the FaciliCom indenture by, among other things:

     (1) removing restrictions on FaciliCom's ability to:

        - consolidate and/or merge;

        - incur additional debt;

        - make payments to affiliates;

        - make dividend payments;

        - sell capital stock of its subsidiaries;

        - enter into transactions with shareholders;

        - create liens on its property;

        - sell assets;

        - transfer its existing business; and

        - enter into sale-leaseback transactions; and

     (2) eliminating FaciliCom's obligations to:

        - hold money for payment of the FaciliCom notes in trust;

        - pay taxes;

        - maintain its properties;

        - maintain insurance coverage; and

        - provide the holders of FaciliCom notes with financial statements.

     If the consents of the holders of a majority of the aggregate principal amount of the FaciliCom notes are received, the FaciliCom indenture will be amended in accordance with the proposed amendments described more fully under "The Proposed Amendments." If the proposed amendments become effective, each holder of FaciliCom notes that does not exchange its FaciliCom notes for the exchange notes will be bound by the applicable proposed amendments even though the holder did not consent to the proposed amendments.

     WE WILL MAKE NO SEPARATE PAYMENT, OTHER THAN THE EXCHANGE CONSIDERATION IN EXCHANGE FOR THE FACILICOM NOTES, FOR CONSENTS DELIVERED IN THE CONSENT SOLICITATION WHICH IS PART OF THE EXCHANGE OFFER.

     If you withdraw your tender of FaciliCom notes, your consent to the proposed amendments will also be deemed withdrawn. You may not withdraw your consent without withdrawing your tender of FaciliCom notes.

EFFECT OF THE EXCHANGE OFFER AND CONSENT SOLICITATION ON HOLDERS OF FACILICOM NOTES WHO DO NOT TENDER

     The holders of a majority in interest of the FaciliCom notes have agreed to tender their FaciliCom notes in the exchange offer. If you do not tender your FaciliCom notes in the exchange offer, you will continue to be entitled to all the rights and subject to the terms applicable to the FaciliCom notes under the FaciliCom indenture. However, if the exchange offer and consent solicitation are consummated, the terms of the FaciliCom indenture will be materially changed pursuant to the proposed amendments and you will no longer have the right to require us to repurchase your FaciliCom notes at a purchase price of 101% of the principal amount upon completion of our pending merger with FaciliCom or to approve the merger. For a description of the proposed amendments, see "The Proposed Amendments."

     If you do not tender your FaciliCom notes in the exchange offer, you will not be entitled to receive the exchange consideration, which includes exchange notes with an interest rate of 13.25% per annum as compared to the 10 1/2% per annum for the FaciliCom notes and more favorable offer to purchase and redemption provisions as compared to the FaciliCom notes.

     Our proposed merger with FaciliCom would violate several covenants applicable to the FaciliCom notes allowing the holders of 25.0% of the aggregate principal amount of the FaciliCom notes or the trustee under the FaciliCom indenture to declare principal and accrued and unpaid interest on the FaciliCom notes immediately due and payable. However, holders who tender their FaciliCom notes in the exchange offer will effectively waive this right by consenting to the proposed amendments to the FaciliCom indenture that delete the covenants which would be breached. Upon effectiveness of the consent solicitation, the proposed amendments will apply to all FaciliCom notes that are not tendered in the exchange offer.

MARKETS AND MARKET PRICES

     Our common stock is traded on Nasdaq under the symbol "WAXS." The following table shows the high and low sales prices for the World Access common stock as reported by Nasdaq for the periods indicated.

                                                                HIGH        LOW
CALENDAR YEAR 1997
  First Quarter.............................................  $ 9 1/4    $ 7 1/2
  Second Quarter............................................   23          7 5/8
  Third Quarter.............................................   34 1/8     20
  Fourth Quarter............................................   33 3/4     17
CALENDAR YEAR 1998
  First Quarter.............................................   33 1/2     21 5/8
  Second Quarter............................................   40         25 3/8
  Third Quarter.............................................   30 15/16   18 3/4
  Fourth Quarter............................................   24 3/4     12
CALENDAR YEAR 1999
  First Quarter.............................................   22 3/4      6 3/8
  Second Quarter............................................   14 1/8      7 7/8
  Third Quarter.............................................   16 3/16    10 5/16
  Fourth Quarter (through November 3, 1999).................   14 1/16    10 13/16

     On August 16, 1999, the last full trading day prior to the public announcement of the execution of the merger agreement with FaciliCom, and November 3, 1999, the last reported sale prices on Nasdaq of World Access common stock were $13 11/16 and $13 3/16, respectively.

     We have not paid or declared any cash dividends on our common stock since our inception and anticipate that our future earnings will be retained to finance the continuing development of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend upon future earnings, the success of business activities, regulatory and capital requirements, our financial condition, general business conditions and other factors. We currently are restricted from paying dividends on our common stock under our revolving credit facility, and, after the merger, we will also be restricted from paying dividends under the terms of the exchange notes.

     The holders of our 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, and our 4.25% Cumulative Junior Convertible Preferred Stock, Series B, which have preference to the holders of shares of World Access common stock, are entitled to receive, when, as and if declared by our board of directors, cash dividends at an annual rate on the respective liquidation preferences equal to 4.25%. Dividends payable on the Series A preferred stock and Series B preferred stock are cumulative and accrue, whether or not declared, on a daily basis from the respective dates of issuance. The current aggregate annual dividend payments required to be made by World Access on the Series A preferred stock and Series B preferred stock are approximately $3.1 million. The Series C preferred stock to be issued in our merger with FaciliCom will rank, as to dividends, on parity with our common stock and junior to our Series A preferred stock and Series B preferred stock.

RISK FACTORS

     For a discussion of factors that should be considered in evaluating the exchange offer and consent solicitation, see "Risk Factors," beginning on page 18.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

WORLD ACCESS SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected financial data presented below for the five years ended December 31, 1998 have been derived from the audited consolidated financial statements of World Access. The financial data for the six month periods ended June 30, 1998 and 1999 have been derived from unaudited consolidated financial statements of World Access, which, in the opinion of World Access' management, include all the significant normal and recurring adjustments necessary for fair presentation of the financial position and results of operations for such unaudited periods.

     On October 28, 1999, World Access reported the financial results of its third quarter ended September 30, 1999. Net sales, income from continuing operations and income from continuing operations per diluted share for the three months and nine months ended September 30, 1999 were $203.0 million and $524.3 million; $14.3 million and $22.6 million; and $0.33 and $0.56, respectively. For additional information relating to these financial results, see "Recent Developments".

                                                                                                           SIX MONTHS
                                                             YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                                                --------------------------------------------------    --------------------
                                                 1994      1995      1996       1997       1998         1998        1999
                                                -------   -------   -------   --------   ---------    --------    --------
                                                                                                          (UNAUDITED)
STATEMENT OF CONTINUING OPERATIONS DATA(1):
Equipment sales...............................  $ 6,014   $12,612   $17,131   $ 48,614   $ 138,990    $ 56,684    $122,360
Carrier service revenues......................       --        --        --         --      13,143       1,263     198,891
                                                -------   -------   -------   --------   ---------    --------    --------
        Total sales...........................    6,014    12,612    17,131     48,614     152,133      57,947     321,251
Gross profit..................................      135     1,802     3,055     21,087      56,031      27,477      64,929
In-process research and development...........       --        --        --         --     100,300      35,400          --
Goodwill impairment...........................       --        --        --         --       6,200          --          --
Restructuring and other charges...............       --        --        --         --      17,240         590          --
Income (loss) from continuing operations......   (2,079)     (389)   (1,041)     8,350    (114,645)    (27,690)      8,393
Income (loss) from continuing operations per
  share(2)....................................  $ (0.45)  $ (0.04)  $ (0.07)  $   0.45   $   (5.19)   $  (1.39)   $   0.22
Weighted average shares outstanding(2)........    4,631     9,083    14,530     18,708      22,073      19,960      38,446
OTHER FINANCIAL DATA:
EBITDA from continuing operations(3)..........  $(1,261)  $   288   $  (632)  $ 13,709   $(106,950)   $(19,489)   $ 34,903
Cash flows from operating activities..........   (1,247)   (6,189)    1,995     (1,602)    (13,038)      2,952       4,288
Cash flows from investing activities..........     (240)   (2,687)   (1,793)   (18,240)    (66,527)    (69,774)     (4,102)
Cash flows from financing activities..........    1,616    10,010    20,391    115,427      16,676       6,410      43,634
Capital expenditures..........................      240       280     1,176      3,591      12,216       5,859       4,163
Ratio of earnings to fixed charges(4).........       --        --        --        9.1          --          --         4.1

                                                                      AT DECEMBER 31,                        AT JUNE 30,
                                                      ------------------------------------------------   -------------------
                                                       1994     1995      1996       1997       1998       1998       1999
                                                      ------   -------   -------   --------   --------   --------   --------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA(5):
Cash and equivalents................................  $  753   $ 1,887   $22,480   $118,065   $ 55,176   $ 57,653   $ 98,996
Working capital.....................................   2,267    10,222    37,961    153,750    125,586    112,465    180,061
Total assets........................................   8,943    28,515    60,736    225,283    613,812    268,518    693,146
Long-term debt......................................   4,328     3,750        --    115,264    137,864    115,529    140,728
Total liabilities...................................   7,783    14,181     8,362    133,528    253,229    169,944    267,354
Stockholders' equity................................   1,160    14,334    52,374     91,755    360,583     98,574    425,792

                                                   (Footnotes on following page)

------------------------------

(1) Includes the results of operations for the following businesses from their respective dates of acquisition: AIT, Inc. -- May 1995; Cellular Infrastructure Supply, Inc. -- January 1997; Galaxy Personal Communications Services, Inc. -- July 1997; Advanced TechCom, Inc. -- January 1998; NACT Telecommunications, Inc. -- February 1998; Telco Systems, Inc. -- November 1998; and Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited -- December 1998. We refer to Cherry Communications Incorporated, or Cherry U.S., and Cherry Communications U.K. Limited, or Cherry U.K., collectively in this prospectus as Resurgens.

(2) Net income (loss) per share and weighted average shares outstanding are presented on a diluted basis. The calculations exclude 8,307,000; 995,000; 401,000 and 896,000 shares of World Access Common Stock for 1998, 1997, 1996 and 1995, respectively, that are held in escrow accounts. See Notes A and B to the World Access Consolidated Financial Statements which are incorporated by reference and "Related Transactions."

(3) EBITDA from continuing operations consists of earnings (losses) before interest expense, income taxes, depreciation and amortization. EBITDA should not be considered as a substitute for operating earnings, net income (loss), cash flow or other combined statement of operations or cash flow data computed in accordance with generally accepted accounting principles or as a measure of World Access' results of operations or liquidity. EBITDA is widely used as a measure of a company's operating performance and its ability to service its indebtedness because it assists in comparing performance on a consistent basis across companies, which can vary significantly. EBITDA from continuing operations before special charges excludes charges for in-process research and development, goodwill impairment, provision for doubtful accounts, restructuring and other charges and inventory write-downs. The following table reconciles income (loss) from continuing operations to EBITDA from continuing operations and EBITDA from continuing operations before special charges:

                                                                                      SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                     JUNE 30,
                                  ------------------------------------------------   ------------------
                                   1994      1995     1996      1997       1998        1998      1999
                                  -------   ------   -------   -------   ---------   --------   -------
Income (loss) from continuing
operations......................  $(2,079)  $ (389)  $(1,041)  $ 8,350   $(114,645)  $(27,690)  $ 8,393
Interest expense (income),
  net...........................      511      308      (230)   (1,426)      3,413        988     3,098
Income taxes (benefit)..........       --       --      (114)    4,792      (1,387)     5,906     9,357
Income tax related to minority
  interests.....................       --       --        --        --      (1,663)    (1,021)       --
Depreciation and amortization...      307      369       753     1,993       7,332      2,328    14,055
                                  -------   ------   -------   -------   ---------   --------   -------
EBITDA from continuing
  operations....................   (1,261)     288      (632)   13,709    (106,950)   (19,489)   34,903
Special charges:
In-process research and
  development...................       --       --        --        --     100,300     35,400        --
Write-down of inventories.......       --       --        --        --       9,292        465        --
Goodwill impairment.............       --       --        --        --       6,200         --        --
Provision for doubtful
  accounts......................       --       --        --        --      10,674         --        --
Restructuring and other
  charges.......................       80      980        --        --      17,240        590        --
                                  -------   ------   -------   -------   ---------   --------   -------
EBITDA from continuing
  operations before special
  charges.......................  $(1,181)  $1,268   $  (632)  $13,709   $  36,756   $ 16,966   $34,903
                                  =======   ======   =======   =======   =========   ========   =======

(4) Computed by dividing earnings by total fixed charges. Earnings consist of pretax income from continuing operations before fixed charges. Fixed charges consist of interest on debt, including amortization of debt issuance costs, and a portion of rent expense estimated by management to be the interest component of the rentals. Earnings were not sufficient to cover fixed charges for the years ended December 31, 1994, 1995, 1996 and 1998 and for the six months ended June 30, 1998, in the amount of $2.1 million, $389,000, $1.2 million, $117.7 million and $21.3 million, respectively. Excluding special charges for the year ended December 31, 1998 and the six months ended June 30, 1998 of $143.7 million and $36.5 million, respectively, our ratio of earnings to fixed charges would have been approximately 4.3 and 5.3, respectively.

(5) In October 1997, World Access sold $115.0 million of convertible subordinated notes. See Note I to the World Access Consolidated Financial Statements which are incorporated by reference.

FACILICOM SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected financial data presented below for the period from January 1, 1995 to June 30, 1995 are from FaciliCom's predecessor (the "Predecessor"), and the period from FaciliCom's inception on May 5, 1995 to September 30, 1995 and for the fiscal years ended September 30, 1996, 1997 and 1998 have been derived from the audited consolidated financial statements of FaciliCom. The selected financial data for FaciliCom for the nine month periods ended June 30, 1998 and 1999 have been derived from the unaudited consolidated financial statements of FaciliCom which, in the opinion of FaciliCom's management, include all significant normal and recurring adjustments necessary for fair presentation of the financial position and results of operations for such unaudited periods.

     On November 4, 1999, FaciliCom reported financial results of its fourth quarter ended September 30, 1999. Revenues and net loss for the three and twelve months ended September 30, 1999 were $124.1 million and $403.8 million, and $22.6 million and $74.5 million, respectively. For additional information relating to these financial results see "Recent Developments."

                               PERIOD FROM        PERIOD
                                JANUARY 1,         FROM
                                 1995 TO          MAY 5,
                                 JUNE 30,          1995                                         NINE MONTHS ENDED
                                   1995             TO           YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                 FOR THE       SEPTEMBER 30,   -----------------------------   --------------------
                              PREDECESSOR(1)       1995         1996       1997       1998       1998        1999
                              --------------   -------------   -------   --------   --------   ---------   --------
                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
U.S. originated.............     $    --          $    --      $ 7,838   $ 53,821   $116,383   $  80,755   $121,591
European originated.........         367              547        4,053     16,366     67,863      36,391    158,104
                                 -------          -------      -------   --------   --------   ---------   --------
         Total revenues.....         367              547       11,891     70,187    184,246     117,146    279,695
Cost of revenues............         938            1,022       12,742     65,718    178,952     114,473    257,253
                                 -------          -------      -------   --------   --------   ---------   --------
Gross profit (deficit)......        (571)            (475)        (851)     4,469      5,294       2,673     22,442
                                 -------          -------      -------   --------   --------   ---------   --------
Operating loss..............      (1,305)          (1,560)      (9,576)   (11,360)   (43,886)    (30,181)   (35,171)
Net Loss....................      (1,341)          (1,725)      (9,662)   (14,031)   (46,595)    (32,515)   (51,879)
OTHER FINANCIAL DATA:
EBITDA(2)...................     $(1,108)         $(1,418)     $(8,433)  $ (9,042)  $(35,070)  $ (24,867)  $(18,276)
Cash flows from operating
  activities................         563           (1,624)      (5,413)    (8,361)   (36,115)    (26,304)   (30,290)
Cash flows from investing
  activities................        (545)          (1,055)      (1,074)    (1,664)  (184,692)   (185,462)   (18,232)
Cash flows from financing
  activities................          --            2,788        8,572      7,914    285,154     290,622       (742)
Capital expenditures........       1,213            1,105        8,404     12,282    101,910      72,460     94,771
Ratio of earnings to fixed
  charges(3)................          --               --           --         --         --          --         --

                                                      AT SEPTEMBER 30,                    AT JUNE 30,
                                          ----------------------------------------    --------------------
                                           1995      1996       1997        1998        1998       1999
                                          ------    -------    -------    --------    --------   ---------
                                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and equivalents....................  $  109    $ 2,198    $ 1,016    $ 68,129    $ 80,433   $  18,696
Marketable securities -- unrestricted...      --         --         --      38,698      56,864          --
Marketable
  securities -- restricted(4)...........      --         --         --      74,518      87,131      61,280
Net property and equipment..............   2,661     10,144     20,244     115,748      84,338     185,768
Total assets............................   5,664     21,008     44,017     378,884     375,701     384,765
Total long-term obligations.............   1,906      9,194     20,973     308,137     305,429     304,166
Total capital accounts..................   1,109     (1,715)    (9,421)    (38,575)    (22,170)   (106,137)

------------------------------

(1) Data for periods prior to January 1, 1995 have not been presented because amounts were insignificant and not meaningful. Cumulative revenue and net losses from inception through December 31, 1994 were $35,758 and $287,564, respectively, and both total assets and liabilities at December 31, 1994 were $2.6 million.

(2) EBITDA consists of earnings (losses) before interest expense, income taxes, depreciation, amortization and foreign exchange (loss) gain. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other combined statement of income or cash flow data computed in accordance with generally accepted accounting principles or as a measure of results of operations or liquidity. EBITDA is widely used as a measure of a company's operating performance and its ability to service its indebtedness because it assists in comparing performance on a consistent basis across companies, which can vary significantly. The following table reconciles net loss to EBITDA:

                                                  PERIOD FROM
                                PERIOD FROM       MAY 5, 1995                                     NINE MONTHS ENDED
                              JANUARY 1, 1995         TO           YEAR ENDED SEPTEMBER 30,           JUNE 30,
                              TO JUNE 30, 1995   SEPTEMBER 30,   -----------------------------   -------------------
                               (PREDECESSOR)         1995         1996       1997       1998       1998       1999
                              ----------------   -------------   -------   --------   --------   --------   --------
Net loss....................      $(1,341)          $(1,725)     $(9,662)  $(14,031)  $(46,595)  $(32,515)  $(51,879)
Foreign exchange (loss)
  gain......................           (8)               85         (226)     1,335        391        655      1,346
Interest expense (income),
  net.......................           44                80          312      1,336     14,460      8,945     22,044
Gain on settlement
  agreement.................           --                --           --         --       (791)      (791)        --
Income tax benefit..........           --                --           --         --    (11,351)    (6,475)    (6,682)
Depreciation and
  amortization..............          197               142        1,143      2,318      8,816      5,314     16,895
                                  -------           -------      -------   --------   --------   --------   --------
EBITDA......................      $(1,108)          $(1,418)     $(8,433)  $ (9,042)  $(35,070)  $(24,867)  $(18,276)
                                  =======           =======      =======   ========   ========   ========   ========

------------------------------

(3) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges by fixed charges. Fixed charges consist of interest charges and that portion of rental expense FaciliCom believes to be representative of interest. For the period January 1, 1995 through June 30, 1995 (Predecessor), the periods ended September 30, 1995, 1996, 1997 and 1998 and the nine months ended June 30, 1998 and 1999, earnings were insufficient to cover fixed charges by $1.3 million, $1.7 million, $9.7 million, $14.0 million, $57.9 million, $39.0 million and $58.6 million, respectively.

(4) Comprises amounts deposited in 1998 which are required to be used to fund interest payments on the FaciliCom notes.

UNAUDITED SELECTED PRO FORMA FINANCIAL INFORMATION

     The unaudited selected pro forma balance sheet data of World Access as of June 30, 1999 set forth below give effect to the FaciliCom merger and certain related transactions as if consummated on such date. The unaudited selected pro forma statement of operations data of World Access for the year ended December 31, 1998 and the six months ended June 30, 1999 set forth below give effect to the FaciliCom merger, the $75.0 million private placement of World Access common stock and the exchange offer, as well as certain transactions that World Access has completed in 1998 and 1999, as if consummated at the beginning of 1998. The selected pro forma information set forth below is qualified in its entirety by, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements included herein and the historical financial information of World Access, FaciliCom, NACT, Telco and Resurgens, which in the case of FaciliCom, are included in this document and, in the case of World Access, NACT, Telco and Resurgens, are incorporated in this prospectus by reference.

     The selected pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the transactions given retroactive effect therein had been consummated as of the dates indicated, nor is it necessarily indicative of future financial conditions or operating results. See "Unaudited Pro Forma Combined Financial Statements."

                                                                                   SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1998   JUNE 30, 1999
                                                              -----------------   -------------
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
Carrier service revenues....................................      $ 322,353         $ 367,808
Equipment sales.............................................        236,532           122,360
                                                                  ---------         ---------
  Total sales...............................................        558,885           490,168
Cost of carrier services....................................        340,234           350,785
Cost of equipment sold......................................        138,783            68,690
Write-down of inventories...................................          9,292                --
Amortization of acquired technology.........................          4,806             2,400
                                                                  ---------         ---------
  Total cost of sales.......................................        493,115           421,875
                                                                  ---------         ---------
  Gross profit..............................................         65,770            68,293
Engineering and development.................................         22,611             8,773
Selling, general and administrative.........................        120,455            52,205
Amortization of goodwill....................................         40,585            20,473
In-process research and development.........................         20,985                --
Goodwill impairment.........................................          6,200                --
Provision for doubtful accounts.............................         18,939             4,270
Restructuring and other charges.............................         17,240                --
                                                                  ---------         ---------
  Operating loss from continuing operations.................       (181,245)          (17,428)
Foreign exchange loss.......................................           (391)           (1,290)
Interest and other income...................................         14,556             4,268
Interest and other expense..................................        (58,908)          (26,051)
                                                                  ---------         ---------
  Loss from continuing operations before income taxes.......       (225,988)          (40,501)
Income taxes (benefit)......................................        (21,498)            1,781
                                                                  ---------         ---------
  Loss from continuing operations...........................       (204,490)          (42,282)
Preferred stock dividends...................................             --               413
                                                                  ---------         ---------
  Loss from continuing operations available to common
    stockholders............................................      $(204,490)        $ (42,695)
                                                                  =========         =========
Loss from continuing operations per common share(1):
  Basic.....................................................      $   (4.22)        $   (0.85)
  Diluted...................................................      $   (4.22)        $   (0.85)
Weighted average shares outstanding(1):
  Basic.....................................................         48,460            50,102
  Diluted...................................................         48,460            50,102

---------------

(1) Represents basic and diluted earnings per share including shares of World Access common stock issued in connection with the FaciliCom merger and certain other transactions that World Access has completed as if consummated on January 1, 1998, calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128. Due to the pro forma loss from continuing operations for the year ended December 31, 1998 and the six months ended June 30, 1999, potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the weighted average shares outstanding as the inclusion of these potential common stock shares would be anti-dilutive.

                                                                   AT
                                                              JUNE 30, 1999
                                                              -------------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Current Assets
  Cash and equivalents......................................   $  123,442
  Accounts receivable.......................................      195,884
  Marketable securities -- restricted.......................       31,755
  Inventories...............................................       45,216
  Other current assets......................................       60,996
                                                               ----------
          Total Current Assets..............................      457,293
Property and equipment......................................      248,093
Goodwill and other intangibles..............................      874,149
Marketable securities -- restricted.........................       29,525
Other assets................................................       25,348
                                                               ----------
          Total Assets......................................   $1,634,408
                                                               ==========
Current Liabilities
Short-term debt.............................................   $   34,122
Accounts payable............................................      184,816
Other accrued liabilities...................................       84,220
                                                               ----------
          Total Current Liabilities.........................      303,158
Long-term debt..............................................      429,894
Noncurrent liabilities......................................       10,204
                                                               ----------
          Total Liabilities.................................      743,256
                                                               ----------
Stockholders' Equity
  Common and preferred stock................................          517
  Capital in excess of par value............................    1,009,773
  Accumulated deficit.......................................     (119,138)
                                                               ----------
          Total Stockholders' Equity........................      891,152
                                                               ----------
          Total Liabilities and Stockholders' Equity........   $1,634,408
                                                               ==========

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     Set forth below are historical income (loss) per share from continuing operations and book value per common share data of World Access and FaciliCom and the income (loss) per share from continuing operations and book value per common share data of World Access on a pro forma basis to give effect to the FaciliCom merger and certain related transactions and to the acquisition of a majority interest in NACT in February 1998 and subsequent merger with NACT in October 1998 and to the acquisition of Telco and the acquisition of Resurgens (the "Resurgens Acquisition") completed in the fourth quarter of 1998. No common stock dividends were paid by World Access during the periods presented below. The pro forma information assumes the issuances of 5,308,000 shares of World Access common stock to be issued in connection with the private placement of $75.0 million of World Access common stock, 1,062,000 shares of World Access common stock to be issued to the holders of the FaciliCom notes, and the release of 7,500,000 shares of World Access common stock held in escrow in connection with the Resurgens Acquisition which will be released upon consummation of our merger with FaciliCom. It does not assume the conversion of the Series C preferred stock (conversion price of $20.38 per share) due to its anti-dilutive effect. We issued 1,430,000, 2,790,000, 7,042,000 and 3,687,500 shares of World
Access common stock as part of the consummation of the acquisition of a majority interest in NACT, the merger with NACT, Telco acquisition and the Resurgens Acquisition, respectively. Equivalent pro forma information for FaciliCom is not meaningful and therefore not presented because the FaciliCom merger consideration will be in the form of cash and/or World Access common stock and Series C preferred stock. The pro forma per share data is not necessarily indicative of actual results had the FaciliCom merger, the $75.0 million private placement and the exchange of FaciliCom Notes for World Access Notes occurred on such dates or of future expected results.

                                                                                    SIX MONTHS
                                                                  YEAR ENDED           ENDED
                                                              DECEMBER 31, 1998    JUNE 30, 1999
                                                              ------------------   -------------
WORLD ACCESS -- HISTORICAL
Income (loss) per share from continuing operations
  Basic.....................................................       $  (5.19)         $   0.22
  Diluted...................................................          (5.19)             0.22
Book value per common share(1)..............................          10.06              9.85

WORLD ACCESS -- PRO FORMA
Loss per share from continuing operations(2)
  Basic.....................................................       $  (4.22)         $  (0.85)
  Diluted...................................................          (4.22)            (0.85)
Book value per common share(3)..............................          10.41             11.13

                                                                                    NINE MONTHS
                                                                  YEAR ENDED           ENDED
                                                              SEPTEMBER 30, 1998   JUNE 30, 1998
                                                              ------------------   -------------
FACILICOM -- HISTORICAL
Net loss per share(4)
  Basic.....................................................       $(206.41)         $(229.55)
  Diluted...................................................        (206.41)          (229.55)
Book value per share(1).....................................        (170.88)          (467.72)

------------------------------

(1) Calculated by dividing historical stockholders' equity by the number of outstanding common shares. Historical stockholders' equity for World Access at June 30, 1999 does not include the issuance of preferred stock. The outstanding common shares do not include shares issuable upon exercise of stock options, stock warrants, conversion of outstanding convertible securities, or outstanding shares which have been placed in escrow in connection with previous acquisitions.

(2) Pro forma income (loss) per share from continuing operations is presented on a basic and diluted basis computed as pro forma income (loss) from continuing operations divided by the weighted average number of shares outstanding, assuming shares issued in each of the transactions were outstanding since the beginning of each period presented. The outstanding common shares do not include shares issuable upon exercise of stock options, stock warrants, or conversion of outstanding convertible securities.

(3) Calculated by dividing pro forma stockholders' equity by the number of outstanding shares of World Access common stock expected to be outstanding as of the consummation of the FaciliCom merger, and does not include shares issuable upon the exercise of stock options, stock warrants, the conversion of outstanding convertible securities, or outstanding shares which have been placed in escrow in connection with previous acquisitions. Pro forma stockholders' equity at June 30, 1999 does not include the issuance of preferred stock.

(4) The calculation of net loss per share assumes FaciliCom's reorganization occurred on October 1, 1997. See FaciliCom's Consolidated Financial Statements included elsewhere in this prospectus.

                                  RISK FACTORS

     You should consider carefully the following factors, in addition to the other information contained in this prospectus.

RISK FACTORS RELATED TO THE EXCHANGE OFFER AND CONSENT SOLICITATION

IF YOU DO NOT EXCHANGE YOUR FACILICOM NOTES, YOUR RIGHTS UNDER THE FACILICOM INDENTURE WILL BE SUBSTANTIALLY DIMINISHED AND THE MARKET PRICE OF THOSE NOTES MAY DECLINE.

     The holders of a majority in interest of the FaciliCom notes have agreed to tender their FaciliCom notes in the exchange offer. If you do not exchange your FaciliCom notes in the exchange offer, you will continue to hold your FaciliCom notes and be subject to the terms of the FaciliCom indenture under which the FaciliCom notes were issued. However, if the conditions to the exchange offer are met and the exchange is consummated, the FaciliCom indenture will be amended and supplemented by a second supplemental indenture implementing the proposed amendments. The second supplemental indenture will substantially reduce the covenants with which World Access, as successor to FaciliCom after the merger, would otherwise have to comply under the FaciliCom indenture, as more fully described under "The Proposed Amendments." The elimination of those covenants would, among other things, permit us to take actions that could increase our credit risk and thereby adversely affect the market price of FaciliCom notes. Your right to require us to repurchase your FaciliCom notes at 101% of the principal amount upon completion of the merger and the right of holders of FaciliCom notes to approve the merger will be eliminated. We do not currently intend, nor are we required, to purchase any FaciliCom notes not exchanged in the exchange offer.

     In addition, the tender of FaciliCom notes in the exchange offer will reduce the principal amount of FaciliCom notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the FaciliCom notes remaining outstanding after the merger due to a reduction in liquidity.

AS A HOLDING COMPANY, WE MAY BE UNABLE TO MAKE PAYMENTS ON THE EXCHANGE NOTES IF OUR SUBSIDIARIES ARE UNABLE TO DISTRIBUTE MONEY TO US

     We are a holding company with few direct operations and few assets of significance other than the stock of our subsidiaries. As a holding company, we will be dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of principal and interest on the exchange notes. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the exchange notes. Generally, creditors of a subsidiary will have a superior claim to the assets and earnings of such subsidiary than the claims of creditors of the parent company, except to the extent the claims of the parent's creditors are guaranteed by the subsidiary. Our subsidiaries have not guaranteed the payment of the exchange notes. The exchange notes therefore will be effectively subordinated to the claims of the creditors of our subsidiaries, including trade creditors and holders of indebtedness of our subsidiaries. After giving effect to our merger with FaciliCom, our consolidated subsidiaries will have aggregate liabilities of approximately $428.3 million, which includes $164.0 million of indebtedness.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES WILL BE JUNIOR TO OUR CREDIT FACILITY AND OUR EXISTING AND FUTURE SECURED INDEBTEDNESS

     The exchange notes are unsecured and, therefore, will be subordinated to all of our existing and future secured indebtedness, including indebtedness under our credit facility, to the extent of the value of the assets securing the indebtedness. As of November 2, 1999, we had no outstanding indebtedness under our credit facility. Consequently, in the event of bankruptcy, liquidation, dissolution, reorganization or a similar proceeding, our assets will be available to satisfy obligations of secured debt before any payment may be made on the exchange notes. Accordingly, there might be a limited amount of assets or no assets available to satisfy your claims as a holder of the exchange notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE EXCHANGE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY OUR INDENTURE GOVERNING THE EXCHANGE NOTES

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes. However, it is possible that we will not have sufficient funds at the time of the change of control to repurchase the notes or the restrictions in our credit facility will not allow such repurchases.

BECAUSE OF THE LACK OF A PUBLIC MARKET FOR THE NOTES, YOU MAY BE UNABLE TO RESELL YOUR EXCHANGE NOTES

     Although the exchange notes will be eligible for trading in the PORTAL market, they will not be listed on any securities exchange or automated quotations system. We cannot assure you that an active trading market for the exchange notes will develop.

     In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by the changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you may be unable to resell your exchange notes.

YOU MAY BE SUBJECT TO FEDERAL INCOME TAXATION AS A RESULT OF TENDERING YOUR FACILICOM NOTES

     We believe that FaciliCom noteholders will recognize gain on the exchange offer only to the extent of the cash payment. However, due to the inherently factual nature of these issues, our tax counsel is unable to render any tax opinion to us with respect to the federal income tax consequences to you of the exchange offer and consent solicitation. If either (1) the FaciliCom notes or the exchange notes are determined by the IRS not to be "securities" for purposes of the Internal Revenue Code of 1986, as amended, or (2) the exchange does not qualify as an "exchange" for purposes of the Code, and if you tender your FaciliCom notes, you would recognize gain or loss under the Code equal to the difference between the fair market value of the exchange consideration you receive from us and your tax basis in the FaciliCom notes you tendered (as more fully described in "Federal Income Tax Considerations").

     In addition, even if your receipt of exchange notes is not a taxable event for you, the IRS may take the position that your receipt of the exchange shares may be, in addition to the cash payment, a taxable event for you. Under these circumstances, your receipt of the exchange shares and the cash payment may not be eligible to be taxed as capital gain, which typically is subject to taxation at reduced rates, and may instead be taxed as ordinary income, which may be subject to taxation at higher rates. The tax treatment of your receipt of the exchange shares and the cash payment is more fully described in "Federal Income Tax Considerations."

RISK FACTORS RELATED TO THE FACILICOM MERGER

WE MAY NOT BE ABLE TO MEET OUR OBLIGATIONS ON OUTSTANDING INDEBTEDNESS BECAUSE OF OUR INCREASED FINANCIAL LEVERAGE, AND WE WILL BE SUBJECT TO SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS

     Immediately subsequent to the consummation of the merger, we will have a higher degree of financial leverage than we had prior to the merger. At June 30, 1999, we had $140.7 million of long-term debt and a total debt to equity ratio of 62.8%, and FaciliCom had $304.2 million of long-term debt and negative stockholders' equity. Based on our pro forma balance sheet at June 30, 1999, as a result of the consummation of the merger, the exchange offer and certain other transactions, we would have long-term debt of $429.9 million and a total debt to equity ratio of 83.4%.

     The indenture governing the exchange notes and FaciliCom's revolving credit facility will limit our ability to incur additional indebtedness and contain other significant operating and financial restrictions, such as limits on our ability to create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. In addition, our $75.0 million revolving line of credit contains provisions that will also limit our operations. For example, we will need to obtain the lender's consent and sometimes prepay a portion of the outstanding debt under this credit facility before we can issue securities, enter into acquisitions for cash or securities, dispose of assets or incur additional debt. Under this credit facility, we must also maintain certain operating ratios and achieve specified financial thresholds.

     We cannot assure you that we will be able to meet the obligations on our outstanding indebtedness. Giving effect to the FaciliCom merger and related transactions and the exchange in full of the FaciliCom notes for the exchange notes, we anticipate that our 1999 pro forma debt service payments will be approximately $61.0 million. If we are unable to generate sufficient cash flow or to otherwise obtain funds necessary to meet our obligations, or if we do not comply with the various covenants under our indebtedness, we will be in default under the terms of that debt. If we default, the holders of our indebtedness can accelerate the maturity of the indebtedness that is owed to them, which could cause defaults under our other indebtedness.

WE WILL NEED INCREASED CASH FLOW TO FUND CAPITAL EXPENDITURES

     If our available cash flow substantially decreases as a result of lower telecommunications prices or otherwise, we may have limited ability to continue to make capital expenditures for the acquisition and development of our international telecommunications network. Historically, we and FaciliCom have financed these expenditures primarily with cash flow from operations and proceeds from debt and equity financings, asset sales and sales of partial interests in foreign concessions. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, we may not be able to obtain additional debt or equity financing or other sources of capital to meet these requirements. If we are not able to fund our capital expenditures, we may be forced to reduce or forfeit our interests in some of our properties.

OUR INABILITY TO ACHIEVE ANTICIPATED BENEFITS FROM INTEGRATION OF OPERATIONS COULD RESULT IN SUBSTANTIAL COSTS AND MAY DAMAGE OUR RELATIONSHIPS WITH OUR KEY CUSTOMERS AND EMPLOYEES

     The merger is expected to create a more competitive company. However, we cannot assure you that we will be able to integrate our operations without encountering difficulties or experiencing the loss of key employees or that we will realize the cost savings and synergies expected from integration. The merger requires the integration in a timely manner of two companies that previously operated independently. The workforce will have to be combined and offices consolidated. Some employees may be required to relocate as part of this process. Our ability to consolidate our purchasing and obtain more favorable prices from suppliers may be limited by changes in the purchasing power or practices of our competitors and other market dynamics. In addition, the consolidation of our operations will require substantial attention from management. The diversion of management's attention and any difficulties we encounter in the transition and integration process could have a material adverse effect on our revenues, levels of expenses and operating results and damage our relationship with key customers and employees.

WE MAY NOT BE ABLE TO ACHIEVE PROFITABILITY

     We believe that efficiencies will be achieved by combining our operations following the merger. After the merger, we anticipate that our cost of transmission will decrease as we will be able to transmit a portion of our long distance traffic on FaciliCom's existing transmission networks. In addition, following consummation of the merger, we plan to integrate the existing World Access and FaciliCom networks, which should result in a reduction in our cost of providing telecommunication services. We also expect to reduce our operator service expenses, eliminate duplicative network switching centers and reduce our selling, general and administrative expenses. Notwithstanding these anticipated benefits, we cannot assure you that the anticipated changes in our operations will result in the profitability of our operations in the future.

WE WILL INCUR SIGNIFICANT MERGER-RELATED CHARGES

     We estimate that, as a result of the merger, we will incur significant consolidation and integration expenses. In addition, we expect that we will incur merger-related expenses of approximately $12.5 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges, including fees and expenses associated with the exchange of notes described in this prospectus. The foregoing amounts are preliminary and the actual amounts may be higher or lower. Moreover, we may incur additional unanticipated expenses in connection with the integration of our and FaciliCom's businesses.

VOTING INTERESTS OF OUR STOCKHOLDERS WILL BE SUBSTANTIALLY DILUTED

     Following the consummation of the FaciliCom merger, including the issuance of $75.0 million of World Access common stock in a private placement, the issuance of Series C Preferred Stock, the issuance of common stock in the exchange offer, the release of escrowed shares and the grant of World Access stock options to purchase approximately 520,000 shares of World Access common stock, the current World Access stockholders will own shares representing approximately 67.9% of our total voting power and will own 60.6% of our total outstanding shares on a fully diluted basis. The consummation of the merger and related transactions will result in a substantial dilution of the voting and equity interests of current World Access stockholders.

HOLDERS OF SERIES C PREFERRED STOCK MAY BE ABLE TO MATERIALLY INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES

     Following the consummation of the merger, including the issuance of $75.0 million of World Access common stock in a private placement, the issuance of common stock in the exchange offer and the release of escrowed shares, the holders of the Series C preferred stock will collectively own shares representing approximately 24.1% of the voting power of World Access voting stock. In addition, the holders of the Series C preferred stock, voting as a separate series, will be entitled to elect up to four members of our board of directors, subject to maintaining specified levels of stock ownership, and will have approval rights, voting as a separate series, with respect to certain reorganizations, consolidations or mergers. This concentration of voting power may enable such holders to materially influence the outcome of matters submitted to a vote of these stockholders and may have the effect of delaying, deferring or preventing a change of control pursuant to a transaction which might otherwise be beneficial to our stockholders.

RISK FACTORS RELATED TO OUR BUSINESS AND OPERATIONS

FUTURE ACQUISITIONS MAY SIGNIFICANTLY DECREASE OUR STOCKHOLDERS' PERCENTAGE OWNERSHIP, REDUCE OUR PROFITABILITY AND HINDER OUR ABILITY TO RAISE CAPITAL

     We may issue securities in future acquisitions that could significantly reduce our stockholders' equity ownership and reduce our earnings on a per share basis. We also may incur additional debt and amortization expense related to goodwill and other intangible assets acquired in future acquisitions. This additional debt and amortization expense may reduce significantly our profitability and hinder our ability to raise capital in the future.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY OPERATE OUR BUSINESS

     We will be highly dependent on the services of several key executive officers and technical employees, particularly John D. Phillips, our Chairman of the Board, President and Chief Executive Officer, and Walter J. Burmeister, FaciliCom's President and Chief Executive Officer. In addition, we will need to hire additional skilled personnel to support the continued growth of our business. Neither we nor FaciliCom maintains "key person" insurance, and none of FaciliCom's current executive officers are bound by an employment agreement. The market for skilled personnel, especially those with the technical abilities we and FaciliCom require, is currently very competitive, and we will have to compete with much larger companies with significantly greater resources to attract and retain these persons. If we are unable to retain the services of Mr. Phillips, Mr. Burmeister and other key management and technical personnel, or to attract qualified personnel in the future, we may not be able to successfully operate our business.

OUR SUBSTANTIAL INDEBTEDNESS COULD SEVERELY RESTRICT OUR OPERATIONAL FLEXIBILITY

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - increase our vulnerability to general adverse economic conditions;

     - limit our ability to pursue our acquisition business strategy;

     - limit our ability to obtain necessary financing or bonding, and to fund future working capital, capital expenditures and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the telecommunications industry;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants related to our indebtedness, our ability to borrow additional funds.

OUR SIGNIFICANT RELIANCE ON INTERNATIONAL SALES COULD RESULT IN LOST REVENUE AND INCREASED COSTS BECAUSE OF INTERNATIONAL REGULATORY CHANGES, POLITICAL AND ECONOMIC INSTABILITY AND DIFFICULTY IN COLLECTION EFFORTS

     On a pro forma basis giving effect to the FaciliCom merger and certain other transactions, international sales would have represented approximately 22.4% of our total revenues for the six months ended June 30, 1999 and 15.9% of our total revenues in the year ended December 31, 1998. We intend to increase our international sales, which are subject to inherent risks, including:

     - unexpected changes in legal or regulatory requirements, tariffs, exchange rates, or other barriers;

     - difficulties in staffing and managing international operations;

     - longer payment cycles;

     - unstable political and economic environments;

     - greater difficulty in accounts receivable collection;

     - potentially adverse tax consequences; and

     - dependence on foreign partners.

WE MAY NOT BE ABLE TO LEASE TRANSMISSION FACILITIES AT HISTORICAL RATES

     Our future profitability will be based in part on our ability to transmit long distance telephone calls over transmission facilities, also referred to in the industry as network facilities, leased from others on a cost-effective basis. As a result of the merger, we will be able to utilize both our network facilities and FaciliCom's network facilities. However, a substantial portion of transmission capacity used by World Access and FaciliCom is obtained on a variable, per minute and short-term basis, subjecting us to the possibility of unanticipated price increases and service cancellations. Since we will not generally have long-term arrangements for the purchase or resale of international long distance services, and since rates fluctuate significantly over short periods of time, our gross margins are subject to significant fluctuations over short periods of time. Our gross margins also may be negatively impacted in the longer term by competitive pricing pressures.

TERMINATION OF OUR CARRIER SERVICE AGREEMENT WITH WORLDCOM NETWORK SERVICES COULD MATERIALLY ADVERSELY AFFECT OUR REVENUES

     We anticipate that the carrier service agreement with WorldCom Network Services pursuant to which WorldCom Network Services purchases international long distance services on a wholesale basis will continue in effect for us after the merger. WorldCom Network Services presently provides a significant portion of our service revenues. Termination of the carrier service agreement, or any reduction in services provided thereunder, could materially decrease our revenues. WorldCom Network Services is obligated to purchase from us at least $25.0 million a month of such services, provided the services are of acceptable quality and the rates quoted are at least equal to the rates WorldCom Network Services is obtaining from other third party providers. The carrier service agreement is for a one-year term but automatically renews each month, subject to a one-year termination notice. On a pro forma basis after giving effect to the merger and certain other transactions, revenues attributable to the carrier service agreement for the first six months of 1999 would have comprised approximately 28.2% of our total revenues for this period.

TECHNICAL DIFFICULTIES WITH OR FAILURES IN OUR NETWORK COULD RESULT IN DISSATISFIED CUSTOMERS AND LOSS OF REVENUE

     Technical difficulties with or failures in our telecommunications network could result in dissatisfied customers and lost revenue. For example, a failure in a portion of our network could prevent us from delivering telephone calls initiated by our customers. Additionally, technical difficulties with the network could cause the loss of call detail record information, which is the basis for our ability to process and substantiate customer billings. Components of World Access' telecommunications group's network have failed in the past, which have had a material adverse effect on the telecommunications group's operating results. We cannot assure you that similar or other failures will not occur in the future.

REGULATION OF CUSTOMERS MAY MATERIALLY ADVERSELY AFFECT OUR REVENUES BY DECREASING THE VOLUME OF TRAFFIC WE RECEIVE FROM MAJOR CUSTOMERS

     Our customers will also be subject to actions taken by domestic or foreign regulatory authorities that may affect the ability of customers to deliver traffic to us. Regulatory sanctions have been imposed on some of our and FaciliCom's customers in the past. Future regulatory actions could materially adversely affect the volume of traffic received from a major customer, which could materially decrease our revenues.

EXISTING AND FUTURE GOVERNMENTAL REGULATION IN THE U.S. AND IN THE OTHER COUNTRIES IN WHICH WE OPERATE OR IN WHICH WE MAY OPERATE COULD INCREASE OUR COSTS OR RESTRICT OUR OPERATIONS IN A MANNER THAT COULD REDUCE OUR PROFITABILITY

     National and local laws and regulations governing telecommunications services differ significantly among the countries in which we currently operate and in which we may operate. In the United States, our business is subject to the Communications Act of 1934 and the rules issued under the Communications Act by the Federal Communications Commission, including regulations which limit the conditions under which a carrier may connect international private lines to the telephone network and which limit the arrangements U.S. international carriers may enter into with foreign carriers for exchanging telecommunications traffic. To the extent we provide intrastate services, our business is also subject to the applicable laws and regulations of the individual states. We are also subject to the laws and regulations of the various foreign countries in which we operate. The interpretation and enforcement of these laws and regulations varies and could limit our ability to provide communications services in some of the markets in which we operate, or make it more costly for us to conduct our operations. In addition, future regulatory, judicial and legislative changes may have a material adverse effect on us. While each of World Access and FaciliCom believes it is in substantial compliance with all applicable U.S. and foreign laws and regulations, U.S. or foreign regulators or third parties, including our competitors, may allege that we have failed to comply with applicable laws and regulations. If we fail to comply with national, local or foreign regulations, whether existing or future, we could become subject to fines, penalties, the forfeiture of our authorizations, the termination of our arrangements with foreign carriers, or other adverse actions. These penalties could substantially increase our costs or prevent us from providing our services.

     Governments of many countries exercise substantial influence over various aspects of the telecommunications market. In some cases, the government owns or controls companies that are or may become our competitors or companies, such as national telephone companies, upon which we and our foreign partners may depend for required interconnections to local telephone networks and other services. Accordingly, government actions in the future could have a material adverse effect on our operations. In highly regulated countries in which we are not dealing directly with the dominant local exchange carrier, the dominant carrier may have the ability to route service to us or our foreign partner and, if this occurs, we may have limited or no recourse. In countries where competition is not yet fully established and we are dealing with an alternative operator, foreign laws may prohibit or impede new operators from offering services in these markets.

     We currently plan to expand our foreign operations as these markets increasingly permit competition. The nature, extent and timing of our foreign operations, however, will be determined, in part, by the actions taken by foreign governments to permit competition and the response of incumbent carriers to these efforts. The regulatory authorities in these countries may not provide us with practical opportunities to compete in the near future, or at all, and we may not be able to take advantage of any such liberalization in a timely manner.

RECENT FCC ACTIONS MAY ADVERSELY AFFECT US BY INCREASING COMPETITION, WHICH MAY INCREASE PRICING PRESSURES AND DECREASE DEMAND FOR OUR SERVICES

     Recent FCC rulemaking orders and other actions have lowered the entry barriers for new carriers and resale international carriers by streamlining the processing of new applications and by eliminating the international settlements policy for arrangements with foreign carriers that lack market power and on other selected routes. In addition, the FCC's rules implementing the World Trade Organization Basic Telecommunications Agreement presume that competition will be advanced by the U.S. entry of carriers and resale carriers from World Trade Organization member countries, thus further increasing the number of potential competitors in the U.S. market and the number of carriers which may also offer end-to-end services.

     In addition, the Telecommunications Act of 1996 permits the FCC to forbear enforcement of the tariff provisions in that act, which apply to all interstate and international carriers, and the U.S. Court of Appeals for the District of Columbia Circuit is currently reviewing an FCC order directing all domestic interstate carriers to de-tariff their offerings. The FCC's order, which is stayed pending the court's review, only applies to our domestic services. However, subject to the court's decision, the FCC may also forbear from enforcing its current tariff rules for U.S. international carriers, or order these carriers to de-tariff their services. In that event, we would have greater flexibility in pricing our international service offerings and to compete, although any such FCC action likely would grant other non-dominant international carriers equivalent freedom. The FCC also routinely reviews the contribution rate for various levels of regulatory fees, including the rate for fees levied to support universal service, which fees may be increased in the future for various reasons, including the need to support the universal service programs mandated by The Telecommunications Act of 1996, the total costs for which are still under review by the FCC. We expect that competition will continue to intensify as a result of the new competitive opportunities created by the Telecommunications Act of 1996 and the implementation of the World Trade Organization agreement. Such increased competition may increase pricing pressures, reduce our margins and decrease demand for our services.

     Our World Access Telecommunications Group also competes with MCI WorldCom, Pacific Gateway Exchange, Inc. and other foreign and U.S.-based long distance providers, including the regional Bells, which presently have FCC authority to resell and route international telecommunications services originating outside of their respective in-region states. Many of the long distance providers and telecommunications equipment manufacturers with whom we and FaciliCom compete have significantly more extensive engineering, manufacturing, marketing, financial and technical resources than World Access and FaciliCom. We are uncertain whether we can continue to compete successfully with our competitors.

FCC INTERVENTION REGARDING THE SETTLEMENT RATES CHARGED BY FOREIGN CARRIERS MAY DISRUPT OUR TRANSMISSION ARRANGEMENTS TO CERTAIN COUNTRIES

     The FCC recently has sought to reduce the foreign routing costs of U.S. international carriers by prescribing maximum or benchmark settlement rates which foreign carriers may charge U.S. carriers for routing telecommunications traffic. The FCC's benchmarks order was recently upheld by the U.S. Court of Appeals for the District of Columbia Circuit. The FCC's action may reduce our settlement costs, although the costs of other U.S. international carriers also may be reduced in a similar fashion. The FCC has not stated how it will enforce the new settlement benchmarks if U.S. carriers are unsuccessful in negotiating settlement rates at or below the prescribed benchmarks. Any future FCC intervention could disrupt our transmission arrangements to certain countries or require us to modify our existing arrangements.

DELAYS AND INCONSISTENCIES IN IMPLEMENTATION OF THE WORLD TRADE ORGANIZATION AGREEMENT AND OTHER COMPETITIVE DIRECTIVES MAY ADVERSELY AFFECT OUR BUSINESS IN SOME FOREIGN COUNTRIES

     Under the World Trade Organization agreement, the U.S. and 68 other countries agreed to open their telecommunications markets to competition and foreign ownership effective February 5, 1998. These World Trade Organization member countries, which have increased to 72, represent approximately 90% of worldwide telecommunications traffic. Although the World Trade Organization agreement has been implemented, to some degree, by most of the 72 signatory countries, some signatory countries have not yet fully implemented their World Trade Organization commitments. Our ability to expand our operations internationally will be limited if any signatory country to the World Trade Organization agreement fails to implement its obligations on a timely basis. These factors and other obstacles which could develop in connection with the deregulation of telecommunications services could have a material adverse effect on our operations by slowing down our rate of expansion.

     The national governments of the European Union member states in which we currently operate, and in which we may operate in the future, were required to pass legislation to liberalize the telecommunications markets within their countries to implement European Commission directives. Most of the member states have now implemented the required legislation. In certain cases this has been done on an inconsistent, and sometimes unclear, basis. In addition, the legislation and/or its implementation have, in certain circumstances, imposed significant obstacles on the ability of carriers to proceed with the licensing process. These barriers include requirements that carriers:

     - post significant bonds or make significant capital commitments to build infrastructure;

     - complete extensive application documentation; and

     - pay substantial license fees.

     Implementation has also been slow in certain member states as a result of their failure to dedicate the resources necessary to have a functioning regulatory body in place. These factors and other obstacles which could develop in connection with deregulation of telecommunications services could have a material adverse effect on our operations by slowing down the rate of our expansion.

AS WE EXPAND OUR FOCUS ON RETAIL CUSTOMERS AND EMERGING CARRIERS, OUR LEVEL OF UNCOLLECTIBLE DEBT MAY INCREASE

     As a wholesale provider of international long distance services, we will depend upon traffic from other long distance providers, and upon the collection of receivables from these customers. If we experience difficulties in the collection of our accounts receivable from our major customers, our cash flow may be substantially reduced. In addition, we may expend considerable resources to collect receivables from customers who fail to make timely payments.

     In the experience of World Access and FaciliCom, a higher percentage of the revenues generated by retail customers and from emerging carriers is uncollectible. Therefore, if the percentage of our revenues derived from retail operations and from sales to emerging carriers increases, our level of uncollectible debt is likely to increase.

WE MAY SUSTAIN MATERIAL LIABILITY AS A RESULT OF STOCKHOLDER SUITS AGAINST US

     Following our announcement in January 1999 regarding earnings expectations for the quarter and year ended December 31, 1998 and the subsequent decline in the price of World Access common stock, a number of stockholders filed class action complaints against us. The plaintiffs alleged violations of the federal securities laws and have requested an unspecified amount of damages in their complaints. We may have to pay substantial damages if the plaintiffs are successful in their actions.

WE MAY LOSE MARKET SHARE AND FACE PRICING PRESSURES IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY WITH OTHER TELECOMMUNICATIONS FIRMS

     The segments of the telecommunications industry in which we operate are intensely competitive. We believe that competition will continue to increase, placing downward pressure on prices, thus adversely affecting our gross margins. Many of the long distance providers and telecommunications equipment manufacturers with whom we compete have significantly more extensive engineering, manufacturing, marketing, financial and technical resources than we. We are uncertain whether we can continue to compete successfully with our competitors.

     Additionally, the telecommunications industry is in a period of rapid technological evolution, marked by the introduction of competitive product and service offerings, such as the utilization of the Internet for international voice and data communications. Technological developments by our competitors may challenge our competitive position or increase the amount of expenditures that will be required for us to respond to a rapidly changing technological environment.

IF WE ARE UNABLE TO PROTECT AND MAINTAIN THE COMPETITIVE ADVANTAGE OF OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY INCUR SIGNIFICANT LICENSING COSTS OR BE PRECLUDED FROM MANUFACTURING OR SELLING OUR PRODUCTS

     We rely on contractual rights, trade secrets, trademarks and copyrights to establish and protect our proprietary rights in our products. In the future, we may be required to bring or defend against litigation to enforce any patents issued or assigned to us, to protect trademarks, trade secrets and other intellectual property rights we own, to defend against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Regardless of the ultimate outcome, any litigation could be costly and could divert management's attention from the operations of our business. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR SUBSTANTIAL COSTS IF A THIRD PARTY CLAIMS THAT ANY OF OUR PRODUCTS INFRINGE UPON ITS PATENTS

     Software comprises a substantial portion of the technology in our products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty that may increase our risk of litigation and costs if we discover the existence of third party patents related to our software products or if such patent rights are asserted against us in the future.

     Although we presently hold several patents for certain of our existing products and have several patent applications pending, not all of our products are covered by patents. We have not conducted a formal patent search relating generally to the technology used in our products. In addition, since a patent application in the United States is not publicly disclosed until the patent is issued and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed which, if issued as patents, would relate to our products.

WE MAY FACE LIABILITY UNDER THE FOREIGN CORRUPT PRACTICES ACT

     Our international operations are subject to the Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. We may face liability under the Foreign Corrupt Practices Act as a result of past or future actions taken without our knowledge by agents, strategic partners and other intermediaries.

THE LOSS OF, OR A MATERIAL REDUCTION IN ORDERS BY, ONE OR MORE OF OUR EQUIPMENT GROUP'S KEY CUSTOMERS COULD MATERIALLY DECREASE OUR REVENUES

     A small number of customers historically has accounted for a significant percentage of our equipment group's total sales. For the six months ended June 30, 1999, one customer accounted for 10.1% of our equipment group's total sales and our top ten customers accounted for 51.8% of total sales. For the year ended December 31, 1998, no customer individually accounted for more than 10.0% of our equipment group's total sales and our top ten customers accounted for 30.1% of our equipment group's total sales. Our customers typically are not obligated contractually to purchase any quantity of products or services in any particular period. The loss of, or a material reduction in orders by, one or more key customers could materially decrease our revenues.

RAPID TECHNOLOGICAL DEVELOPMENT AND NEW PRODUCTS INTRODUCED BY OUR COMPETITORS COULD MAKE OUR PRODUCTS OBSOLETE

     Our failure to introduce new products and services and to respond to industry changes on a timely and cost effective basis could make our products obsolete and could impair our ability to meet the demands of our customers. The introduction and marketing of new or enhanced products and services require us to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that we will successfully manage the transition to new or enhanced products or services. Further, there can be no assurance that products, services or technologies developed by others will not render our products, services or technologies obsolete.

     From time to time, we or our competitors may announce new products, services, capabilities or technologies that have the potential to replace or shorten the life cycle of our existing product and service offerings. There can be no assurance that announcements of product enhancements or new product or service offerings will not cause customers to defer purchasing our existing products or cause resellers to return products. Any such deferrals, cancellations or returns could materially decrease our revenues.

OUR NEW PRODUCTS MAY CONTAIN UNDETECTED ERRORS RESULTING IN THE LOSS OR DELAY OF MARKET ACCEPTANCE OF OUR PRODUCTS

     Products as complex as ours may contain undetected errors or failures when first introduced or as new versions are released. Such errors have occurred in our products in the past. The occurrence of these errors could result in the following:

          - the loss or delay in market acceptance of our products;

          - the diversion of development resources;

          - damage to our reputation; or

          - increased service or warranty costs.

OUR RELIANCE ON THIRD PARTY SUPPLIERS FOR CERTAIN PRODUCTS AND KEY COMPONENTS COULD HINDER OUR ABILITY TO SATISFY CUSTOMER DEMANDS OR OUR GROWTH OBJECTIVES

     Failure to obtain products and key components from third party suppliers on a timely and cost effective basis could have a material adverse effect on our business, financial condition and results of operations. We purchase substantially all of our components and other parts from suppliers on a purchase order basis and do not maintain long-term supply arrangements. We obtain several components, primarily custom hybrid integrated circuits, from a single source. Accordingly, there can be no assurance that we will be able to continue to obtain sufficient quantities of products or key components as required or that these products or key components, if obtained, will be available to us on commercially favorable terms.

DELAYS AND COSTS INCURRED IN ACHIEVING COMPLIANCE WITH GOVERNMENT REGULATIONS AND EVOLVING INDUSTRY STANDARDS COULD ADVERSELY AFFECT OUR REVENUES

     Any products' failure to comply with the various existing and evolving regulations and industry standards or the delays and costs incurred in achieving compliance with these regulations and standards could materially decrease our revenues, increase our costs and reduce our profitability. Our products must meet a significant number of voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, these products and services must comply with various regulations promulgated by the FCC, as well as with standards established by Bell Communications Research. Internationally, our products and services must comply with standards established by telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union.

WE MAY LOSE REVENUE OR INCUR ADDITIONAL COSTS BECAUSE OF A FAILURE TO ADEQUATELY ADDRESS THE YEAR 2000 ISSUE

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000.

     We are in the final phase of completing our Year 2000 Readiness Plan which is the remediation phase. Until we have completed our verification testing of our remediation efforts, we cannot be certain that our efforts to address Year 2000 issues are appropriate, adequate or complete. In addition, we may be adversely affected by Year 2000 problems experienced by suppliers or customers. Although we are conducting an external review of third parties with whom we do business, we are limited in our ability to determine the ability of these parties to address Year 2000 issues.

     As a result, we may suffer various consequences, including:

     - a significant number of operational inconveniences and inefficiencies for us, our customers and our suppliers that may divert our time and attention and financial and human resources from our ordinary business activities;

     - serious system failures (or serious system failures by companies on which we rely) that may require significant efforts by us, our customers and our suppliers to prevent or alleviate material business disruptions; and

     - a significant loss of revenues or a significant amount of unanticipated expenses.

RISK FACTORS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND COULD CONTINUE TO FLUCTUATE SUBSTANTIALLY

     Our common stock is traded on Nasdaq. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

     - announcements of new products or technological innovations by us or others;

     - variations in our results of operations;

     - the gain or loss of significant customers;

     - the timing of acquisitions of businesses or technology licenses;

     - legislative or regulatory changes;

     - general trends in the industry;

     - market conditions; and

     - analysts' estimates and other events in our industry.

SIGNIFICANT VARIANCE IN OUR QUARTERLY OPERATING RESULTS MAY CONTINUE TO ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     In future quarters, our results of operations may fail to meet the expectations of market analysts and investors, which may adversely affect the price of our common stock. Our quarterly operating results have varied significantly in the past and are expected to do so in the future.

     In response to competitive pressures or new product and service introductions, we may take certain pricing or marketing actions that could materially adversely affect our quarterly operating results. We base our expense levels, in part, on our expectations of future sales. If future sales levels are below expectations, then we may be unable to adjust spending sufficiently in a timely manner to compensate for the unexpected sales shortfall.

     Accordingly, we believe that you should not rely upon period-to-period comparisons of our operating results as an indication of our future performance. In addition, the operating results of any quarterly period are not indicative of results that you should expect for a full fiscal year. Historically, we have generated a disproportionate amount of our operating revenues toward the end of each quarter, making precise prediction of revenues and earnings particularly difficult and resulting in risk of variance of actual results from those forecast at any time.

SALE OF SHARES BY FACILICOM STOCKHOLDERS COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

     The Series C preferred stock is freely convertible into our common stock at any time and the holders of our common stock issuable upon conversion of the Series C preferred stock are not contractually prohibited from selling all or any portion of that stock at any time. In addition, the FaciliCom stockholders have demand and piggyback registration rights which would permit a public resale of that stock. If we are unable to pay all or any portion of the $56.0 million of the merger consideration in cash, we will be required to issue to the stockholders and certain optionholders of FaciliCom at the closing of the merger and thereafter the number of shares of our common stock that will result upon resale in net proceeds of $56.0 million. The FaciliCom stockholders may resell a substantial portion of their stockholdings after the consummation of the merger resulting in an adverse effect on the trading price of our common stock.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD MAKE IT LESS LIKELY THAT OUR STOCKHOLDERS RECEIVE A PREMIUM FOR THEIR SHARES IN AN UNSOLICITED TAKEOVER ATTEMPT

     Certain provisions of our restated certificate of incorporation and our restated bylaws could discourage unsolicited acquisition proposals or delay or prevent a change in control resulting in our stockholders receiving a lower premium for their shares in any such attempt or in our market price per share and the voting and other rights of our stockholders being adversely affected. Currently, those provisions include a classified Board of Directors, a prohibition on written consents in lieu of meetings of the stockholders and the authorization to issue up to 150,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, with the Board having the authority to designate the rights, preferences and limitations of the preferred stock.

                              RECENT DEVELOPMENTS

WORLD ACCESS THIRD QUARTER RESULTS

     On October 28, 1999, we announced the financial results of our third quarter of 1999. The unaudited financial information of World Access presented below, in the opinion of World Access management, includes all the significant normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented (in thousands, except per share data).

                                                              THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                 SEPTEMBER 30,         SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                1999       1998       1999       1998
                                                              --------    -------   --------   --------
                                                                             (UNAUDITED)
STATEMENT OF CONTINUING OPERATIONS DATA:
Carrier service revenues....................................  $130,470    $   629   $329,361   $  1,892
Equipment sales.............................................    72,569     35,619    194,929     92,303
                                                              --------    -------   --------   --------
         Total Sales........................................   203,039     36,248    524,290     94,195
Cost of carrier services....................................   112,508        590    287,777      1,631
Cost of services network....................................     4,006         38     13,969        114
Cost of equipment sold......................................    42,234     18,395    110,924     47,748
Amortization of acquired technology.........................     1,200         --      3,600         --
                                                              --------    -------   --------   --------
         Total Cost of Sales................................   159,948     19,023    416,270     49,493
                                                              --------    -------   --------   --------
         Gross Profit.......................................    43,091     17,225    108,020     44,702
Research and development....................................     4,509      1,778     13,282      4,256
Selling, general and administrative.........................    15,596      4,938     43,105     11,493
Amortization of goodwill....................................     3,346        927      9,715      2,402
Provision for doubtful accounts.............................     1,410        166      2,840        410
In-process research and development.........................        --         --         --     35,400
Restructuring and other charges.............................        --         --         --        590
                                                              --------    -------   --------   --------
         Operating Income (Loss)............................    18,230      9,416     39,078     (9,849)
Gain on sale of securities..................................     8,704         --      8,704         --
Interest and other income...................................     1,123        857      2,629      2,827
Interest expense............................................    (2,790)    (1,641)    (7,394)    (4,599)
                                                              --------    -------   --------   --------
         Income (Loss) From Continuing Operations Before
           Income Taxes and Minority Interests..............    25,267      8,632     43,017    (11,621)
Income taxes................................................    11,013      3,473     20,370      9,379
                                                              --------    -------   --------   --------
         Income (Loss) From Continuing Operations Before
           Minority Interests...............................    14,254      5,159     22,647    (21,000)
Minority interests in earnings of subsidiary................        --      1,090         --      2,623
                                                              --------    -------   --------   --------
         Income (Loss) From Continuing Operations(1)........    14,254      4,069     22,647    (23,623)
Net income (loss) from discontinued operations..............       (49)     2,962       (702)     2,922
Write-down of discontinued operations to net realizable
  value.....................................................        --         --    (13,662)        --
                                                              --------    -------   --------   --------
         Net Income (Loss)..................................    14,205      7,031      8,283    (20,701)
Preferred stock dividends...................................       784         --      1,197         --
                                                              --------    -------   --------   --------
         Net Income (Loss) Available to Common
           Stockholders.....................................  $ 13,421    $ 7,031   $  7,086   $(20,701)
                                                              ========    =======   ========   ========
Income (Loss) Per Common Share:
  Basic:
    Continuing Operations...................................  $   0.37    $  0.19   $   0.59   $  (1.16)
    Discontinued Operations.................................        --       0.14      (0.39)      0.14
                                                              --------    -------   --------   --------
    Net Income (Loss).......................................  $   0.37    $  0.33   $   0.20   $  (1.02)
                                                              ========    =======   ========   ========
  Diluted:
    Continuing Operations(1)................................  $   0.33    $  0.19   $   0.56   $  (1.16)
    Discontinued Operations.................................        --       0.13      (0.35)      0.14
                                                              --------    -------   --------   --------
    Net Income (Loss).......................................  $   0.33    $  0.32   $   0.21   $  (1.02)
                                                              ========    =======   ========   ========
Weighted Average Shares Outstanding:
  Basic.....................................................    36,509     21,249     36,245     20,346
                                                              ========    =======   ========   ========
  Diluted...................................................    43,491     25,144     40,048     20,346
                                                              ========    =======   ========   ========

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:

ASSETS
Current Assets:
  Cash and equivalents......................................    $107,841        $ 55,176
  Accounts receivable.......................................     123,382          70,485
  Inventories...............................................      40,337          48,591
  Other current assets......................................      55,041          58,566
                                                                --------        --------
          Total Current Assets..............................     326,601         232,818
Property and equipment......................................      63,390          63,602
Goodwill and other intangibles..............................     306,930         298,780
Other assets................................................      30,683          18,612
                                                                --------        --------
          Total Assets......................................    $727,604        $613,812
                                                                ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term debt...........................................    $ 13,755        $ 17,989
  Accounts payable..........................................      75,438          36,418
  Other accrued liabilities.................................      47,595          52,825
                                                                --------        --------
          Total Current Liabilities.........................     136,788         107,232
Long-term debt..............................................     140,926         137,864
Noncurrent liabilities......................................       7,986           8,133
                                                                --------        --------
          Total Liabilities.................................     285,700         253,229
                                                                --------        --------
Stockholders' Equity........................................     441,904         360,583
                                                                --------        --------
          Total Liabilities and Stockholders' Equity........    $727,604        $613,812
                                                                ========        ========

---------------

(1) Income from continuing operations for the three and nine months ended September 30, 1999 includes a one-time net gain of approximately $5.3 million or $0.12 per diluted share from the sale of securities.

FACILICOM FISCAL FOURTH QUARTER RESULTS

     On November 4, 1999, FaciliCom announced the results of their fourth quarter of fiscal 1999. The unaudited financial information of FaciliCom presented below, in the opinion of FaciliCom management, include all the significant normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented (in thousands).

                                                        THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                        -------------------   ----------------------
                                                          1999       1998        1999         1998
                                                        --------   --------   -----------   --------
                                                            (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..............................................  $124,071   $ 67,100    $403,766     $184,246
Cost of revenues......................................   111,325     64,479     368,578      178,952
                                                        --------   --------    --------     --------
  Gross margin........................................    12,746      2,621      35,188        5,294
Selling, general and administrative...................    14,676     12,514      55,030       34,347
Staff restructuring expense...........................       634         --         634           --
Stock-based compensation expense......................     3,247        311       3,611        6,017
Depreciation and amortization.........................    12,863      3,502      29,758        8,816
                                                        --------   --------    --------     --------
  Operating loss......................................   (18,674)   (13,706)    (53,845)     (43,886)

                                                        THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                        -------------------   ----------------------
                                                          1999       1998        1999         1998
                                                        --------   --------   -----------   --------
                                                            (UNAUDITED)       (UNAUDITED)
Interest expense......................................    (8,717)    (8,073)    (34,407)     (22,612)
Interest income.......................................       710      2,558       4,356        8,152
Other income..........................................        --         --          --          791
Exchange gain (loss)..................................      (244)       264      (1,590)        (391)
                                                        --------   --------    --------     --------
  Los before income taxes.............................   (26,925)   (18,957)    (85,486)     (57,946)
Income tax benefit....................................     4,313      4,877      10,995       11,351
                                                        --------   --------    --------     --------
  Net loss............................................  $(22,612)  $(14,080)   $(74,491)    $(46,595)

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                 1999         1998
                                                              -----------   --------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash, equivalents and investments...........................   $  61,323    $181,345
Property and equipment, gross...............................     215,599     126,165
Total assets................................................     370,166     378,884
Total long-term obligations (net of current portion)........     328,421     305,137
Stockholders' equity (deficit)..............................    (126,830)    (38,575)

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements may be identified by use of such terms as "believes," "anticipates," "intends," or "expects." These forward-looking statements relate to our plans, objectives and expectations for future operations. In light of the risks and uncertainties inherent in all such projected operational matters, the inclusion of forward-looking statements in this prospectus should not be regarded as a representation by us or any other person that our objectives or plans will be achieved or that any of our operating expectations will be realized.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes or the exchange shares in exchange for the outstanding FaciliCom notes. We are making this exchange offer solely in connection with our merger with FaciliCom.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of June 30, 1999 on an actual basis, and as adjusted to give effect to our merger with FaciliCom and the issuance of the exchange notes in the exchange offer. You should read this table in conjunction with FaciliCom's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus and FaciliCom's consolidated financial statements and notes thereto, included in this prospectus, as well as our Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and notes thereto, each incorporated by reference from our Form 10-K, as amended, for the year ended December 31, 1998. See "Incorporation of Certain Documents by Reference."

                                                               AS OF JUNE 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 98,996   $  123,442
                                                              ========   ==========
Long-term debt (including current portion):
  Revolving credit facility borrowings......................  $  5,900   $   15,900
  13.25% Senior Notes due 2008..............................        --      285,000
  4.5% Convertible Subordinated Notes due 2002..............   115,000      115,000
  Capital lease obligations.................................    30,713       46,207
  Other.....................................................     1,400        1,909
                                                              --------   ----------
          Total long-term debt, including current portion...   153,013      464,016
Stockholders' equity........................................   425,792      891,152
                                                              --------   ----------
          Total capitalization..............................  $578,805   $1,355,168
                                                              ========   ==========

     For a description of our 4.5% Convertible Subordinated Notes due 2008 and our revolving credit facility, see Note I to the consolidated financial statements in our Form 10-K for the year ended December 31, 1998, as amended, incorporated by reference in this prospectus.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the merger of FaciliCom with and into World Access, we have entered into an agreement with FaciliCom and the holders of a majority in interest of the FaciliCom notes in which we agreed, among other things, to use our reasonable best efforts to file a registration statement relating to an offer to exchange the FaciliCom notes for the exchange consideration, which includes the exchange notes, the exchange shares and a cash payment, as more fully described below under "-- Terms of the Exchange Offer."

     We have also agreed to:

     - distribute a copy of this prospectus to each of the holders of FaciliCom notes;

     - keep the exchange offer open for at least 20 business days after the date on which notice of the exchange offer is first mailed to holders of the FaciliCom notes; and

     - after the expiration of the exchange offer, accept for exchange all FaciliCom notes properly tendered and not validly withdrawn.

     In exchange, under the terms of this agreement, each holder of the FaciliCom notes party to the agreement has agreed to (subject to certain conditions):

     - exchange all of their FaciliCom notes for the exchange consideration in the exchange offer; and

     - consent to the proposed amendments to the FaciliCom indenture.

     In addition, we have agreed, upon the completion of the merger and the exchange and consent solicitation, to:

     - transfer on a pro rata basis securities and/or funds held in the collateral account established and maintained for the benefit of the holders of the FaciliCom notes to a collateral account for the benefit of the holders of the exchange notes; and

     - make interest payments on the FaciliCom notes and the exchange notes from those collateral accounts until they are exhausted.

     The FaciliCom notes were issued on January 28, 1998 pursuant to an indenture between FaciliCom and The State Street Bank and Trust Company, dated as of January 28, 1998, as amended and supplemented by the first supplemental indenture. This indenture, as supplemented, is referred to in this prospectus as the FaciliCom indenture.

     IN ORDER TO TENDER YOUR FACILICOM NOTES, YOU WILL BE REQUIRED, AS A CONDITION TO A VALID TENDER, TO GIVE YOUR CONSENT TO THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE. BY PROPERLY TENDERING YOUR FACILICOM NOTES, YOU WILL ALSO BE CONSENTING TO THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE. FURTHERMORE, IN ORDER TO GIVE YOUR CONSENT TO THE PROPOSED AMENDMENTS, YOU MUST VALIDLY TENDER, AND NOT VALIDLY WITHDRAW, YOUR FACILICOM NOTES. IF YOU WITHDRAW YOUR TENDER OF FACILICOM NOTES, YOUR CONSENT TO THE AMENDMENTS WILL ALSO BE DEEMED WITHDRAWN. IF THE PROPOSED AMENDMENTS BECOME EFFECTIVE, EACH NON-EXCHANGING HOLDER OF FACILICOM NOTES WILL BE BOUND BY THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE EVEN THOUGH THE HOLDER DID NOT CONSENT. SEE "-- THE CONSENT SOLICITATION" BELOW AND "THE PROPOSED AMENDMENTS" FOR A DESCRIPTION OF THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any FaciliCom notes properly tendered and not withdrawn prior to the expiration date. We are offering to exchange $1,000 original principal amount of exchange notes for $1,000 original principal amount of FaciliCom notes. Unless otherwise agreed to by us, FaciliCom notes may be tendered only in integral multiples of $1,000. The exchange notes will have terms substantially identical to the FaciliCom notes except that:

     - we, and not FaciliCom, are responsible for payment of all amounts due on the exchange notes;

     - the interest rate we will pay on the exchange notes is 13.25% per annum;

     - we will be obligated to make an offer to purchase the exchange notes at a price of 100% of the principal amount with the cash proceeds from any individual asset sale that exceeds $15.0 million;

     - the amounts we must pay to redeem the exchange notes prior to 2006 are greater than the equivalent amounts under the FaciliCom notes; and

     - the covenants in the indenture governing the terms of the exchange notes allow us more flexibility to, among other things, incur indebtedness, make some restricted payments, enter into some transactions with our affiliates, permit restrictions on the payment of dividends, conduct our telecommunications equipment business and undertake some asset sales than was allowed under the FaciliCom indenture.

The exchange notes will be issued under and entitled to the benefits of an indenture, to be entered into between us and First Union National Bank, as trustee. For a description of the indenture, see "Description of the Exchange Notes."

     In addition to exchange notes, in exchange for FaciliCom notes tendered and accepted for exchange in the exchange offer, we will also issue the exchange shares and the cash payment. The exchange shares will consist of our common stock, par value $.01 per share, having an aggregate market value of $50 per $1,000 original principal amount of FaciliCom notes. The number of exchange shares that each holder of FaciliCom notes will receive will be determined as follows:

     - the aggregate principal amount of each holder's tendered and accepted FaciliCom notes will be multiplied by 0.05; and

     - the product of such multiplication will be divided by the market price of the exchange shares.

The market price of the exchange shares will be the average closing price of the exchange shares on Nasdaq over the five consecutive trading days up to and including the trading day prior to the last full trading day before the closing of the merger between us and FaciliCom. The cash payment will be made in the amount of $10 per $1,000 original principal amount of FaciliCom notes.

     The exchange notes will bear interest at the rate of 13.25% per annum commencing on the exchange date, payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2000 (or July 15, 2000, if the exchange date is subsequent to January 1, 2000), to the person in whose name the exchange note is registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Accrued and unpaid interest on the FaciliCom notes tendered and accepted on the exchange date will be paid to the person in whose name such notes are tendered or such other person as indicated on the letter of transmittal. Interest on the FaciliCom notes tendered in the exchange offer will cease to accrue interest on the day prior to the exchange date. Payment will be made on January 15, 2000, or July 15, 2000 if the exchange date has not occurred prior to January 1, 2000.

     As of the date of this prospectus, $300 million aggregate original principal amount of the FaciliCom notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of FaciliCom notes. There will be no fixed record date for determining registered holders of FaciliCom notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the agreement among us, FaciliCom and the holders of a majority in interest of the FaciliCom notes, the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. FaciliCom notes that are not tendered in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and subject to the terms and conditions of the FaciliCom indenture, as amended and supplemented. However, if the conditions to the exchange offer are met and the exchange is consummated, the FaciliCom indenture will be further amended and supplemented by a second supplemental indenture which will materially reduce the obligations of FaciliCom (and us as the surviving corporation after the merger) under the FaciliCom indenture. See "-- The Consent Solicitation" below and, for a description of the proposed amendments to the FaciliCom indenture, see "The Proposed Amendments."

     We will be deemed to have accepted for exchange properly tendered FaciliCom notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange consideration to such holders. Subject to the terms of the agreement among us, FaciliCom and the holders of a majority in interest of the FaciliCom notes, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any FaciliCom notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "-- Certain Conditions to the Exchange Offer."

     Holders who tender FaciliCom notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of FaciliCom notes. We will pay all charges and expenses, other than some applicable taxes described below, in connection with the exchange offer. You should read the section labeled "-- Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

THE CONSENT SOLICITATION

     As part of the exchange offer, we are also soliciting consents from the holders of the FaciliCom notes to certain amendments to the FaciliCom indenture under which the FaciliCom notes were issued. The proposed amendments materially reduce the obligations of FaciliCom (and us as the surviving corporation after the merger) under the FaciliCom indenture by, among other things:

          (1) removing restrictions on FaciliCom's ability to:

        - consolidate and/or merge;

        - incur additional debt;

        - make payments to affiliates;

        - make dividend payments;

        - sell capital stock of its subsidiaries;

        - enter into transactions with shareholders;

        - create liens on its property;

        - sell assets;

        - transfer its existing business; and

        - enter into sale-leaseback transactions; and

          (2) eliminating FaciliCom's obligations to:

        - hold money for payment of the FaciliCom notes in trust;

        - pay taxes;

        - maintain its properties;

        - maintain insurance coverage; and

        - provide the holders of FaciliCom notes with financial statements.

     If the consents of the holders of a majority of the aggregate original principal amount of the FaciliCom notes are received, the FaciliCom indenture will be amended in accordance with the proposed amendments described more fully under "The Proposed Amendments."

     FaciliCom and the trustee under the FaciliCom indenture will execute a second supplemental indenture after certification to the FaciliCom trustee that the required consents have been received and the satisfaction or waiver of the other conditions to the execution of the second supplemental indenture. We will give oral or written notice to the exchange agent of our acceptance and shall be deemed to have accepted for exchange validly tendered FaciliCom notes only after such oral or written notice of acceptance has been given to the exchange agent and the second supplemental indenture has been executed. If the proposed amendments become effective, each non-exchanging holder of FaciliCom notes will be bound by the applicable proposed amendments even though the holder did not consent to the proposed amendments.

     WE WILL MAKE NO SEPARATE PAYMENT, OTHER THAN THE EXCHANGE CONSIDERATION IN EXCHANGE FOR THE FACILICOM NOTES, FOR CONSENTS DELIVERED IN THE CONSENT SOLICITATION WHICH IS PART OF THE EXCHANGE OFFER.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATIONS

     The exchange offer will expire at 12:00 p.m., New York City time, on December 7, 1999, unless, in our sole discretion, we extend it.

     In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of FaciliCom notes of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     - to delay accepting for exchange any FaciliCom notes;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept FaciliCom notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - subject to the terms of the agreement among us, FaciliCom and the holders of a majority in interest of the FaciliCom notes, to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of FaciliCom notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of FaciliCom notes of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     The exchange offer is conditioned upon:

     - the consummation of the merger of World Access and FaciliCom;

     - the tender by the holders of at least a majority of the aggregate principal amount of FaciliCom notes in the exchange offer and the acceptance by World Access of such tenders; and

     - the consent by the holders of at least a majority of the aggregate principal amount of FaciliCom notes to the proposed amendments to the FaciliCom indenture.

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any FaciliCom notes, and we may terminate the exchange offer as provided in this prospectus before accepting any FaciliCom notes for exchange if:

     - the trustee under the FaciliCom indenture has objected to, or taken any action that could adversely affect, the consummation of the exchange offer or the consent solicitation or our ability to effect the proposed amendments to the FaciliCom indenture;

     - the trustee under the FaciliCom indenture has taken any action that challenges the validity or effectiveness of the procedures we used in the exchange offer or consent solicitation;

     - the exchange offer, or the making of any exchange by a holder of FaciliCom notes, in our reasonable judgment, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency, or any statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted or entered, with respect to the exchange offer that, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

     In addition, we will not be obligated to accept for exchange the FaciliCom notes of any holder that has not made to us the representations described under "-- Procedures for Tendering."

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any FaciliCom notes by giving oral or written notice of the extension to their holders. During any extensions, all FaciliCom notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any FaciliCom notes that we do not accept for exchange for any reason without expense to their tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any FaciliCom notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the FaciliCom notes as promptly as practicable. In the case of any extension, the notice will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any FaciliCom notes tendered, and will not issue exchange notes in exchange for any such FaciliCom notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of FaciliCom notes may tender FaciliCom notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

     In addition, either:

     - the exchange agent must receive FaciliCom notes along with the letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the FaciliCom notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, including, but not limited to, the agreement by such holders to deliver good and marketable title to the tendered FaciliCom notes free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     The method of delivery of FaciliCom notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or FaciliCom notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose FaciliCom notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its FaciliCom notes, either:

     - make appropriate arrangements to register ownership of the FaciliCom notes in such owner's name; or

     - obtain a properly completed bond power from the registered holder of FaciliCom notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the FaciliCom notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any FaciliCom notes listed on the FaciliCom notes, the FaciliCom notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the FaciliCom notes and an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any FaciliCom notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the FaciliCom notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering FaciliCom notes that are the subject of the book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

     - the agreement may be enforced against the participant.

     We will determine in our sole discretion all questions of the validity, form, eligibility (including time of receipt) and acceptance of tendered FaciliCom notes and the withdrawal of tendered FaciliCom notes. Our determination will be final and binding. We reserve the absolute right to reject any FaciliCom notes not properly tendered or any FaciliCom notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular FaciliCom notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of FaciliCom notes must be cured within a specified time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of FaciliCom notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Tenders of FaciliCom notes will not be deemed made until the defects or irregularities have been cured or waived. Any FaciliCom notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue the exchange consideration in exchange for FaciliCom notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - FaciliCom notes or a timely book-entry confirmation of such FaciliCom notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal, each tendering holder of FaciliCom notes will represent to us that, among other things:

     - any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

     - the holder is not our "affiliate," as defined in Rule 405 of the Securities Act or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the FaciliCom notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of FaciliCom notes by causing DTC to transfer the FaciliCom notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of FaciliCom notes who are unable to deliver confirmation of the book-entry tender of their FaciliCom notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their FaciliCom notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their FaciliCom notes but whose FaciliCom notes are not immediately available or who cannot deliver their FaciliCom notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     - the tender is made through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from an eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

     - setting forth the name and address of the holder, the registered number(s) of the FaciliCom notes and the principal amount of the FaciliCom notes tendered;

     - stating that the tender is being made thereby; and

     - guaranteeing that, within three (3) Nasdaq trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the FaciliCom notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

     - the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered FaciliCom notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) Nasdaq trading days after the expiration date.

     UPON WRITTEN REQUEST TO THE EXCHANGE AGENT, A NOTICE OF GUARANTEED DELIVERY WILL BE SENT TO HOLDERS WHO WISH TO TENDER THEIR FACILICOM NOTES ACCORDING TO THE GUARANTEED DELIVERY PROCEDURES SET FORTH ABOVE.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of FaciliCom notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "-- Exchange Agent"; or

     - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must:

     - specify the name of the person who tendered the FaciliCom notes to be withdrawn;

     - identify with specificity the FaciliCom notes to be withdrawn (including the principal amount of the FaciliCom notes); and

     - where certificates for FaciliCom notes have been transmitted, specify the name in which the FaciliCom notes were registered, if different from that of the withdrawing holder.

     If certificates for FaciliCom notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

     If FaciliCom notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn FaciliCom notes and otherwise comply with the procedures of this facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of the notices, and our determination shall be final and binding on all parties. We will deem any FaciliCom notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any FaciliCom notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of FaciliCom notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the FaciliCom notes will be credited to an account maintained with DTC for FaciliCom notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn FaciliCom notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

     If you withdraw your tender of FaciliCom notes, your consent to the proposed amendments under the second supplemental indenture will also be deemed to be withdrawn. You may not withdraw your consent without withdrawing your tender of FaciliCom notes.

EXCHANGE AGENT

     First Union National Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                           First Union National Bank
                        1525 West W.T. Harris Boulevard
                                  3C3 NC-1153
                        Charlotte, North Carolina 28262

     By Facsimile Transmission (for eligible guarantor institutions only):
                                 (704) 590-7628

                   For Confirmation and/or Information Call:
                                 (704) 590-7408

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

     Except as described herein, we will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     We have agreed to pay Donaldson, Lufkin & Jenrette Securities Corporation compensation of approximately $1.5 million and Lehman Brothers Inc. compensation of approximately $750,000 for their financial advisory services in connection with the exchange offer and consent solicitation. This compensation is payable on the exchange date upon completion of the exchange offer. We have also agreed to reimburse Donaldson, Lufkin & Jenrette and Lehman Brothers for their reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel, and we have agreed to indemnify them against some liabilities, including some liabilities under the federal securities laws. Donaldson, Lufkin & Jenrette has provided in the past, and currently is providing, other investment banking and financial advisory services to us.

     We will pay other cash expenses to be incurred in connection with the exchange offer, including:

     - SEC registration fees;

     - fees and expenses of the trustee;

     - accounting and legal fees and printing costs; and

     - related fees and expenses.

ACCOUNTING TREATMENT OF THE EXCHANGE OFFER

     The exchange notes will be recorded by World Access based on the fair value of the exchange notes. Any difference (discount or premium) between the fair value and par value of the exchange notes will be amortized over the life of the exchange notes as an adjustment to interest expense.

NO DISSENTERS' RIGHTS

     You will not have any right to dissent and receive an appraisal of your FaciliCom notes in connection with the exchange offer or consent solicitation.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of FaciliCom notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing FaciliCom notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of FaciliCom notes tendered;

     - tendered FaciliCom notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of FaciliCom notes under the exchange offer, then the tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other persons. If satisfactory evidence of payment of these taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The holders of a majority in interest of the FaciliCom notes have agreed to tender their FaciliCom notes in the exchange offer. If you do not exchange your FaciliCom notes for the exchange consideration in the exchange offer, you will continue to hold your FaciliCom notes subject to the terms and conditions of the FaciliCom indenture under which the FaciliCom notes were issued, as amended and supplemented by the first supplemental indenture. However, if the conditions to the exchange offer are met and the exchange is consummated, the FaciliCom indenture will be further amended and supplemented by a second supplemental indenture that will materially reduce the covenants to which FaciliCom is subject under the indenture and you will no longer have the right to require us to repurchase your FaciliCom notes at a purchase price of 101% of the principal amount upon completion of our pending merger with FaciliCom or to approve the merger. For a description of the proposed amendments to the FaciliCom indenture, see "The Proposed Amendments."

     If you do not tender your FaciliCom notes in the exchange offer, you will not be entitled to receive the exchange consideration which includes exchange notes with an interest rate of 13.25% per annum as compared to the 10 1/2% per annum for the FaciliCom notes and more favorable offer to purchase and redemption provisions as compared to the FaciliCom notes.

     Our proposed merger with FaciliCom would violate several covenants applicable to the FaciliCom notes allowing the holders of 25.0% of the aggregate principal amount of the FaciliCom notes or the trustee under the FaciliCom indenture to declare principal and accrued and unpaid interest on the FaciliCom notes immediately due and payable. However, holders who tender their FaciliCom notes in the exchange offer will effectively waive this right by consenting to the proposed amendments to the FaciliCom indenture that delete the covenants which would be breached. Upon effectiveness of the consent solicitation, the proposed amendments will apply to all FaciliCom notes that are not tendered in the exchange offer.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered FaciliCom notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any FaciliCom notes that are not tendered in the exchange offer.

     Following the exchange offer, FaciliCom notes accepted by us for exchange will be cancelled.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The exchange notes will be issued pursuant to an indenture to be entered into between us, as issuer, and First Union National Bank, as Trustee. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The following summary of the material provisions of the exchange notes, the indenture and the Pledge Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the exchange notes, the indenture and the Pledge Agreement, including the definitions of terms in those agreements and those terms made a part of the exchange notes and the indenture by the Trust Indenture Act. Whenever particular sections or defined terms of the indenture not otherwise defined in this prospectus are referred to, these sections or defined terms are incorporated in this prospectus by reference. Copies of the indenture and the Pledge Agreement have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

     The exchange notes are senior obligations of World Access, limited to $300,000,000 aggregate original principal amount, and will mature on January 15, 2008. The exchange notes bear interest commencing on the exchange date at the rate of 13.25% per annum, payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2000, or July 15, 2000 if the exchange date is subsequent to January 1, 2000, to the person in whose name the exchange note is registered at the close of business on the preceding January 1 or July 1, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes may be exchanged or transferred, at the office or agency of World Access, which initially will be the corporate trust operations office of the Trustee at 1525 West W.T. Harris Boulevard, 3C3 NC-1153, Charlotte, North Carolina 28262, or, at the option of World Access payment of interest may be made by check mailed to the address of the holders as such address appears in the register; provided that all payments with respect to global exchange notes the holders of which have given wire transfer instructions to World Access will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders of those notes. (Section 301)

     The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of exchange notes, but World Access may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Section
302)

OPTIONAL REDEMPTION

     Except as otherwise provided, the exchange notes will not be redeemable at the option of World Access prior to January 15, 2003. At any time on or after that date, the exchange notes may be redeemed at World Access' option, in whole or in part, at any time or from time to time, on or after January 15,

2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address as it appears in the register, at the following redemption prices (expressed in percentages of principal amount thereof), plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period commencing on January 15, of the years set forth below:

                                                              REDEMPTION
                            YEAR                                PRICE
2003........................................................    106.625%
2004........................................................    104.417%
2005........................................................    102.208%
2006 (and thereafter).......................................    100.000%

     Notwithstanding the foregoing, prior to January 15, 2001, World Access may on any one or more occasions redeem up to 35.0% of the originally issued aggregate principal amount of exchange notes at a redemption price of 110.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided, that at least 65.0% of the originally issued principal amount of the exchange notes remains outstanding immediately after the occurrence of such redemption; and provided further that notice of such redemptions shall be given within 60 days of the closing of any such Public Equity Offering. (Section 1101)

     In the case of any partial redemption, selection of the exchange notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed or, if the exchange notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that the principal amount of an exchange note shall not be reduced below $1,000. If any exchange note is to be redeemed in part only, the notice of redemption relating to such exchange note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

SECURITY

     On the exchange date, the pro rata portion of the total amount of FaciliCom Pledged Securities and/or cash held in the FaciliCom Pledge Account based on the percentage of the aggregate principal amount of the FaciliCom Notes exchanged for exchange notes shall pursuant to the FaciliCom Pledge Agreement be released from the FaciliCom Pledge Account to FaciliCom. Upon the consummation of the merger, such Pledged Securities and/or cash will automatically be transferred to World Access and deposited by World Access in the Pledge Account to be held pursuant to the Pledge Agreement. Such Pledged Securities and/or cash will be pledged by World Access to the Trustee for the benefit of the holders of the exchange notes pursuant to the Pledge Agreement and will be held by the Trustee in the Pledge Account pending disposition pursuant to the Pledge Agreement. Pursuant to the Pledge Agreement, immediately prior to any scheduled interest payment on the exchange notes, World Access may either deposit with the Trustee from funds otherwise available to World Access cash sufficient to pay the interest scheduled to be paid on such date, World Access may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due or World Access may elect to use any combination of deposited funds and Pledge Account proceeds to pay interest then due. In the event that World Access deposits additional funds with the Trustee, World Access may thereafter direct the Trustee to release to World Access proceeds or Pledged Securities from the Pledge Account in like amount. A failure by World Access to pay scheduled interest on the exchange notes in a timely manner through any interest payment date on or prior to January 15, 2001 will constitute an immediate Event of Default under the indenture, with no grace or cure period.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by World Access, to provide an amount sufficient to provide for payment in full of any scheduled interest payments on or prior to January 15, 2001 on the exchange notes assuming an interest rate of 10 1/2% per annum instead of 13.25% per annum less the amount of any scheduled interest previously paid on the exchange notes, the Trustee will be permitted to release to World Access, at World Access' request, any such excess amount.

     The exchange notes are secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the exchange notes to the extent of such security.

     Under the Pledge Agreement, assuming that World Access makes the scheduled interest payments on or prior to January 15, 2001 on the exchange notes in a timely manner, any remaining Pledged Securities will be released from the Pledge Account and the exchange notes will be unsecured.

RANKING

     The exchange notes will be unsecured (except as described above) obligations of World Access and will rank senior in right of payment to any existing and future obligations of World Access expressly subordinated in right of payment to the exchange notes and pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of World Access, including trade payables. After giving effect to the Merger, World Access will have approximately $464.0 million of Indebtedness (of which $187.1 will rank senior to and $1.9 million will rank pari passu with the exchange notes, respectively). Because World Access is a holding company that conducts its business through its Subsidiaries, all existing and future Indebtedness and other liabilities and commitments of World Access's Subsidiaries, including trade payables, will be effectively senior to the exchange notes. The indenture limits, but does not prohibit, the incurrence of certain additional Indebtedness by World Access and its Restricted Subsidiaries and does not limit the amount of Indebtedness Incurred to finance the cost of Telecommunications Assets. World Access anticipates that it and its Subsidiaries will Incur substantial additional Indebtedness in the future. After giving effect to the Merger, World Access' consolidated Subsidiaries will have aggregate liabilities of approximately $428.3 million, which will include $164.0 million of Indebtedness.

COVENANTS

  LIMITATION ON INDEBTEDNESS

     (a) World Access will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that World Access may Incur Indebtedness if immediately thereafter the ratio of:

          (1) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of World Access and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

          (2) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5.0 to 1.

     (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following Indebtedness ("Permitted Indebtedness"), each of which shall be given independent effect:

          (1) Indebtedness of World Access evidenced by the exchange notes or the FaciliCom Notes;

          (2) Indebtedness of World Access or any Restricted Subsidiary outstanding on the Exchange Date;

          (3) Indebtedness of World Access or any Restricted Subsidiary under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of

           (x) $135.0 million and

           (y) 80.0% of Eligible Accounts Receivable at any one time outstanding, subject to any permanent reductions required by any other terms of the indenture;

          (4) Indebtedness of World Access or any Restricted Subsidiary Incurred to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of Telecommunications Assets;

          (5) Indebtedness of a Restricted Subsidiary owed to and held by World Access or another Restricted Subsidiary, except that

             (A) any transfer of such Indebtedness by World Access or a Restricted Subsidiary (other than to World Access or another Restricted Subsidiary) and

             (B) the sale, transfer or other disposition by World Access or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary, subject to the other provisions of the indenture;

          (6) Indebtedness of World Access owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right to the payment and performance to the obligations of World Access under the indenture and the exchange notes, except that the limitations of paragraph (a) above shall apply to such Indebtedness at such time as

             (A) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and

             (B) the sale, transfer or other disposition by World Access or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed such Indebtedness of World Access subject to other provisions of the indenture;

          (7) Indebtedness of World Access or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance (whether by amendment, renewal, extension or refunding), then outstanding Indebtedness of World Access or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (3), (5), (6), (8), (9), (11) and (12) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (7) if:

             (A) in case the exchange notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the exchange notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining exchange notes,

             (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the exchange notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the exchange notes at least to the extent that the Indebtedness to be refinanced is subordinated to the exchange notes and

             (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

     and provided further that in no event may Indebtedness of World Access be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (7);

          (8) Indebtedness of:

             (x) World Access not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from the issuance and sale, other than to a Subsidiary, of Common Stock (other than Redeemable Stock) of World Access (less the amount of such proceeds used to make Restricted Payments as provided in clause (c) or (d) of the second paragraph of the "Limitation on Restricted Payments" covenant) and

             (y) World Access or Acquired Indebtedness of a Restricted Subsidiary not to exceed, at one time outstanding, the Fair Market Value of any Telecommunications Assets acquired by World Access in exchange for Common Stock of World Access issued after the Exchange Date; provided, however, that in determining the Fair Market Value of any such Telecommunications Assets so acquired, if the estimated Fair Market Value of such Telecommunications Assets exceeds:

                (A) $2.0 million (as estimated in good faith by the Board of Directors), then the Fair Market Value of such Telecommunications Assets will be determined by a majority of the Board of Directors of World Access, which determination will be evidenced by a resolution thereof, and

                (B) $10.0 million (as estimated in good faith by the Board of Directors), then World Access will deliver the Trustee a written appraisal as to the Fair Market Value of such Telecommunications Assets prepared by a nationally recognized investment banking or public accounting firm (or, if no such investment banking or public accounting firm is qualified to prepare such an appraisal, by a nationally recognized appraisal firm);

     and provided further that such Indebtedness does not mature prior to the Stated Maturity of the exchange notes and the Average Life of such Indebtedness is longer than that of the exchange notes;

          (9) Indebtedness of World Access or any Restricted Subsidiary:

             (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business,

             (B) under Currency Agreements and Interest Rate Agreements covering Indebtedness of World Access; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

             (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, including without limitation, World Access' indemnification obligations pursuant to that certain Indemnification Agreement dated August 19, 1999, by and between World Access and Clay C. Long, Esq., trustee of the World Access Charitable Trust, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of World Access or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of World Access (other than Guarantees of Indebtedness Incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by World Access or any Restricted Subsidiary in connection with such disposition;

          (10) Indebtedness of World Access, to the extent that the net proceeds thereof are promptly:

             (A) used to repurchase exchange notes tendered in a Change of Control Offer or

             (B) deposited to defease all of the exchange notes as described below under "Defeasance and Covenant Defeasance of Indenture";

          (11) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the exchange notes permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

          (12) Indebtedness of World Access and its Subsidiaries existing upon the consummation of the Merger; and

          (13) Indebtedness of World Access or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (1) through
     (11) above in an aggregate principal amount not in excess of $10.0 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of " -- Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries." For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, World Access, in its sole discretion may, at the time of such
Incurrence:

          (1) classify such item of Indebtedness under and comply with either of paragraph (a) or (b) of this covenant (or any of such definitions), as applicable,

          (2) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and

          (3) elect to comply with such paragraphs (or definitions), as applicable in any order. (Section 1011)

  LIMITATION ON RESTRICTED PAYMENTS

        World Access will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1) (A) declare or pay any dividend or make any distribution in respect of World Access' Capital Stock to the holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of World Access or in options, warrants or other rights to acquire such shares of Capital Stock) or

             (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions including a distribution payable solely in shares of Capital Stock (other than Redeemable Stock) payable to World Access or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

          (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of World Access (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or any shares of Capital Stock of any Restricted Subsidiary (including options, warrants and other rights to acquire such shares of Capital Stock) held by any Affiliate of World Access

     (other than a wholly owned Restricted Subsidiary) or any holder (or any Affiliate thereof) of 5.0% or more of World Access' Capital Stock;

          (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of World Access that is subordinated in right of payment to the exchange notes; or

          (4) make any Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

        (A) a Default or Event of Default shall have occurred and be continuing;

        (B) World Access could not Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant; and

          (C) the aggregate amount of all Restricted Payments declared or made from and after the Exchange Date would exceed the sum of:

           (1) Cumulative Consolidated Cash Flow minus 200% of Cumulative Consolidated Fixed Charges;

           (2) 100% of the aggregate Net Cash Proceeds from the issue or sale to a Person, which is not a Subsidiary of World Access, of Capital Stock of World Access (other than Redeemable Stock) or of debt securities of World Access which have been converted into or exchanged for such Capital Stock (except to the extent such Net Cash Proceeds are used to Incur new Indebtedness outstanding pursuant to clause (8) of paragraph (b) of the "Limitation on Indebtedness" covenant); and

           (3) to the extent any Permitted Investment that was made after the Exchange Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (y) the initial amount of such Permitted Investment.

     The foregoing provision shall not be violated by reason of:

          (a) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (b) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the exchange notes including a premium, if any, and accrued and unpaid interest with the net proceeds of, or in exchange for, Indebtedness Incurred under clause (8) of paragraph (b) of the "Limitation on Indebtedness" covenant;

          (c) the repurchase, redemption or other acquisition of Capital Stock of World Access in exchange for, or out of the Net Cash Proceeds of a substantially concurrent:

             (A) capital contribution to World Access or

             (B) offering of shares of Capital Stock (other than Redeemable Stock) of World Access

     (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (8) of paragraph (b) of the "Limitation on Indebtedness" covenant);

          (d) the acquisition of Indebtedness of World Access which is subordinated in right of payment to the exchange notes in exchange for, or out of the proceeds of, a substantially concurrent:

             (A) capital contribution to World Access or

             (B) offering of shares of the Capital Stock of World Access (other than Redeemable Stock)

     (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (8) of paragraph (b) of the "Limitation on Indebtedness" covenant);

          (e) payments or distributions to dissenting stockholders in accordance with applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of World Access; and

          (f) the declaration or payment of any dividend or distribution in respect of, and in accordance with the terms of, World Access':

             (A) 50,000 outstanding shares of 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, par value $0.01 per share (the "Senior Preferred Stock"), and, in the event that The 1818 Fund III, L.P. ("The 1818 Fund") exercises its option to purchase up to 20,000 additional shares of Senior Preferred Stock, then such additional shares as well and

             (B) 23,174 outstanding shares of 4.25% Cumulative Junior Convertible Preferred Stock, Series B, par value $0.01 per share (the "Junior Preferred Stock");

          (g) the conversion of the Senior Preferred Stock, the Junior Preferred Stock or World Access' Convertible Preferred Stock, Series C, par value $0.01 per share, into Capital Stock of World Access in accordance with the terms of such preferred stock;

          (h) the exercise of employee or non-employee options to purchase the Capital Stock of World Access; and

          (i) other Restricted Payments not to exceed $2.0 million;

provided that, except in the case of clause (a), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clause (b) thereof) and the Net Cash Proceeds from any capital contributions to World Access or issuance of Capital Stock referred to in clauses (c) and (d) of the immediately preceding paragraph, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of World Access are used for the redemption, repurchase or other acquisition of the exchange notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the exchange notes. (Section 1012)

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     So long as any of the exchange notes are outstanding, World Access will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to do any one of the following:

          (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by World Access or any other Restricted Subsidiary,

          (b) pay any Indebtedness owed to World Access or any other Restricted Subsidiary,

          (c) make loans or advances to World Access or any other Restricted Subsidiary, or

          (d) transfer any of its property or assets (including the Capital Stock of any Restricted Subsidiary) to World Access or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on the Exchange Date in the indenture or any other agreements or instruments in effect on the Exchange Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the exchange notes than is customary in comparable financings (as determined by World Access) and World Access determines that any such encumbrance or restriction will not materially affect World Access' ability to make principal or interest payments on the exchange notes;

          (3) existing under or by reason of applicable law;

          (4) existing with respect to any Person or the property or assets of such Person acquired by World Access or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (5) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

             (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset,

             (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of World Access or any Restricted Subsidiary not otherwise prohibited by the indenture, or

             (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of World Access or any Restricted Subsidiary in any manner material to World Access or any Restricted Subsidiary; or

          (6) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent World Access or any Restricted Subsidiary from:

             (A) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or

             (B) restricting the sale or other disposition of property or assets of World Access or any of its Restricted Subsidiaries that secure Indebtedness of World Access or any of its Restricted Subsidiaries. (Section 1013)

  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES

     World Access will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, distribute, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary (other than to World Access or a wholly owned Restricted Subsidiary or in respect of any director's qualifying shares or sales of shares of Capital Stock to foreign nationals mandated by applicable law or pursuant to the exercise of employee or non-employee options to purchase the Capital Stock of World Access) to any Person unless:

     (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant;

     (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; and

     (C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment"). (Section
1014)

  LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

     World Access will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5.0% or more of any class of Capital Stock of World Access or any Restricted Subsidiary or with any Affiliate of World Access or any Restricted Subsidiary, unless the following conditions have been met:

          (a) such transaction or series of transactions is on terms no less favorable to World Access or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate;

          (b) if such transaction or series of transactions involves aggregate consideration in excess of $2.0 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of World Access and is evidenced by a resolution therein; and

          (c) if such transaction or series of transactions involves aggregate consideration in excess of $10.0 million, then World Access or such Restricted Subsidiary will deliver to the Trustee a written opinion as to the fairness to World Access or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm).

     The foregoing limitation does not limit, and will not apply to:

          (1) any transaction between World Access and any of its Restricted Subsidiaries or between Restricted Subsidiaries;

          (2) the payment of reasonable and customary regular fees to directors of World Access who are not employees of World Access;

          (3) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

          (4) loans and advances to officers or employees of World Access and its Subsidiaries not exceeding at any one time outstanding $1.5 million in the aggregate, made in the ordinary course of business;

          (5) arrangements with Telecommunications Management Group, Inc., Armstrong Holdings, Inc. and/or its subsidiaries existing on the date of the Original Indenture and listed on a schedule attached thereto as such arrangement may be extended or renewed; provided that the terms of any arrangement altered by any such extension or renewal may not be altered in a manner adverse to World Access or the holders of the exchange notes;

          (6) the issuance of up to 20,000 additional shares of Senior Preferred Stock to The 1818 Fund pursuant to an option agreement existing on the date of this indenture;

          (7) the sale to and purchase by World Access from MCI WorldCom, Inc. and its Affiliates of telecommunications services and equipment in the ordinary course of business;

          (8) the issuance and sale by World Access of Common Stock whether pursuant to the conversion of the Senior Preferred Stock, the Junior Preferred Stock or World Access' Convertible Preferred Stock, Series C, par value $0.01 per share into Capital Stock of World Access, the exercise of any employee or non-employee options to purchase the Capital Stock of World Access; and

          (9) World Access' and any of its Restricted Subsidiaries arrangements with the World Access Charitable Trust listed on Schedule B attached thereto as such arrangements exist on the Exchange Date and as such arrangements may be amended; provided that the terms of any such amendments are not materially adverse to World Access, any Restricted Subsidiary or the Holders of the Notes. (Section 1015)

  LIMITATION ON LIENS

     Under the terms of the indenture, World Access will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereof, without making effective provision for all of the exchange notes and all other amounts ranking pari passu with the exchange notes to be directly secured equally and ratably with the obligation or liability secured by such Lien, or, if such obligation or liability is subordinated to the exchange notes and other amounts ranking pari passu with the exchange notes, without making provision for the exchange notes and such other amounts to be directly secured prior to the obligation or liability secured by such Lien. (Section 1016)

  LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     World Access will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any property of World Access or any of its Restricted Subsidiaries.

     Notwithstanding the foregoing, World Access may enter into Sale-Leaseback Transactions; provided, however, that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of World Access and (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), other than any Sale-Leaseback Transactions involving NACT's facility in Provo, Utah, World Access would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness." (Section 1021)

  LIMITATION ON ASSET SALES

     World Access will not, and will not permit any Restricted Subsidiary to, make any Asset Sale, unless:

          (a) World Access or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value of the assets sold or disposed of as determined by the good faith judgment of the Board of Directors evidenced by a Board Resolution and

          (b) at least 80.0% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness; provided that any securities, notes or other obligations issued by an Investment Grade Company with a Total Equity Market Capitalization in excess of $25 billion determined at the time any commitment to effect any such Asset Sale is entered into that are received by World Access or the Restricted Subsidiary, as the case may be, that are converted within 180 days thereof into cash or cash equivalents shall be deemed to be cash or cash equivalents; provided further that the amount of cash or cash equivalents realized upon the sale of any such securities, notes or other obligations must be included within the amount of Net Cash Proceeds for purposes of clause (1)(B) of the next paragraph.

     World Access shall, or shall cause the relevant Restricted Subsidiary to, within 270 days after the date of receipt of the Net Cash Proceeds from an Asset
Sale:

          (1) (A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of World Access or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or

             (B) if the Net Cash Proceeds from such Asset Sale exceed $15.0 million, apply an amount equal to such Net Cash Proceeds to make an offer to purchase (an "Offer to Purchase") from the holders of the exchange notes on a pro rata basis an aggregate principal amount of exchange notes equal to such Net Cash Proceeds, at a purchase price equal to 100% of the principal amount of the exchange notes, plus, in each case, accrued and unpaid interest to the date of purchase and less the product of:

                (a) the Market Value per share of the Common Stock of World Access and

                (b) the number of shares (including any portion of a share) of such Common Stock determined by dividing $50 by the Market Price of the Common Stock for each $1,000 in principal amount of exchange notes accepted for purchase by World Access (the "Offer to Purchase Payment"), provided that the Company shall not be obligated to make any Offer to Purchase after it has made one or more Offers to Purchase, which Offer or Offers to Purchase, in the aggregate, were for an aggregate principal amount of exchange notes equal to the aggregate principal amount of exchange notes issued on the Exchange Date (regardless of the actual aggregate principal amount of exchange notes actually tendered in such Offer or Offers to Purchase), or

             (C) if World Access has made sufficient Offers to Purchase such that it has satisfied its obligation as described in the final proviso to clause (B), invest an equal amount, or the amount not so applied pursuant to clause (A), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, World Access and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and

          (2) apply (no later than the end of the 270-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 270-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

          If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, World Access must, not later than the 30th Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of exchange notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the exchange notes, plus, in each case, accrued and unpaid interest to the date of purchase less the product of:

             (a) the Market Value per share of the Common Stock of World Access and

             (b) the number of shares (including any portion of a share) of such Common Stock determined by dividing $50 by the Market Price of the Common Stock for each $1,000 in principal amount of exchange notes accepted for purchase by World Access ("Excess Proceeds Payment").

     World Access shall commence an Offer to Purchase or an Excess Proceeds Offer by mailing a notice to the Trustee and each holder stating:

          (1) that the Offer to Purchase or Excess Proceeds Offer, as applicable, is being made pursuant to this "Limitation on Asset Sales" covenant and that all exchange notes validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Offer Payment Date");

          (3) that any exchange note not tendered will continue to accrue interest pursuant to its terms;

          (4) that, unless World Access defaults in the payment of the Offer to Purchase Payment or the Excess Proceeds Payment, as applicable, any exchange note accepted for payment pursuant to the Offer to Purchase or Excess Proceeds Offer, as applicable, shall cease to accrue interest on and after the applicable Offer Payment Date;

          (5) that holders electing to have an exchange note purchased pursuant to the Offer to Purchase or the Excess Proceeds Offer, as applicable, will be required to surrender the exchange note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the exchange note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the applicable Offer Payment Date;

          (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the applicable Offer Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of exchange notes delivered for purchase and a statement that such holder is withdrawing his election to have such exchange notes purchased; and

          (7) that holders whose exchange notes are being purchased only in part will be issued new exchange notes equal in principal amount to the unpurchased portion of the exchange notes surrendered; provided that each exchange note purchased and each new exchange note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the applicable Offer Payment Date, World Access shall:

          (1) accept for payment on a pro rata basis exchange notes or portions thereof tendered pursuant to the Offer to Purchase or the Excess Proceeds Offer, as applicable;

          (2) deposit with the Paying Agent money sufficient to pay the purchase price of all exchange notes or portions thereof so accepted; and

          (3) deliver, or cause to be delivered, to the Trustee all exchange notes or portions thereof so accepted together with an Officers' Certificate specifying the exchange notes or portions thereof accepted for payment by World Access.

The Paying Agent shall promptly mail to the holders of exchange notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the exchange note surrendered; provided that each exchange note purchased and each new exchange note issued shall be in a principal amount of $1,000 or integral multiples thereof. With respect to any Excess Proceeds Offer, to the extent that the aggregate principal amount of exchange notes tendered is less than the Excess Proceeds, World Access may use any remaining Excess Proceeds for general corporate purposes. World Access will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Offer Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

     World Access will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company undertakes an Offer to Purchase or Excess Proceeds Offer under this "Limitation on Asset Sales" covenant. (Section 1017)

  LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY RESTRICTED
SUBSIDIARIES

     World Access will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable with respect to any Indebtedness of World Access, other than Indebtedness under Credit Facilities incurred under clause (3) of paragraph (b) in the "Limitation on Indebtedness" covenant, unless:

          (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of the exchange notes on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the exchange notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee or other liability with respect to the exchange notes substantially to the same extent as such Indebtedness is subordinated to the exchange notes and

          (b) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against World Access or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

     Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon:

          (1) any sale, exchange or transfer, to any Person not an Affiliate of World Access, of all of World Access' and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or

          (2) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee. (Section 1018)

  BUSINESS OF WORLD ACCESS; RESTRICTION ON TRANSFERS OF EXISTING BUSINESS

     World Access will not, and will not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted Business. In addition, World Access and any Restricted Subsidiary will not be permitted to, directly or indirectly, transfer to any Unrestricted Subsidiary

          (1) any of the licenses, material agreements or instruments, permits or authorizations used in the Permitted Business of World Access and any Restricted Subsidiary on the Exchange Date or
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

          (2) any material portion of the "property and equipment" (as such term is used in World Access' consolidated financial statements) of World Access or any Restricted Subsidiary used in the licensed service areas of World Access and any Restricted Subsidiary as they exist on the Exchange Date. (Section 1019)

  LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES

     World Access will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments together with any other Restricted Payments made after the Exchange Date would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant

          (1) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by World Access or a Subsidiary and

          (2) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of World Access (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (1)). (Section 1020)

  PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     World Access will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not World Access has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that World Access would be required to file if it were subject to Section 13 or 15 of the Exchange Act. All such annual reports shall include the geographic segment financial information required to be disclosed by World Access under Item 101(d) of Regulation S-K under the Securities Act. World Access will also be required

          (a) to file with the Trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which World Access files such reports and documents with the Commission or the date on which World Access would be required to file such reports and documents if World Access were so required and

          (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at World Access' cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1009)

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder shall have the right to require World Access to repurchase all or any part of its exchange notes at a purchase price in cash pursuant to the offer described below (the "Change of Control Offer") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record to receive interest on the relevant Interest Payment Date) (the "Change of Control Payment").

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     Within 30 days of the Change of Control, World Access will mail a notice to the Trustee and each holder in the manner provided in the indenture stating, among other things:

          (1) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Exchange Notes upon a Change of Control" covenant and that all validly tendered will be accepted for payment;

          (2) the circumstances and relevant facts regarding such Change of Control (including but not limited to information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

          (3) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

          (4) that any exchange note not tendered will continue to accrue interest pursuant to its terms;

          (5) that, unless World Access defaults in the payment of the Change of Control Payment, any exchange note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

          (6) that holders electing to have any note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such exchange note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such exchange note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date;

          (7) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of exchange notes delivered for purchase and a statement that such holder is withdrawing his election to have such exchange notes purchased; and

          (8) that holders whose exchange notes are being purchased only in part will be issued new exchange notes equal in principal amount to the unpurchased portion of the exchange notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Change of Control Payment Date, World Access shall:

          (a) accept for payment exchange notes or portions thereof tendered pursuant to the Change of Control Offer;

          (b) deposit with the Paying Agent money sufficient to pay the purchase price of all exchange notes or portions thereof so accepted; and

          (c) deliver, or cause to be delivered, to the Trustee, all exchange notes or portions thereof so accepted together with an Officer's Certificate specifying the exchange notes or portions thereof accepted for payment by World Access.

The Paying Agent shall promptly mail, to the holders of exchange notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new exchange note equal in principal amount to any unpurchased portion of the exchange notes surrendered; provided that each exchange note purchased and each new exchange note issued shall be in a principal amount of $1,000 or integral multiples thereof. World Access will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Exchange Notes upon a Change of Control" covenant, the Trustee shall act as Paying Agent.

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

     World Access shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by World Access and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     World Access will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and World Access is required to repurchase the exchange notes under this "Repurchase of Exchange Notes upon a Change of Control" covenant. (Section 1010)

     If World Access is unable to repay all of its Indebtedness that would prohibit repurchase of the exchange notes or is unable to obtain the consents of the holders of Indebtedness, if any, of World Access outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of exchange notes, then World Access will have breached such covenant. This breach will constitute an Event of Default under the indenture if it continues for a period of 30 consecutive days after written notice is given to World Access by the Trustee or the holders of at least 25.0% in aggregate principal amount of the exchange notes outstanding. In addition, the failure by World Access to repurchase exchange notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

     There can be no assurances that World Access will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of exchange notes) required by the foregoing covenant (as well as may be contained in other securities or Indebtedness of World Access which might be outstanding at the time). The above covenant requiring World Access to repurchase the exchange notes will, unless the consents referred to above are obtained, require World Access to repay all Indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     World Access will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into World Access and World Access will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of World Access or World Access and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless:

          (1) either (A) World Access will be the continuing Person, (B) the Person (if other than World Access) formed by such consolidation or into which World Access is merged or that acquired or leased such property and assets of World Access will be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of World Access with respect to the exchange notes and under the indenture or (C) in the case of any such transaction or series of transactions entered into by any Restricted Subsidiary, the Person into which the Restricted Subsidiary is merged is another Restricted Subsidiary;

          (2) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction on a pro forma basis, World Access, or any Person becoming the successor obligor of the exchange notes, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of World Access immediately prior to such transaction;

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

          (4) immediately after giving effect to such transaction on a pro forma basis, World Access, or any Person becoming the successor obligor of the exchange notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant; and

          (5) World Access delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of World Access, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of World Access; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. (Section 801)

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the indenture:

          (a) default in the payment of interest on any exchange note when due and payable as to any Interest Payment Date falling on or prior to January 15, 2001; or

          (b) default in the payment of interest on any exchange note when due and payable as to any Interest Payment Date following after January 15, 2001, and any such failure continued for a period of 30 days; or

          (c) default in the payment of principal of (or premium, if any, on) any exchange note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; or

          (d) default in the payment of principal or interest on any exchange note required to be purchased pursuant to an Offer to Purchase or an Excess Proceeds Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Exchange Notes upon a Change of Control"; or

          (e) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets"; or

          (f) default in the performance of or breach of any other covenant or agreement of World Access in the indenture or under the exchange notes (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with elsewhere in the "Events of Default" section) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25.0% or more in aggregate principal amount of the exchange notes then outstanding; or

          (g) there occurs with respect to any issue or issues of Indebtedness of World Access or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created:

             (x) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled by expiration of any applicable grace period and/or

             (y) the failure to make a principal payment at the final (but not any interim) fixed maturity date thereon and such defaulted payment shall not have been made, waived or extended by the expiration of any applicable grace period; or

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

          (h) any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against World Access or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) a court having jurisdiction in the premises enters a decree or order for

             (A) relief in respect of World Access or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

             (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of World Access or any of its Significant Subsidiaries or for all or substantially all of the property and assets of World Access or any of its Significant Subsidiaries or

             (C) the winding up or liquidation of the affairs of World Access or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

          (j) World Access or any of its Significant Subsidiaries

             (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

             (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of World Access or any of its Significant Subsidiaries or for all or substantially all of the property and assets of World Access or any of its Significant Subsidiaries or

             (C) effects any general assignment for the benefit of creditors; or

          (k) World Access asserts in writing that the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations thereunder. (Section 501)

     If an Event of Default (other than an Event of Default specified in clause
(i) or (j) above) occurs and is continuing under the indenture, the Trustee or the holders of at least 25.0% in aggregate principal amount of the exchange notes then outstanding, by written notice to World Access (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest on the exchange notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall become immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (g) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default triggering such Event of Default pursuant to clause (g) shall be remedied or cured by World Access and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (i) or (j) above occurs, the principal of, premium, if any, and accrued interest on the exchange notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in aggregate principal amount of the outstanding exchange notes,

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

by written notice to World Access and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

          (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, accrued and unpaid interest on the exchange notes that have become due solely by such declaration of acceleration, have been cured or waived (subject to certain limitations) and

          (2) the rescission, in the opinion of counsel, would not conflict with any judgment or decree of a court of competent jurisdiction.

For information as to the waiver of defaults, see "-- Modification and Waiver." (Section 502)

     The holders of at least a majority in aggregate principal amount of the outstanding exchange notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of exchange notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of exchange notes. No holder may pursue any remedy with respect to the indenture or the exchange notes unless:

          (1) the holder gives the Trustee written notice of a continuing Event of Default;

          (2) the holders of at least 25.0% in aggregate principal amount of outstanding exchange notes make a written request to the Trustee to pursue the remedy;

          (3) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding exchange notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of an exchange note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the exchange notes, which right shall not be impaired or affected without the consent of the holder. (Sections 507, 508 and 512)

     The indenture will require certain officers of World Access to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of World Access and World Access' performance under the indenture and that World Access has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. World Access will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture. For these purposes, such compliance shall be determined without regard to any grace period or notice requirement under the indenture. (Section 1008)

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DEFEASANCE AND COVENANT DEFEASANCE OF INDENTURE

     World Access may, at its option and at any time, elect to have the obligations of World Access under the exchange notes discharged with respect to the outstanding exchange notes ("defeasance"). Such defeasance means that World Access will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding exchange notes and to have satisfied all its other obligations under such exchange notes and the indenture insofar as such exchange notes are concerned except for:

          (1) the rights of holders of outstanding exchange notes to receive payments (solely from monies deposited in trust) in respect of the principal of, premium, if any, and interest on such exchange notes when such payments are due,

          (2) World Access' obligations to issue temporary exchange notes, register the transfer or exchange of any exchange notes, replace mutilated, destroyed, lost or stolen exchange notes, maintain an office or agency for payments in respect of the exchange notes and segregate and hold such payments in trust,

          (3) the rights, powers, trusts, duties and immunities of the Trustee and

          (4) the defeasance provisions of the indenture.

Alternatively, World Access may, at its option and at any time, elect to have the obligations of World Access released with respect to certain covenants and other provisions set forth in the indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the exchange notes ("covenant defeasance"). (Sections 1301, 1302 and
1303)

     In order to exercise either defeasance or covenant defeasance:

          (a) World Access must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the exchange notes, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge (i) the principal of, premium, if any, and interest on the outstanding exchange notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest and (ii) any mandatory sinking fund payments or similar payments applicable to the outstanding exchange notes on the day on which such payments are due and payable;

          (b) no Default or Event of Default with respect to the exchange notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (i) or (j) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit;

          (c) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which World Access is a party or by which it is bound;

          (d) in the case of defeasance, World Access shall have delivered to the Trustee an Opinion of Counsel stating that World Access has received from, or there has been published by, the Internal Revenue Service a ruling, or since January 15, 1998, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (e) in the case of covenant defeasance, World Access shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the exchange notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (f) World Access shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the exchange notes, as expressly provided for in the indenture) as to all outstanding exchange notes when:

          (1) either:

             (A) all the exchange notes theretofore authenticated and delivered (except lost, stolen or destroyed exchange notes which have been replaced or repaid and exchange notes for whose payment money has theretofore been deposited in trust or segregated and held by World Access and thereafter repaid to World Access or discharged from such trust) have been delivered to the Trustee for cancellation or

             (B) all exchange notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed exchange notes which have been replaced or paid) (i) have become due and payable (ii) will become due and payable at their Stated Maturity within 1 year or (iii) are to be called for redemption within 1 year under arrangements satisfactory to the Trustee, and in the case of (i), (ii) or (iii), World Access has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the exchange notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the exchange notes to the date of deposit together with irrevocable instructions from World Access directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2) World Access had paid all other sums payable under the indenture by World Access; and

          (3) World Access has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

MODIFICATION, WAIVER AND AMENDMENT

     Modifications and amendments of the indenture may be made by World Access and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding exchange notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any exchange note,

          (2) reduce the principal amount of, or premium, if any, or interest on any exchange note or extend the time for payment of interest on, or alter the redemption provisions of, any exchange note,

          (3) change the place or currency of payment of principal of, or premium, if any, or interest on any exchange note,

          (4) impair the right of any holder of the exchange notes to receive payment of, principal of and interest on such holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any exchange note,

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

          (5) reduce the above-stated percentage of outstanding exchange notes the consent of whose holders is necessary to modify, amend, waive, supplement or consent to take any action under the indenture or the exchange notes,

          (6) waive a default in the payment of principal of, premium, if any, or accrued and unpaid interest on the exchange notes,

          (7) reduce or change the rate or time for payment of interest on the exchange notes,

          (8) modify any provisions of any Guarantees in a manner adverse to the holders of the exchange notes or

          (9) reduce the percentage or aggregate principal amount of outstanding exchange notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

     Compliance with certain provisions of the indenture may be waived with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding exchange notes.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

     The exchange notes and the indenture are governed and construed in accordance with the laws of the State of New York. World Access submits to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the exchange notes and the indenture.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of World Access, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if the Trustee acquires any conflicting interest, it must eliminate such conflict as soon as practicable, but in any event within 90 days.

     The holders of a majority in aggregate principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of exchange notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by World Access or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be considered as Indebtedness.

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     "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" is defined to mean:

          (1) an investment by World Access or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of World Access or shall be merged into or consolidated with World Access or any of its Restricted Subsidiaries or

          (2) an acquisition by World Access or any of its Restricted Subsidiaries of the property and assets of any Person (other than World Access or any of its Restricted Subsidiaries) that constitute substantially all of a division or line of business of such Person.

     "Asset Disposition" is defined to mean the sale or other disposition by World Access or any of its Restricted Subsidiaries (other than to World Access or another Restricted Subsidiary of World Access) of:

          (1) all or substantially all of the Capital Stock of any Restricted Subsidiary of World Access or

          (2) all or substantially all of the assets that constitute a division or line of business of World Access or any of its Restricted Subsidiaries.

     "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by World Access or any of its Restricted Subsidiaries to any Person (other than World Access or any of its Restricted Subsidiaries) of:

          (1) all or any of the Capital Stock of any Restricted Subsidiary (other than in respect of any director's qualifying shares or investments by foreign nationals mandated by applicable law),

          (2) all or substantially all of the property and assets of an operating unit or business of World Access or any of its Restricted Subsidiaries or

          (3) any other property and assets of World Access or any of its Restricted Subsidiaries outside the ordinary course of business of World Access or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of World Access and which, in the case of any of clause (1), (2) or (3) above, whether in one transaction or a series of related transactions,

             (a) have a Fair Market Value in excess of $1.0 million or

             (b) are for net proceeds in excess of $1.0 million;

provided that sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business shall not be included within the meaning of "Asset Sale."

     "Attributable Value" is defined to mean, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (whether or not such lease is terminable at the option of the lessee prior to the end of such term), including any period for which such lease has been, or may, at the option of the lessor, be extended, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding

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amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Average Life" is defined to mean, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing

          (1) the sum of the products of

             (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and

             (b) the amount of each such principal payment by

          (2) the sum of all such principal payments.

     "Board of Directors" is defined to mean the board of directors of World Access or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the indenture, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease Obligation" is defined to mean any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Change of Control" is defined to mean such time as

          (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50.0% of the total voting power of the then outstanding Voting Stock of World Access on a fully diluted basis;

          (2) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by World Access's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board of directors then in office;

          (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of World Access and its Subsidiaries taken as a whole to any such "person" or "group" (other than to World Access or a Restricted Subsidiary);

          (4) the merger or consolidation of World Access with or into another corporation or the merger of another corporation with or into World Access in one or a series of related transactions with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or

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     consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation; or

          (5) the adoption of a plan relating to the liquidation or dissolution of World Access.

     "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all series and classes of such common stock.

     "Consolidated Cash Flow" is defined to mean, for any period, the sum of the amounts for such period of

          (1) Consolidated Net Income,

          (2) Consolidated Interest Expense,

          (3) income taxes, to the extent such amount was deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

          (4) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income,

          (5) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and

          (6) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for World Access and its Restricted Subsidiaries in conformity with GAAP.

     "Consolidated Fixed Charges" is defined to mean, for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

     "Consolidated Interest Expense" is defined to mean, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by World Access or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by World Access and its Restricted Subsidiaries during such period.

     "Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

          (1) all extraordinary gains or losses,

          (2) net income (or loss) of any Person combined in such Person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

          (3) gains or losses (on an after-tax basis) in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries,

          (4) the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at
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     the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders,

          (5) any gain or loss realized as a result of the cumulative effect of a change in accounting principles,

          (6) any amount paid or accrued as dividends on Preferred Stock of World Access or Preferred Stock of any Restricted Subsidiary owned by Persons other than World Access and any of its Restricted Subsidiaries and

          (7) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than World Access or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to World Access or any of its Restricted Subsidiaries by such other Person during such period.

     "Consolidated Net Worth" is defined to mean, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of World Access and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory exchange notes receivable from the sale of the Capital Stock of World Access or any of its Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Facilities" is defined to mean one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Cumulative Consolidated Cash Flow" is defined to mean, for the period beginning on the Exchange Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Cash Flow of World Access and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Cumulative Consolidated Fixed Charges" are defined to mean the Consolidated Fixed Charges of World Access and its Restricted Subsidiaries for the period beginning on the Exchange Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Cumulative Consolidated Interest Expense" is defined to mean, for the period beginning on the Exchange Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense of World Access and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement and agreement designed to provide protection against fluctuations in currency (or currency unit) values.

     "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Eligible Accounts Receivable" is defined to mean the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person that are not more than 60 days

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past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the Commission, all in accordance with GAAP.

     "Eligible Institution" is defined to mean a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, and has outstanding debt with a rating of "A-3" or higher according to Moody's Investors Service, Inc., or "A-" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "Events of Default" herein.

     "Exchange Date" means the date of the consummation of the registered exchange offer under which holders of the FaciliCom Notes tendered such notes in exchange for the exchange notes.

     "FaciliCom Notes" means the 10 1/2% Series B Senior Notes due 2008 issued by FaciliCom pursuant to the Original Indenture.

     "FaciliCom Pledge Account" means an account established with the FaciliCom Trustee in its name as trustee under the Original Indenture pursuant to the terms of the FaciliCom Pledge Agreement.

     "FaciliCom Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of January 28, 1998, from FaciliCom to the FaciliCom Trustee governing the FaciliCom Pledge Account and the disbursements of funds therefrom.

     "FaciliCom Pledged Securities" means the securities purchased by FaciliCom with the portion of the net proceeds from the original offering of the FaciliCom Notes consisting of U.S. Government Obligations and which were deposited in the FaciliCom Pledge Account pursuant to the FaciliCom Pledge Agreement.

     "FaciliCom Trustee" means State Street Bank and Trust Company, as trustee under the Original Indenture.

     "Fair Market Value" is defined to mean, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" is defined to mean generally accepted accounting principles in the United States as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession of the United States.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such
Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" or "Incurrence" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the
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payment of, contingently or otherwise, such Indebtedness, including an
Incurrence of Indebtedness by reason of the acquisition of more than 50.0% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication):

          (1) all indebtedness of such Person for borrowed money,

          (2) all obligations of such Person evidenced by bonds, debentures, exchange notes or other similar instruments,

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto),

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

          (5) all obligations of such Person as lessee under Capitalized Lease Obligations and the Attributable Value under any Sale-Leaseback Transaction of such Person,

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of

             (A) the Fair Market Value of such asset at such date of determination or

             (B) the amount of such Indebtedness,

          (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person,

          (8) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and

          (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided:

          (x) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and

          (y) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" is defined to mean interest rate swap agreements, interest rate cap agreements, interest rate insurance, and other arrangements and agreements designed to provide protection against fluctuations in interest rates.

     "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of World Access or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes,

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debentures or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary," the "Limitation on Restricted Payments" covenant and the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above,

          (1) "Investment" shall include:

             (a) the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of World Access at the time that such Restricted Subsidiary of World Access is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of World Access and

             (b) the Fair Market Value, in the case of a sale of Capital Stock in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of World Access and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

     "Investment Grade Company" means a Person whose debt securities are rated BBB- or higher by Standard & Poor's Ratings Service. Inc. or Baa3 or higher by Moody's Investor Service, Inc. (or an equivalent rating by another nationally recognized rating agency).

     "Junior Preferred Stock" has the meaning set forth under "-- Limitation on Restricted Payments."

     "Lien" is defined to mean any mortgage, charge, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     "Market Price" means, the average closing price of the shares of World Access's Common Stock on the principal trading market of such Common Stock over the five consecutive trading days up to and including the trading day prior to the last full trading day before the closing of the Merger.

     "Market Value" means the average of the closing price of the applicable security on such security's principal trading market over the five consecutive trading days up to and including the trading day prior to the last full trading day before the initiation of any Offer to Purchase described in clause (1)(B) of the second paragraph under "-- Limitation on Asset Sales" or the time any commitment to effect an Asset Sale is entered into as described under "-- Limitation on Asset Sales."

     "Marketable Securities" is defined to mean:

          (1) U.S. Government Obligations which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein;

          (2) any time deposit account, money market deposit and certificate of deposit maturing not more than 180 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

          (3) certificates of deposit, Eurodollar time deposits and bankers' acceptances with maturity of 90 days or less and overnight bank deposits of any financial institution that is organized under the laws of the United States of America or any state hereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $300.0 million (or, to the extent non-United States dollar-denominated, the United States Dollar Equivalent of such amount) and has
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     outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act);

          (4) commercial paper maturing not more than 180 days after the date of acquisition issued by a corporation (other than an Affiliate of World Access) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., or "A-1" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (5) auction rate preferred securities whose rates are reset based on market levels for a par security not more than 90 days after the date of acquisition with a rating, at the time as of which any investment therein is made, of "A-3" or higher according to Moody's Investors Service, Inc., or "A-" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and issued by a corporation that is not an Affiliate of World Access;

          (6) any banker's acceptance or money market deposit accounts issued or offered by an Eligible Institution;

          (7) repurchase obligations with a term of not more than seven days for U.S. Government Obligations entered into with an Eligible Institution; and

          (8) any fund investing exclusively in investments of the types described in clauses (1) through (7) above.

     "Merger" means the merger of FaciliCom with and into World Access pursuant to the Agreement and Plan of Merger dated August 17, 1999 between World Access and FaciliCom.

     "Net Cash Proceeds" is defined to mean

          (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to World Access or any Restricted Subsidiary of World Access) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

             (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

             (2) provisions for all taxes payable as a result of such Asset Sale without regard to the consolidated results of operations of World Access and its Restricted Subsidiaries, taken as a whole (after taking into account any available offsetting tax credits or deductions and any tax sharing arrangements),

             (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either:

                (A) is secured by a Lien on the property or assets sold or

                (B) is required to be paid as a result of such sale and

             (4) appropriate amounts to be provided by World Access or any Restricted Subsidiary of World Access as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and

                                       75
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          (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to World Access or any Restricted Subsidiary of World Access) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Original Indenture" means the Indenture, dated as of January 28, 1998, among FaciliCom and the FaciliCom Trustee, as supplemented by the First Supplemental Indenture thereto, pursuant to which FaciliCom issued the FaciliCom Notes.

     "Original Issue Date" means January 28, 1998, the date FaciliCom issued the FaciliCom Notes.

     "Permitted Business" is defined to mean any business involving voice, data and other telecommunications services or equipment.

     "Permitted Investment" is defined to mean:

          (1) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, World Access or a Restricted Subsidiary;

          (2) any Investment in Marketable Securities or Pledged Securities;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4) loans or advances to officers and employees made in the ordinary course of business that do not in the aggregate exceed $1.0 million at any time outstanding;

          (5) stock, obligations or securities received in satisfaction of judgments;

          (6) Investments in any Person received as consideration for Asset Sales to the extent permitted under the "Limitation on Asset Sales" covenant;

          (7) Investments in any Person at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed the greater of:

             (A) $15.0 million or

             (B) 5.0% of World Access's total consolidated assets;

          (8) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

          (9) Investments in Currency Agreements and Interest Rate Agreements on commercially reasonable terms entered into by World Access or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operation of the business of World Access or its Restricted Subsidiaries; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (10) repurchases or redemptions by World Access of Capital Stock from officers and other employees of World Access or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such individuals, in an aggregate amount not exceeding $1.0 million in any calendar year and $3.0 million from the date of the indenture; and

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

          (11) Investments in evidences of Indebtedness, securities or other property received from another Person by World Access or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by World Access or any of its Subsidiaries, or for other liabilities or obligations of such Person to World Access or any of its Subsidiaries that were created, in accordance with the terms of the indenture.

     "Permitted Liens" is defined to mean:

          (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of World Access or any of its Restricted Subsidiaries;

          (6) Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Original Issue Date; provided that

             (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in compliance with the "Limitation on Indebtedness" covenant

                (x) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or

                (y) to refinance any Indebtedness previously so secured,

             (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

             (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of World Access and its Restricted Subsidiaries, taken as a whole;

          (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of World Access or its Restricted Subsidiaries relating to such property or assets;

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

          (9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease;

          (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (11) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of World Access or any Restricted Subsidiary other than the property or assets acquired and were not created in contemplation of such transaction;

          (12) Liens in favor of World Access or any Restricted Subsidiary;

          (13) Liens arising from the rendering of a final judgment or order against World Access or any Restricted Subsidiary of World Access that does not give rise to an Event of Default;

          (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (16) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements;

          (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by World Access or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of World Access and its Restricted Subsidiaries prior to the Exchange Date;

          (18) Liens existing on the Original Issue Date or securing the exchange notes or the FaciliCom Notes or any Guarantee of the exchange notes or the FaciliCom Notes;

          (19) Liens granted after the Exchange Date on any assets or Capital Stock of World Access or its Restricted Subsidiaries created in favor of the holders;

          (20) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (8) of paragraph (b) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of World Access or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; and

          (21) Liens securing Indebtedness under Credit Facilities incurred in compliance with clause (3), or securing Indebtedness to finance the cost of Telecommunications Assets under clause (4) of paragraph (b) of the "Limitation on Indebtedness" covenant.

     "Person" is defined to mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Pledge Account" is defined to mean an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities.

     "Pledge Agreement" is defined to mean the Collateral Pledge and Security Agreement, dated as of the date of the indenture, from World Access to the Trustee, governing the Pledge Account and the disbursement of funds therefrom.

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

     "Pledged Securities" is defined to mean the FaciliCom Pledged Securities or portion thereof which are to be released from the FaciliCom Pledge Account to FaciliCom, and deposited in, the Pledge Account pursuant to the FaciliCom Pledge Agreement.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of such person's preferred or preference stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all series and classes of such preferred or preference stock.

     "Pro Forma Consolidated Cash Flow" is defined to mean, for any period, the Consolidated Cash Flow of World Access for such period calculated on a pro forma basis to give effect to any Asset Disposition or Asset Acquisition not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or Asset Acquisition had taken place on the first day of such period.

     "Public Equity Offering" is defined to mean an underwritten primary public offering of Common Stock of World Access pursuant to an effective registration statement under the Securities Act.

     "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms (or by the terms of any security into which it is exchangeable) or otherwise is:

          (1) required to be redeemed on or prior to the date that is 123 days after the date of the Stated Maturity of the exchange notes,

          (2) redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 123 days after the date of the Stated Maturity of the exchange notes or

          (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 123 days after the date of the Stated Maturity of the exchange notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring on or prior to the date that is 123 days after the date of the Stated Maturity of the exchange notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Exchange Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions on or prior to the date that is 123 days after the date of World Access's repurchase of such exchange notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Exchange Notes upon a Change of Control" covenants described above.

     "Restricted Subsidiary" is defined to mean any Subsidiary of World Access other than an Unrestricted Subsidiary.

     "Sale-Leaseback Transaction" of any person is defined to mean an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangements may be terminated by the lessee without payment of a penalty.

     "Significant Subsidiary" is defined to mean a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

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

     "Stated Maturity" is defined to mean,

          (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

          (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity including, without limitation, partnerships and limited liability companies, of which more than 50.0% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such person.

     "Telecommunications Assets" is defined to mean, with respect to any Person, equipment used in the telecommunications business or ownership rights with respect to IRUs, MAOUs or minimum investment units (or similar ownership interests) in fiber optic cable and international or domestic telecommunications switches or other transmission facilities (or Common Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of any such Telecommunications Assets), in each case purchased or acquired through Indebtedness, provided that such Indebtedness does not exceed the Fair Market Value of such assets, by World Access or a Restricted Subsidiary after the Original Issue Date.

     "Total Equity Market Capitalization" of any Person means, as of any date of determination, the product of:

          (1) the aggregate number of outstanding shares of Common Stock of such Person on such date on a fully-diluted basis and

          (2) the average closing price of such Common Stock over the five consecutive trading days immediately preceding such date.

If no closing price exists with respect to shares of any such class, the value of such shares shall be determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

     "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by World Access or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

     "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by World Access or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "United States Dollar Equivalent" is defined to mean, with respect to any monetary amount in a currency other than the United States dollar, at any time for the determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any transaction described in the "Limitation on Transactions with Stockholders and Affiliates" covenant can be undertaken (a "Tested Transaction"), the United States Dollar Equivalent of such Indebtedness, Investment or transaction described in the "Limitation on Transactions with Stockholders and Affiliates" covenant will be determined on the date incurred, made or undertaken and no subsequent change in the United States Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the indenture.

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

     "Unrestricted Subsidiary" is defined to mean

          (1) any Subsidiary of World Access that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary of World Access (including any newly acquired or newly formed Subsidiary of World Access) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, World Access or any Restricted Subsidiary; provided that

          (A) the Subsidiary to be so designated has total assets of $1,000 or less or

          (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, and such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of World Access; provided that immediately after giving effect to such designation:

          (x) World Access could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and

          (y) no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Unrestricted Subsidiary Indebtedness" is defined to mean any Indebtedness of any Unrestricted Subsidiary:

          (1) as to which neither World Access nor any Restricted Subsidiary is directly or indirectly liable (by virtue of World Access or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and

          (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of World Access or any Restricted Subsidiary to declare, a default of such Indebtedness of World Access or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "U.S. Government Obligations" is defined to mean securities that are:

          (x) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or

          (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

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

     "Voting Stock" is defined to mean with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

     "World Access Charitable Trust" means that certain World Access Charitable Trust dated August 19, 1999, by and between World Access Investment Corp., a Delaware corporation and Clay C. Long, Esq., as trustee, in favor of World Access Foundation, Inc., a Georgia nonprofit corporation.

BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes will initially be represented by one or more permanent global exchange notes in definitive, fully registered book-entry form, without interest coupons. The global exchange notes will be deposited on the Exchange Date with, or on behalf of, DTC and registered in the name of DTC or a nominee of DTC. As described below under "-- Certificated Exchange Notes," owners of beneficial interests in a global exchange note may receive physical delivery of certificated exchange notes only in the limited circumstances described therein.

     The Global Exchange Notes. World Access expects that pursuant to procedures established by DTC (1) upon deposit of the global exchange notes, DTC or its custodian will credit, on its internal system, the corresponding principal amount of global exchange notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of the global exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the global exchange notes represented by the applicable global exchange notes for all purposes under the indenture. No beneficial owner of an interest in the global exchange notes will be able to transfer such interest except in accordance with DTC's applicable procedures in addition to those provided for under the indenture with respect to the exchange notes.

     Payments of the principal of, premium (if any) and interest on, the global exchange notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of World Access, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global exchange notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     World Access expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on, the global exchange notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global exchange note, as shown on the records of DTC or its nominee. World Access also expects that payments by participants to owners of beneficial interests in any such global exchange notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global exchange note to such persons may be limited.

     DTC has advised World Access that DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the applicable global exchange note is credited and only in respect of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under
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

the indenture, DTC will exchange the applicable global exchange note for certificated notes, which it will distribute to its participants.

     DTC has advised World Access as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. "Participants" include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global exchange notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither World Access nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Exchange Notes. If (1) World Access notifies the Trustee in writing that the DTC is no longer willing or able to act as a depository and World Access does not appoint a qualified successor within 90 days or (2) World Access, at its option, notifies the Trustee in writing that it elects to cause the issuance of exchange notes in definitive form under the indenture, then, upon surrender by the relevant registered owner of its global exchange note, certificated exchange notes in such form will be issued to each person that such registered owner and DTC identify as the beneficial owner of the related exchange notes. In addition, subject to certain conditions, any person having a beneficial interest in the global exchange note may, upon request to the Trustee, exchange such beneficial interest for exchange notes in the form of certificated exchange notes. Upon any such issuance, the Trustee is required to register such certificated exchange notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof) in fully registered form.

     Neither World Access nor the Trustee shall be liable for any delay by the related registered owner or DTC in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from such registered owner or of DTC for all purposes (including with respect to the registration and delivery, and the principal amount of the exchange notes to be issued).

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

            COMPARISON OF THE EXCHANGE NOTES AND THE FACILICOM NOTES

     The following comparison of the exchange notes and the FaciliCom notes summarizes the material differences between the exchange notes and the FaciliCom notes and is not a complete description of all differences. See "Description of the Exchange Notes" for a more complete discussion of the terms of the exchange notes and the indenture. References in the following discussion to "World Access" include the surviving company in the merger of World Access and FaciliCom unless the context otherwise requires. Capitalized terms used in this discussion have the meanings given to them in the indenture.

     In connection with the exchange offer, World Access will enter into an indenture with First Union National Bank, as trustee, pursuant to which the exchange notes will be issued. The holders of the exchange notes will be entitled to the benefits of the indenture, which will be substantially similar to the FaciliCom indenture, under which the FaciliCom notes were issued.

     Changes to the terms of the exchange notes as compared with the FaciliCom notes include that the obligor under the exchange notes will be World Access, Inc. and interest on the exchange notes will be payable at a rate of 13.25% per annum.

     In addition, as a result of the consummation of the merger of World Access and FaciliCom, World Access would violate the "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Transactions with Stockholders and Affiliates," "Business of the Company; Restriction on Transfers of Existing Business" and "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenants contained in the FaciliCom indenture. The differences discussed in paragraphs 1(b), 2, 3, 5 and 7 below modify the covenants to the extent required to effect the proposed merger. In addition, World Access believes that, after the merger, it would be in the best interests of the combined enterprise if the resulting entity could have additional flexibility under the "Limitation on Indebtedness" and "Limitation on Asset Sales" covenants as described in paragraphs 1(a), 4(a) and 6 below. World Access is also proposing to increase some of the redemption prices for the exchange notes when redeemed at the option of World Access and to undertake an offer to repurchase the exchange notes following some Asset Sales as described in paragraph 4(b) below. Forms of these covenants as they are proposed to be amended are included under "-- Text of Changes to the Indenture" below.

     1. (a) The first change to the "Limitation on Indebtedness" covenant modifies the exception for indebtedness incurred under one or more credit facilities to the greater of:

          (x) the sum of FaciliCom's existing credit facility ($35.0 million) and World Access' existing credit facility ($100.00 million) and

          (y) 80% of eligible accounts receivable.

The FaciliCom indenture permitted the incurrence of the greater of

          (A) $35.0 million and

          (B) 80% of eligible accounts receivable.

     (b) The second change to the "Limitation on Indebtedness" covenant is the inclusion of Indebtedness of World Access existing at the time of the merger among the types of Indebtedness permitted to exist under the covenant.

     (c) Another change to the "Limitation on Indebtedness" covenant specifies that Indebtedness arising from World Access' indemnification obligations under the Indemnification Agreement, dated August 19, 1999, by and between World Access and Clay C. Long, Esq., trustee of the World Access Charitable Trust, is among the types of Indebtedness permitted to exist under the covenant.

     2. The "Limitation on Restricted Payments" covenant would restrict the payment of some dividends and distributions by World Access, subject to some limited exceptions. World Access recently issued 50,000 shares of its Series A preferred stock to The 1818 Fund for a purchase price of $50.0 million. In addition, World Access recently acquired the assets of Comm/Net Holding Corporation and its

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subsidiaries for a purchase price of approximately $27.0 million, consisting primarily of 23,174 shares of World Access' Series B preferred stock. In addition, The 1818 Fund has an option to purchase up to 20,000 additional shares of Series A preferred stock for a purchase price of $1,000 per share prior to June 30, 2000. Each share of preferred stock pays dividends equal to 4.25% of the liquidation preference per annum. The dividend payments payable on the outstanding shares of the Series A preferred stock and the Series B preferred stock, which are expected to total approximately $3.1 million per annum (approximately $4.0 million if The 1818 Fund exercises its option), would not be permitted under the "Limitation on Restricted Payments" covenant in the FaciliCom indenture. The change to this covenant allows World Access to continue to make its dividend payments on these securities after the merger. The "Limitation on Restricted Payments" covenant is also proposed to be modified to permit the conversion of the Series A preferred stock, the Series B preferred stock and Series C preferred stock to be issued in the merger into World Access common stock in accordance with the terms of such preferred stock. A final change to the "Limitation on Restricted Payments" covenant would permit the exercise of employee or non-employee stock options to purchase World Access capital stock.

     3. The "Limitation on Transactions with Stockholders and Affiliates" covenant in the FaciliCom indenture would prohibit World Access from, among other things, engaging in any transaction with a holder of 5% or more of any class of capital stock of World Access (referred to in this description as a "5% stockholder") or with an Affiliate of World Access unless certain conditions are met. The 1818 Fund, after giving effect to the merger and related transactions, will be a holder of approximately 5.8% of the outstanding common stock of World Access (7.9% if the option described above is exercised) and therefore a 5% stockholder. As a result, after completion of the merger, the sale of the 20,000 shares of World Access' Series A preferred stock subject to the option held by The 1818 Fund could violate the "Limitation on Transactions with Stockholders and Affiliates" covenant.

     In addition, World Access currently sells to and purchases from MCI WorldCom, Inc. and its Affiliates telecommunications services and equipment in the ordinary course of business. MCI WorldCom, as a result of the merger and related transactions, will own approximately 8.1% of World Access' outstanding common stock and will therefore be a 5% stockholder.

     Under the changes to the "Limitation on Transactions with Stockholders and Affiliates" covenant, the transactions described above will be exempted from the prohibitions contained in this covenant. The "Limitation on Transactions with Stockholders and Affiliates" covenant is also proposed to be modified to exempt the issuance and sale by World Access of its common stock to its affiliates and 5% stockholders.

     Another proposed change to the "Limitation on Transactions with Stockholders and Affiliates" covenant would exempt the issuance and sale of World Access common stock upon conversion of the Series A, Series B or Series C preferred stock into capital stock of World Access or exercise of employee or non-employee options to purchase World Access capital stock. A final proposed change would permit certain arrangements between World Access and the World Access Charitable Trust in existence on the exchange date.

     4. (a) Under the "Limitation on Asset Sales" covenant in the FaciliCom indenture, World Access or any Restricted Subsidiary could only conduct Asset Sales if, among other things, 80% of the consideration received was cash or cash equivalents or the assumption of unsubordinated Indebtedness. In order to provide additional flexibility for World Access to negotiate a sale of some of its assets to large, well-capitalized telecommunications equipment manufacturers, which could prefer to issue equity or other securities as consideration, the changes to the "Limitation on Asset Sales" covenant would include within consideration constituting cash or cash equivalents, securities, notes or other obligations as long as those securities, notes or other obligations are issued by an investment grade company with a total equity market capitalization in excess of $25 billion and are converted within 180 days into cash or cash equivalents.

     (b) As part of the modifications to the "Limitation on Asset Sales" covenant, World Access also proposes to include an obligation for it to make an Offer to Purchase the exchange notes following an Asset Sale if it does not apply the net cash proceeds from such sale to repay Indebtedness. This obligation would only apply if the net cash proceeds from any individual sale exceed $15 million and would expire
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once World Access has made, in the aggregate, one or more Offers to Purchase for an aggregate principal amount of exchange notes equal to the aggregate principal amount of exchange notes issued on the exchange date. Any Offer to Purchase would be made at a purchase price of 100% of the principal amount of the exchange notes plus accrued and unpaid interest less, for each $1,000 principal amount, the market value of the number of shares of World Access common stock issued on the exchange date for each $1,000 principal amount of FaciliCom notes exchanged. The purchase price for any Excess Proceeds Offer following an Asset Sale would also be reduced by an amount corresponding to the market value of the common stock.

     5. The "Permitted Business" covenant in the FaciliCom indenture would provide that World Access could engage only in a Permitted Business, which is limited to telecommunications services. In addition to providing telecommunications services, World Access develops, manufactures and markets a variety of telecommunications products. As a result of the merger, World Access would be in violation of the "Permitted Business" covenant as it appears in the FaciliCom indenture. The definition of Permitted Business for the exchange notes, therefore, has been modified to include any business involving telecommunications equipment as well as services.

     6. The definition of "Telecommunications Assets" applicable to the exchange notes has been modified to permit the acquisition of such assets by World Access by means of Indebtedness. Under subsection (b)(iv) of the "Limitation on Indebtedness" covenant in the indenture, World Access is permitted to incur Indebtedness in order to, among other things, acquire Telecommunications Assets. In the FaciliCom indenture, however, the definition of Telecommunications Assets is limited to such assets purchased or acquired through Capital Lease Obligations by FaciliCom or a Restricted Subsidiary. The indenture for the exchange notes permits World Access greater flexibility by broadening the means by which World Access can make such acquisitions to include Indebtedness, so long as the amount of such Indebtedness does not exceed the Fair Market Value of the assets so acquired.

     7. The "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant has been modified for the exchange notes to exempt restrictions of World Access existing on the exchange date so that World Access will not be in default under the indenture.

     8. As noted above, some of the redemption prices for the exchange notes when redeemed at the option of World Access have been increased as compared to the FaciliCom notes.

     9. Under the "Limitation on Sale-Leaseback Transactions" covenant, World Access may enter into a sale-leaseback transaction provided that, among other things, World Access would be able to incur $1.00 of additional indebtedness under Section 1011 under the FaciliCom indenture. A proposed change to the "Limitation on Sale-Leaseback Transactions" covenant would exempt from this requirement a sale-leaseback arrangement involving NACT Telecommunications, Inc.'s facility in Provo, Utah.

TEXT OF CHANGES TO THE INDENTURE

     Set forth below are the material provisions, covenants and definitions that have been changed from the FaciliCom indenture. TEXT BEING ADDED IS IN BOLD AND TEXT BEING DELETED IS IN BRACKETS. Additional technical and conforming changes have also been made.

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     SECTION 801. Company May Consolidate, Etc., Only on Certain Terms.

     The Company shall not consolidate with, or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company and the Company shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless:

          (1) either (A) the Company shall be the continuing Person or, (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company (i) shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and (ii) shall expressly assume, by an indenture supplemental hereto, duly executed and delivered to the Trustee, all of the obligations of the Company with respect to all the Notes and under this Indenture OR
     (C) IN THE CASE OF ANY SUCH TRANSACTION OR SERIES OF TRANSACTIONS ENTERED INTO BY ANY RESTRICTED SUBSIDIARY, THE PERSON INTO WHICH THE RESTRICTED SUBSIDIARY IS MERGED IS ANOTHER RESTRICTED SUBSIDIARY;

          (2) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

          (4) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of Section 1011; and

          (5) the Company delivers to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4) above) and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with;

provided, however, that clauses (3) and (4) above shall not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

     SECTION 1011. Limitation on Indebtedness.

     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if immediately thereafter the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5 to 1.

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     (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following Indebtedness ("Permitted Indebtedness"), each of which shall be given independent effect:

          (i) Indebtedness of the Company evidenced by the Notes OR THE FACILICOM NOTES;

          (ii) Indebtedness of [the Company] FACILICOM or any OF ITS Restricted [Subsidiary] SUBSIDIARIES outstanding on the [Issue] EXCHANGE Date;

          (iii) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $[35] 135.0 million and
     (y) 80% of Eligible Accounts Receivable at any one time outstanding, subject to any permanent reductions required by any other terms of this Indenture;

          (iv) Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with or to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of Telecommunications Assets;

          (v) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (A) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) or (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an Incurrence of Indebtedness by such Restricted Subsidiary, subject to the other provisions of this Indenture;

          (vi) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right to the payment and performance to the obligations of the Company under this Indenture and the Notes, except that the limitations of paragraph (a) of this Section 1011 shall apply to such Indebtedness at such time as (A) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed such Indebtedness, subject to other provisions of this Indenture;

          (vii) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance (whether by amendment, renewal, extension or refunding), then outstanding Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (iii), (v), (vi), (viii), (ix), (xi) and (xii) of this paragraph, and any refinancing thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (vii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (vii);

          (viii) Indebtedness of (x) the Company not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from the issuance and sale, other than to a Subsidiary, of Common Stock (other than Redeemable Stock) of the Company (less the amount of such proceeds used to make
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

     Restricted Payments as provided in clause (iii) or (iv) of the second paragraph of Section 1012) and (y) the Company or Acquired Indebtedness of a Restricted Subsidiary not to exceed, at one time outstanding, the [fair market value] FAIR MARKET VALUE of any Telecommunications Assets acquired by the Company in exchange for Common Stock of the Company issued after the [Issue] EXCHANGE Date; provided, however, that in determining the [fair market value] FAIR MARKET VALUE of any such Telecommunications Assets so acquired, if the estimated [fair market value] FAIR MARKET VALUE of such Telecommunications Assets exceeds (A) $2.0 million (as estimated in good faith by the Board Of Directors), then the [fair market value] FAIR MARKET VALUE of such Telecommunications Assets will be determined by a majority of the Board of Directors of the Company, which determination will be evidenced by a resolution thereof, and (B) $10.0 million (as estimated in good faith by the Board of Directors), then the Company shall deliver the Trustee a written appraisal as to the [fair market value] FAIR MARKET VALUE of such Telecommunications Assets prepared by a nationally recognized investment banking or public accounting firm (or, if no [such] NATIONALLY RECOGNIZED investment banking or public accounting firm is qualified to prepare such an appraisal, by a nationally recognized appraisal firm); and provided further that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

          (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements covering Indebtedness of the Company; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, INCLUDING WITHOUT LIMITATION, THE COMPANY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO THAT CERTAIN INDEMNIFICATION AGREEMENT DATED AUGUST 19, 1999, BY AND BETWEEN THE COMPANY AND CLAY C. LONG, ESQ., TRUSTEE OF THE WORLD ACCESS CHARITABLE TRUST, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

          (x) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease all of the Notes pursuant to Article Thirteen;

          (xi) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes permitted by and made in accordance with Section 1018; [and]

          (XII) INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES EXISTING UPON THE CONSUMMATION OF THE MERGER; AND

          (xiii) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (i) through
     (xi) above in an aggregate principal amount not in excess of $10 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding.

     (c) For purposes of determining any particular amount of Indebtedness under this Section 1011, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of Section 1018. For purposes of determining compliance with this Section 1011, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion may, at the time of such Incurrence, (i) classify such item of Indebtedness under and
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

comply with either of paragraph (a) or (b) of this covenant (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) elect to comply with such paragraphs (or definitions), as applicable in any order.

     SECTION 1012. Limitation on Restricted Payments.

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) (A) declare or pay any dividend or make any distribution in respect of the Company's Capital Stock to the Holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to acquire such shares of Capital Stock) or (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions, INCLUDING A DISTRIBUTION PAYABLE SOLELY IN SHARES OF CAPITAL STOCK (OTHER THAN REDEEMABLE STOCK), payable to the Company or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis; (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or any shares of Capital Stock of any Restricted Subsidiary (including options, warrants and other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a wholly owned Restricted Subsidiary) or any holder (or any Affiliate thereof) of 5% or more of the Company's Capital Stock; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing;

          (B) the Company could not Incur at least $1.00 of Indebtedness under paragraph (a) of Section 1011; and

          (C) the aggregate amount of all Restricted Payments declared or made from and after the [Closing] EXCHANGE Date would exceed the sum of:

             (1) Cumulative Consolidated Cash flow minus 200% of Cumulative Consolidated Fixed Charges;

             (2) 100% of the aggregate Net Cash Proceeds from the issue or sale to a Person, which is not a Subsidiary of the Company, of Capital Stock of the Company (other than Redeemable Stock) or of debt securities of the Company which have been converted into or exchanged for such Capital Stock (except to the extent such Net Cash Proceeds are used to Incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of
        Section 1011); and

             (3) to the extent any Permitted Investment that was made after the [Closing] EXCHANGE Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Permitted Investment.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including a premium, if any, and accrued and unpaid interest [and Liquidated Damages, if any,] with the net proceeds of, or in exchange for, Indebtedness Incurred under clause (viii) of paragraph (b) of Section 1011; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of a substantially concurrent (A) capital contribution to the Company or (B) offering of, shares of Capital Stock (other than Redeemable Stock) of the Company

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

(except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of Section 1011); (iv) the acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent (A) capital contribution to the Company or (B) offering of, shares of the Capital Stock of the Company (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of Section 1011); (v) payments or distributions to dissenting stockholders in accordance with applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article Eight; (VI) THE DECLARATION OR PAYMENT OF ANY DIVIDEND OR DISTRIBUTION IN RESPECT OF, AND IN ACCORDANCE WITH THE TERMS OF, THE COMPANY'S (A) 50,000 OUTSTANDING SHARES OF 4.25% CUMULATIVE SENIOR PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES A, PAR VALUE $0.01 PER SHARE (THE "SENIOR PREFERRED STOCK"), AND, IN THE EVENT THAT THE 1818 FUND III, L.P. ("THE 1818 FUND") EXERCISES ITS OPTION TO PURCHASE UP TO 20,000 ADDITIONAL SHARES OF SENIOR PREFERRED STOCK, THEN SUCH ADDITIONAL SHARES AS WELL AND (B) 23,174 OUTSTANDING SHARES OF 4.25% CUMULATIVE JUNIOR CONVERTIBLE PREFERRED STOCK, SERIES B, PAR VALUE $0.01 PER SHARE (THE "JUNIOR PREFERRED STOCK"); (VII) THE CONVERSION OF THE SENIOR PREFERRED STOCK, THE JUNIOR PREFERRED STOCK OR THE COMPANY'S CONVERTIBLE PREFERRED STOCK, SERIES C, PAR VALUE $0.01 PER SHARE, INTO CAPITAL STOCK OF THE COMPANY IN ACCORDANCE WITH THE TERMS OF SUCH PREFERRED STOCK; (VIII) THE EXERCISE OF EMPLOYEE OR NON-EMPLOYEE OPTIONS TO PURCHASE THE CAPITAL STOCK OF THE COMPANY; AND [(vi)]
(IX) other Restricted Payments not to exceed $2 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) and the Net Cash Proceeds from any capital contributions to the Company or issuance of Capital Stock referred to in clauses (iii) and (iv) of the immediately preceding paragraph, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 1012 have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this Section 1012 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the Notes.

     SECTION 1013. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

     So long as any of the Notes are Outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to do any one of the following:

          (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

          (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (iii) make loans or advances to the Company or any other Restricted Subsidiary; or

          (iv) transfer any of its property or assets (INCLUDING CAPITAL STOCK OF ANY RESTRICTED SUBSIDIARY) to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions:

          (i) existing on the [Closing] EXCHANGE Date in this Indenture or any other agreements or instruments in effect on the [Closing] EXCHANGE Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less

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


                favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

         (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financing (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes;

         (iii)  existing under or by reason of applicable law;

         (iv) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

         (v)    in the case of clause (iv) of the first paragraph of this
                Section 1013, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset,
                (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or

          (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and asserts of, such Restricted Subsidiary. Nothing contained in this Section 1013 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 1016 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     SECTION 1014. Limitation on the Issuance and Sale of Capital Stock of
                   Restricted Subsidiaries.

     The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, DISTRIBUTE, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary (other than to the Company or a [wholly owned] WHOLLY OWNED Restricted Subsidiary or in respect of any director's qualifying shares or sales of shares of Capital Stock to foreign nationals mandated by applicable law OR PURSUANT TO THE EXERCISE OF EMPLOYEE OR NON-EMPLOYEE OPTIONS TO PURCHASE THE CAPITAL STOCK OF THE COMPANY) to any Person unless (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 1017, (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and (C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under Section 1012 if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment" contained in Section 101).

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

     SECTION 1015. Limitation on Transactions with Stockholders and Affiliates.

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or any Restricted Subsidiary or with any Affiliate of the Company or any Restricted Subsidiary, unless the following conditions have been met:

          (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a person that is not such a holder or an Affiliate;

          (ii) if such transaction or series of transactions involves aggregate consideration in excess of $2.0 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of the Company and is evidenced by a resolution therein; and

          (iii) if such transaction or series of transactions involves aggregate consideration in excess of $10.0 million, then the Company or such Restricted Subsidiary shall deliver to the Trustee a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm).

     The foregoing limitation does not limit, and will not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
(iii) any Restricted Payments not prohibited by Section 1012; (iv) loans and advances to officers or employees of the Company and its Subsidiaries not exceeding at any one time outstanding $1.5 million in the aggregate, made in the ordinary course of business; [and] (v) arrangements with TMG, Armstrong and/or its subsidiaries existing on the date of [this] THE ORIGINAL Indenture and listed on Schedule A attached thereto as such arrangements may be extended or renewed; provided that the terms of any arrangement altered by any such extension or renewal may not be altered in a manner adverse to the Company or the Holders of the Notes; (VI) THE ISSUANCE OF UP TO 20,000 ADDITIONAL SHARES OF SENIOR PREFERRED STOCK TO THE 1818 FUND PURSUANT TO AN OPTION AGREEMENT EXISTING ON THE DATE OF THIS INDENTURE; (VII) THE SALE TO AND PURCHASE BY THE COMPANY FROM MCI WORLDCOM, INC. AND ITS AFFILIATES OF TELECOMMUNICATIONS SERVICES AND EQUIPMENT IN THE ORDINARY COURSE OF BUSINESS; (VIII) THE ISSUANCE AND SALE BY THE COMPANY OF COMMON STOCK WHETHER PURSUANT TO THE CONVERSION OF THE SENIOR PREFERRED STOCK, THE JUNIOR PREFERRED STOCK, THE COMPANY'S CONVERTIBLE PREFERRED STOCK, SERIES C, PAR VALUE $0.01 PER SHARE, OR ANY OTHER CLASS OR SERIES OF PREFERRED STOCK INTO CAPITAL STOCK OF THE COMPANY, THE EXERCISE OF ANY EMPLOYEE OR NON-EMPLOYEE OPTIONS TO PURCHASE THE CAPITAL STOCK OF THE COMPANY; AND (IX) THE COMPANY'S AND ANY OF ITS RESTRICTED SUBSIDIARIES' ARRANGEMENTS WITH THE WORLD ACCESS CHARITABLE TRUST LISTED ON SCHEDULE B ATTACHED HERETO AS SUCH ARRANGEMENTS EXIST ON THE EXCHANGE DATE AND AS SUCH ARRANGEMENTS MAY BE AMENDED; PROVIDED THAT THE TERMS OF ANY SUCH AMENDMENTS ARE NOT MATERIALLY ADVERSE TO THE COMPANY, ANY RESTRICTED SUBSIDIARY OR THE HOLDERS OF THE NOTES.

     SECTION 1017. Limitation on Asset Sales.

     The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or disposed of as determined by the good faith judgment of the Board of Directors evidenced by a Board Resolution and (ii) at least 80% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness; PROVIDED THAT ANY SECURITIES, NOTES OR OTHER OBLIGATIONS ISSUED BY AN INVESTMENT GRADE COMPANY WITH A TOTAL EQUITY MARKET CAPITALIZATION IN EXCESS OF $25 BILLION DETERMINED AT THE TIME ANY COMMITMENT TO EFFECT ANY SUCH ASSET SALE IS ENTERED INTO WHICH ARE RECEIVED BY THE COMPANY OR THE RESTRICTED SUBSIDIARY, AS THE CASE MAY BE, AND CONVERTED

WITHIN 180 DAYS THEREOF INTO CASH OR CASH EQUIVALENTS SHALL BE DEEMED TO BE CASH OR CASH EQUIVALENTS; PROVIDED FURTHER THAT THE AMOUNT OF CASH OR CASH EQUIVALENTS REALIZED UPON THE SALE OF ANY SUCH SECURITIES, NOTES OR OTHER OBLIGATIONS MUST BE INCLUDED WITHIN THE AMOUNT OF NET CASH PROCEEDS FOR PURPOSES OF CLAUSE (I)(B) OF THE NEXT PARAGRAPH.

     The Company shall, or shall cause the relevant Restricted Subsidiary to, within 270 days after the date of receipt of the Net Cash Proceeds from an Asset Sale, (i)(A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) IF THE NET CASH PROCEEDS FROM SUCH ASSET SALE EXCEED $15 MILLION, APPLY AN AMOUNT EQUAL TO SUCH NET CASH PROCEEDS TO MAKE AN OFFER TO PURCHASE (AN "OFFER TO PURCHASE") FROM THE HOLDERS ON A PRO RATA BASIS AN AGGREGATE PRINCIPAL AMOUNT OF NOTES EQUAL TO SUCH NET CASH PROCEEDS, AT A PURCHASE PRICE EQUAL TO 100% OF THE PRINCIPAL AMOUNT OF THE NOTES, PLUS, IN EACH CASE, ACCRUED AND UNPAID INTEREST TO THE DATE OF PURCHASE AND LESS THE PRODUCT OF (A) THE MARKET VALUE PER SHARE OF THE COMMON STOCK OF THE COMPANY AND (B) THE NUMBER OF SHARES (INCLUDING ANY PORTION OF A SHARE) OF SUCH COMMON STOCK DETERMINED BY DIVIDING $50 BY THE MARKET PRICE OF THE COMMON STOCK FOR EACH $1,000 IN PRINCIPAL AMOUNT OF NOTES ACCEPTED FOR PURCHASE BY THE COMPANY (THE "OFFER TO PURCHASE PAYMENT"), PROVIDED THAT THE COMPANY SHALL NOT BE OBLIGATED TO MAKE ANY OFFER TO PURCHASE AFTER IT HAS MADE ONE OR MORE OFFERS TO PURCHASE, WHICH OFFER OR OFFERS TO PURCHASE, IN THE AGGREGATE, WERE FOR AN AGGREGATE PRINCIPAL AMOUNT OF NOTES EQUAL TO THE AGGREGATE PRINCIPAL AMOUNT OF NOTES ISSUED ON THE EXCHANGE DATE (REGARDLESS OF THE ACTUAL AGGREGATE PRINCIPAL AMOUNT OF NOTES ACTUALLY TENDERED IN SUCH OFFER OR OFFERS TO PURCHASE), OR (C) IF THE COMPANY HAS MADE SUFFICIENT OFFERS TO PURCHASE SUCH THAT IT HAS SATISFIED ITS OBLIGATION AS DESCRIBED IN THE FINAL PROVISO TO CLAUSE (B), invest an equal amount, or the amount not so applied pursuant to clause (A), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 270-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this Section 1017. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 270-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds".

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, the Company must, not later than the 30th Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest [and Liquidated Damages, if any], to the date of purchase LESS THE PRODUCT OF (A) THE MARKET VALUE PER SHARE OF THE COMMON STOCK OF THE COMPANY AND
(B) THE NUMBER OF SHARES (INCLUDING ANY PORTION OF A SHARE) OF SUCH COMMON STOCK DETERMINED BY DIVIDING $50 BY THE MARKET PRICE OF THE COMMON STOCK FOR EACH $1,000 IN PRINCIPAL AMOUNT OF NOTES ACCEPTED FOR PURCHASE BY THE COMPANY (the "Excess Proceeds Payment").

     The Company shall commence an OFFER TO PURCHASE OR AN Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating: (i) that the OFFER TO PURCHASE OR Excess Proceeds Offer, AS APPLICABLE, is being made pursuant to this Section 1017 and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "[Excess Proceeds] OFFER Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the OFFER TO PURCHASE PAYMENT OR THE Excess Proceeds Payment, AS APPLICABLE, any Note accepted for payment pursuant to the OFFER TO PURCHASE OR THE Excess Proceeds Offer, AS APPLICABLE, shall cease to accrue

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

interest [and Liquidated Damages, if any,] on and after the APPLICABLE OFFER [Excess Proceeds] Payment Date; (v) that Holders electing to have a Note purchased pursuant to the OFFER TO PURCHASE OR THE Excess Proceeds Offer, AS APPLICABLE, will be required to surrender the Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the APPLICABLE OFFER [Excess Payment] Payment Date; (vi) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the APPLICABLE OFFER [Excess Proceeds] Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the APPLICABLE OFFER [Excess Proceeds] Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the OFFER TO PURCHASE OR THE Excess Proceeds Offer, AS APPLICABLE;
(ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall upon Company Order promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. WITH RESPECT TO ANY EXCESS PROCEEDS OFFER, TO [To] the extent that the aggregate principal amount of Notes tendered is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. The Company shall publicly announce the results of the Excess Proceeds Offer as soon as practicable after the [Excess Proceeds] OFFER Payment Date. For purposes of this
Section 1017, the Trustee shall act as the Paying Agent.

     The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that [such Excess Proceeds are received by] the Company UNDERTAKES AN OFFER TO PURCHASE OR EXCESS PROCEEDS OFFER under this Section 1017. [and the Company is required to repurchase Notes as described above.]

     SECTION 1021. Limitation on Sale-Leaseback Transactions.

     The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any property of the Company or any of its Restricted Subsidiaries.

     Notwithstanding the foregoing, the Company may enter into Sale-Leaseback Transactions; provided, however, that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of the Company and
(b) after giving pro forma effect to any such Sale-Leaseback transaction and the foregoing clause (a), OTHER THAN ANY SALE-LEASEBACK TRANSACTION INVOLVING NACT TELECOMMUNICATIONS, INC.'S FACILITY IN PROVO, UTAH, the Company would be able to incur $1.00 of additional Indebtedness(other than Permitted Indebtedness) pursuant to Section 1011.

     SECTION 101. Definitions.

     "EXCHANGE DATE" MEANS THE DATE OF ISSUANCE OF THE NOTES UPON THE CONSUMMATION OF THE REGISTERED EXCHANGE OFFER PURSUANT TO WHICH HOLDERS OF THE FACILICOM NOTES TENDERED SUCH NOTES IN EXCHANGE FOR THE NOTES ISSUED BY THE COMPANY PURSUANT TO THIS INDENTURE.

     "FACILICOM" MEANS FACILICOM INTERNATIONAL, INC., A DELAWARE CORPORATION.

     "FACILICOM NOTES" MEANS THE 10 1/2% SERIES B SENIOR NOTES DUE 2008 ISSUED BY FACILICOM PURSUANT TO THE ORIGINAL INDENTURE.

     "FACILICOM TRUSTEE" MEANS THE STATE STREET BANK AND TRUST COMPANY, AS TRUSTEE UNDER THE ORIGINAL INDENTURE.

     "INVESTMENT GRADE COMPANY" MEANS A PERSON WHOSE DEBT SECURITIES ARE RATED BBB- OR HIGHER BY STANDARD & POOR'S RATINGS SERVICE. INC. OR BAA3 OR HIGHER BY MOODY'S INVESTOR SERVICE, INC. (OR AN EQUIVALENT RATING BY ANOTHER NATIONALLY RECOGNIZED RATING AGENCY).

     "MARKET PRICE" MEANS, ON ANY GIVEN DAY, THE AVERAGE CLOSING PRICE OF THE SHARES OF THE COMPANY'S COMMON STOCK ON THE PRINCIPAL TRADING MARKET OF SUCH COMMON STOCK OVER THE FIVE CONSECUTIVE TRADING DAYS UP TO AND INCLUDING THE DAY OF SUCH VALUATION.

     "MARKET VALUE" MEANS THE AVERAGE OF THE CLOSING PRICE OF THE APPLICABLE SECURITY ON SUCH SECURITY'S PRINCIPAL TRADING MARKET OVER THE FIVE CONSECUTIVE TRADING DAYS UP TO AND INCLUDING THE TRADING DAY PRIOR TO THE LAST FULL TRADING DAY BEFORE THE INITIATION OF ANY OFFER TO PURCHASE DESCRIBED IN CLAUSE (I) (B) OR THE TIME ANY COMMITMENT TO EFFECT AN ASSET SALE IS ENTERED INTO AS DESCRIBED IN THE PRECEDING PARAGRAPH.

     "MERGER" MEANS THE MERGER OF FACILICOM WITH AND INTO THE COMPANY PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AUGUST 17, 1999 BETWEEN THE COMPANY AND FACILICOM.

     "ORIGINAL INDENTURE" MEANS THE INDENTURE, DATED AS OF JANUARY 28, 1998, AMONG FACILICOM AND THE FACILICOM TRUSTEE, AS SUPPLEMENTED BY THE FIRST SUPPLEMENTAL INDENTURE THERETO, PURSUANT TO WHICH FACILICOM ISSUED THE FACILICOM NOTES.

     "ORIGINAL ISSUE DATE" MEANS JANUARY 28, 1998, THE DATE FACILICOM ISSUED THE FACILICOM NOTES.

     "Permitted Business" means any business involving voice, data and other telecommunications services OR EQUIPMENT.

     "Telecommunications Assets" means, with respect to any person, equipment used in the telecommunications business or ownership rights with respect to IRUs, MAOUs or minimum investment units (or similar ownership interests) in fiber optic cable and international or domestic telecommunications switches or other transmission facilities (or Common Stock of a Person that becomes a Restricted Subsidiary, the [Assets] ASSETS of which consist primarily of any such Telecommunications Assets), in each case purchased or acquired through Incurring [a Capitalized Lease Obligation] INDEBTEDNESS, PROVIDED THAT SUCH INDEBTEDNESS DOES NOT EXCEED THE FAIR MARKET VALUE OF SUCH ASSETS, by the Company or a Restricted Subsidiary after the ORIGINAL ISSUE [Closing] Date.

     "TOTAL EQUITY MARKET CAPITALIZATION" OF ANY PERSON MEANS, AS OF ANY DATE OF DETERMINATION, THE PRODUCT OF (I) THE AGGREGATE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF SUCH PERSON ON SUCH DATE ON A FULLY-DILUTED BASIS AND (II) THE AVERAGE CLOSING PRICE OF SUCH COMMON STOCK OVER THE FIVE CONSECUTIVE TRADING DAYS IMMEDIATELY PRECEDING SUCH DATE. IF NO CLOSING PRICE EXISTS WITH RESPECT TO SHARES OF ANY SUCH CLASS, THE VALUE OF SUCH SHARES SHALL BE DETERMINED BY THE BOARD OF DIRECTORS IN GOOD FAITH AND EVIDENCED BY A RESOLUTION OF THE BOARD OF DIRECTORS FILED WITH THE TRUSTEE.

     "WORLD ACCESS CHARITABLE TRUST" MEANS THAT CERTAIN WORLD ACCESS CHARITABLE TRUST DATED AUGUST 19, 1999, BY AND BETWEEN WORLD ACCESS INVESTMENT CORP., A DELAWARE CORPORATION AND CLAY C. LONG, ESQ., AS TRUSTEE, IN FAVOR OF WORLD ACCESS FOUNDATION, INC., A GEORGIA NONPROFIT CORPORATION.

FORM OF REVERSE OF NOTE

     The Notes are subject to redemption upon not less than 30 nor more than 60 days' prior notice, in whole or in part, at any time or from time to time on or after January 15, 2003, at the election of the Company, at Redemption Prices (expressed in percentages of principal amount thereof), plus accrued and unpaid interest [and Liquidated Damages, if any,] thereon to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing on January 15, of the years set forth below:

YEAR                                                          REDEMPTION PRICE
2003........................................................  [105.25%] 106.625%
2004........................................................  [103.50]  104.417%
2005........................................................  [101.75]  102.208%
2006 (and thereafter).......................................  100.00%

                            THE PROPOSED AMENDMENTS

GENERAL

     On October 12, 1999, we entered into an agreement to exchange and consent with FaciliCom and the holders of a majority in interest of the FaciliCom notes in which we and FaciliCom agreed, among other things, to use our reasonable best efforts to prepare, and have declared effective by the SEC, a registration statement under which the exchange notes and exchange shares would be registered in connection with the exchange offer. In turn, the holders of a majority in interest of the FaciliCom notes agreed to tender their FaciliCom notes in the exchange offer and consent to the proposed amendments to the terms of the FaciliCom indenture described below. Under its terms, the applicable provisions of the FaciliCom indenture can be amended by a supplemental indenture if FaciliCom and the holders of a majority in interest of the outstanding FaciliCom notes consent to such amendments.

     Adoption of the proposed amendments to the FaciliCom indenture is required to consummate the merger with FaciliCom. Holders of a majority in interest of the outstanding FaciliCom notes have agreed, in the agreement to exchange and consent, to consent to the proposed amendments described below. If such holders exchange their FaciliCom notes in the exchange offer, immediately prior to the merger, FaciliCom will enter into the second supplemental indenture which, among other things, will omit the provisions permitting the holders of FaciliCom notes to require us, as the surviving corporation in the merger with FaciliCom, to repurchase the FaciliCom notes as a result of the merger.

     IF YOU TENDER YOUR FACILICOM NOTES IN THE EXCHANGE OFFER, YOU ARE ALSO CONSENTING TO THE PROPOSED AMENDMENTS TO THE FACILICOM INDENTURE DESCRIBED BELOW. IF THE HOLDERS OF A MAJORITY IN PRINCIPAL AMOUNT OF THE OUTSTANDING FACILICOM NOTES CONSENT TO THE PROPOSED AMENDMENTS, THE FACILICOM INDENTURE WILL BE AMENDED BY A SECOND SUPPLEMENTAL INDENTURE INCLUDING THE PROPOSED AMENDMENTS. THE TERMS OF THE AMENDED FACILICOM INDENTURE WILL APPLY TO ALL OF THE FACILICOM NOTES.

     The second supplemental indenture will amend the FaciliCom indenture by deleting in their entirety the covenants set forth below from the FaciliCom indenture, the effect of which will be to:

          (1) remove restrictions on FaciliCom's ability to:

        - consolidate and/or merge;

        - incur additional debt;

        - make payments to affiliates;

        - make dividend payments;

        - sell capital stock of its subsidiaries;

        - enter into transactions with shareholders;

        - create liens on its property;

        - sell assets;

        - transfer its existing business; and

        - enter into sale-leaseback transactions; and

          (2) eliminate FaciliCom's obligations to:

        - hold money for payment of the FaciliCom notes in trust;

        - pay taxes;

        - maintain its properties;

        - maintain insurance coverage; and

        - provide the holders of FaciliCom notes with financial statements.

THE SECOND SUPPLEMENTAL INDENTURE

     The second supplemental indenture will delete from the FaciliCom indenture the following covenants in their entirety:

          SECTION 801. Company May Consolidate, Etc., Only on Certain Terms.

          The Company shall not consolidate with, or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company and the Company shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless:

             (1) either (A) the Company shall be the continuing Person or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company (i) shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and (ii) shall expressly assume, by an indenture supplemental hereto, duly executed and delivered to the Trustee, all of the obligations of the Company with respect to all the Notes and under this Indenture;

             (2) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

             (3) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

             (4) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of Section 1011; and

             (5) the Company delivers to the Trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4) above) and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with;

     provided, however, that clauses (3) and (4) above shall not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

          SECTION 1003. Money for Note Payments to Be Held in Trust.

          If the Company shall at any time act as its own Paying Agent, it shall, on or before each due date of the principal of (or premium or Liquidated Damages, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium or Liquidated Damages, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall promptly notify the Trustee of its action or failure so to act.

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

          Whenever the Company shall have one or more Paying Agents for the Notes, it shall, on or before each due date of the principal of (or premium or Liquidated Damages, if any) or interest on any Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium and Liquidated Damages, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of such action or any failure so to act.

          The Company shall cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 1003, that such Paying Agent shall:

             (1) hold all sums held by it for the payment of the principal of (and premium and Liquidated Damages, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

             (2) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal (and premium and Liquidated Damages, if any) or interest on the Notes; and

             (3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

          The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same terms as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

          Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of (or premium or Liquidated Damages, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium, interest or Liquidated Damages has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

          SECTION 1004. Corporate Existence.

          Subject to Article Eight, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory) and franchises of the Company and each Subsidiary; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

          SECTION 1005. Payment of Taxes and Other Claims.

          The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the
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

     Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary and (b) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien (other than a Permitted Lien) upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          SECTION 1006. Maintenance of Properties.

          The Company shall cause all properties owned by the Company or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.

          SECTION 1007. Insurance.

     The Company shall at all times keep all of its and its Subsidiaries properties which are of an insurable nature insured with insurers, believed by the Company to be responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties.

          SECTION 1008. Statement by Officers as to Default.

          (a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate from the principal executive officer, principal financial officer or principal accounting officer to the effect that a review has been conducted of the activities of the Company and the Company's performance under this Indenture, and that the Company has fulfilled its obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. For purposes of this Section 1008(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

          (b) When any Default has occurred and is continuing under this Indenture, or if the trustee for or the Holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness in the principal amount of less than $1,000,000) shall deliver to the Trustee by registered or certified mail or by telegram, telex or facsimile transmission an Officer's Certificate specifying such event, notice or other action within five Business Days of its occurrence.

          (c) When any Registration Default (as defined in the Registration Rights Agreement) occurs, the Company shall immediately deliver to the Trustee by registered or certified mail or by telegram, telex or facsimile transmission an Officer's Certificate specifying the nature of such Registration Default. In addition, the Company shall deliver to the Trustee on each Interest Payment Date during the continuance of a Registration Default and on the Interest Payment Date following the cure of a Registration Default, an Officer's Certificate specifying the amount of Liquidated Damages which have occurred and which are then owing under the Registration Rights Agreement.

          SECTION 1009. Provision of Financial Statements and Reports.

          (a) After the Company has completed the Exchange Offer, the Company shall file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports,
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

     quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. All such annual reports shall include the geographic segment financial information contemplated by Item 101(d) of Regulation S-K under the Securities Act, and all such quarterly reports shall provide the same type of interim financial information that, as of the date of this Indenture, is the Company's practice to provide.

          (b) The Company shall also be required (i) to file with the Trustee, and provide to each Holder, without cost to such Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective Holder promptly upon request.

          SECTION 1010. Repurchase of Notes upon Change of Control.

          (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase such Holder's Notes in whole or in part (the "Change of Control Offer"), at a purchase price (the "Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of Holders of record to receive interest on the relevant Interest Payment Date) (the "Change of Control Payment") in accordance with the procedures set forth in paragraphs
     (c) and (d) of this Section.

          (b) [Reserved]

          (c) Within 30 days following any Change of Control, the Company shall give to each Holder and the Trustee in the manner provided in Section 106 a notice stating:

             (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this Section 1010 and that all Notes validly tendered will be accepted for payment;

             (ii) the circumstances and relevant facts regarding such Change of Control (including but not limited to information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

             (iii) the Purchase Price and date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

             (iv) that any Note not tendered will continue to accrue interest pursuant to its terms;

             (v) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Liquidated Damages, if any, on and after the Change of Control Payment Date;

             (vi) that Holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date;

             (vii) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

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

             (viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

          (d) [Reserved].

          (e) On the Change of Control Payment Date, the Company shall:

             (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

             (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

             (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the Holders so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this Section 1010, the Trustee shall act as Paying Agent.

          The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

          The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Company is required to repurchase the Notes under this
     Section 1010.

          SECTION 1011. Limitation on Indebtedness.

          (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if immediately thereafter the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5 to 1.

          (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following Indebtedness ("Permitted Indebtedness"), each of which shall be given independent effect:

             (i) Indebtedness of the Company evidenced by the Notes;

             (ii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;

             (iii) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $35.0 million and (y) 80% of Eligible Accounts Receivable at any one time outstanding, subject to any permanent reductions required by any other terms of this Indenture;

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

             (iv) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of Telecommunications Assets;

             (v) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (A) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) or (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an Incurrence of Indebtedness by such Restricted Subsidiary, subject to the other provisions of this Indenture;

             (vi) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right to the payment and performance to the obligations of the Company under this Indenture and the Notes, except that the limitations of paragraph (a) of this
        Section 1011 shall apply to such Indebtedness at such time as (A) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed such Indebtedness, subject to other provisions of this Indenture;

             (vii) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance (whether by amendment, renewal, extension or refunding), then outstanding Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (iii), (v), (vi), (viii),
        (ix), (xi) and (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause
        (vii) if: (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (vii);

             (viii) Indebtedness of (x) the Company not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from the issuance and sale, other than to a Subsidiary, of Common Stock (other than Redeemable Stock) of the Company (less the amount of such proceeds used to make Restricted Payments as provided in clause (iii) or (iv) of the second paragraph of Section 1012) and (y) the Company or Acquired Indebtedness of a Restricted Subsidiary not to exceed, at one time outstanding, the fair market value of any Telecommunications Assets acquired by the Company in exchange for Common Stock of the Company issued after the Issue Date; provided, however, that in determining the fair market value of any such Telecommunications Assets so acquired, if the estimated fair market value of such Telecommunications Assets exceeds (A) $2 million (as estimated in good faith by the Board of Directors), then the fair market value of such Telecommunications Assets will be determined by a majority of the Board of Directors of the Company, which determination will be evidenced by a resolution thereof, and
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

        (B) $10 million (as estimated in good faith by the Board of Directors), then the Company shall deliver the Trustee a written appraisal as to the fair market value of such Telecommunications Assets prepared by a nationally recognized investment banking or public accounting firm (or, if no such investment banking or public accounting firm is qualified to prepare such an appraisal, by a nationally recognized appraisal firm); and provided further that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

             (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements covering Indebtedness of the Company; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

             (x) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease all of the Notes pursuant to Article Thirteen;

             (xi) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes permitted by and made in accordance with Section 1018; and

             (xii) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (i) through (xi) above in an aggregate principal amount not in excess of $10 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding.

          (l) For purposes of determining any particular amount of indebtedness under this Section 1011, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of Section 1018. For purposes of determining compliance with this Section 1011, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion may, at the time of such Incurrence, (i) classify such item of Indebtedness under and comply with either of paragraph (a) or (b) of this covenant (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) elect to comply with such paragraphs (or definitions), as applicable in any order.

          SECTION 1012. Limitation on Restricted Payments.

          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) (A) declare or pay any dividend or make any distribution in respect of the Company's Capital Stock to the holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to acquire such shares of Capital Stock) or (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions payable to the Company or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;
     (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or any shares of Capital Stock of any Restricted Subsidiary (including options, warrants and other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a wholly owned Restricted Subsidiary) or any holder (or any Affiliate thereof) of 5% or more of the Company's Capital Stock; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

             (A) a Default or Event of Default shall have occurred and be continuing;

             (B) the Company could not Incur at least $1.00 of Indebtedness under paragraph (a) of Section 1011; and

             (C) the aggregate amount of all Restricted Payments declared or made from and after the Closing Date would exceed the sum of:

                (1) Cumulative Consolidated Cash Flow minus 200% of Cumulative Consolidated Fixed Charges;

                (2) 100% of the aggregate Net Cash Proceeds from the issue or sale to a Person, which is not a Subsidiary of the Company, of Capital Stock of the Company (other than Redeemable Stock) or of debt securities of the Company which have been converted into or exchanged for such Capital Stock (except to the extent such Net Cash Proceeds are used to Incur new Indebtedness outstanding pursuant to clause
           (viii) of paragraph (b) of Section 1011); and

                (3) to the extent any Permitted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Permitted Investment.

          The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including a premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, with the net proceeds of, or in exchange for, Indebtedness Incurred under clause (viii) of paragraph
     (b) of Section 1011; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of a substantially concurrent (A) capital contribution to the Company or (B) offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of
     Section 1011); (iv) the acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent (A) capital contribution to the Company or (B) offering of, shares of the Capital Stock of the Company (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of Section 1011); (v) payments or distributions to dissenting stockholders in accordance with applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article Eight; and (vi) other Restricted Payments not to exceed $2 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

          Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) and the Net Cash Proceeds from any capital contributions to the Company or issuance of Capital Stock referred to in clauses (iii) and (iv) of the immediately preceding paragraph, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this Section 1012 have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this Section 1012 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the Notes.

          SECTION 1013. Limitation on Dividend and Other Payment Restrictions
                        Affecting Restricted Subsidiaries.

          So long as any of the Notes are Outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to do any one of the following:

             (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

             (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

             (iii) make loans or advances to the Company or any other Restricted Subsidiary; or

             (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions:

             (i) existing on the Closing Date in this Indenture or any other agreements or instruments in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

             (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially, more disadvantageous to the Holders than is customary in comparable financing (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes;

             (iii) existing under or by reason of applicable law;

             (iv) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

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             (v) in the case of clause (iv) of the first paragraph of this
        Section 1013, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or

             (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this Section 1013 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 1016 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

          SECTION 1014.Limitation on the Issuance and Sale of Capital Stock of
                       Restricted Subsidiaries.

          The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary (other than to the Company or a wholly owned Restricted Subsidiary or in respect of any director's qualifying shares or sales of shares of Capital Stock to foreign nationals mandated by applicable law) to any Person unless (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 1017, (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and (C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under Section 1012 if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment" contained in Section 101).

          SECTION 1015. Limitation on Transactions with Stockholders and Affiliates.

          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or any Restricted Subsidiary or with any Affiliate of the Company or any Restricted Subsidiary, unless the following conditions have been met:

             (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate;

             (ii) if such transaction or series of transactions involves aggregate consideration in excess of $2 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of the Company and is evidenced by a resolution therein; and

             (iii) if such transaction or series of transactions involves aggregate consideration in excess of $10 million, then the Company or such Restricted Subsidiary shall deliver to the Trustee a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm

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        (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm).

          The foregoing limitation does not limit, and will not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iii) any Restricted Payments not prohibited by Section 1012;
     (iv) loans and advances to officers or employees of the Company and its Subsidiaries not exceeding at any one time outstanding $1.5 million in the aggregate, made in the ordinary course of business; and (v) arrangements with TMG, Armstrong and/or its subsidiaries existing on the date of this Indenture and listed on Schedule A attached thereto as such arrangements may be extended or renewed; provided that the terms of any arrangement altered by any such extension or renewal may not be altered in a manner adverse to the Company or the Holders of the Notes.

          SECTION 1016. Limitation on Liens.

          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, whether owned at the date of this Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereof, without making effective provision for all of the Notes and all other amounts ranking pari passu with the Notes to be directly secured equally and ratably with the obligation or liability secured by such Lien or, if such obligation or liability is subordinated to the Notes and other amounts ranking pari passu with the Notes, without making provision for the Notes and such other amounts to be directly secured prior to the obligation or liability secured by such Lien.

          SECTION 1017. Limitation on Asset Sales.

          The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or disposed of as determined by the good faith judgment of the Board of Directors evidenced by a Board Resolution and (ii) at least 80% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness.

          The Company shall, or shall cause the relevant Restricted Subsidiary to, within 270 days after the date of receipt of the Net Cash Proceeds from an Asset Sale, (i) (A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries, or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 270-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this Section 1017. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 270-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds".

          If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company must, not later than the 30th Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes

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

     equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Excess Proceeds Payment").

          The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating: (i) that the Excess Proceeds Offer is being made pursuant to this Section 1017 and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest and Liquidated Damages, if any, on and after the Excess Proceeds Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;
     (vi) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

          On the Excess Proceeds Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall upon Company Order promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. To the extent that the aggregate principal amount of Notes tendered is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. The Company shall publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this
     Section 1017, the Trustee shall act as the Paying Agent.

          The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this Section 1017 and the Company is required to repurchase Notes as described above.

          SECTION 1018.Limitation on Issuances of Guarantees of Indebtedness by
                       Restricted Subsidiaries.

          The Company shall not permit any Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company, other than Indebtedness under Credit Facilities incurred under clause (iii) of paragraph (b) in Section 1011, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of the Notes on terms substantially similar to the Guarantee of such Indebtedness, except that if such Indebtedness is by its

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     express terms subordinated in right of payment to the Notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee or other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives, and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

          Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

          SECTION 1019.Business of the Company; Restriction on Transfers of
                       Existing Business.

          The Company shall not, and shall not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted Business. In addition, the Company and any Restricted Subsidiary shall not be permitted to, directly or indirectly, transfer to any Unrestricted Subsidiary (i) any of the licenses, material agreements or instruments, permits or authorizations used in the Permitted Business of the Company and any Restricted Subsidiary on the Closing Date or (ii) any material portion of the "property and equipment" (as such term is used in the Company's consolidated financial statements) of the Company or any Restricted Subsidiary used in the licensed service areas of the Company and any Restricted Subsidiary as they exist on the Closing Date.

          SECTION 1020. Limitation on Investments in Unrestricted Subsidiaries.

          The Company shall not make, and shall not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments together with any other Restricted Payments made after the Closing Date would exceed the amount of Restricted Payments then permitted to be made pursuant to Section 1012. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) shall be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Subsidiary and (ii) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of the Company (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (i) of this Section 1020).

          SECTION 1021. Limitation on Sale-Leaseback Transactions.

          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any property of the Company or any of its Restricted Subsidiaries.

          Notwithstanding the foregoing, the Company may enter into Sale-Leaseback Transactions; provided, however, that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of the Company and (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 1011.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the federal income tax consequences of the exchange offer and consent solicitation to holders of original FaciliCom notes. Long Aldridge & Norman, LLP, tax counsel to World Access in connection with the exchange offer and consent solicitation, has reviewed this discussion and is of the opinion that, except as to matters upon which they have expressly declined to express an opinion, as disclosed herein, to the extent this discussion summarizes matters of law or legal conclusions, it is accurate in all material respects under the federal income tax laws as now in effect. This discussion is general in nature and does not purport to be a complete analysis of all aspects of federal income taxation that may be relevant to you in light of your particular circumstances. For example, special rules may apply to you if you are one of the following types of holders: (i) an insurance company; (ii) a tax-exempt organization; (iii) an employee stock ownership plan; (iv) a bank;
(v) broker, dealer or financial institution; (vi) a holder that holds original FaciliCom notes as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for federal income tax purposes; (vii) a holder that has a "functional currency" other than the United States dollar; (viii) a holder subject to alternative minimum tax; or (ix) a taxpayer that is not a citizen or resident of the United States, or that is a foreign corporation, foreign partnership or foreign estate or trust as to the United States.

     In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws, or any tax consequences (for example, estate or gift tax) other than federal income tax consequences, that may be applicable to you. Further, this summary assumes that you hold the FaciliCom notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code and final, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect and any such change could affect the continuing validity of this summary.

     World Access has not requested a ruling from the IRS with respect to the federal income tax consequences of the exchange offer or the consent solicitation. It is not a condition to either the exchange offer or the consent solicitation that World Access or FaciliCom receive such a ruling or an opinion of tax counsel concerning such tax consequences.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND CONSENT SOLICITATION.

TAX CONSIDERATIONS IF YOU EXCHANGE

     Receipt of Exchange Consideration. In general, if you tender your original FaciliCom notes in the exchange offer, the exchange will likely be treated for federal income tax purposes as either (i) part of our merger with FaciliCom under Section 368 of the Code, or (ii) a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code. If so, then in either case the treatment of the exchange will be governed by Section 354 of the Code. Under Section 354, you should not recognize any gain or loss as a result of your receipt of the exchange notes. Because Long Aldridge & Norman LLP is unable to render an opinion that the FaciliCom notes and exchange notes are both "securities" within the meaning of Section 354 of the Code as discussed below, Long Aldridge & Norman LLP is in turn unable to render an opinion that the exchange will be treated for federal income tax purposes as either (i) part of our merger with FaciliCom under Section 368 of the Code, or (ii) a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code.

     The law is unclear as to how the exchange shares and the cash payment (collectively referred to in this summary only as the "exchange premium") that is received by you with respect to your FaciliCom notes exchanged in the exchange offer should be characterized by the IRS for federal income tax purposes. World Access believes that such exchange premium should be treated as additional consideration received

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by you in the exchange as a premium paid to retire your FaciliCom notes. In that case, you should not recognize any gain or loss as a result of your receipt of the exchange shares. However, treatment of the exchange premium as additional consideration in the exchange will result in the recognition of gain (but not loss) by you to the extent of the lesser of: (1) the cash payment received and
(2) the gain, if any, realized by you on the exchange of those FaciliCom notes (i.e., the excess of the "amount realized" on the exchange, which equals the sum of the "issue price" of the exchange notes, as determined under either Section 1273 or Section 1274 of the Code as discussed below, the fair market value of the exchange shares and the cash payment over your tax basis in the FaciliCom notes tendered). Any gain recognized will most likely be capital gain under
Section 356 of the Code, except to the extent of any accrued market discount on the FaciliCom notes.

     Assuming that the exchange premium is treated as additional consideration received by you in the exchange as a premium paid to retire your FaciliCom notes, your basis in the exchange shares and the exchange notes immediately after the exchange offer will in the aggregate be the same as the basis of your original FaciliCom notes tendered in the exchange offer, increased by the amount of gain, if any, you recognized in the exchange offer and decreased by the amount of the cash payment received (but only if such cash payment is treated as additional consideration in exchange for your FaciliCom notes as discussed above). This aggregate basis will be allocated between the exchange notes and the exchange shares in proportion to the fair market values of such exchange notes and exchange shares. The holding period of the exchange notes and the exchange shares you received in the exchange offer will include the period during which you held your FaciliCom notes tendered in the exchange offer.

     It is possible that the IRS could instead take the view that the exchange premium is (i) a separate payment or fee in order to obtain your consent to the proposed amendments under the consent solicitation, or (ii) a separate payment of additional interest on the FaciliCom notes. In either case, this would result in ordinary income to you in an amount equal to the fair market value of the exchange shares plus the cash payment received. Your basis for the exchange shares received as part of the exchange premium would be the fair market value of such exchange shares upon receipt. Your basis in the exchange notes immediately after the exchange offer would be the same as the basis of your original FaciliCom notes tendered in the exchange offer. The holding period for the exchange shares would begin upon consummation of the exchange offer, while the holding period for the exchange notes you received in the exchange offer will include the period during which you held your FaciliCom notes tendered in the exchange offer.

     The first statement discussed above, that the exchange will likely qualify as an exchange of debt between parties to our merger with FaciliCom, is based on the likelihood that under the so-called "step transaction doctrine," the IRS will integrate (i.e., treat as one transaction for federal income tax purposes) the exchange offer and the consent solicitation with our merger with FaciliCom under Section 368 of the Code. This is because consummation of the exchange offer and consent solicitation is conditioned on the closing of the merger, and vice versa. In this context, and where we understand that none of you are shareholders of FaciliCom, the IRS published ruling position reflects that the exchange can qualify as a separate Section 354 exchange occurring pursuant to our plan of reorganization with FaciliCom under Section 368 of the Code.

     This result is also based on the assumption, among others, that the FaciliCom notes and exchange notes are both "securities" within the meaning of
Section 354 of the Code. Whether a debt instrument constitutes a "security" depends on the terms, conditions and other facts and circumstances relating to the instrument. Prominent factors that the IRS and the courts have relied upon in making this determination include: (a) the term of maturity of the debt; (b) the collateral securing the debt; (c) the degree of subordination of the debt;
(d) the ratio of debt to equity of the issuer; (e) the riskiness of the business of the issuer; and (f) the negotiability of the instrument. Generally, notes with terms to maturity of ten years or more are treated as "securities" under
Section 354. Securities with terms to maturity of five years or less are generally not treated as "securities" under Section 354. Nevertheless, the IRS and the courts have taken the position that while the term to maturity is an important factor, the controlling consideration is an overall evaluation of the nature of the debt, degree of participation and continuing interest in the
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business, the extent of proprietary interest compared with the similarity of the note to a cash payment, the purposes of the advances, and certain other factors.

     Based on all of the factors discussed above, World Access believes that both the original FaciliCom notes and the exchange notes should be treated as "securities" under Section 354 and currently expects to report the exchange offer as a Section 354 exchange for federal income tax purposes on its consolidated federal income tax return. However, due to the inherently factual nature of the determination of whether a debt instrument is a security for tax purposes, Long Aldridge & Norman LLP is unable to render an opinion that the FaciliCom notes and exchange notes are both "securities" within the meaning of
Section 354 of the Code. Accordingly, there can be no assurance that the IRS or a court would not determine that the original FaciliCom notes or the exchange notes do not constitute securities.

     If either (i) the original FaciliCom notes or the exchange notes are determined not to be "securities" under Section 354, or (ii) the exchange does not qualify as an exchange described in Section 354 of the Code, then if you participate in the exchange offer you would recognize capital gain or loss under
Section 1001 of the Code equal to the difference between the "amount realized" on the exchange (i.e., the sum of the "issue price" of the exchange notes, as determined under either Section 1273 or Section 1274 of the Code as discussed below, the fair market of the exchange shares and the cash payment if, as discussed below, it is determined that the exchange shares and the cash payment are treated as additional consideration in exchange for your FaciliCom notes) and your tax basis of the FaciliCom notes tendered. Any gain may be subject to ordinary income treatment if you acquired the original FaciliCom notes with "market discount" for federal income tax purposes.

     Due to the inherently factual nature of this determination, coupled with the dearth of authority as to how your receipt of the exchange premium should be characterized for federal income tax purposes, Long Aldridge & Norman LLP is unable to render an opinion on this matter. For federal income tax purposes on its consolidated federal income tax return, World Access currently intends to treat the exchange premium as additional consideration received by you in the exchange as a premium paid to retire your FaciliCom notes in the exchange offer. However, no ruling has been requested from the IRS nor has any opinion of tax counsel been issued regarding the tax consequences of the receipt of the exchange premium. Thus, no assurance can be given that the position currently intended to be taken by World Access described above will be accepted by the IRS.

     Accrued Interest. Any portion of the exchange consideration received by you which is attributable to accrued interest on your FaciliCom notes will be taxable as ordinary income in accordance with your method of accounting for federal income tax purposes.

     Original Issue Discount. Under Section 1273(b)(3) of the Code and the Treasury regulations thereunder, if either the FaciliCom notes or the exchange notes are treated as publicly traded (i.e., is considered "traded on an established securities market" under the applicable Treasury regulations), then the exchange notes may be issued with original issue discount ("OID") equal to the difference between their "issue price" and their stated principal amount. You would include any OID in income as it accrues on the basis of a constant yield to the maturity date, and thus would be required to include amounts in income prior to the date such income is actually paid in cash. Although World Access understands that the FaciliCom notes are eligible for trading in the PORTAL market, they are not listed on any securities market. Further, it is unclear whether there has ever been sufficient trading volume and frequency of trades of the FaciliCom notes in the PORTAL market in order for such notes to be considered to be traded on an established securities market. Accordingly, it is unclear whether the FaciliCom notes are publicly traded.

     As for the exchange notes, although they will also be eligible for trading in the PORTAL market, they too will not be listed on any securities exchange. Again, it is unclear whether there will be sufficient trading volume and frequency of trades of the exchange notes in the PORTAL market in order for the exchange notes to be considered traded on an established securities market. Due to the factual nature of both the trading volume and the frequency of trading with respect to the FaciliCom Notes, and the inability to predict the trading volume or frequency of trading for the exchange notes which have not yet
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been issued, Long Aldridge & Norman LLP is unable to render any opinion on whether either the FaciliCom notes are, or the exchange notes will be, "traded on an established securities market" under the applicable Treasury Regulations.

     If the exchange notes are not treated as publicly traded, then under
Section 1274 of the Code and the Treasury regulations thereunder, where neither the exchange notes or the FaciliCom notes are publicly traded, the issue price of the exchange notes will be determined (regardless of their actual fair market value) by reference to their stated principal amount because the exchange notes will have "adequate stated interest" under Section 1274. Accordingly, if Section 1274 governs, there should be no OID on the exchange notes because there will be no difference between their issue price and their stated principal amount. The determination of whether Section 1273(b)(3) or Section 1274 applies cannot be made until the exchange offer is consummated.

TAX CONSIDERATIONS IF YOU DO NOT EXCHANGE

     If you do not exchange your FaciliCom notes in the exchange offer, you should not recognize gain or loss for federal income tax purposes unless the second supplemental indenture with respect to the FaciliCom notes becomes effective and is deemed to constitute a "significant modification" of the FaciliCom notes under Section 1001 of the Code. Although the changes in the terms of the FaciliCom notes to be effected by the second supplemental indenture will likely constitute a significant modification under the applicable Treasury regulations, and will result in a deemed exchange of an original FaciliCom note for a " new" FaciliCom note for federal income tax purposes, if you do not tender your FaciliCom notes into the exchange offer, you should not recognize gain or loss on such deemed exchange since the deemed exchange should also qualify as a "recapitalization" within the meaning of Section 368(a)(1)(E) of the Code (assuming that the FaciliCom notes constitute "securities" under Section 354 of the Code as discussed above). As discussed above, Long Aldridge & Norman LLP is unable to render an opinion that the FaciliCom notes are "securities" under Section 354 of the Code. Further, unless the FaciliCom notes are treated as publicly traded (as discussed above), the deemed reissuance of FaciliCom notes in such a deemed exchange should not result in the creation of any OID. This is because like the exchange notes, the reissued FaciliCom notes bear adequate stated interest under Section 1274 of the Code and as such, their issue price equals their stated principal amount. If, however, the reissued FaciliCom notes are treated as publicly traded, then OID will be created upon such deemed exchange to the extent that their issue price is less than their stated principal amount.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each holder of FaciliCom notes, exchange notes and exchange shares the amount of interest paid (including any OID reportable by such holder) and the dividends paid to such holder, respectively, and any amount withheld under the backup withholding provisions. Under the federal income tax backup withholding provisions of the Code and applicable Treasury regulations, you will be subject to backup withholding at the rate of 31% with respect to interest and may be subject to backup withholding at the rate of 31% with respect to the exchange premium received by you unless you: (a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (b) provide a correct taxpayer identification number to the exchange agent, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against your federal income tax liability. To prevent backup withholding with respect to the payment of interest, you must complete and sign a substitute Form W-9, which is included as part of the consent and letter of transmittal, and return it to the exchange agent. If the exchange agent is not provided with the correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained by you from the IRS provided that you furnish the required information to the IRS.

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                                  WORLD ACCESS

     We are a leading provider of international long distance services with agreements in place to route voice, data and internet traffic throughout the world. In addition, we are a leading provider of proprietary network equipment to many of the world's largest telecommunications companies. We market and sell our services and products to a broad range of customers, including all of the regional Bell operating companies; other local exchange carriers such as British Telecom, GTE and ALLTEL; inter-exchange carriers such as MCI WorldCom, AT&T, Sprint and Cable & Wireless; wireless service providers such as Cellular One, Comcast Cellular and Price Communications; and other telecommunications service providers, including competitive access providers, cable television companies and private network operators. Our revenues and earnings before interest, expense, income taxes, depreciation and amortization (EBITDA) for the six months ended June 30, 1999 were $321.3 million and $34.9 million, respectively.

     Our telecommunications group provides wholesale and retail international long distance services through a combination of owned and leased international network facilities, various international termination relationships and resale arrangements with other international long distance service providers. Our digital telecommunications network includes transatlantic cable facilities and international gateway switches located in Los Angeles, Dallas, Chicago, Newark and London, England. For the six months ended June 30, 1999, our Telecommunications Group had revenues and EBITDA of $198.9 million and $9.8 million, respectively.

     Our equipment group develops, manufactures and markets network products that switch and transport voice, data and internet traffic. To support and complement our product sales, we also provide our customers with a broad range of network design, engineering, testing, installation and other value-added services. For the six months ended June 30, 1999, our equipment group had revenues and earnings before interest, expense, income taxes, depreciation and amortization of $122.4 million and $25.1 million, respectively.

                                   THE MERGER

     On August 17, 1999, we announced that we entered into a merger agreement with FaciliCom, providing that FaciliCom will merge with and into World Access. Upon consummation of the merger, the separate existence of FaciliCom will cease and World Access will continue as the surviving corporation. Pursuant to the terms of the merger agreement, the shareholders of FaciliCom will receive approximately $436 million in consideration, primarily in the form of Convertible Preferred Stock, Series C. The Series C Preferred Stock bears no dividend and is convertible into shares of World Access common stock at a conversion rate of $20.38 per common share, subject to potential adjustment under certain circumstances. If the closing trading price of World Access common stock exceeds $20.38 per share for 60 consecutive trading days, the Series C Preferred Stock will automatically convert into World Access common stock.

     Adoption of the proposed amendments to the FaciliCom indenture is required to consummate the merger. Accordingly, under the terms of the merger agreement, the consummation of the merger is conditioned upon the adoption of the proposed amendments. In addition, the closing of the merger is subject to the approval of World Access stockholders and certain regulatory agencies. Certain stockholders of World Access have entered into a voting agreement whereby they have committed to vote in favor of the merger. The merger is expected to close in the fourth quarter of 1999 and will be accounted for as a purchase transaction.

     We are conducting the exchange offer and consent solicitation in connection with the merger in order to facilitate the adoption of the proposed amendments. If the proposed amendments are adopted, we expect that FaciliCom and the trustee under the indenture for the FaciliCom notes will execute a second supplemental indenture containing the proposed amendments on the closing date of the merger that will be effective on that date. We anticipate that the closing of the exchange offer will occur immediately after the closing of the merger.

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BACKGROUND OF THE MERGER

     On or about July 16, 1999, Brown Brothers Harriman & Co. was contacted regarding the possibility of an investment by Brown Brothers Harriman in FaciliCom. Brown Brothers Harriman, the general partner of The 1818 Fund, which holds 50,000 shares of World Access Series A preferred stock, was not inclined to invest in a competitor of World Access, but suggested that FaciliCom and World Access contact each other directly regarding a potential strategic alliance. During the week of July 19, 1999, Clifford S. Rees, Executive Vice President of International Business Development for the World Access Telecommunications Group, called Walter J. Burmeister, President and Chief Executive Officer of FaciliCom, to arrange a meeting between members of management of World Access and FaciliCom.

     On the morning of July 26, 1999, John D. Phillips and W. Tod Chmar, Executive Vice President of World Access, met with Mr. Burmeister and Jeffrey J. Guzy, Executive Vice President of Sales, Marketing and Product Development of FaciliCom, at the principal executive offices of FaciliCom in Washington, D.C. The parties determined that they shared similar views on the outlook for the international telecommunications industry and the market strategies to be followed in order to capitalize on the favorable trends expected to occur in the industry. They also determined that the operating networks and customer bases of World Access and FaciliCom were complimentary and that the possibility of a strategic transaction should be explored. Mr. Burmeister indicated that management of Armstrong Holdings, the indirect controlling stockholder of FaciliCom, should be contacted and participate in any discussions to be held. At the request of Mr. Phillips, a meeting between Messrs. Phillips, Chmar and Burmeister and the senior management of Armstrong Holdings was immediately scheduled for that afternoon.

     On the afternoon of July 26, 1999, Messrs. Phillips, Chmar and Burmeister met with Kirby J. Campbell, Chief Executive Officer of Armstrong Holdings, and Bryan Cipoletti, Vice President of Finance of Armstrong Holdings, at the principal executive offices of Armstrong Holdings in Butler, Pennsylvania. The parties discussed the potential advantages of combining the significant international wholesale, retail and data services revenue base and extensive carrier-grade European network of FaciliCom with the MCI WorldCom wholesale carrier service revenues, Equipment Group and financial strength of World Access. The parties also discussed the advantages of the Equipment Group of World Access providing funding for the forecasted growth of the combined companies' services business, the strategy of adding significant retail services and the expansion of the combined companies' network and future acquisitions in Europe.

     On July 28, 1999, Messrs. Campbell, Cipoletti, Burmeister, Christopher S. King, Chief Financial Officer of FaciliCom, and representatives of Lehman Brothers, Inc., financial advisor to FaciliCom, met with Messrs. Phillips and Chmar and Mark A. Gergel, Executive Vice President and Chief Financial Officer of World Access, A. Lindsay Wallace, President of the World Access Equipment Group, and Michael F. Mies, Vice President of Finance and Treasurer of World Access, at the principal executive offices of World Access in Atlanta, Georgia. On July 30, 1999, Messrs. Phillips, Chmar and Gergel met with the same representatives of FaciliCom and Armstrong Holdings in Butler, Pennsylvania and discussed the relative valuations of World Access and FaciliCom and the alternative structures of convertible preferred stock to be used as consideration in a potential merger transaction.

     The parties continued to discuss the terms of a possible strategic transaction during the week of August 2, 1999, and on August 6, 1999 reached a preliminary understanding on certain principal terms of the merger.

     During August 10 through 12, 1999, Messrs. Chmar, Gergel and Mies met with Messrs. Cipoletti, Burmeister and King, members of FaciliCom's and World Access' operating management, representatives of Brown Brothers Harriman, including Lawrence C. Tucker, also a director of World Access, representatives of Donaldson, Lufkin & Jenrette, financial advisor to World Access, and representatives of Lehman Brothers at the principal executive offices of FaciliCom in Washington, D.C. The purpose of these meetings was for each party to conduct business due diligence and develop a combined business model. In addition to business due diligence, counsel for World Access reviewed publicly available

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documents filed by FaciliCom with the Commission and conducted legal due diligence on materials provided to it at FaciliCom's Washington, D.C. offices.

     Throughout the week of August 9, 1999, senior management of World Access had several telephone conferences with each of the members of the World Access board of directors in order to update the board individually on the discussions with FaciliCom. On August 13, 1999, the board had a telephonic conference call during which legal counsel reviewed the terms of a draft of the merger agreement, which had been provided to the board prior to the call, and advised the board of its fiduciary duties in the context of the proposed merger. Donaldson, Lufkin & Jenrette reviewed the preliminary financial terms of the proposed merger and its analysis thereof. During the call, the members of the board of directors had extensive discussions regarding the legal and financial terms of the proposed merger. The board of directors instructed management of World Access to proceed with its discussions with FaciliCom and FaciliCom stockholders to finalize the terms of the proposed merger agreement.

     On August 16, 1999, the board of directors of World Access met by telephonic conference call to discuss the terms of the merger, and Donaldson, Lufkin & Jenrette gave its oral opinion as to the fairness of the consideration to be paid by World Access pursuant to the merger agreement. Legal counsel advised the board with respect to, and responded to questions regarding, the development of negotiations with FaciliCom and certain of the FaciliCom shareholders. During this conference, the World Access board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously agreed to recommend its adoption to the stockholders of World Access. On August 17, 1999, Donaldson, Lufkin & Jenrette forwarded its written opinion regarding the fairness of the consideration to be paid by World Access pursuant to the merger agreement to the members of the board of directors of World Access.

WORLD ACCESS' REASONS FOR THE MERGER

     The board of directors of World Access believes that the merger is fair to and in the best interests of World Access and its stockholders. After consideration of relevant business, financial, legal and market factors, the board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and voted to recommend that the stockholders of World Access vote for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

     In deciding to approve the merger agreement and to recommend approval and adoption of the merger agreement by the stockholders of World Access, the World Access board of directors considered a number of factors, including particularly the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board of directors viewed its position and recommendation as being based on the totality of the information and factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors.

     The Financial Terms of the Merger. The board of directors of World Access considered information concerning the business, earnings, operations, financial condition and prospects of World Access and FaciliCom, both individually and on a combined basis. The board of directors also considered the financial analyses and other information with respect to World Access and FaciliCom presented to it by World Access' financial advisor, as well as the directors' own knowledge of World Access and FaciliCom and their respective businesses.

     FaciliCom's Extensive Facilities-Based International Telecommunications Network. The board of directors of World Access considered FaciliCom's strong European presence and the potential for entry into additional deregulating European countries. The board of directors also considered the technical capabilities, cost effectiveness and available capacity of FaciliCom's carrier-grade network in 14 countries and the utilization of this network to facilitate World Access' global expansion strategy.

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     Industry Trend Toward Consolidation.  The board of directors of World
Access considered the status of the international telecommunications services industry and the likely trend toward consolidation of service providers. The board of directors also considered the importance of market position in the global telecommunications services industry. The board of directors considered the potential significant cost savings to be achieved as a result of the merger in order to provide global retail telecommunications services at competitive rates.

     FaciliCom's Established Wholesale Customer Base. The board of directors of World Access considered the compatibility of FaciliCom's established base of wholesale customers with World Access' existing wholesale customer base. With only approximately 20% wholesale customer overlap between World Access and FaciliCom, the board of directors considered the significant expansion possibility to be achieved with the addition of approximately 220 wholesale carrier customers of FaciliCom.

     Significant Increase in Offered Services. The board of directors of World Access considered the additional services offered by FaciliCom, which would be made available to current and future customers of World Access. Specifically, the board of directors considered the potential growth opportunities for new internet and data services.

CLOSING; EFFECTIVE TIME OF THE MERGER

     The closing of the merger will take place on the second business day following the satisfaction or waiver of the conditions to be fulfilled prior to the closing set forth in the merger agreement, unless another date is agreed to in writing by World Access, FaciliCom and the FaciliCom stockholders. On the closing date, World Access and FaciliCom will file a Certificate of Merger with the Secretary of State of the State of Delaware. We anticipate that, assuming all conditions are met, the merger will occur prior to December 31, 1999.

MANAGEMENT OF WORLD ACCESS AFTER THE MERGER

     Executive Officers. Following the consummation of the merger, John D. Phillips, Chairman of the Board, President and Chief Executive Officer of World Access will continue as Chairman and Chief Executive Officer of World Access. Walter J. Burmeister, President and Chief Executive Officer of FaciliCom, will be the President of World Access after the merger. It is anticipated that the other current executive officers of World Access will continue as executive officers of World Access with their current duties and responsibilities. The parties have not yet determined which specific offices will be held by the other current executive officers of FaciliCom. Mr. Burmeister does not have an employment contract with FaciliCom. For FaciliCom's fiscal year ended September 30, 1999, FaciliCom paid Mr. Burmeister $212,000 in cash compensation. Mr. Burmeister's compensation arrangements with World Access have not yet been determined.

     Board of Directors. After the merger, the board of directors of World Access will consist of twelve members. Six of these twelve are the current directors of World Access who will continue as directors, and four of these twelve will be designated by the holders of World Access Series C preferred stock. The current directors of World Access are John D. Phillips, Stephen J. Clearman, Mark A. Gergel, John P. Imlay, Carl E. Sanders and Lawrence C. Tucker. The initial designees of the holders of World Access Series C preferred stock to the board of directors are Dru A. Sedwick, Kirby J. Campbell, Bryan Cipoletti and Walter J. Burmeister. Of the six continuing directors, The 1818 Fund, as sole holder of World Access Series A preferred stock, is entitled to designate one person for recommendation for election by the World Access board of directors to the stockholders of World Access. Lawrence C. Tucker was so designated by The 1818 Fund. In connection with the closing of the private placement of the $75.0 million of World Access common stock to fund the cash portion of the consideration payable in the merger and expenses related to the merger, Massimo Prelz Oltramonti, a Managing Director of Gilbert Global Equity Partners, and John P. Rigas, Managing Partner of Zilkha Capital Partners, have agreed to join our board of directors.

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     Information concerning the six current directors of World Access who will continue as directors of the World Access after the merger can be found in World Access' Proxy Statement for its 1999 Annual Meeting held on June 15, 1999. See "Incorporation of Certain Documents by Reference."

     The initial four persons designated by the holders of World Access Series C preferred stock to be members of the board of directors of World Access after the merger are as follows:

     Walter J. Burmeister (age 60) is one of FaciliCom's co-founders and has been its Chief Executive Officer, President and one of its directors since it was founded in 1995. Prior to co-founding FaciliCom, Mr. Burmeister founded Telecommunications Management Group, a telecommunications consulting firm, and he has served as its Chairman from 1992 to the present. Before founding this firm, Mr. Burmeister was Vice President and Chief Financial Officer of Bell Atlantic International from 1989 to 1992. In these positions, Mr. Burmeister was responsible for overseeing business development in Central and South America, the Middle East and Africa, as well as managing that company's financial affairs. During his 31 years with Bell Atlantic, Mr. Burmeister was Vice President of Bell of Pennsylvania's and Diamond State Telephone's sales organization and headed the C&P Telephone Operations Staff. Mr. Burmeister has served as a director of Skysat Communications Network since 1992.

     Kirby J. Campbell (age 52) has served as Treasurer, Vice President and as a director of FaciliCom since its inception. Since June 1997, Mr. Campbell has been the Chief Executive Officer of Armstrong Holdings, and since 1993 he has been Executive Vice President of Armstrong Holdings. Mr. Campbell also holds various executive and board positions with Armstrong Holdings' affiliated companies.

     Dru A. Sedwick (age 35) has served as Secretary, Vice President and as a director of FaciliCom since FaciliCom's inception. Since June 1997, Mr. Sedwick has been President of Armstrong Holdings, and since 1993 he has been Senior Vice President of Armstrong Holdings. Mr. Sedwick also holds various executive and board positions with Armstrong Holdings' affiliated companies.

     Bryan Cipoletti (age 39) has been one of FaciliCom's directors since September 1997. Since 1993, Mr. Cipoletti has been Vice President of Finance of Armstrong Holdings. Mr. Cipoletti also holds various executive and board positions with Armstrong Holdings' affiliated companies.

     The two people who have agreed to join the World Access board of directors in connection with the closing of the merger and our private placement of $75.0 million of World Access common stock are as follows:

     Massimo Prelz Oltramonti (age 44) is a Managing Director of Gilbert Global Equity Partners, L.L.C., a private equity firm with a diversified global investment strategy. He previously served as Managing Director of Advent International Corporation, the general partner of a series of global private equity funds. In this capacity, he co-managed the media and telecom investment activity of Advent International in Europe and was directly responsible for its investments in Scandinavian Broadcasting Systems SA, Esat Telecom Group plc, PrimaCom AG, Esaote S.p.A and Jazztel SA. Prior to joining Advent International in 1991, Mr. Prelz was a partner at Alta Berkeley Associates, a venture capital group in London. He currently serves as Vice-Chairman of PrimaCom AG and is a director of Esat Telecom Group plc, Jazztel SA and Iaxis N.V.

     John P. Rigas (age 36) is a Managing Partner of Zilkha Capital Partners L.P., a private equity firm involved in a wide variety of venture capital and technology investments both in the U.S. and internationally. Mr. Rigas has been with Zilkha Capital Partners and its predecessor firms for twelve years. He currently serves as the Chairman of Advanced Interactive Systems Inc. and as a director of New Colt Holding, Inc. and Omniglow, Inc.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     In the merger, the outstanding FaciliCom common stock will be converted into the right to receive, and certain outstanding options to purchase FaciliCom common stock will be exchanged for, in the aggregate, (i) an amount of cash and/or World Access common stock equal in value to $56.0 million,

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(ii) approximately 369,400 shares, or $369.4 million in aggregate liquidation preference, of World Access Series C preferred stock and (iii) approximately 520,000 vested options that each may be exercised for one share of World Access common stock at an average exercise price of $3.06 per share.

     In the event that we are unable to obtain net proceeds from the private placement of World Access common stock of $56.0 million on or prior to the closing of the merger, the FaciliCom stockholders and certain of the FaciliCom optionholders will be entitled to receive, in the aggregate, such number of shares of World Access common stock as is equal to the cash shortfall divided by the market price of World Access common stock on the trading day immediately preceding the closing date plus such number of additional shares of World Access common stock as will result, upon the resale by such persons of all such shares, in the aggregate, in net cash proceeds to such persons equal to the cash shortfall. We have agreed to file a registration statement with the SEC in connection with the resale of any World Access common stock received by the stockholders of FaciliCom. We have received commitments from a group of institutional and sophisticated investors to purchase $75.0 million of World Access common stock in a private transaction that is conditioned upon, among other things, and will close simultaneously with, the merger with FaciliCom. We will use the majority of the proceeds from this private placement to fund the cash portion of the FaciliCom merger, including related fees and expenses. The World Access common stock to be issued will be priced at the average trading value of the World Access common stock during a five day period prior to the closing of the merger, with the purchase price to be no lower than $13 per share and no higher than $17 per share. Brown Brothers Harriman & Co. acted as an advisor to us on this transaction. Descriptions of the World Access Series C preferred stock to be received by the stockholders of FaciliCom and the treatment of FaciliCom options in the merger are set forth below.

  Description of World Access Series C Preferred Stock.

     Designation. Upon the filing of a Certificate of Designation with the Secretary of State of the State of Delaware, approximately 369,400 shares of World Access authorized preferred stock will be designated as "Convertible Preferred Stock, Series C."

     Ranking. The Series C preferred stock will rank, as to dividends, on parity with the World Access common stock and junior to World Access Series A preferred stock and Series B preferred stock. The Series C preferred stock will rank, as to liquidation preference, senior to World Access common stock, on parity with World Access Series B preferred stock and junior to World Access Series A preferred stock.

     Voting Rights. In addition to any voting rights provided by law, except with respect to the election of directors, the holders of shares of World Access Series C preferred stock will be entitled to vote on all matters voted on by the holders of World Access common stock voting together as a single class with the holders of World Access common stock, Series A preferred stock, Series B preferred stock and other shares entitled to vote on those matters. Each holder of shares of Series C preferred stock will be entitled to cast the number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series C preferred stock into World Access common stock on the record date for determining the stockholders eligible to vote on any such matters.

     In addition, unless the consent or approval of a greater number of shares is then required by law, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of World Access Series C preferred stock, voting separately as a single series, will be required to: (i) authorize, increase the authorized number of shares of or issue any shares of any class or classes of stock ranking senior to the Series C preferred stock; (ii) authorize, adopt or approve an amendment to the certificate of incorporation of World Access that would increase or decrease the par value of the shares of Series C preferred stock, or alter or change the powers, preferences or special rights of the shares of Series C preferred stock, or would alter or change the powers, preferences or special rights of stock ranking senior to the Series C preferred stock; (iii) amend or alter the certificate of incorporation of World Access so as to affect the shares of Series C preferred stock adversely and materially;
(iv) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of stock ranking senior to the Series C preferred stock; and (v) subject to certain exceptions set forth in

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the certificate of designation for the Series C preferred stock, effect the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of World Access, or the consolidation or merger of World Access with or into any other entity (except a wholly-owned subsidiary of World Access), or the sale or other distribution to another entity of all or substantially all of the assets of World Access.

     Board of Directors Representation. The holders of the outstanding shares of World Access Series C preferred stock will have the right, voting as a separate series, to nominate and elect four directors to the board of directors of World Access, and will not be entitled to vote with respect to the election of any other directors; provided that on the record date for determining the stockholders eligible to vote on such matters, at least 15% of the originally issued shares of Series C preferred stock is outstanding. Notwithstanding the foregoing, if the World Access common stock issuable upon conversion of the Series C preferred stock equals less than 20% of the outstanding shares of capital stock of World Access entitled to vote for the election of directors, then, so long as the outstanding shares of Series C preferred stock constitute at least 15% of the originally issued shares of Series C preferred stock, the holders of Series C preferred stock will have the right to elect, voting as a separate series, such number of directors which, as a percentage of the total number of members of the board of directors of World Access, is at least equal to the percentage of all outstanding shares of capital stock entitled to vote for the election of directors held by such holders of Series C preferred stock on an as converted basis.

     Conversion Price. The shares of World Access Series C preferred stock will be convertible into shares of World Access common stock at a conversion rate equal to one share of World Access common stock per $20.38 of liquidation preference, subject to adjustment in the event of below market issuances of World Access common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock and in certain other instances specified in the certificate of designation for the Series C preferred stock.

     Mandatory Conversion. If for 60 consecutive trading days the market price, as defined in the certificate of designation for World Access Series C preferred stock, of World Access common stock on each such trading day exceeds the conversion price in effect on each such trading day, then the outstanding shares of Series C preferred stock will be automatically converted into such number of shares of World Access common stock as is equal to the number of shares of Series C preferred stock subject to conversion multiplied by the quotient of the liquidation preference of the Series C preferred stock divided by the conversion price in effect on the last trading day of such 60-day period.

     In addition, any outstanding shares of Series C preferred stock that have not been converted into World Access common stock within three years following the issue date of the Series C preferred stock will automatically be converted into such number of shares of World Access common stock as is equal to the number of shares of Series C preferred stock subject to conversion multiplied by the quotient of the liquidation preference divided by the current market price, as defined in the certificate of designation for World Access Series C preferred stock. Notwithstanding the foregoing, the three year conversion price may not be less than $11.50; if the three year conversion price is less than the market price on the issue date of the Series C preferred stock and the Nasdaq Composite Index on the close of business of the three year conversion date is 85% or less than the Nasdaq Composite Index on the close of business on the issue date of the Series C preferred stock, then the three year conversion price will be increased by a percentage equal to that portion in excess of 15%; and the three year conversion price may not be greater than the conversion price.

  Treatment of FaciliCom Stock Options.

     FaciliCom 1998 Stock Option Plan. FaciliCom has granted options to approximately 70 individuals under its 1998 Stock Option Plan, representing rights to acquire approximately 12,242 shares of non-voting FaciliCom common stock. Pursuant to the provisions of the FaciliCom 1998 Stock Option Plan, in the event of a change or exchange of the non-voting FaciliCom common stock, each share of non-voting FaciliCom common stock subject to each outstanding option shall be substituted with the number and kind of stock or securities into which the non-voting FaciliCom common stock is changed or exchanged,

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with an appropriate adjustment to the per share option exercise price. In addition, pursuant to the provisions of the FaciliCom 1998 Stock Option Plan, each outstanding option granted under that plan shall become fully exercisable upon a change in control of FaciliCom. For that purpose, the merger will constitute a change in control of FaciliCom.

     In connection with the merger, the options to acquire 12,242 shares of non-voting FaciliCom common stock are expected to be exchanged for an aggregate of approximately $10.7 million in cash and non-qualified options to acquire approximately 520,000 shares of World Access common stock at an average exercise price of $3.06 per share. The cash consideration and the fair value of the new options are part of the total consideration to be paid by World Access in the merger.

     FaciliCom 1999 Stock Option Plan. In October 1999, FaciliCom granted stock options under a new FaciliCom 1999 Stock Option Plan to its employees who are expected to continue with World Access after the merger. These options were granted in contemplation of and contingent upon the merger. Upon consummation of the merger, these options will convert into non-qualified options to purchase approximately 1,900,000 shares of World Access common stock at an exercise price of $15.00 per share. These options generally will become exercisable in 25% increments on each of the first four anniversaries from the date of grant. The exercisability will not be accelerated due to the merger.

     The exercise of all these options would result in approximately $28.5 million of capital infusion into World Access and may result in significant income tax benefits for World Access. These options will be granted as incentives for the FaciliCom employees to continue in their positions following the merger and will not result in a reduction of the number of shares of World Access Series C preferred stock to be issued in the merger. The value of the approximately 1.9 million shares of World Access common stock which may be issued upon exercise of the options is in addition to the total consideration to be paid by World Access in the merger.

REGULATORY APPROVALS

     On September 29, 1999, World Access, the Jud L. Sedwick Grandchildren's Trust (the ultimate parent entity of FaciliCom) and Walter J. Burmeister (the ultimate parent entity of BFV Associates, Inc.) each filed a Pre-Merger Notification and Report Form with the Justice Department and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Act. Under the Hart-Scott-Rodino Act, the merger could not have been consummated until at least 30 days after such filing unless earlier termination of the waiting period was granted. The Federal Trade Commission granted early termination of the Hart-Scott-Rodino Act waiting period, effective October 19, 1999. No further action under the Hart-Scott-Rodino Act is required so long as the merger is consummated prior to October 18, 2000. The early termination of the Hart-Scott-Rodino Act waiting period does not preclude the Justice Department, the Federal Trade Commission or other parties from seeking actions challenging the merger based on federal antitrust statutes. We do not anticipate any such challenge.

     The transaction also requires notification in certain European countries.

     Under the Finnish Competition Act, the merger must be notified and cannot be consummated until the merger has been approved or certain waiting periods/investigation periods have expired. FaciliCom filed for approval under the Finnish Competition Act on October 25, 1999. The initial waiting period lasts for 30 days from the date that the notification is considered to be complete. If the Finnish competition authority has not issued its decision prior to the end of the waiting period, the merger may be consummated. During the initial waiting period, the Finnish competition authority may decide to open a further investigation of the transaction. If a further investigation is instituted, the transaction may not be consummated until a further three month period has expired, which may be extended to five months in certain cases, or the transaction has been cleared. Furthermore, the Finnish competition authority may decide to refer the merger to the Finnish competition council. If the case is referred to the Finnish competition council, the merger may not be consummated until the Finnish competition council has issued its decision or a three month period has expired. The Finnish competition council has the authority to

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block the merger. We cannot assure you that a challenge to the merger on competition law grounds will not be made or that, if such a challenge is made, it would not be successful in Finland.

     The merger must also be notified under the Swedish Competition Act and, if the merger is notified prior to consummation, it cannot be completed until it has been approved or a 30 day waiting period has expired. FaciliCom filed for approval under the Swedish Competition Act on October 22, 1999. The 30 day waiting period may be extended if it is decided that the notification was incomplete or inaccurate. During the waiting period, the Swedish competition authority may decide to open a further investigation of the merger, in which case the Swedish competition authority has six months to render a final decision. Swedish law does not require that notification be completed prior to consummation of the merger. However, if the filing is delayed and the Swedish competition authority decides that the merger creates or strengthens a dominant position that would reduce competition in Sweden, it can declare the merger void with respect to Sweden or impose conditions. We cannot assure you that a challenge to the merger on competition law grounds will not be made or that, if such a challenge is made, it would not be successful in Sweden.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the World Access board of directors with respect to the merger, holders of World Access voting stock should be aware that certain members of World Access' management and board of directors, including certain of the new directors and executive officers to be appointed by World Access in connection with the merger, have interests in the merger that are in addition to the interests of stockholders of World Access in general.

     Stock Options Held by John D. Phillips. In connection with the execution of the merger agreement, Armstrong International Telecommunications, intending to ensure that John D. Phillips devotes his full time and attention to the management and operations of World Access, required Mr. Phillips to enter into a Letter Agreement, dated August 17, 1999, under which Mr. Phillips agreed not to sell or transfer any of his shares of World Access for a specified period of time. In consideration for Mr. Phillips' entering into the letter agreement, the Board of Directors of World Access has agreed to accelerate the exercisability of currently outstanding options held by Mr. Phillips under the World Access 1998 Stock Option Plan for 1,000,000 shares of World Access common stock at an exercise price of $12.75 per share. The options were originally scheduled to vest ratably over a four-year period. Upon consummation of the merger, all of these options will be immediately exercisable.

     Release of Escrowed Shares of World Access Common Stock. In connection with the acquisition of Cherry U.S. and Cherry U.K. by World Access and related transactions in December 1998, World Access entered into a Share Exchange Agreement and Plan of Reorganization, dated as of May 12, 1998, by and among World Access, WAXS, Inc., Cherry U.K. and Renaissance Partners II pursuant to which Renaissance Partners II, a Georgia general partnership and the sole shareholder of Cherry U.K., exchanged all of the issued and outstanding ordinary shares of Cherry U.K. for 1,875,000 shares of World Access common stock, of which 1,250,000 shares were placed in escrow and constitute part of the escrowed shares subject to release or forfeiture based on whether Cherry U.S. and Cherry U.K. meet certain specified financial performance criteria. These criteria have not yet been satisfied. Pursuant to the Operating Agreement, dated December 11, 1998, for Resurgens Partners, LLC, of which Renaissance Partners II is the manager, Renaissance Partners II made a capital contribution to Resurgens Partners in the form of its interest in 937,500 shares of World Access common stock, of which 625,000 shares were part of the escrowed shares. Notwithstanding the performance criteria set forth in the share exchange agreement, the share exchange agreement provides that all of the escrowed shares shall be released and shall no longer be subject to forfeiture upon a change of control of World Access. For the purposes of the share exchange agreement, the merger constitutes a change of control of World Access.

     Mr. Phillips has sole voting and dispositive power over the shares of World Access common stock owned of record by Renaissance Partners II and Resurgens Partners. Upon consummation of the merger, Mr. Phillips, and his affiliates, and Carl E. Sanders and John P. Imlay, Jr., each a director of World

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Access and each of whom will be a director of World Access after the merger, will be entitled to receive the economic benefit of approximately 416,667, 40,000 and 26,667, respectively, of the released escrowed shares, and Mr. Phillips will have the sole voting and dispositive power over all of the escrowed shares.

     Release of Contingent Shares of World Access Common Stock. In connection with the acquisition of Cherry U.S. by World Access in December 1998, pursuant to an Agreement and Plan of Merger and Reorganization, dated May 12, 1998, by and among World Access, WAXS, Inc., WA Merger Corp. and Cherry U.S., WorldCom Network Services received 1,310,430 shares of World Access common stock and is expected to receive an additional 541,902 to 822,986 shares later in 1999 when all creditor claims against Cherry U.S. are finalized. In addition, 6,250,000 shares of World Access common stock were placed in escrow and constitute part of the escrowed shares which are subject to release or forfeiture based on whether Cherry U.K. and Cherry U.S. meet certain specified financial criteria. Approximately 4,200,000 of these escrowed shares are owned of record by World Com Network Services. These performance criteria have not yet been satisfied. Notwithstanding these performance criteria, the Cherry merger agreement provides that all of these escrowed shares shall be released and shall no longer be subject to forfeiture upon a change of control of World Access. For purposes of the Cherry merger agreement, the merger constitutes a change of control of World Access, and World Com Network Services will be entitled to receive approximately 4,200,000 of these escrowed shares. Lawrence C. Tucker, a director of World Access and a World Access designee for director of World Access after the merger, is a member of the board of directors of MCI WorldCom.

     While we cannot determine at this time whether the relevant financial performance criteria for release of the escrowed shares would have been in fact satisfied, the World Access board of directors, in approving the merger agreement, considered the release of the escrowed shares in the context of the overall merger transaction and believed that the relevant performance criteria would have been satisfied and that the escrowed shares would have been released in February 2000 and 2001, irrespective of the merger.

     FaciliCom Director Designees. The holders of World Access Series C preferred stock are entitled to elect up to four of the twelve members of the board of directors of World Access after the merger, subject to maintaining specified levels of stock ownership. The initial designee directors of the holders of the Series C preferred stock are Dru A. Sedwick, Kirby J. Campbell, Bryan Cipoletti and Walter J. Burmeister. Each of Messrs. Sedwick, Campbell and Cipoletti are executive officers of Armstrong Holdings and hold other executive and board positions, including on FaciliCom's board of directors, with Armstrong Holdings affiliated companies and will continue to do so after the consummation of the merger. Mr. Burmeister is the President and Chief Executive Officer, as well as a board member, of FaciliCom and will serve as President of World Access after the merger.

     Mr. Burmeister is the beneficial owner of 24,067 shares of FaciliCom common stock, representing 10.6% of the outstanding FaciliCom common stock, and will be entitled to receive approximately $5.6 million in cash or, in the event of a cash shortfall, World Access common stock and approximately 38,300 shares of World Access Series C preferred stock pursuant to the merger. Mr. Burmeister also holds FaciliCom stock options with respect to shares of FaciliCom common stock and, in connection with the merger, these options are expected to be exchanged for $587,000 in cash and non-qualified options to acquire 195,474 shares of World Access common stock. In the event of a cash shortfall, Mr. Burmeister would receive additional non-qualified options to acquire World Access common stock in exchange for his FaciliCom stock options.

     Mr. Cipoletti holds FaciliCom stock options with respect to 200 shares of FaciliCom common stock. In connection with the merger, these options are expected to be exchanged for cash or, in the event of a cash shortfall, World Access common stock.

     Management Information Services Agreement Between FaciliCom and Armstrong Holdings. FaciliCom has an agreement with Armstrong Holdings through which Armstrong Holdings provides billing and management information support services, including call collection, processing, rating and reporting for FaciliCom and its subsidiaries. Armstrong Holdings also provides FaciliCom with access to experienced management information professionals and computer programmers on an as-needed basis. This service
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expires on September 30, 2002. The parties anticipate that Armstrong Holdings will continue to render similar services to World Access after the merger. The terms of the billing and management information support services that Armstrong Holdings will provide to World Access after the merger have not been determined. The costs for such services are currently as follows:

     - professional services are billed at a rate of $65.00 per hour;

     - call detail record processing including data center management, operations and hardware services are billed at a rate per minute of use dependent upon call volumes;

     - AS/400 disk storage services are billed at a rate of $25.00 per gigabyte;

     - software applications and direct hardware FaciliCom purchases are billed at actual cost; and

     - telecommunications facilities are billed based on the actual facilities it uses.

     Armstrong Holdings has the right to increase the cost of its services upon 30 days' written notice if there is a change in the underlying cost of providing these services. During the nine months ended June 30, 1999 and the fiscal years ended September 30, 1998, 1997 and 1996, FaciliCom paid $2.2 million, $1.5 million, $431,000 and $0, respectively, to Armstrong Holdings for the management information services Armstrong Holdings provided FaciliCom under this agreement and an earlier agreement. Armstrong Holdings provides similar services to other telecommunications companies with which it is affiliated. FaciliCom believes that the terms of this agreement with Armstrong Holdings are competitive with similar agreements offered by other providers of management information services.

     Financial Accounting Services Agreement Between FaciliCom and Armstrong Holdings. FaciliCom also has an agreement with Judco Management Services, Inc., an affiliate of Armstrong Holdings, for Judco to provide certain financial accounting services to it, such as payroll, accounts payable, human resources support services and income tax return preparation and compliance services. The costs for these services are currently as follows:

     - human resources and payroll processing is billed at $6.75 per check;

     - accounts payable invoice and check processing is billed at $3.50 per invoice; and

     - income tax return preparation is billed at $80.00 per hour.

     Judco has the right to increase the cost of its services upon 30 days' written notice if there is a change in the underlying cost of providing these services. Judco provides similar services to other telecommunications companies with which it is affiliated at comparable prices. FaciliCom believes that the benefits to it of this agreement with Judco are competitive with similar agreements offered by providers of comparable financial and accounting services. This service agreement is expected to continue in effect at the closing. The agreement expires on September 30, 2000, and shall be automatically renewed for successive terms of two years unless either party provides written notice of its intent to terminate the agreement at least 180 days prior to the end of the original term of any then current term. The terms of the financial accounting services that Judco will provide to World Access after the merger have not been determined.

     FaciliCom's payments under this agreement for the nine months ended June 30, 1999 and for fiscal 1998, fiscal 1997 and fiscal 1996 were $43,818, $30,000,
$8,000 and $7,000, respectively.

     Armstrong Holdings Guarantee of FaciliCom Credit Facility and Letters of Credit. Armstrong Holdings serves as guarantor for any borrowings up to $35.0 million under FaciliCom's credit facility with Key Corporate Capital, Inc. In addition, an affiliated company of Armstrong Holdings has issued letters of credit on behalf of FaciliCom totaling approximately $6.9 million as of September 30, 1999. The termination of this guarantee and these letters of credit on terms and conditions reasonably satisfactory to FaciliCom are conditions to the obligations of FaciliCom and the FaciliCom stockholders to complete the merger.

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     FaciliCom Management Relationship with Telecommunications Management
Group. Mr. Burmeister is a co-founder, stockholder and director of Telecommunications Management Group, an international telecommunications consulting company. During 1997, FaciliCom used the consulting services of Telecommunications Management Group principally for exploring business development opportunities in Latin America. Since FaciliCom's inception, Mr. Burmeister has devoted less than 5% of his working time to performing services for this entity. Since becoming an employee of FaciliCom, Mr. Burmeister has not provided to FaciliCom any of the services provided by Telecommunications Management Group. FaciliCom paid Telecommunications Management Group fees of $0; $60,000; $85,097 and $58,274 in the nine months ended June 30, 1999 and the fiscal years ended September 30, 1998, 1997 and 1996, respectively. FaciliCom believes that the fees it has paid to Telecommunications Management Group for its services are competitive with those charged for comparable services by other companies in the industry.

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                               RELATED AGREEMENTS

VOTING AGREEMENT

     FaciliCom, Armstrong International Telecommunications, BFV Associates, Inc., Epic Interests, Inc., WorldCom Network Services, The 1818 Fund and John D. Phillips have entered into a voting agreement, dated August 17, 1999 pursuant to which each of the World Access shareholders has agreed to vote all of its or his shares of World Access voting stock, whether owned beneficially or of record, as well as any other shares such World Access shareholder acquires beneficial ownership of after the date of the voting agreement, in favor of the merger and the adoption and approval of the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the voting agreement, the World Access shareholders have also agreed to vote against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of World Access under the merger agreement, and any action or agreement that would materially impede, interfere with, delay or postpone or that would reasonably be expected to discourage the merger. The voting agreement, and all rights and obligations thereunder, terminate upon the first to occur of the consummation of the merger, the termination of the merger agreement, or February 28, 2000. As of the date of this prospectus, these World Access shareholders own, beneficially or of record, shares of World Access voting stock representing approximately 24.1% of the voting stock of the World Access voting together as a single class.

LETTER AGREEMENT

     John D. Phillips and Armstrong International Telecommunications have entered into a letter agreement, pursuant to which Mr. Phillips has agreed not to sell or transfer, directly or indirectly, any shares of World Access common stock held by him, including his personal interest in such shares held by Renaissance Partners II and Resurgens Partners and any shares received upon exercise of World Access stock options or warrants, without the prior written consent of Armstrong International Telecommunications for so long as Armstrong International Telecommunications or any of its affiliates remains a stockholder of the World Access. The provisions of the letter agreement terminate upon Mr. Phillips' death or disability, any decision to remove, or to not reelect, Mr. Phillips as the Chief Executive Officer of World Access in which at least 50% of the directors elected by the holders of the Series C preferred stock (or, upon conversion into or other acquisition of World Access common stock, by 50% of the directors nominated, designated or elected by the FaciliCom shareholders, or their affiliates) vote in favor of such removal or fail to vote in favor of such reelection, the 5th anniversary of the closing in the event that Mr. Phillips is no longer Chief Executive Officer of World Access for any reason, and upon a change of control of World Access.

REGISTRATION RIGHTS AGREEMENT

     World Access has agreed to enter into a registration rights agreement with certain FaciliCom stockholders pursuant to which World Access will grant certain rights to such persons to cause World Access to register their shares of World Access common stock, including World Access common stock issued or issuable upon conversion of the Series C preferred stock and securities issued or issuable with respect to such shares of World Access common stock by way of dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

     Demand Registration Rights. At any time after the date of the registration rights agreement, one or more holders of an aggregate of at least 25% of the total number of shares of World Access common stock issued or issuable upon conversion of the Series C preferred stock may demand that World Access register its or their registrable securities under the Securities Act. Other holders of registrable securities and holders of World Access securities with the right to participate in a World Access registration statement will have the right to include their shares in such a demand registration; provided, however, that if the facilitating broker/dealer or, in an underwritten offering, the lead managing underwriter advises that

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marketing factors require a limitation on the number of shares to be sold, the number of shares to be included in the sale or underwriting and registration will be allocated pro rata among the initiating holders and the holders seeking registration on the basis of the estimated proceeds from the sale of the securities covered by such registration. World Access will not be required to effect more than four Demand Registrations in the aggregate or more than one demand registration within any 12-month period occurring immediately subsequent to the effectiveness of a demand registration. Notwithstanding the foregoing, a demand registration will not be deemed to have been effected unless, among other things, (x) a registration statement with respect thereto has become effective and remains effective in compliance with the Securities Act until the earlier of
(1) such time as all of such registrable securities covered by the registration statement have been disposed of and (2) 180 days after the effective date of such registration with respect to any registration statement filed pursuant to Rule 415 under the Securities Act or (y) if, when effective, it includes fewer than 75% of the number of shares of registrable securities of the initiating holders which were the subject matter of the demand.

     Piggyback Registration Rights. Subject to certain exceptions set forth in the registration rights agreement, if at any time World Access proposes to register any shares of World Access common stock or any securities convertible into World Access common stock under the Securities Act by registration on any form other than Forms S-4 or S-8, each holder of registrable securities will have the right to include in such registration statement such number of registrable securities as it requests. If the managing underwriter of any underwritten offering informs World Access that the number of registrable securities requested to be included in such registration would materially affect such offering, then World Access will include in such offering, to the extent of the number and type that World Access is advised can be sold in such offering, and subject to the rights described in section 2.1(f) of the registration rights agreement, dated as of April 21, 1999, between World Access and The 1818 Fund, first, all securities proposed to be sold by World Access for its own account, second, such registrable securities requested to be included in such registration and securities of other persons who have the right to require that their securities be included in such registration, pro rata on the basis of the estimated proceeds from the sale thereof, and third, all other securities proposed to be registered.

     Expenses. World Access will pay all registration expenses, except for underwriting commissions or discounts, in connection with the first and second demand registrations. Each holder of registrable securities whose registrable securities are included in the third and fourth demand registrations will pay its proportionate share of the registration expenses (including underwriting commissions or discounts) on the basis of such holder's share of the gross proceeds from the sale of its registrable securities. World Access will pay all registration expenses in connection with any piggyback registration.

     Expiration of Registration Rights. Registrable securities will cease to be registrable securities and, therefore, no longer have registration rights pursuant to the registration rights agreement when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with the registration statement, (ii) they have been sold as permitted by Rule 144 under the Securities Act and the purchaser thereof does not receive "restricted securities" as defined in Rule 144, (iii) they have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by World Access and subsequent public distribution of them will not, in the opinion of counsel for the holders, require registration under the Securities Act or (iv) they have ceased to be outstanding.

PRIVATE PLACEMENT AGREEMENTS

     In connection with the private placement of $75.0 million of World Access common stock to fund the cash portion of the FaciliCom merger (including related fees and expenses), we entered into separate agreements with a group of institutional and sophisticated investors on October 13, 1999. The closing of the purchase and sale of the shares of World Access common stock pursuant to the private placement will occur on the date, and is subject to the closing, of the FaciliCom merger. Additional conditions to each such investor's obligation to proceed to the private placement closing include (i) the termination or expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act related to
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the transactions contemplated by such investor's private placement agreement, if applicable, and (ii) the non-occurrence of a Material Adverse Effect (as defined in the private placement agreement) with respect to World Access. The number of shares of World Access common stock to be acquired by each investor is determined by dividing (x) the total consideration paid by each such investor by
(y) the average of the daily closing price of World Access common stock as reported on Nasdaq for the five consecutive trading days ending at the close of trading on the trading day before the private placement closing, provided that the denominator may not be less than $13.00 or more than $17.00. Under each private placement agreement, we have agreed to file with the SEC, no later than thirty (30) days following the private placement closing, a registration statement on Form S-3 in connection with the resale of the shares of World
Access common stock acquired thereunder. Each private placement agreement may be terminated by either the investor or World Access at any time prior to the private placement closing (a) upon termination of the merger agreement or (b) if the private placement has not occurred on or before December 31, 1999.

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                              RELATED TRANSACTIONS

RELEASE OF ESCROWED SHARES

     Prior to October 1997, Cherry U.S. and Cherry U.K. were under the operational and financial direction and control of James R. Elliot, Chairman of the Board and Chief Executive Officer of Cherry U.S., an 80.1% owner of the outstanding shares of the common stock of Cherry U.S., and the owner of all the issued and outstanding capital stock of Cherry U.K.. In the second half of 1997, Mr. Elliot sought financial assistance from WorldCom Network Services, already a significant creditor of Cherry U.S. and the owner of the remaining outstanding shares of Cherry U.S. stock. In October 1997, Cherry U.S., WorldCom Network Services, Cherry U.K., Mr. Elliot and John D. Phillips entered into a series of agreements pursuant to which Cherry U.S. retained Mr. Phillips to engineer a turnaround and reorganization of the financially ailing Cherry U.S. These agreements also culminated in, among other things, Mr. Phillips obtaining the right to acquire at least 50% of the total outstanding amount of each of the Cherry U.K. stock and the Cherry U.S. stock held by Mr. Elliot. In December 1997, Mr. Elliot resigned as director, officer and employee of Cherry U.S. and exercised his right to have all of his Cherry U.K. stock sold to Mr. Phillips.

     As part of the acquisition of Cherry U.S. and Cherry U.K., World Access entered into the Cherry merger agreement and the share exchange agreement. The Cherry merger agreement provided that the creditors of Cherry U.S., in satisfaction of their claims against Cherry U.S., would receive an aggregate of 9,375,000 shares of World Access common stock, of which 6,250,000 shares were to be held in escrow as part of the escrowed shares and are subject to forfeiture in the event the combined business of Cherry U.S. and Cherry U.K. failed to meet certain financial performance criteria. As a creditor of Cherry U.S., WorldCom Network Services became eligible to receive up to a total of 6,638,096 shares of World Access common stock. Of that amount, 1,310,430 shares have been issued to WorldCom Network Services. Upon resolution of the total amount of claims against Cherry U.S. for which shares of World Access common stock are to be issued, WorldCom Network Services will receive a minimum of 541,902 and a maximum of 822,986 additional shares. Assuming the full amount of the escrowed shares are issued to Cherry U.S. creditors, WorldCom Network Services could receive a minimum of 3,911,172 and a maximum of 4,504,680 shares, depending on the resolution of the total claims against Cherry U.S. for which shares are to be issued. At the present time, WorldCom Network Services votes or has the power to direct the voting of an aggregate of 6,074,372 shares of World Access common stock.

     The share exchange agreement provided that Renaissance Partners II, a Georgia limited partnership formed by, among others, Mr. Phillips to be the sole shareholder of Cherry U.K., and the manager of Resurgens Partners, was to receive an aggregate of 1,875,000 shares of World Access common stock, 625,000 of which were issued upon consummation of the Cherry acquisition and 1,250,000 of which are held in escrow as part of the escrowed shares and are subject to forfeiture in the event the combined business of Cherry U.S. and Cherry U.K. fail to meet certain financial performance criteria.

     While we cannot determine at this time whether the relevant financial performance criteria for the release of the escrowed shares would have been in fact satisfied, the World Access board of directors, in approving the merger agreement, considered the release of the escrowed shares as a result of the merger and in the context of the overall merger transaction and believed that the relevant performance criteria would have been satisfied and that the escrowed shares would have been released in February 2000 and 2001, irrespective of the merger.

                             PRINCIPAL STOCKHOLDERS

     Our only issued and outstanding classes of voting securities are World Access common stock, Series A preferred stock and Series B preferred stock. As of the date of this prospectus, there were 45,236,057 shares of World Access common stock issued and outstanding, 50,000 shares of Series A preferred stock issued and outstanding (convertible into 4,347,826 shares of World Access common stock) and 23,174 shares of Series B preferred stock issued and outstanding (convertible into 1,448,375 shares of World Access common stock).

     The following table sets forth information regarding the beneficial ownership of World Access common stock, Series A preferred stock and Series B preferred stock as of November 3, 1999 for (i) each person known by World Access to beneficially own more than 5% of the World Access common stock, Series A preferred stock or Series B preferred stock, (ii) each director and each nominee for director individually, (iii) each executive officer who would be a "Named Executive Officer" of World Access under Rule 402 of Regulation S-K and (iv) all directors and Named Executive Officers as a group.

                                                           SHARES UNDER
                                                           EXERCISABLE     TOTAL SHARES
                                               SHARES      OPTIONS AND     BENEFICIALLY    PERCENTAGE
                    NAME                      OWNED(1)     WARRANTS(2)       OWNED(1)        OWNED
                    ----                      ---------    ------------    ------------    ----------
WORLD ACCESS COMMON STOCK
-------------------------------
WorldCom Network Services, Inc.(3)
  500 Clinton Center Drive
  Clinton, MS 39056.........................  6,074,372            --        6,074,372        13.4%
The 1818 Fund III, L.P.(4)
  59 Wall Street
  New York, NY 10005........................  4,347,826     1,739,130        6,086,956        11.9
John D. Phillips+++(6)......................  1,875,000     1,184,340        3,059,340         6.6
Stephen J. Clearman+++......................     52,210       167,000          219,210           *
Mark A. Gergel+++(7)........................     26,683       237,500          264,183           *
John P. Imlay, Jr.+.........................     19,900       179,000          198,900           *
Carl E. Sanders+............................     10,000       179,000          189,000           *
Lawrence C. Tucker+(4)......................  4,347,826     1,839,130        6,186,956        12.0
A. Lindsay Wallace++(7).....................        309       122,380          122,689           *
Walter J. Burmeister#.......................         --            --               --           *
Kirby J. Campbell#..........................         --            --               --           *
Bryan Cipoletti#............................         --            --               --           *
Massimo Prelz Oltramonti#...................         --            --               --           *
John P. Rigas#..............................         --            --               --           *
Dru A. Sedwick#.............................         --            --               --           *
All directors and executive officers as a
  group (9 persons)(8)......................  6,331,928     3,908,350       10,240,278        19.1
SERIES A PREFERRED STOCK
--------------------------
The 1818 Fund III, L.P.(4)..................     50,000        20,000           70,000       100.0
SERIES B PREFERRED STOCK
--------------------------
Gregory A. Somers
  2301 Ohio Drive, Suite 285
  Plano, TX 75093...........................     13,760            --           13,760        59.4
Teleplus Telecommunications, Inc.
  111 Main Street
  Webb, IA..................................      3,032            --            3,032        13.1
R. Scott Birdwell
  3626 N. Hall Street, Suite 908
  Dallas, TX 75219..........................      2,276            --            2,276         9.8
Kelli J. Somers
  2301 Ohio Drive, Suite 285
  Plano, TX 75093...........................      2,270            --            2,270         9.7

---------------

 *  Less than one percent
 +  Director
 ++  Named Executive Officer

 #  Nominee for Director
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, World Access believes that all persons named in the table have sole voting and investment power with respect to all shares of World Access common stock beneficially owned by them.
(2) Includes shares which may be acquired by the exercise of stock options and warrants granted by World Access and exercisable on or before January 2, 2000.
(3) In connection with World Access' acquisition of Cherry U.S., World Access issued shares of World Access common stock to the creditors of Cherry U.S., including WorldCom Network Services, a wholly owned subsidiary of MCI WorldCom, in satisfaction of their claims against Cherry U.S. WorldCom Network Services is eligible to receive up to a total of 6,638,096 shares of World Access common stock. Of this amount, 1,310,430 shares have been issued to WorldCom Network Services. Upon resolution of the total amount of claims against Cherry U.S. for which World Access' shares are to be issued, WorldCom Network Services will receive a minimum of 541,902 and a maximum of 822,986 shares. This distribution is expected to occur by the end of 1999. Additional shares of World Access common stock were placed into escrow in connection with the acquisition and were to be released to Cherry U.S. creditors in February 2000 and February 2001, subject to the attainment of certain earnings levels by Cherry U.S. and Cherry U.K. during 1999 and 2000, respectively. Assuming the full amount of shares held in escrow are issued to Cherry U.S. creditors, WorldCom Network Services could receive a minimum of 3,911,172 and a maximum of 4,504,680 shares, depending on the resolution of the total claims against Cherry U.S. for which shares are to be issued. At the present time, WorldCom Network Services votes or has the power to direct the voting of an aggregate of 6,074,372 shares of World Access common stock. The merger will constitute a "change of control" of World Access under the Cherry merger agreement and as a result, upon consummation of the merger, all shares currently held in escrow will be released to Cherry U.S. creditors.
(4) Represents 4,347,826 shares of World Access common stock issuable upon the conversion of 50,000 shares of Series A preferred stock owned of record by The 1818 Fund, a private equity partnership, and 1,739,130 shares of World Access common stock reserved for issuance upon the conversion of 20,000 shares of World Access Series A preferred stock, which is subject to an option held by The 1818 Fund. The general partner of The 1818 Fund is Brown Brothers Harriman. Mr. Tucker, a partner at Brown Brothers Harriman, is deemed to be the beneficial owner of these shares due to his role as co-manager of The 1818 Fund.
(5) Represents shares of World Access common stock issuable upon the conversion of shares of World Access Series B preferred stock.
(6) Represents 937,500 shares owned of record by Renaissance Partners II and 937,500 shares owned of record by Resurgens Partners. Renaissance Partners II is the manager of Resurgens Partners and, as such, has sole voting and dispositive power over the shares of the World Access common stock owned of record by Resurgens Partners. Mr. Phillips beneficially owns a majority of the general partnership interests of Renaissance and, as such, has sole voting and dispositive power over the shares of the World Access common stock owned of record by Renaissance Partners II and sole indirect voting and dispositive power over the shares of the World Access common stock owned of record by Resurgens Partners. Of the aggregate 1,875,000 shares of World Access common stock owned of record by Renaissance Partners II and Resurgens Partners, an aggregate of 1,250,000 shares (625,000 owned of record by each of Renaissance Partners II and Resurgens Partners) were placed into escrow in connection with the acquisition of Cherry U.K. and were to be released to Renaissance Partners II and Resurgens Partners in February 2000 and February 2001, subject to the attainment of certain earnings levels by Cherry U.S. and Cherry U.K. during 1999 and 2000, respectively. The merger will constitute a change of control of World Access under the share exchange agreement and as a result, upon consummation of the merger, all shares currently held in escrow will be released to Renaissance Partners II and Resurgens Partners.
(7) Includes the following shares of World Access common stock acquired through voluntary employee contributions to World Access' 401(k) Plan and contributed to the 401(k) Plan by World Access under a matching contribution program offered to all 401(k) Plan participants: Mr. Gergel -- 3,933 shares; and Mr. Wallace -- 309 shares.
(8) Includes W. Tod Chmar and Dennis E. Bay, two Named Executive Officers of World Access that currently have no beneficial ownership of World Access common stock and no stock options or warrants exercisable on or before January 2, 2000.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements of World Access give effect to several transactions we completed in 1998 and our pending merger with FaciliCom, the private placement of World Access common stock and the exchange of FaciliCom notes for exchange notes. The Unaudited Pro Forma Combined Balance Sheet gives effect to our pending merger with FaciliCom, private placement and exchange offer noted previously as if they had been completed as of June 30, 1999. The Unaudited Pro Forma Combined Statements of Operations give effect to the following transactions as if each had been completed as of January 1, 1998:

     - our acquisition of a majority interest in NACT Telecommunications, Inc. on February 27, 1998 and subsequent merger with NACT on October 28, 1998;

     - our merger with Telco Systems, Inc. on November 30, 1998;

     - our merger with Cherry Communications Incorporated, d/b/a Resurgens Communications Group, and Cherry Communications U.K. Limited on December 15, 1998 (these companies are collectively referred to as Resurgens in the pro forma financial statements); and

     - our pending merger with FaciliCom, private placement and exchange offer.

     We have prepared the pro forma financial statements to demonstrate how these combined businesses might have looked if the mergers and related transactions had been completed as of the dates or at the beginning of the periods presented. The pro forma financial statements, while helpful in illustrating characteristics of the combined company under one set of assumptions, do not attempt to predict or suggest future results. The pro forma financial statements are preliminary and subject to change based on a final review of the fair values of FaciliCom's net assets as of the actual merger date. Upon final review of the fair value of FaciliCom's assets and liabilities, it is likely that certain tangible and intangible assets such as international licenses and foreign carrier operating agreements may be recognized which generally have lives ranging from 5-10 years. Although we do not expect these final adjustments to be significant, they would increase the amortization expense reflected in the unaudited pro forma financial statements as these intangible assets would be amortized over a shorter life than goodwill.

     Each of the merger transactions above has been accounted for using the purchase method of accounting. In connection with our acquisitions of NACT and Telco, we recorded charges of $44.6 million and $50.3 million, respectively, representing the portion of the purchase price allocated to in-process research and development. Since these charges were directly related to the acquisitions and will not recur, the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1998 has been prepared excluding these one-time non-recurring charges.

     Upon the completion of our merger with FaciliCom, we expect to record a one-time restructuring charge for the estimated costs of (i) consolidating certain of our United States gateway switching centers and related technical support functions into existing FaciliCom operations; (ii) consolidating our United Kingdom operations into existing FaciliCom operations; (iii) consolidating the administrative functions of our Telecommunications Group into FaciliCom's operations; and (iv) eliminating other redundant operations and assets as a result of combining our Telecommunications Group's and FaciliCom's operations. The restructuring charge is expected to include the write-down of our switching and transmission equipment taken out of service, the write-off of certain leasehold improvements, a provision for lease commitments remaining on certain facilities and equipment taken out of service and employee termination benefits. Although we have not yet finalized the restructuring program, it is expected to be approved in its final form and adopted immediately following the FaciliCom merger, communicated to our employees at that time and completed within three months. We have not yet determined the actual restructuring charge to be recorded but estimate that it will be in excess of $20.0 million. This one-time charge has been excluded from the pro forma financial statements.

     As a result of the FaciliCom merger and the restructuring program discussed above, we expect the combined company to realize significant operational and financial synergies. These synergies are expected to include cost reductions resulting from traffic routing changes made to take advantage of each company's least cost routes, elimination of redundant leased line costs, elimination of redundant switching centers and consolidation of certain administrative functions. We currently estimate that these annualized cost savings, which have been excluded from the pro forma financial statements, will range from $20.0 million to $35.0 million.

     The pro forma financial statements are presented for comparative purposes only and are not intended to be indicative of the actual results had these transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements of World Access, NACT, Telco, Resurgens and FaciliCom, which are included herein or incorporated herein by reference.

                               WORLD ACCESS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                 (IN THOUSANDS)

                                              WORLD                       PRO FORMA       PRO FORMA
                                            ACCESS(1)    FACILICOM(3)    ADJUSTMENTS     WORLD ACCESS
                                            ---------    ------------    -----------     ------------
                                               ASSETS
Current Assets
  Cash and equivalents..................    $ 98,996       $ 18,696       $  5,750(6)     $  123,442
  Accounts receivable...................      97,342         98,542             --           195,884
  Marketable securities -- restricted...          --         31,755             --            31,755
  Inventories...........................      45,216             --             --            45,216
  Other current assets..................      54,929          6,067             --            60,996
                                            --------       --------       --------        ----------
          Total Current Assets..........     296,483        155,060          5,750           457,293
Property and equipment..................      62,325        185,768             --           248,093
Goodwill and other intangibles..........     309,540         13,862        (13,199)(8)       874,149
                                                                           460,216(5)
                                                                           103,730(7)
Marketable securities -- restricted.....          --         29,525             --            29,525
Other assets............................      24,798            550             --            25,348
                                            --------       --------       --------        ----------
          Total Assets..................    $693,146       $384,765       $556,497        $1,634,408
                                            ========       ========       ========        ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.......................    $ 12,285       $ 21,837       $     --        $   34,122
  Accounts payable......................      58,393        126,423             --           184,816
  Other accrued liabilities.............      45,744         38,476             --            84,220
                                            --------       --------       --------        ----------
          Total Current Liabilities.....     116,422        186,736             --           303,158
Long-term debt..........................     140,728        304,166        (15,000)(5)       429,894
Noncurrent liabilities..................      10,204             --             --            10,204
                                            --------       --------       --------        ----------
          Total Liabilities.............     267,354        490,902        (15,000)          743,256
                                            --------       --------       --------        ----------
Stockholders' Equity
  Preferred stock.......................           1             --              4(5)              5
  Common stock..........................         448              2             (2)(4)           512
                                                                                11(5)
                                                                                53(6)
  Capital in excess of par value........     544,481         37,658        (37,658)(4)     1,009,773
                                                                           287,365(5)
                                                                           103,730(7)
                                                                            74,197(6)
  Stock-based compensation..............          --          5,546         (5,546)(4)            --
  Foreign currency translation
     adjustment.........................          --         (5,819)         5,819(4)             --
  Accumulated deficit...................    (119,138)      (143,524)       143,524(4)       (119,138)
                                            --------       --------       --------        ----------
          Total Stockholders' Equity....     425,792       (106,137)       571,497           891,152
                                            --------       --------       --------        ----------
          Total Liabilities and
            Stockholders' Equity........    $693,146       $384,765       $556,497        $1,634,408
                                            ========       ========       ========        ==========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               WORLD                       PRO FORMA       PRO FORMA
                                             ACCESS(1)   FACILICOM(3)     ADJUSTMENTS     WORLD ACCESS
                                             ---------   ------------     -----------     ------------
Carrier service revenues...................  $198,891      $173,257        $ (4,340)(10)    $367,808
Equipment sales............................   122,360            --              --          122,360
                                             --------      --------        --------         --------
  Total Sales..............................   321,251       173,257          (4,340)         490,168
Cost of carrier services...................   185,232       169,243          (3,690)(10)     350,785
Cost of equipment sold.....................    68,690            --              --           68,690
Amortization of acquired technology........     2,400            --              --            2,400
                                             --------      --------        --------         --------
  Total Cost of Sales......................   256,322       169,243          (3,690)         421,875
                                             --------      --------        --------         --------
  Gross Profit.............................    64,929         4,014            (650)          68,293
Research and development...................     8,773            --              --            8,773
Selling, general and administrative........    27,486        24,719              --           52,205
Amortization of goodwill...................     6,369           634          13,470(15)       20,473
Provision for doubtful accounts............     1,453         2,817              --            4,270
                                             --------      --------        --------         --------
  Operating Income (Loss)..................    20,848       (24,156)        (14,120)         (17,428)
Foreign exchange loss......................        --        (1,290)             --           (1,290)
Interest and other income..................     1,506         2,762              --            4,268
Interest expense...........................    (4,604)      (16,907)         (4,540)(9)      (26,051)
                                             --------      --------        --------         --------
  Income (Loss) From Continuing Operations
     Before Income Taxes...................    17,750       (39,591)        (18,660)         (40,501)
Income taxes (benefits)....................     9,357        (5,576)         (2,000)(17)       1,781
                                             --------      --------        --------         --------
  Income (Loss) From Continuing
     Operations............................     8,393       (34,015)        (16,660)         (42,282)
Preferred stock dividends..................       413            --              --              413
                                             --------      --------        --------         --------
  Income (Loss) From Continuing Operations
     Available to Common Stockholders......  $  7,980      $(34,015)       $(16,660)        $(42,695)
                                             ========      ========        ========         ========
Income (Loss) From Continuing Operations
  Per Common Share:
  Basic....................................  $   0.22                                       $  (0.85)(18)
                                             ========                                       ========
  Diluted..................................  $   0.22                                       $  (0.85)(18)
                                             ========                                       ========
Weighted Average Shares Outstanding:
  Basic....................................    36,232                                         50,102(18)
                                             ========                                       ========
  Diluted..................................    38,446                                         50,102(18)
                                             ========                                       ========

                               WORLD ACCESS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           PRO FORMA
                             WORLD                                                         PRO FORMA         WORLD
                           ACCESS(1)   NACT(2)   TELCO(2)   RESURGENS(2)   FACILICOM(3)   ADJUSTMENTS       ACCESS
                           ---------   -------   --------   ------------   ------------   -----------      ---------
Carrier service
revenues.................  $ 13,143    $1,160    $126,324     $     --       $184,246      $ (2,520)(10)   $ 322,353
Equipment sales..........   138,990     1,175         --        96,367             --            --          236,532
                           ---------   -------   --------     --------       --------      --------        ---------
  Total Sales............   152,133     2,335    126,324        96,367        184,246        (2,520)         558,885
Cost of carrier sales....    12,522     1,050    145,043            --        184,989        (2,140)(10)     340,234
                                                                                             (1,230)(12)
Cost of equipment sold...    73,842       925         --        64,416             --          (400)(11)     138,783
Write-down of
  inventories............     9,292        --         --            --             --            --            9,292
Amortization of acquired
  technology.............       446        --         --            --             --         4,360(13)        4,806
                           ---------   -------   --------     --------       --------      --------        ---------
  Total Cost of Sales....    96,102     1,975    145,043        64,416        184,989           590          493,115
                           ---------   -------   --------     --------       --------      --------        ---------
  Gross Profit
    (Deficit)............    56,031       360    (18,719)       31,951           (743)       (3,110)          65,770
Research and
  development............     6,842       504         --        15,265             --            --           22,611
Selling, general and
  administrative.........    19,984     1,265     38,569        22,295         37,562           780(14)      120,455
Amortization of
  goodwill...............     4,255        39         --           800            961        34,530(15)       40,585
In-process research and
  development............   100,300        --         --        15,585             --       (94,900)(16)      20,985
Goodwill impairment......     6,200        --         --            --             --            --            6,200
Provision for doubtful
  accounts...............    11,332       104      2,294           589          4,620            --           18,939
Restructuring and other
  charges................    17,240        --         --            --             --            --           17,240
                           ---------   -------   --------     --------       --------      --------        ---------
  Operating Income
    (Loss)...............  (110,122)   (1,552)   (59,582)      (22,583)       (43,886)       56,480         (181,245)
Foreign exchange loss....        --        --         --            --           (391)           --             (391)
Interest and other
  income.................     3,419        --         --         2,194          8,943            --           14,556
Interest and other
  expense................    (6,832)       --     (9,457)         (127)       (22,612)      (19,880)(9)      (58,908)
                           ---------   -------   --------     --------       --------      --------        ---------
  Loss Before Income
    Taxes and Minority
    Interests............  (113,535)   (1,552)   (69,039)      (20,516)       (57,946)       36,600         (225,988)
Income taxes
  (benefits).............    (1,387)     (620)        --           300        (11,351)       (8,440)(17)     (21,498)
                           ---------   -------   --------     --------       --------      --------        ---------
  Loss Before Minority
    Interests............  (112,148)     (932)   (69,039)      (20,816)       (46,595)       45,040         (204,490)
Minority interests in
  earnings of
  subsidiary.............    (2,497)       --         --            --             --         2,497               --
                           ---------   -------   --------     --------       --------      --------        ---------
  Loss From Continuing
    Operations...........  $(114,645)  $ (932)   $(69,039)    $(20,816)      $(46,595)     $ 47,537        $(204,490)
                           =========   =======   ========     ========       ========      ========        =========
Loss From Continuing
  Operations
  Per Common Share:
  Basic..................  $  (5.19)                                                                       $   (4.22)(18)
                           =========                                                                       =========
  Diluted................  $  (5.19)                                                                       $   (4.22)(18)
                           =========                                                                       =========
Weighted Average Shares
  Outstanding:
  Basic..................    22,073                                                                           48,460(18)
                           =========                                                                       =========
  Diluted................    22,073                                                                           48,460(18)
                           =========                                                                       =========

                               WORLD ACCESS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     1. These columns represent the historical results of operations and financial position of World Access. With respect to the information included in the Unaudited Pro Forma Results of Operations for the year ended December 31, 1998, the World Access information includes the results for the following businesses from their respective dates of acquisition: Advanced TechCom, Inc. -- January 1998; NACT -- February 1998; Telco -- November 1998; and Resurgens -- December 1998.

     2. These columns represent the historical results of NACT for the period January 1, 1998 to February 27, 1998; Telco for the period January 1, 1998 to November 29, 1998; and Resurgens for the period January 1, 1998 to December 14, 1998.

     3. These columns represent the historical results of operations and financial position of FaciliCom. With respect to the information included in the Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999, the FaciliCom information is for the twelve months ended September 30, 1998 and the six months ended March 31, 1999, respectively. Depreciation and amortization related to network operations has been reclassified to costs of carrier sales to conform with the World Access presentation.

     4.   Elimination of the historical FaciliCom stockholders' equity accounts.

     5. The FaciliCom merger will be accounted for under the purchase method of accounting. World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ from the amounts shown below.

          Under the terms of the merger agreement and based on the valuation of the Series C Preferred Stock and World Access common stock at that time, the purchase price was determined as follows (in thousands):

Purchase price:
  Issuance of preferred stock(i)............................  $266,000
  Cash......................................................    56,000
  Issuance of common stock(ii)..............................    15,000
  Fair value of World Access options issued in exchange for
     FaciliCom options(iii).................................     6,380
  Estimated fees and expenses...............................    12,500
                                                              --------
          Total purchase price..............................   355,880
                                                              --------
Allocation to fair values:
  Historical stockholders' deficit..........................   106,137
  Adjust assets and liabilities:
  Eliminate historical goodwill and debt issue costs........    13,199
  Discount on World Access 13.25% Senior Notes(iv)..........   (15,000)
                                                              --------
          Estimated goodwill................................  $460,216
                                                              ========

---------------

     (i) Represents the fair value of the approximately 369,400 shares of Series C Preferred Stock to be issued as part of the FaciliCom merger consideration. The fair value was computed using the Black-Scholes Option Pricing Model assuming a volatility factor of 45%, a risk free rate of 6% and a 10% discount for the lack of liquidity in a private security. The Series C Preferred Stock bears no dividend and is convertible into shares of World Access common stock at a conversion rate of $20.38 per share of World Access common stock, subject to adjustment in the event of below market issuances of World Access common stock, stock dividends, subdivisions, combinations, reclassifications and other distributions with respect to World Access common stock. If the closing trading price of World Access common stock exceeds $20.38 per share for 60 consecutive trading days, the Series C Preferred Stock will automatically convert into World Access common stock at a conversion rate of $20.38 per share of World Access common stock.

                               WORLD ACCESS, INC

           Initially, the holders of the Series C Preferred Stock will be entitled to elect four new directors to the World Access Board of Directors. Except for the election of directors, the holders of the Series C Preferred Stock will vote on an as-converted basis with the holders of World Access common stock.

     (ii) In connection with the merger of World Access and FaciliCom, holders of a majority of the aggregate principal amount of FaciliCom's
           10 1/2% Series B Senior Notes due 2008 (the FaciliCom Notes) have agreed to tender their notes and accept in exchange for each $1,000 in principal amount (i) $1,000 principal amount of World Access 13.25% Senior Notes due 2008 (the World Access Notes) having an aggregate principal amount of $300.0 million (ii) $10 in cash, and
           (iii) World Access common stock having a market value of $50, as measured at the time of the exchange. These pro forma statements assume that all holders of FaciliCom Notes will exchange their notes for World Access Notes, and that therefore (i) $300.0 million aggregate principal amount of the World Access Notes will be issued
           (ii) an aggregate amount of $3.0 million cash will be paid to holders of the FaciliCom Notes (which represents the fee paid by World Access to obtain the consent from the FaciliCom noteholders waiving their right to put their notes at 101% of par in connection with the FaciliCom merger) and (iii) World Access common stock equal in value to an aggregate amount of $15.0 million will be issued to the holders of the FaciliCom Notes. For purposes of these pro forma financial statements, 1,062,000 shares of World Access common stock were assumed issued based upon the closing trading price on Nasdaq on June 30, 1999 for the World Access common stock, which was $14.13 per share.

     (iii) Represents the fair value of approximately 520,000 options to acquire World Access common stock to be issued in exchange for certain options outstanding to acquire FaciliCom common stock. The fair value has been determined using the Black-Scholes Option Pricing Model with the following assumptions: dividend yield 0%, volatility 70%, risk free interest rate of 5.8% and an expected life of 5 years. The World Access options are expected to be issued at an average exercise price of $3.06 per share and will be fully vested upon the consummation of the FaciliCom merger.

     (iv) Represents the discount to face value to be recorded to adjust the World Access Notes to their estimated fair value. The estimated fair value was based on the quoted market price of debt with similar characteristics. The terms of the World Access Notes were structured to provide fair value equal to 95% of the principal amount.

     6. In connection with the FaciliCom merger, World Access has received commitments from a group of institutional and sophisticated investors to purchase $75.0 million of World Access common stock in a private transaction that is conditioned upon and will close simultaneously with the FaciliCom merger. World Access will use the majority of the proceeds from this private placement to fund the $56.0 million cash portion of the merger consideration, as well as fees and expenses to be incurred in connection with the merger. The World Access common stock to be issued will be priced at the average trading value of World Access common stock during a five day period prior to the closing of the FaciliCom merger, with the purchase price to be no lower than $13.00 per share and no higher than $17.00 per share. For purposes of these pro forma financial statements, 5,308,000 shares were assumed issued based upon the closing trading price on Nasdaq on June 30, 1999 for the World Access common stock, which was $14.13 per share.

     7. In December 1998, World Access acquired Resurgens and issued approximately 7,500,000 restricted shares of World Access common stock which were placed in escrow for future release contingent upon their future EBITDA performance. The release of these shares is accelerated in

                               WORLD ACCESS, INC
          connection with the FaciliCom merger as the FaciliCom merger qualifies as a "Change in Control" as defined in the Resurgens merger agreements. The release of the 7,500,000 shares has been accounted for as an increase in goodwill and stockholders' equity. These shares were valued based on the average market price on Nasdaq of World Access common stock for the three days prior and the three days subsequent to the date economic terms of the FaciliCom merger were announced (August 17, 1999), or $13.83 per share.

     8. Elimination of existing goodwill from prior FaciliCom acquisitions and debt issue costs associated with the FaciliCom Notes.

     9. Represents the adjustment to interest expense related to the exchange of FaciliCom Notes (10 1/2% coupon) for World Access Notes (13.25% coupon) and the amortization of the $15.0 million debt discount related to the World Access Notes over a period of eight years. The FaciliCom Notes were issued on January 28, 1998 and were outstanding for approximately eight months in fiscal 1998. The pro forma adjustment to interest expense was computed as follows (in thousands):

                                                        SIX MONTHS ENDED      YEAR ENDED
                                                         JUNE 30, 1999     DECEMBER 31, 1998
                                                        ----------------   -----------------
Interest expense on World Access Notes................      $ 19,875           $ 39,750
     Debt issue cost amortization on World Access
       Notes..........................................           940              1,875
     Historical FaciliCom Note interest expense.......       (15,750)           (21,000)
     Historical FaciliCom debt issue cost
       amortization...................................          (525)              (745)
                                                            --------           --------
                                                            $  4,540           $ 19,880
                                                            ========           ========

     10. Elimination of inter-company carrier service revenues and related costs.

     11. Adjustment to depreciation expense related to the write-down of certain redundant equipment at Telco.

     12. Adjustment to depreciation and amortization expense for the adjustment to fair value of switching equipment and license agreements at Resurgens.

     13. Amortization of acquired technology relating to the NACT and Telco acquisitions over 8 years.

     14. Amortization of trademarks of Telco over 8 years.

     15. Amortization of goodwill over an estimated life of 20 years. The pro forma adjustment to goodwill for the six months ended June 30, 1999 was computed as follows (in thousands):

                                                                       HISTORICAL
                                                        PRO FORMA       GOODWILL      PRO FORMA
                                            GOODWILL   AMORTIZATION   AMORTIZATION   ADJUSTMENTS
                                            --------   ------------   ------------   -----------
FaciliCom (see Note 5)....................  $460,216     $11,510         $(634)        $10,876
     Escrowed shares (see Note 7).........   103,730       2,594            --           2,594
                                                         -------         -----         -------
                                                         $14,104         $(634)        $13,470
                                                         =======         =====         =======

                               WORLD ACCESS, INC

         The pro forma adjustment to goodwill for the year ended December 31, 1998 was computed as follows (in thousands):

                                                                       HISTORICAL
                                                        PRO FORMA       GOODWILL      PRO FORMA
                                            GOODWILL   AMORTIZATION   AMORTIZATION   ADJUSTMENT
                                            --------   ------------   ------------   -----------
FaciliCom (see Note 5)....................  $460,216     $ 23,010       $  (961)       $22,049
     Escrowed shares (see Note 7).........   103,730        5,186            --          5,186
     NACT.................................    92,668        4,630        (2,107)         2,523
     Telco................................    39,418        1,970          (964)         1,006
     Resurgens............................    78,625        3,930          (164)         3,766
                                                         --------       -------        -------
                                                         $ 38,726       $(4,196)       $34,530
                                                         ========       =======        =======

     16. Elimination of the one-time, non-recurring in-process research and development charges recorded in connection with the NACT and Telco mergers.

     17. Adjustment for the additional tax benefit derived from certain pro forma adjustments. World Access has not recorded any tax benefit on a pro forma basis that may be derived from FaciliCom's net operating losses.

     18. Represents pro forma weighted average shares and basic and diluted earnings from continuing operations per share. The weighted average shares are computed assuming the issuance of (i) approximately 1,430,000, 2,790,000, 7,042,000 and 3,687,500 shares of World Access common stock for the acquisition of a majority interest in NACT, NACT merger, Telco merger and Resurgens merger, respectively; (ii) an aggregate of approximately 5,308,000 shares issued for $75.0 million in connection with the private placement of World Access common stock;
         (iii) an aggregate of 1,062,000 shares issued to the holders of the FaciliCom Notes; and (iv) 7,500,000 shares released from escrow related to the acceleration of the Resurgens earn-out (see Note 7) as of the beginning of the periods presented. Due to the pro forma loss from continuing operations for the six months ended June 30, 1999 and the year ended December 31, 1998, potential common stock shares related to stock options, stock warrants, convertible notes and convertible preferred stock have been excluded from the diluted loss per share as the inclusion of these potential common stock shares would be anti-dilutive.

     19. In October 1999, FaciliCom granted stock options (contingent upon the consummation of the merger) to its employees who are expected to continue with the surviving corporation after the merger with World Access. These options, which were granted under a new FaciliCom 1999 Stock Option Plan, will have a four year vesting period. Upon consummation of the merger, these options will convert into non-qualified options to purchase approximately 1.9 million shares of World Access common stock at an exercise price of $15.00 per share. Given that the conversion of the options is contingent upon the merger, any resulting compensation expense to be recorded over the vesting period will be determined at the time of the merger based on the intrinsic value of the options. As a result, no effect for these options has been included in the pro forma financial statements.

     20. In connection with the execution of the FaciliCom merger agreement, John D. Phillips was required to enter into a letter agreement, dated August 17, 1999, under which he agreed not to sell or transfer any of his shares of World Access for a specified period of time. In consideration

                               WORLD ACCESS, INC
         for Mr. Phillips' entering into the letter agreement, the Board of Directors of World Access has agreed to accelerate the exercisability of currently outstanding options held by Mr. Phillips under the World Access 1998 Stock Option Plan for 1.0 million shares of World Access common stock at an exercise price of $12.75 per share. The options were originally scheduled to vest ratably over a four-year period. Upon consummation of the merger, all of these options will be immediately exercisable. Since acceleration of the options is contingent upon consummation of the merger, and given its one time nature, its effects have not been included in the pro forma financial statements.

                    FACILICOM'S MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     FaciliCom is a rapidly growing multinational carrier focused on providing international wholesale telecommunications services to other carriers worldwide. As a facilities-based carrier, FaciliCom seeks primarily to provide service over its facilities and international transmission capacity owned or leased on a fixed-cost basis (commonly referred to as "on-net"). FaciliCom believes that it is better able to control the quality and the termination costs of on-net traffic and that increasing the proportion of on-net traffic significantly improves its gross margins. For the nine months ended June 30, 1999, 41.7% of FaciliCom's wholesale international traffic was terminated on-net and 58.3% was terminated by other long distance carriers pursuant to resale and operating agreements between FaciliCom and such carriers (commonly referred to as "off-net"). FaciliCom's expanding facility-based network will enable it to increase the percentage of on-net traffic.

     FaciliCom provides its services over a carrier-grade international network consisting of international gateway switches, transmission capacity owned or leased on a fixed-cost basis and various multinational termination agreements and resale arrangements with other long distance providers. FaciliCom began generating revenues in July 1995 through its acquisition of FCI-Sweden, formerly Nordiska Tele8 AB. Since that time, FaciliCom has installed or acquired 16 additional international gateway switches in the United States (New York, New Jersey, Los Angeles and Miami) and Europe (United Kingdom, The Netherlands, Germany, Finland, Denmark, France, Norway, Switzerland, Italy, Austria, Spain and Belgium).

     FaciliCom's strategy is to invest in network facilities as it expands its customer base, allowing it to enhance service quality and increase gross margins on particular routes. However, this approach also causes FaciliCom's gross margins to fluctuate with changes in network utilization due to FaciliCom's fixed-cost investment in its network.

     Currently, FaciliCom's revenues are generated through the sale of international long distance services on a wholesale basis to telecommunications carriers and through the sale of domestic and international long distance services on a retail basis in Sweden, Denmark, Norway and Finland. FaciliCom records revenues from the sale of telecommunications services at the time of customer usage. FaciliCom earns revenues based on the number of minutes it bills to and collects from its customers. FaciliCom's agreements with its wholesale customers are short-term in duration and are subject to significant traffic variability. The rates charged to customers are subject to change from time to time, generally requiring seven days' notice to the customer.

     FaciliCom believes its services are competitively priced in each country in which it offers its services. Prices for wholesale and retail telecommunications services in many of FaciliCom's markets have declined in recent years as a result of deregulation and increased competition. FaciliCom believes that worldwide deregulation and increased competition are likely to continue to reduce its wholesale and retail revenues per billed minute of use. FaciliCom believes, however, that any decrease in wholesale and retail revenues per minute will be at least partially offset by an increase in billed minutes by its wholesale and retail customers, and by a decreased cost per billed minute.

     FaciliCom has made since its inception, and expects to continue to make, investments to expand its network. FaciliCom expects increased capital expenditures in the future to affect its operating results due to increased depreciation charges and interest expense in connection with borrowings to fund such expenditures.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain unaudited financial data and related percentage of revenues (dollars in thousands):

                              NINE MONTHS ENDED JUNE 30,                           YEARS ENDED SEPTEMBER 30,
                         -------------------------------------     ---------------------------------------------------------
                               1999                 1998                 1998                 1997                1996
Revenues...............  $279,695   100.0%    $117,146   100.0%    $184,246   100.0%    $ 70,187   100.0%    $11,891   100.0%
Cost of revenues.......   257,253    92.0      114,473    97.7      178,952    97.1       65,718    93.6      12,742   107.2
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
Gross Margin...........    22,442     8.0        2,673     2.3        5,294     2.9        4,469     6.4        (851)   (7.2)
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
Operating expenses:
  Selling, general and
    administrative
    (including related
    party).............    40,354    14.5       21,834    18.6       32,797    17.8       13,072    18.6       7,575    63.7
  Stock-based
    compensation
    expense............       364     0.1        5,706     4.9        6,017     3.3           --      --          --      --
  Related party
    expenses...........        --      --           --      --        1,550     0.8          439     0.6           7     0.1
  Depreciation and
    amortization.......    16,895     6.0        5,314     4.5        8,816     4.8        2,318     3.3       1,143     9.6
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
      Total operating
        expenses.......    57,613    20.6       32,854    28.1       49,180    26.7       15,829    22.6       8,725    73.4
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
Operating loss.........   (35,171)  (12.6)     (30,181)  (25.8)     (43,886)  (23.8)     (11,360)  (16.2)     (9,576)  (80.6)
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
Other income (expense):
  Interest expense
    (including related
    party).............   (25,690)   (9.2)     (14,539)  (12.4)     (22,612)  (12.3)      (1,336)   (1.9)       (312)   (2.6)
  Interest income......     3,646     1.3        5,594     4.8        8,152     4.4           --      --          --      --
  Gain on settlement
    agreement..........        --      --          791     0.7          791     0.5           --      --          --      --
  Foreign exchange
    (loss) gain........    (1,346)   (0.5)        (655)   (0.6)        (391)   (0.2)      (1,335)   (1.9)        226     1.9
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
    Total other income
      (expense)........   (23,390)   (8.4)      (8,809)   (7.5)     (14,060)   (7.6)      (2,671)   (3.8)        (86)   (0.7)
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
Loss before income
  taxes................   (58,561)  (21.0)     (38,990)  (33.3)     (57,946)  (31.4)     (14,031)  (20.0)     (9,662)  (81.3)
Income tax benefit.....     6,682     2.4        6,475     5.5       11,351     6.1           --      --          --      --
                         --------   -----     --------   -----     --------   -----     --------   -----     -------   -----
Net loss...............  $(51,879)  (18.6)%   $(32,515)  (27.8)%   $(46,595)  (25.3)%   $(14,031)  (20.0)%   $(9,662)  (81.3)%
                         ========   =====     ========   =====     ========   =====     ========   =====     =======   =====

FOR THE NINE MONTHS ENDED JUNE 30, 1999 AS COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1998

     Revenues increased by $162.5 million to $279.7 million for the nine months ended June 30, 1999, from $117.1 million for the nine months ended June 30, 1998. The growth in revenues resulted primarily from an increase in billed customer minutes of use generated from an increase in wholesale customers in the U.S. and Europe. Many of the new wholesale customers relate to newly deployed and activated switch facilities in Europe. Offsetting the growth in billed customer minutes of use during this period was a decrease in the price per billed minute to $0.194 for the nine months ended June 30, 1999, from $0.233 for the nine months ended June 30, 1998. The unit revenue decrease is the combined result of increases in the percentage of on-net traffic and increased competition. For the nine months ended June 30, 1999, U.S. revenues totaled $121.6 million or 43.5% of FaciliCom's consolidated revenues and European revenues totaled $158.1 million, or 56.5% of consolidated revenues. Billed minutes of use increased by 935.3 million, to 1,438.7 million minutes of use for the nine months ended June 30, 1999, from 503.3 million minutes of use for the nine months ended June 30, 1998.

     Wholesale customers increased by 106, or 93.0%, to 220 wholesale customers at June 30, 1999 from 114 wholesale customers at June 30, 1998. As of June 30, 1999, FaciliCom had approximately 52,000 retail customers in Sweden, Denmark, Finland and Norway.

     Cost of revenues increased by $142.8 million to $257.3 million for the nine months ended June 30, 1999, from $114.5 million for the nine months ended June 30, 1998. As a percentage of revenues, cost of revenues decreased to 92.0% for the nine months ended June 30, 1999, from 97.7% for the nine months ended June 30, 1998, primarily as a result of increased minutes of use on FaciliCom's network, improved efficiencies of network fiber facilities due to higher traffic volumes and reductions in rates charged by FaciliCom's carrier suppliers. FaciliCom expects cost of revenues as a percentage of revenues to decrease as a result of improved efficiencies of network fiber facilities due to higher traffic volumes as well as from an anticipated increase in the percentage of on-net traffic.

     Gross margin increased by $19.8 million to $22.4 million for the nine months ended June 30, 1999, from $2.7 million for the nine months ended June 30, 1998. As a percentage of revenues, gross margin increased to 8.0% for the nine months ended June 30, 1999, from 2.3% for the nine months ended June 30, 1998.

     Selling, general and administrative expenses increased by $13.2 million to $40.7 million for the nine months ended June 30, 1999, from $27.5 million for the nine months ended June 30, 1998, primarily as a result of FaciliCom's increased sales and an increase in customer service, billing, collections and accounting staff required to support revenues growth. Offsetting these increased expenses was a reduction in stock-based compensation related to FaciliCom's stock options. As a percentage of revenues, selling, general and administrative expenses decreased to 14.6% for the nine months ended June 30, 1999, from 23.5% for the nine months ended June 30, 1998. Bad debt expense was $4.6 million, or 1.6% of revenues for the nine months ended June 30, 1999, compared with $1.8 million, or 1.5% of revenues for the nine months ended June 30, 1998. Although selling, general and administrative expenses are expected to increase on an absolute basis in order to support expansion of its operations, FaciliCom expects that selling, general and administrative expenses as a percentage of revenues will continue to decrease over time.

     Depreciation and amortization increased by $11.6 million to $16.9 million for the nine months ended June 30, 1999, from $5.3 million for the nine months ended June 30, 1998, primarily due to increased capital expenditures incurred in connection with the deployment and expansion of FaciliCom's network.

     Interest expense increased by $11.2 million to $25.7 million for the nine months ended June 30, 1999, from $14.5 million for the nine months ended June 30, 1998, primarily due to interest obligations on the FaciliCom notes which were issued on January 28, 1998.

     Interest income decreased by $1.9 million to $3.6 million for the nine months ended June 30, 1999, from $5.6 million for the nine months ended June 30, 1998 as the proceeds from the FaciliCom notes offering have been used to service interest payments and fund capital expenditures.

     Foreign exchange loss increased by $0.7 million to $1.3 million for the nine months ended June 30, 1999, from $655,000 for the nine months ended June 30, 1998.

     Income tax benefit of $6.7 million and $6.5 million was recorded for the nine months ended June 30, 1999 and 1998, respectively, related principally to the estimated tax benefits utilized by Armstrong Holdings.

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, AS COMPARED TO THE FISCAL YEAR ENDED SEPTEMBER 30, 1997

     Revenues increased by $114.1 million to $184.2 million for the fiscal year ended September 30, 1998, from $70.2 million for the fiscal year ended September 30, 1997. The growth in revenue resulted primarily from an increase in billed customer minutes of use resulting from an increase in wholesale customers in the U.S. and Europe and an increase in retail customers in Sweden, Denmark and Finland, as well as usage increases from existing wholesale customers. Offsetting the growth in revenue during this period was a decrease in the price per billed minute to $0.225 for the fiscal year ended September 30, 1998, from $0.278 for the fiscal year ended September 30, 1997, as a result of increased on-net traffic and competition. For the fiscal year ended September 30, 1998, U.S. revenues totaled $116.4 million or 63.2%
of FaciliCom's consolidated revenues and European revenues totaled $67.8 million, or 36.8% of consolidated revenues. Billed minutes of use increased by
568.1 million, to 820.3 million minutes of use for the fiscal year ended September 30, 1998, from 252.3 million minutes of use for the fiscal year ended September 30, 1997.

     Wholesale customers increased by 86, or 162.3%, to 139 wholesale customers at September 30, 1998, from 53 at September 30, 1997. As of September 30, 1998 retail customers in Sweden, Denmark and Finland total approximately 43,300.

     Cost of revenues increased by $113.3 million, to $179.0 million for the fiscal year ended September 30, 1998, from $65.7 million for the fiscal year ended September 30, 1997. As a percentage of revenues, cost of revenues increased to 97.1% for the fiscal year ended September 30, 1998, from 93.6% for the fiscal year ended September 30, 1997, primarily as a result of increased fixed costs associated with expanding inter-switch fiber capacity within the U.S. and Europe. FaciliCom expects cost of revenues as a percentage of revenues to decrease as a result of improved efficiencies of network fiber facilities due to higher traffic volumes as well as from an anticipated increase in the percentage of on-net traffic.

     Gross margin increased by $825,000 to $5.3 million for the fiscal year ended September 30, 1998, from $4.5 million for the fiscal year ended September 30, 1997. As a percentage of revenues, gross margin decreased to 2.9% for the fiscal year ended September 30, 1998, from 6.4% for the fiscal year ended September 30, 1997.

     Selling, general and administrative expenses increased by $26.9 million to $40.4 million for the fiscal year ended September 30, 1998, from $13.5 million for the fiscal year ended September 30, 1997, primarily as a result of FaciliCom's increased sales, an increase in customer service, billing, collections and accounting staff required to support revenue growth, and approximately $6.0 million of expenses related to stock-based compensation arrangements. As a percentage of revenues, selling, general and administrative expenses increased to 21.9% for the fiscal year ended September 30, 1998, from 19.3% for the fiscal year ended September 30, 1997. Bad debt expense was $3.8 million, or 2.0% of revenues for the fiscal year ended September 30, 1998, compared with $1.3 million, or 1.8% of revenues for the fiscal year ended September 30, 1997, as a result of increased revenue and new customers.

     Depreciation and amortization increased by $6.5 million to $8.8 million for the fiscal year ended September 30, 1998, from $2.3 million for the fiscal year ended September 30, 1997, primarily due to increased capital expenditures incurred in connection with the deployment and expansion of FaciliCom's network.

     Interest expense increased by $21.3 million to $22.6 million for the fiscal year ended September 30, 1998, from $1.3 million for the fiscal year ended September 30, 1997, primarily due to the offering of the FaciliCom notes.

     Interest income for the fiscal year ended September 30, 1998, was $8.2 million and related principally to interest on proceeds from the FaciliCom notes offering, which were invested in marketable securities and cash and cash equivalents.

     Foreign exchange loss decreased by $944,000 to $391,000 for the fiscal year ended September 30, 1998, from $1.3 million for the fiscal year ended September 30, 1997.

     Income tax benefit of $11.4 million was recorded for the fiscal year ended September 30, 1998 related mainly to a tax benefit of $12.1 million utilized by Armstrong Holdings, a $393,000 tax charge related to the change in tax status as a result of a reorganization of FaciliCom on December 22, 1997 and approximately $302,000 tax charge for taxes in Finland.

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997, AS COMPARED TO THE FISCAL YEAR ENDED SEPTEMBER 30, 1996

     Revenues increased by $58.3 million to $70.2 million in the fiscal year ended September 30, 1997, from $11.9 million in the fiscal year ended September 30, 1996. The growth in revenue resulted primarily
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from an increase in billed customer minutes of use resulting from an increased number of wholesale customers in the U.S., the U.K. and Scandinavia and an increased number of retail customers in Sweden, as well as usage increases from existing wholesale customers. Offsetting the growth in revenue during this period was a decrease in the price per billed minute of 3.5%, to $0.278 for the fiscal year ended September 30, 1997 from $0.288 for the fiscal year ended September 30, 1996, as a result of increased competition. In the fiscal year ended September 30, 1997, U.S. revenues totaled $53.7 million, or 76.5% of FaciliCom's consolidated revenues, Swedish revenues totaled $15.5 million, or 22.1% of consolidated revenues, and U.K. revenues totaled $1.0 million, or 1.4% of consolidated revenues.

     Wholesale customers increased by 36, or 211.8%, to 53 wholesale customers at September 30, 1997, from 17 at September 30, 1996. Retail customers in Sweden increased by 10,750, to 12,365 retail customers at September 30, 1997, from 1,615 at September 30, 1996. Billed minutes of use increased by 211.0 million, to 252.3 million minutes of use in the fiscal year ended September 30, 1997, from 41.3 million minutes of use in the fiscal year ended September 30, 1996.

     Cost of revenues increased by $53.0 million, to $65.7 million in the fiscal year ended September 30, 1997, from $12.7 million in the fiscal year ended September 30, 1996. As a percentage of revenues, cost of revenues declined to 93.6% in the fiscal year ended September 30, 1997, from 107.2% in the fiscal year ended September 30, 1996, primarily as a result of increased minutes of use on FaciliCom's network, improved efficiencies of network facilities due to higher traffic volumes and reductions in rates charged by FaciliCom's carrier suppliers.

     Gross margin increased to $4.5 million in the fiscal year ended September 30, 1997, from ($851,000) in the fiscal year ended September 30, 1996. As a percentage of revenues, gross margin increased to 6.4% in the fiscal year ended September 30, 1997, from (7.2%) in the fiscal year ended September 30, 1996.

     Selling, general and administrative expenses increased by $5.9 million to $13.5 million in the fiscal year ended September 30, 1997, from $7.6 million in the fiscal year ended September 30, 1996, primarily as a result of FaciliCom's increased sales, and an increase in customer service, billing, collections and accounting staff required to support revenue growth. Staff levels grew by 30, or 47.6%, to 93 employees at September 30, 1997, from 63 employees at September 30, 1996. As a percentage of revenues, selling, general and administrative expenses decreased to 19.3% in the fiscal year ended September 30, 1997, from 63.8% in the fiscal year ended September 30, 1996, as a result of improved efficiencies. Bad debt expense was $1.3 million for the fiscal year ended September 30, 1997, or 1.8% of revenues.

     Depreciation and amortization expenses increased by $1.2 million to $2.3 million in the fiscal year ended September 30, 1997, from $1.1 million in the fiscal year ended September 30, 1996, primarily due to increased capital expenditures incurred in connection with the deployment and expansion of FaciliCom's network.

     Interest expense, net increased by $1.0 million to $1.3 million in the fiscal year ended September 30, 1997, from $312,000 in the fiscal year ended September 30, 1996, primarily due to increased levels of vendor financing and loans from Armstrong International Telecommunications.

     Foreign exchange gain (loss) decreased by $1.5 million to ($1.3) million in the fiscal year ended September 30, 1997, from $226,000 in the fiscal year ended September 30, 1996.

     Income taxes were $0 for both years, as all net operating losses from foreign subsidiaries were fully reserved.

LIQUIDITY AND CAPITAL RESOURCES

     FaciliCom has incurred significant operating losses and negative cash flows as a result of the development and operation of its network, including the acquisition and maintenance of switches and undersea fiber optic capacity. FaciliCom has financed its growth primarily through equity, a credit facility provided by Armstrong, credit facilities with two equipment vendors, capital lease financing, the proceeds from the $300 million offering of the FaciliCom notes and proceeds from a line of credit.

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     Net cash provided by (used in) operating activities was ($30.3) million for the nine months ended June 30, 1999 due principally to a net loss of $51.9 million offset in part by depreciation and amortization expense of $16.9 million.

     Net cash provided by (used in) investing activities was ($18.2) million for the nine months ended June 30, 1999. Net cash used in investing activities in this period resulted from an increase in capital expenditures to expand FaciliCom's network offset in part by the sale of marketable securities.

     Net cash provided by (used in) financing activities was ($742,000) for the nine months ended June 30, 1999. Net cash used in financing activities for the nine months ended June 30, 1999 resulted from payments on existing long-term debt and capital leases offset in part by proceeds from FaciliCom's line of credit bank facility.

     In May 1999, FaciliCom obtained a one-year, $35 million credit facility with Key Corporate Capital, Inc. FaciliCom uses the proceeds of this credit facility for working capital and for general corporate purposes. At June 30, 1999, FaciliCom had $10.0 million in borrowings under this credit facility.

     Non-cash financing activities for the nine months ended June 30, 1999 resulted from the financing of fiber circuits provided by Qwest Communications Corporation.

     FaciliCom's business strategy contemplates aggregate capital expenditures of approximately $100 million during fiscal year 1999. Such capital expenditures are expected to be used primarily for international gateway switches, points of presence, transmission equipment, undersea and international fiber circuits (including indefeasible right of use and minimum assignable ownership units for new and existing routes and other support systems.

     In May 1998, FaciliCom entered into a Memorandum of Understanding with Qwest. The agreement provides Qwest with international direct dial termination service to various destinations and provides FaciliCom an indefeasible right of use for domestic and international fiber optic capacity. The indefeasible right of use is for twenty-five years, for which FaciliCom has agreed to pay $24 million within three years of delivery of the fiber optic capacity. Delivery of the three capacity segments occurred during the twelve months ended September 30, 1999.

     In addition, FaciliCom has entered into an agreement that provides it with an indefeasible right of use for international fiber optic capacity for the Pacific Rim. Delivery of the capacity under the agreement is expected prior to April 2000. The indefeasible right of use is for 15 years, for which FaciliCom has agreed to pay $20.0 million through September 30, 2002, of which $2.5 million has already been paid as a deposit and an additional $2.5 million is expected to be paid on April 30, 2000.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measuring those instruments at fair value, with the potential effect on operations dependent upon certain conditions being met. The statement (as amended by SFAS No. 137) is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. FaciliCom has yet to determine any impact the implementation of the standard will have on its financial position or results of operations.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year, resulting in date-sensitive software having the potential, among other things, to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities, which could have material adverse operational and financial consequences. Currently, FaciliCom believes that a disruption in the operation of its networks, billing system and financial and accounting systems

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and/or an inability to access interconnections with other telecommunications carriers, are the major risks associated with the inability of systems and software to process Year 2000 data correctly. If the systems of other companies on whose services FaciliCom depends, including Armstrong Holdings, or with whom its systems interface are not Year 2000 compliant, there could be a material adverse effect on FaciliCom's business, financial position and results of operations.

State of Readiness

     FaciliCom, in conjunction with Armstrong Holdings, formed a task team in February 1998. The task team's program comprised three phases: (1) assessment of Year 2000 compliance of FaciliCom's equipment, software and systems, (2) a detailed inventory of these items and (3) building and implementing a workplan and contingency plan, which includes assessing the cost in dollars and the necessary manpower, upgrading or replacing the item, and scheduling the date of compliance. As of September 30, 1999, FaciliCom had completed all phases of the program. Included in the task team's assessment was a review of the year 2000 compliance efforts of FaciliCom's key suppliers. Below is a more detailed breakdown of their efforts.

Internal Issues

     Network elements -- FaciliCom's main concern is the switching equipment and peripherals, and other vendor components that are time and date sensitive. FaciliCom has upgraded all of its networks with the compliant software, except for one switch in Finland, which it plans to replace with a new year 2000 compliant switch by October 31, 1999. In addition, FaciliCom has completed the software upgrade for its passport equipment which allows it to compress its traffic thereby allowing more traffic to be carried over a single fiber optic cable. FaciliCom's transmission equipment is currently year 2000 "friendly", which means the manufacturer has represented that the software releases will not experience any service-affecting issues upon rollover into the new millennium. Although FaciliCom expects that it will be able to resolve year 2000 problems with workarounds, it cannot assure you that such workarounds will be successful.

     Billing System and Accounting System -- FaciliCom's billing system was developed by Armstrong Holdings' programmers and operates on an IBM AS400. FaciliCom believes that the billing system and the IBM AS400 are year 2000 compliant. However, the production of accurate and timely customer invoices depends upon the generation of accurate and timely underlying data by FaciliCom's switches. Though the switch manufacturer has represented that FaciliCom's switches are year 2000 compliant, there can be no assurance that such billing problems will not occur. FaciliCom is in the process of converting its accounting system. The manufacturer has represented that this system is year 2000 compliant and its implementation is expected to be completed by December 31, 1999.

     Information Systems -- FaciliCom's upgrade of its information systems is in progress. FaciliCom believes that all of its hardware equipment, including the equipment it relies upon at Armstrong Holdings, is year 2000 compliant. All of FaciliCom's software products are year 2000 compliant. Substantially all software applications have been modified or upgraded for year 2000 compliance. Additionally, all of FaciliCom's workstations and laptops have been upgraded for year 2000 compliance.

Third Party Issues

     Vendor Issues -- In general, FaciliCom's product vendors have made available either year 2000 compliant versions of their products or new compliant products as replacements for discontinued offerings. In most cases, statements made by FaciliCom herein as to the degree of compliance of the products in question are based on vendor-provided information, which remains subject to FaciliCom's testing and verification activities. Testing and verification will be ongoing through December 31, 1999. FaciliCom is in the process of requesting information from utilities and similar service providers.

     Customer Issues -- FaciliCom's customers are interested in the progress of FaciliCom's year 2000 efforts, and FaciliCom anticipates increased demand for information, including detailed testing data and company-specific responses. When requested by customers, FaciliCom provides year 2000 compliance
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information. At this time, FaciliCom has not performed an analysis of its potential liability to customers in the event of year 2000 related problems.

     Interconnecting Carriers -- FaciliCom's network operations interconnect with domestic and international networks of other carriers. If one of these interconnecting carriers should fail or suffer adverse consequences due to a year 2000 problem, FaciliCom's customers could experience impairment of services. In addition, since many of these interconnecting carriers are also FaciliCom's customers, a year 2000 problem by one of these customers could result in a loss of revenues due to its inability to send traffic to its network. FaciliCom is in the process of sending correspondence to its major interconnecting carriers to determine the status of their year 2000 compliance review.

Costs

     Although it cannot precisely estimate total costs to implement the plan, FaciliCom has not incurred costs to date in excess of those normally associated with business planning and implementation. FaciliCom anticipates that future costs will not be material, in as much as it began to acquire products after the year 2000 issue was identified and manufacturers had begun to remediate the problem. However, FaciliCom cannot assure you that material costs will not be incurred. FaciliCom cannot estimate the future cost related to the inoperability of third party products. These costs will be expensed as incurred, unless new systems are purchased that should be capitalized in accordance with generally accepted accounting principles.

Risks

     The failure to correct a material year 2000 problem could cause an interruption or failure of certain of FaciliCom's normal business functions or operations, which could have a material adverse effect on its business, financial position and results of operations. Due to the uncertainty inherent in other year 2000 issues that are ultimately beyond FaciliCom's control, including, for example, the year 2000 readiness of its suppliers, customers and interconnecting carriers, FaciliCom is unable to determine at this time the likelihood of a material impact on its business, financial position and results of operation, due to such year 2000 issues. However, based upon risk assessment work conducted thus far, FaciliCom believes that the most reasonably likely worst case scenario of the failure by it, its suppliers or other telecommunications carriers with which FaciliCom interconnects to resolve year 2000 issues would be an inability by it

     - to provide telecommunications services to its customers,

     - to route and deliver telephone calls originating from or terminating with other telecommunications carriers, and

     - to timely and accurately bill its customers.

     In addition to lost earnings, these failures could also result in loss of customers due to service interruptions and billing errors, substantial claims by customers and increased expenses associated with year 2000 litigation, stabilization of operations and executing mitigation and contingency plans. While FaciliCom believes that it is taking appropriate measures to mitigate these risks, it cannot assure you that such measures will be successful.

Contingency Plan

     FaciliCom has completed its contingency plan.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Although FaciliCom's reporting currency is the U.S. dollar, FaciliCom expects to derive an increasing percentage of its revenues from international operations. Accordingly, changes in currency exchange rates may have a significant effect on FaciliCom's results of operations. For example, the accounting rate under operating agreements is often defined in monetary units other than U.S. dollars, such as "special drawing

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rights" or "SDRs." To the extent that the U.S. dollar declines relative to units such as special drawing rights, the dollar equivalent accounting rate would increase. In addition, as FaciliCom expands into foreign markets, its exposure to foreign currency rate fluctuations is expected to increase. Although
FaciliCom does not currently engage in exchange rate hedging strategies, it may choose to limit such exposure by purchasing forward foreign exchange contracts or other similar hedging strategies. FaciliCom's board of directors periodically reviews and approves the overall interest rate and foreign exchange risk management policy and transaction authority limits. Specific hedging contracts, if any, will be subject to approval by certain specified officers of FaciliCom acting within its board of directors' overall policies and limits. FaciliCom intends to limit its hedging activities to the extent of its foreign currency exposure. FaciliCom cannot assure you that any currency hedging strategy would be successful in avoiding currency exchange-related losses.

     Also, FaciliCom is exposed to interest rate risk. FaciliCom maintains both fixed rate and variable rate long-term debt. FaciliCom manages its interest rate risk in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs.

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                             BUSINESS OF FACILICOM

OVERVIEW

     FaciliCom is a rapidly growing multinational, facilities-based telecommunications carrier. FaciliCom provides international long distance services to other carriers worldwide and offers international and domestic long distance voice, internet access, data and other value-added services to business and residential customers in select European markets. FaciliCom provides these services over its carrier-grade international network which consists of 17 gateway switches and 18 additional points of presence in the U.S. and in 13 European countries, as well as a satellite earth station in Malmo, Sweden. FaciliCom's network is connected primarily by fiber optic cable capacity which it owns, together with additional fiber capacity that it leases, including capacity that it leases from Hermes, CIRCE and Qwest. In addition to its facilities, FaciliCom has 12 interconnection agreements, ten of which are with the dominant national carriers in FaciliCom's markets, and 21 operating agreements, 16 of which are with the dominant national carriers in these markets. FaciliCom believes that its facilities-based network is one of the most extensive independent telecommunications networks serving the international long distance market in the U.S. and Europe. This network and FaciliCom's interconnection and operating agreements enable it to offer competitively priced, high-quality voice and data services to over 220 wholesale carriers and approximately 52,000 retail customers.

     FaciliCom believes that its multinational, facilities-based approach and established licensed carrier status in the U.S. and in 13 European countries provide it with significant competitive advantages. These advantages include:

     - reduced termination and network costs resulting in higher gross margins;

     - increased flexibility to introduce new products and services such as internet access, data and other value-added services;

     - improved transmission quality; and

     - the ability to offer high-quality local sales and customer service.

     Since January 1998, FaciliCom has focused on entering key deregulating markets, accumulating a critical mass of wholesale telecommunications traffic to support investments in carrier-grade telecommunications facilities and migrating customer traffic onto FaciliCom's international network. During this period, FaciliCom has entered nine new countries, installed 14 gateway switches in 12 countries, acquired capacity in 12 additional fiber systems, and entered into 10 new interconnection and six new operating agreements. As of June 30, 1999, FaciliCom had invested approximately $211.0 million in network facilities.

     As a result of FaciliCom's infrastructure investments, it has been able to increase the traffic volume delivered over its network (commonly referred to as "on-net traffic") from 26.5% for the nine months ended June 30, 1998 to 41.7% for the nine months ended June 30, 1999, and FaciliCom's gross margin increased from 2.3% during the nine month period ended June 30, 1998, to 8.0% during the nine month period ended June 30, 1999.

     FaciliCom was founded in May 1995 to capitalize on opportunities for facilities-based carriers in the international telecommunications services industry. FaciliCom has targeted deregulating markets in order to benefit from the significant demand for international long distance services in those markets and the relatively favorable competitive conditions there. FaciliCom expects that worldwide demand for high-quality international telecommunications services will continue to grow as a result of:

     - the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector;

     - declining prices and a wider selection of products and services driven by greater competition as a result of deregulation;

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     - technological advances, which have substantially increased the transmission capacity and reduced the cost of fiber capacity;

     - increased demand for internet access, data and other value-added services; and

     - increased telephone accessibility resulting from greater investment in telecommunications infrastructure, including the deployment of wireless networks.

     In addition, FaciliCom's industry continues to evolve away from the traditional pricing and operations model for exchanging telecommunications traffic between international carriers, known as the international accounting rate mechanism. As the international accounting rate mechanism model is abandoned, FaciliCom will be able to pass cost savings to its customers, which it believes will further increase demand for these services.

STRENGTHS

     FaciliCom is positioning itself to become a leader in the rapidly growing global market for international long distance voice, internet access, data and other value-added services. FaciliCom enjoys competitive advantages which it believes serve as a model for its continued successful growth as a diversified telecommunications company, including:

     Extensive Facilities-Based International Telecommunications Network. Since 1995, FaciliCom has built a carrier-grade network in 14 countries, including the U.S. and the top 10 Western European international long distance markets. FaciliCom is in negotiations to complete interconnection agreements with additional carriers. FaciliCom believes that its early entrant approach implemented through its local management and operations has allowed it to enter into interconnection agreements more readily than companies without these resources and provides it with a lower cost structure than its competitors serving these regions who do not have these agreements. FaciliCom's network has been designed and built to allow it to offer high-quality services, control its termination and network costs and cost-effectively expand its service offerings. By adding relatively inexpensive routers to its asynchronous transfer mode network, FaciliCom can further expand its dial-up internet access services with little additional investment. FaciliCom believes that its existing network gives it an early entrant advantage and positions it to continue to increase its revenues and improve gross margins.

     Strong European Presence. FaciliCom has developed a strong European presence, with 56.5% of FaciliCom's revenue for the nine month period ended June 30, 1999 originating from FaciliCom's European operations as compared to 31.1% for the nine month period ended June 30, 1998. FaciliCom's European focus enables it to capitalize on the higher prices associated with traffic originating in Europe as compared to the U.S. Because FaciliCom's network is concentrated in the leading European markets, it is able to take advantage of increasing opportunities to carry cross-border European traffic on its network, realize greater economies of scale in network management and sales and marketing, and capitalize on strategic opportunities to build fiber systems such as FCI One. In addition, this geographic concentration favorably positions FaciliCom for entry into other deregulating European markets, such as Poland, Portugal and the Czech Republic, on a more cost-effective basis, by adding a new source of traffic which can be terminated throughout FaciliCom's network and by reducing termination costs of network traffic entering these newly-deregulated markets.

     Established Customer Base. FaciliCom has established a wholesale customer base of over 220 carriers in the U.S. and 13 European countries, including a majority of the first-tier and emerging carriers, European wireless carriers and seven of the ten largest global international carriers. This significant customer base enables FaciliCom to rapidly and cost-effectively build traffic volumes as it expands its network. Because many of its customers are also high-quality carriers, FaciliCom is able to use their facilities on favorable terms to carry traffic on routes where it has no facilities, thereby lowering its network costs.

     Successful Retail Operations in Scandinavia. Since its initial investment in its Swedish subsidiary in 1995, FaciliCom has increased its retail customer base from fewer than 2,000 to approximately 52,000
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small- to medium-sized business, and residential retail customers in Sweden,
Denmark, Norway and Finland. This customer base generated 5.0% of FaciliCom's consolidated revenues for the nine month period ended June 30, 1999.

     Proven Record of Strong Internal Growth. FaciliCom was established in May 1995 and has since rapidly increased its revenues and network traffic. For the fiscal years ended September 30, 1996, 1997 and 1998, and the nine month period ended June 30, 1999, FaciliCom's revenues were $11.9 million, $70.2 million, $184.2 million and $279.7 million, respectively. In addition, for the fiscal years ended 1996, 1997 and 1998, and the nine month period ended June 30, 1999, FaciliCom's network carried 41.3 million, 252.3 million, 820.3 million and 1.4 billion minutes of traffic, respectively. FaciliCom's growth has been derived mainly from internal expansion. FaciliCom has managed this rapid growth in a manner that has permitted it to increase its customer base efficiently while maintaining high standards of network quality and customer service.

     Strong Management Team. FaciliCom has a highly experienced senior management team with, on average, over 23 years of experience in the telecommunications industry, including experience with such industry leaders as Bell Atlantic, British Telecom, Cable & Wireless, Global One, Sprint, GTE, Viag Interkom and NorTel Networks. Additionally, in each country in which FaciliCom operates, it employs a local management team that is familiar with local legal and regulatory issues, business practices, and cultural norms that affect FaciliCom's business. The members of FaciliCom's team have proven their ability to obtain licenses, recruit experienced staff, negotiate for interconnection agreements with dominant national carriers, construct and operate a high-quality network and provide superior customer service. FaciliCom believes that experience that it has gained from operating in Europe over the last four years provides it with a distinct advantage over newer entrants to these markets.

OPERATING MARKETS

     FaciliCom currently terminates traffic through a combination of interconnection and operating agreements, transit, refiling, resale and international simple resale to over 200 countries worldwide and originate traffic in Austria, Belgium, Denmark, Finland, France, Germany, Italy, The Netherlands, Norway, Spain, Sweden, Switzerland, the U.K., and the U.S. FaciliCom estimates that it has a market share of less than 1.0% of each of these markets.

     Austria. Austria has a population of approximately 8.1 million. By 1997, the government had completed a 10-year privatization program of the telecommunications industry. In December 1997, licenses for providing wireline voice telephone services were issued to eight companies. At the same time, the Supervisory Board of Post & Telekom Austria AG approved the separation of its telecommunications operations from the national mail and bus services. The new telecommunications company was named Telekom Austria AG, and Telecom Italia purchased a 25% stake as its strategic partner.

     Belgium. The population of Belgium is approximately 10.2 million. Although Belgium liberalized its telecommunications services in accordance with the EU directive on January 1, 1998, some barriers to entry still persist, including significant interconnection charges that foreign carriers pay to Belgacom, the Belgium dominant national carrier.

     Denmark. With a population of approximately 5.2 million, Denmark has a telecommunications market that generated approximately $3.6 billion in revenues in 1996 according to the International Telecommunications Union. The Danish Parliament approved legislation in May 1997 to liberalize its telecommunications industry. The new law allows carriers to provide public voice services and to build and lease networks. Most services, including voice telephony, may be provided under a general class license. The telecommunications market in Denmark has been historically dominated by the primary national carrier of Denmark, Tele Denmark, which, according to TeleGeography 1999, accounted for 82.0% of Denmark's international outgoing minutes in 1997. Since privatization, 12 companies providing facilities-based service have entered the Danish market. Key European companies in Denmark's telecommunications service sector include Telia (Sweden) and French Mobilix (a subsidiary of France Telecom).

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     Finland.  With a population of approximately 5.2 million, Finland's telecommunications services market generated approximately $2.5 billion in revenues in 1998, according to an estimate by the U.S. Department of State. Finland fully liberalized the provision of voice telephony services in 1994, and has recently eliminated its licensing requirements for the construction of fixed telecommunications networks. Since deregulation, eight companies providing facilities-based service have entered the Finnish market. According to TeleGeography 1999, in 1997, the primary national carrier of Finland, Sonera Ltd., accounted for 58.9% of Finland's international outgoing minutes, while Finnet Group and Telia accounted for 28.2% and 9.3%, respectively.

     France. The population of France is approximately 58.8 million. As of January 1998, all telecommunications services were open to competition in France, including the provision of public voice telephony. Since liberalization, 33 companies have entered the French market and compete with the national carrier, France Telecom. Restrictions on market entry include a foreign equity limit of 20%.

     Germany. With a population of approximately 81.8 million, the German telecommunications market is the third largest in the world with an estimated $39 billion in revenues according to an estimate by the U.S. Department of State. Germany is Europe's largest telecommunications market, accounting for 23.4% of the total market. Under German law, all telecommunications services, both national and international, including public voice telephony, became open to competition in Germany on January 1, 1998. Until January 1998, the German national carrier, Deutsche Telekom A.G., operated the German telephony market under a monopolistic regime. A number of new competitors have recently entered the market. As of November 1998, Deutsche Telekom A.G. held approximately 80% of the market for long distance services (including international calls).

     Italy. With a population of approximately 57.3 million, the total 1999 telecommunications market in Italy, including both equipment and services, is estimated at $32 billion, according to an estimate by the U.S. Department of State. The market was liberalized on January 1, 1998, which allowed the authorization of five new fixed-line carriers.

     The Netherlands. With a population of approximately 15.9 million, the Dutch telecommunications services market generated approximately $9.0 billion in revenues in 1998 from public voice telephony, network and mobile telephony services, according to the European Commission. The Dutch telecommunications infrastructure, public switched voice telephony and telex markets were liberalized on July 1, 1997. Since liberalization, more than 25 companies have entered the Dutch market. The Dutch national carrier, KPN, accounted for approximately 95% of The Netherlands' market for international outgoing minutes in 1997, according to TeleGeography 1999.

     Norway. Norway has a population of approximately 4.4 million. The Norwegian telecommunications market for data transmission, voice telephony, paging and other mobile services and satellite communications has been fully liberalized since January 1, 1998. Until the liberalization in 1998, the Norwegian national carrier, Telenor AS, accounted for 100% of Norway's market for international outgoing minutes.

     Spain. Spain has a population of approximately 39.8 million. Spain liberalized its telecommunications market in December 1998. Prior to that time, the government had phased in competition in basic telephony through licenses granted to recently privatized Spanish second operator, Retevision, and to a third operator, Lince (France Telecom), in addition to the incumbent operator Telefonica.

     Sweden. With a population of approximately 8.9 million, Sweden has a telecommunications market that generated approximately $6.0 billion in revenues in 1996 according to the International Telecommunications Union. Since Sweden fully liberalized its telecommunications market in January 1998, more than 12 companies providing facilities-based service have entered the Swedish market. Telia AB, the Swedish national carrier, and Tele-2 AB accounted for approximately 66.0% and 22.0%, respectively, of Sweden's market for international outgoing minutes in 1997, according to TeleGeography 1999. Telia AB is a member of the Unisource consortium and is also authorized to provide facilities-based services between the U.S. and Sweden.

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     Switzerland.  Switzerland has a population of approximately 7.4 million. In
1997, the Swiss Parliament enacted legislation to liberalize and privatize the Swiss telecommunications sector, opening the market to investment and competition from foreign firms. This liberalization took effect on January 1, 1998. According to the WTO Agreement, the Swiss government has committed to complete liberalization of basic telecom services (facilities-based and resale, public and non-public) for all market segments.

     United Kingdom. With a population of approximately 58.9 million, the U.K. has a telecommunications market that generated approximately $32.8 billion in 1998, according to an estimate by the British Office of Telecommunications ("Oftel"). According to Oftel, the U.K.'s international and domestic long distance services market accounted for approximately $6.6 billion in revenues for the year ended March 31, 1997, with international outgoing calls generating $2.4 billion in revenue. The U.K. has substantially liberalized its telecommunications market. However, the U.K. has applied to the EU for an extension to the EU's requirements that require member states to introduce pre-selection by January 2000. According to TeleGeography 1999, British Telecom held 54.9% of the U.K.'s market for international outgoing minutes in 1997, and Cable &Wireless Communications held 30.3%. In addition to British Telecom and Cable & Wireless Communications, there are over 50 foreign carriers in the U.K. that currently hold licenses authorizing them to interconnect with the dominant national carrier.

     United States. With a population of approximately 272.6 million, the U.S. has a telecommunications services market that generated revenues of approximately $231.2 billion in 1997, according to the FCC. The United States has committed to open markets for essentially all basic telecommunications services (facilities-based and resale) for all market segments. The U.S. long distance market is highly deregulated and is the largest in the world. According to the FCC, in 1997 long distance telephone revenues were approximately $100.8 billion, including approximately $17.7 billion from international services, representing 17.5% of the total market. According to TeleGeography 1999, AT&T is the largest international long distance carrier in the U.S. market, with approximately 45.3% of the U.S. international outgoing minutes in 1997, while MCI, Sprint and WorldCom had market shares of 26.0%, 12.2% and 6.2%, respectively. AT&T, MCI WorldCom and Sprint are generally regarded as first-tier carriers in the U.S. long distance market. Other large long distance companies with more limited ownership of transmission capacity, including Frontier and Qwest, are generally regarded as second-tier carriers. The remainder of the U.S. long distance market comprises several hundred smaller companies, largely resellers, which are generally regarded as the third-tier carriers.

NETWORK

     General. FaciliCom has an extensive facilities-based international network comprised of gateway switches, additional points of presence, an asynchronous transfer mode transmission backbone, owned and leased fiber capacity and a satellite earth station. FaciliCom's facilities-based network permits it to terminate an increasing percentage of traffic on-net, allowing it to better control both the quality and cost of telecommunications services that FaciliCom provides to its customers. To provide high-quality telecommunications services, FaciliCom's network employs digital switching and fiber technologies, uses advanced signaling protocols and is supported by comprehensive monitoring and technical services.

     FaciliCom carries international traffic historically carried between U.S. and foreign international long distance carriers over its own network. In addition, FaciliCom's gateway switches and European points of presence allow it to terminate traffic within countries, ensuring quality and lowering termination costs. FaciliCom has also established interconnection and operating agreements with national carriers in the markets where it has facilities.

     Gateway Switches. FaciliCom currently operates 15 NorTel and two Ericsson gateway switches in the U.S. (New York, New Jersey, Los Angeles and Miami) and in Europe (Austria, Belgium, Denmark, Finland, France, Germany, Italy, Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom).

     Asynchronous Transfer Mode Transmission Backbone. FaciliCom currently operates a high-capacity asynchronous transfer mode transmission backbone between certain of its U.S. and European gateway
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switch locations. FaciliCom's asynchronous transfer mode backbone enables it to combine switched voice, private line and data traffic, including frame relay and internet protocol, on the same international circuits. FaciliCom believes that its existing asynchronous transfer mode backbone provides a competitive networking advantage because it is able to combine these forms of traffic onto the same network, thereby eliminating the need to purchase capacity and related equipment for different types of traffic. In addition, the switching technology used in an asynchronous transfer mode system is more efficient than traditional circuit-switched technology because an asynchronous transfer mode network, unlike a circuit-based network, does not require a fixed amount of bandwidth to be reserved for each phone call or data transmission. This allows voice and data calls to be pooled, which enables it to carry more calls with the same amount of bandwidth. This greater efficiency creates network cost savings that can be passed on to FaciliCom's customers in the form of lower rates, and provides an immediate cost advantage for connection from FaciliCom's nearest point of presence to the chosen internet backbone interconnect point.

     Fiber. FaciliCom seeks to obtain ownership interests in fiber systems where it believes that its customers' demand will justify the investment in those fixed assets. FaciliCom can generally earn a higher gross margin on traffic routed through its network's owned fiber rather than traffic routed through its network's leased fiber. However, when it is more cost effective to do so, FaciliCom will lease fiber capacity on a short term basis on specific routes.

     FaciliCom currently has acquired fiber capacity on an indefeasible rights of use or minimum assignable membership units basis in 18 fiber cable systems (including Hermes, CIRCE, Flag, Qwest, CANTAT, ODIN and Southern Cross).

     FaciliCom believes that no single agreement that it has relating to indefeasible rights of use or to minimum assignable ownership units is material to its financial condition or its business operations. With the passage of time, an increasing amount of fiber capacity is becoming available, and the cost of this capacity is expected to continue to decline rapidly. As a result, FaciliCom believes that, when one or more of these agreements expires, it would be able to replace, at similar costs and within reasonable time periods, similar capacity on alternative competing fiber systems through purchases of minimum assignable ownership units or indefeasible rights of use.

     Ownership and Operation of Fiber Capacity/FCI One. FaciliCom purchases fiber capacity on existing cable systems as demand for FaciliCom's services justifies this investment. When fiber capacity is not available at reasonable prices, FaciliCom may instead install and operate its own fiber cables. FaciliCom's initial effort in this area consisted of FCI One, a 24-pair fiber submarine cable that it owns and operates between Copenhagen, Denmark and Malmo, Sweden. Currently, FaciliCom is only using one such fiber pair with a configured capacity of STM-16.

     Before Denmark granted licenses to additional facilities-based carriers, Tele Denmark, the incumbent dominant carrier, possessed the exclusive right to build international cables into Denmark, and fiber capacity into Denmark was generally available only at high prices. When FaciliCom became licensed to operate in Denmark as a facilities-based carrier, it also obtained the right to build international cables. Given its current and forecasted capacity requirements, FaciliCom determined it was more cost effective to build FCI One than to lease capacity from Tele Denmark at high rates. FCI One became operational in May 1999. In addition to cost savings on capacity that it uses, FaciliCom can sell or lease excess capacity or swap capacity on FCI One for capacity it requires on other routes. Since May 1999, FaciliCom has sold a portion of the capacity on FCI One and is in discussions to sell or swap additional capacity.

     Points of Presence. In addition to its switch centers, FaciliCom has installed a number of transmission points of presence in its network that provide additional geographic locations for FaciliCom's customers and the local public switched telephone network to interconnect with FaciliCom's network. In the U.S., FaciliCom operates points of presence in Washington, D.C., Tampa, Florida, New York, New York, and in Germany it operates points of presence in Stuttgart, Hamburg, Dusseldorf and seven other cities. FaciliCom also operates points of presence in London, England, Helsinki, Finland, and in Stockholm and two other cities in Sweden. These points of presence allow FaciliCom to reduce its costs

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for delivering traffic to public networks and make it easier for customers with local networks to deliver traffic to FaciliCom's network.

     Interconnection and Operating Agreements. FaciliCom enters into interconnection agreements with the national carrier in each of the countries where it has operating facilities so that it can originate and terminate traffic in that country. Interconnection agreements enable FaciliCom to terminate traffic in a country by connecting the local network of that country with FaciliCom's network. Interconnection agreements typically allow FaciliCom to terminate traffic in the countries in which it has these agreements at the lowest available access cost, and to originate traffic from these countries when a customer dials FaciliCom's carrier access code.

     FaciliCom has entered into 12 interconnection agreements, including agreements with the dominant national carrier in Austria, Denmark, Finland, Germany, Italy, The Netherlands, Norway, Sweden, Switzerland and the U.K. FaciliCom is currently negotiating for additional interconnection agreements with the dominant national carriers in other European countries.

     FaciliCom also has operating agreements with 16 national carriers and five emerging carriers. An operating agreement provides for the exchange of international long distance traffic between correspondent international long distance providers that own facilities in different countries.

     Satellite Facilities. FaciliCom owns and operates the Swedish International Teleport, a 13-meter satellite earth station in Malmo, Sweden that transmits to an INTELSAT satellite over the Indian Ocean. FaciliCom's status as a member of INTELSAT enables it to easily expand its geographic coverage worldwide through the acquisition of additional satellite transmission capacity on a preferential basis. The earth station and INTELSAT satellite, which provide coverage to Africa and most of Asia, currently connect customers on the Indian subcontinent with locations in Europe and North America on a private line basis. FaciliCom uses this facility to provide connectivity with carriers in developing countries before international cable capacity becomes available there, and on low-volume international routes. FaciliCom is also negotiating agreements with several Asian carriers to interconnect with Sweden to transmit public switched-voice traffic through FaciliCom's earth station.

     Signaling Network. Modern carrier networks use standard protocols of the International Telecommunications Union (CCITT-C7 and SS-7) to signal between switches in order to set up connections and monitor call status. Most small carriers use one channel of each trunk group to signal other carriers on what is designated as an "F Link." This F Link signaling is adequate for call setup but is subject to failure because it does not provide for any redundancy. If the F Link fails the entire trunk group cannot be used. F Link signaling also does not provide many network management features because its signal capability is limited to one link between two switches. To overcome the drawbacks of F Link signaling, more advanced network operators install modern and sophisticated packet signaling switches called signal transfer points that enable their switches to communicate with other switches in their network and with customer and carrier networks. These signaling networks include redundant links to paired signal transfer points and are virtually failsafe. FaciliCom has installed a pair of redundant signal transfer points in Frankfurt and London and another pair of signal transfer points in New Jersey and New York. As a result, FaciliCom's network is more robust, and it is able to provide signaling services to other carriers.

     Network Reliability. FaciliCom's resilient network has diverse switching and routing capabilities. For example, on the high-volume North America to Europe routes, FaciliCom splits customer traffic between its U.S.-based gateway switches, over three transatlantic cable routes and over each of its European-based gateway switches. All of FaciliCom's gateway switches have backup power systems, and each fiber cable has built-in redundancies that reroute traffic in the event of an interruption in cable service. FaciliCom's paired signal transfer points network with redundant signal paths also provides an additional level of network integrity.

     Network Monitoring and Technical Support. FaciliCom has technical staff located in the U.S. and throughout its markets in Europe who provide support for FaciliCom's network. FaciliCom's technical staff located in Europe provides network management and operations support for FaciliCom's gateway switches.

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In addition, to support its NorTel switches, FaciliCom has implemented GTE's support system. This system provides FaciliCom with integrated proactive network operations, network message management and a customer contact system. FaciliCom fully supports all network management and operations and functions 24 hours a day, seven days a week from a central location in Washington, D.C.

     FaciliCom's network operations center in Washington, D.C. monitors all of the switches and transmission links in FaciliCom's network and receives immediate signals alerting it to any abnormal network condition. Through this facility, FaciliCom has the capability to reroute traffic if there is a cable cut or an equipment failure. This center also monitors the quality of any carriers FaciliCom uses to route off-net traffic and removes any of them from its routing if they fall below FaciliCom's performance standards.

SERVICES

     FaciliCom offers high-quality international telecommunications services over its own international network and by interconnecting its network with the networks of other carriers. FaciliCom provides primarily wholesale international telecommunications voice services and internet access, data and other value-added services in select European markets. FaciliCom recently expanded its retail services in Scandinavia, and it is offering "dial around" or "casual dialing" service in Finland and Sweden under the brand name Call One. For the fiscal years ended September 30, 1997 and 1998, and the nine month period ended June 30, 1999, wholesale services represented approximately 94.6%, 92.5% and 95.0%, respectively, of FaciliCom's consolidated revenues, and retail services represented approximately 5.4%, 7.5% and 5.0%, respectively, of FaciliCom's consolidated revenues.

     Wholesale Services. FaciliCom provides wholesale international long distance voice services to carrier customers located in the 14 countries in which it operates. Other carriers interconnect with FaciliCom's network by direct circuit connections from their networks to one of FaciliCom's gateway switches. FaciliCom also provides service to switchless resellers by enabling their customers to access FaciliCom's network from the national public switched telephone network by dialed access through carrier access codes. FaciliCom provides wholesale termination to over 200 countries using a mix of owned and leased facilities, and interconnection, operating and resale agreements. FaciliCom also offers to certain customers internet protocol and frame relay services over FaciliCom's asynchronous transfer mode backbone.

     Retail Services. FaciliCom provides international and domestic long distance voice services to retail customers in Scandinavia. Retail customers either subscribe to FaciliCom's services or access the services on a call by call basis by dialing FaciliCom's carrier access code. In addition, FaciliCom offers internet access and international private line service to business and residential customers.

     Voice. FaciliCom's retail customers may access its long distance voice services in the following ways:

          Direct Access. The telephone equipment used by subscribers is directly connected to FaciliCom's switches through a private line and, unless bill payments are overdue, the subscriber is allowed to make calls up to a predetermined credit limit. Subscribers to this service do not have to dial FaciliCom's access code in order to connect to FaciliCom's network. The private line connections for FaciliCom's direct access services may be leased from the public switched telephone network. In addition, these connections may be radio links or digital subscriber lines. Direct access customers are primarily small-to medium-sized businesses.

          Casual Dialing. Any telephone in FaciliCom's markets which is connected to the public switched telephone network can be used to dial FaciliCom's access code and place domestic long distance or international calls. The telephone user does not have to apply in advance to be recognized as a customer. FaciliCom's gateway switch receives the calling number from the public network and screens it in order to determine whether it should be denied service for any reason, such as a failure to make payments in the past. Casual dialing customers are primarily residential users.

          Indirect Access. To utilize this service, the telephone number of a customer who satisfies FaciliCom's credit requirements is added to a list in FaciliCom's switches. Unless the customer's
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     payments are overdue, the customer may place calls that have a cost up to a predetermined credit limit. Users of this method of access must dial FaciliCom's access code to connect to FaciliCom's network through the public switched telephone network. If the customer is a heavy user, such as a small business, FaciliCom may equip its telephones with an automatic dialer that will insert FaciliCom's access code whenever the customer seeks to make a long distance or international call. This service is available in countries that do not require equal access.

          Equal Access. This method of access resembles the service that FaciliCom provides to customers with indirect access. However, customers can choose to subscribe to FaciliCom's network for all of their long distance services and do not have to dial FaciliCom's access code in order to connect to FaciliCom's network through the public switched telephone network. Instead, the local operator will automatically route the customer's calls to FaciliCom's network. The 13 European countries in which FaciliCom operates are all scheduled to require equal access service within the next three years.

     Data. The retail data services that FaciliCom presently offers in Scandinavia are as follows:

          Internet Access. FaciliCom offers internet access service to FaciliCom's retail customers in Finland. FaciliCom uses its own facilities to connect customers to an internet backbone interconnect point. FaciliCom bundles these services with its long distance and international voice services to provide a single communications package for certain of its customers.

          Unlike in the U.S., where most local calls are free, dominant national carriers in Europe charge retail local calling rates of as much as $0.10 per minute for a dial-up connection to an internet service provider. FaciliCom believes that this situation has inhibited the growth of the use of the internet in Europe. FaciliCom believes that companies like it will stimulate internet usage by offering internet access services at lower costs. FaciliCom's interconnection agreements allow any telephone line where it has these agreements to dial FaciliCom's access code and be connected with FaciliCom's network. FaciliCom pays the operator of the public switched telephone network very low wholesale transport charges to connect these calls to FaciliCom's network. Once the call is connected to its network, FaciliCom can connect it to the internet through its own data routers and its own asynchronous transfer mode backbone. This enables FaciliCom to provide high-quality and low-cost dial-up internet access to any home or business.

          Private Data Lines. Another data service that FaciliCom provides is private line connectivity for business customers, other data providers and for video conferencing. These services are targeted to businesses that have offices or operations in more than one country, and that require voice and data connections between their locations. FaciliCom provides frame relay, internet protocol and bandwidth connectivity between points on FaciliCom's backbone network. Customers pay for the effective amount of bandwidth (64 kbps, 256 kbps, 2 mbps, etc.) that they purchase.

          Voice Over Internet Protocol (VOIP). Technology has been developed that enables origination and termination of voice traffic over internet protocol networks. This is commonly referred to as VOIP. The initial concept was to use the internet to transport this traffic for free. In actual practice, the quality of voice transported over the internet varies from acceptable to poor because of packet delays during high traffic periods. It is possible to improve the voice quality of internet protocol by routing the traffic over a dedicated intranet that utilizes private data lines instead of the internet. FaciliCom provides VOIP intranet service on its network. FaciliCom believes that business customers and residential early technology adopters that have invested in technology based upon internet protocol will be attracted to this service. No uniform approach to VOIP's regulatory treatment has been developed, and FaciliCom cannot predict the manner in which VOIP may be regulated in the future or the impact of such regulation on FaciliCom's operations.

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CUSTOMERS

     Wholesale Customers. FaciliCom's target wholesale customer base consists primarily of dominant national carriers, other first-tier carriers, emerging carriers and wireless carriers with international traffic. National carriers and other first-tier carriers generally have their own international networks, but use carriers such as FaciliCom for overflow traffic and in order to route traffic at lower rates. Emerging and wireless carriers are rapidly growing industry segments that generally rely on national carriers and wholesale carriers like FaciliCom to provide international connectivity. As of June 30, 1999, FaciliCom provided service to over 220 carriers, including seven of the ten largest global international carriers, and 40 multinational carriers that originate traffic in more than one of FaciliCom's existing markets, together with five wireless carriers. For the fiscal year ended September 30, 1998, FaciliCom's five largest customers accounted for 21.9% of FaciliCom's consolidated revenues. For the nine month period ended June 30, 1999, FaciliCom's five largest customers accounted for 18.4% of FaciliCom's consolidated revenues. FaciliCom anticipates that the percentage of revenues attributable to FaciliCom's largest customers will decrease as FaciliCom's customer base grows. FaciliCom's agreements with its customers do not currently establish minimum term or usage requirements.

     FaciliCom uses a comprehensive credit screening process when identifying new wholesale customers. For the fiscal years ended September 30, 1997 and 1998, and for the nine month period ended June 30, 1999, FaciliCom's bad debt expenses represented 1.8%, 2.0% and 1.6%, respectively, of FaciliCom's consolidated revenues. FaciliCom rates its potential customers' creditworthiness based on several factors, including:

     - traditional bank and trade reports, such as Dun & Bradstreet reports;

     - internal assessments of FaciliCom's exposure based on the costs of terminating international traffic in certain countries and the capacity requested by the proposed carrier; and

     - references provided by potential customers.

     Depending on the results of FaciliCom's credit analysis, a customer's payment terms and/or billing cycle may be adjusted to shorten the length of time that FaciliCom's receivables are outstanding. In addition, FaciliCom may require a customer to post collateral in the form of a security deposit or an irrevocable letter of credit.

     Retail Customers. FaciliCom's target retail customer base consists primarily of small- to medium-sized businesses, and high volume residential users of international telecommunications services. In July 1995, FaciliCom began its retail operations in Sweden. Since that time, FaciliCom has grown its retail customer base from fewer than 2,000 retail customers in Sweden to approximately 52,000 retail customers in Scandinavia. Retail distribution not only leverages FaciliCom's existing facilities but also improves profitability through the sale of higher-margin services.

SALES AND MARKETING

     Wholesale. FaciliCom's approach to marketing and selling wholesale services consists of local sales staff, who are responsible for day-to-day relationships with local carrier representatives and who have experience in the industry and long standing relationships with such carriers. Additionally, because FaciliCom has several international carrier customers which use it to transport traffic from multiple locations, FaciliCom has a multinational global account group, which coordinates sales to major international accounts in multiple locations and is responsible for client relationships at the senior management level. FaciliCom focuses on hiring and retaining experienced marketing and sales people with extensive knowledge of the telecommunications industry and who have existing relationships with decision makers at carrier customers.

     Retail. Although FaciliCom's main focus has been on international wholesale service, FaciliCom has been serving retail customers since the middle of 1995. FaciliCom reaches its retail customers through a variety of marketing channels that are tailored to specific markets. FaciliCom targets small- to medium-

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sized businesses in industry segments with high international telecommunications needs, as well as high-volume residential users.

MANAGEMENT INFORMATION SYSTEMS

     The need to bill customers timely and accurately, and to monitor and manage network traffic profitability, requires the accurate operation of management information systems. To meet these needs, FaciliCom contracts with Armstrong Holdings for its billing and other management information services. Armstrong Holdings, through its subsidiary Armstrong, owns 84.0% of the outstanding capital stock of FaciliCom.

     Subsidiaries of Armstrong Holdings provide billing, financial accounting and specialized information technology services to its subsidiary companies, including FaciliCom, from its data processing center located in Butler, Pennsylvania. Armstrong Holdings's subsidiaries include independent telecommunications companies and international telecommunications companies. Based on its knowledge of billing in the telecommunications industry, Armstrong Holdings has developed customized systems to provide call detail record collection, processing, rating, reporting and bill rendering. These systems enable FaciliCom to:

     - analyze accurately its traffic, revenues and margins by customer and by route on a daily basis;

     - validate carrier settlements; and

     - monitor least cost routing of customer traffic.

     FaciliCom believes that contracting with Armstrong Holdings for these customized systems gives it a strategic advantage over many emerging carriers because FaciliCom receives timely and accurate reporting of its customer traffic, revenues and margins without incurring the significant costs associated with developing and maintaining its own data center. The Armstrong Holdings data center utilizes IBM mainframe systems with full disaster recovery and back-up facilities and provides 24 hours per day, seven days per week data center support. Armstrong Holdings provides FaciliCom with experienced professionals and programmers to further customize and support FaciliCom's growing and changing needs for management information services. To date, FaciliCom has not experienced any significant delays in billing customers. FaciliCom attempts to bill its customers within five business days after a billing cycle has been completed. FaciliCom believes that its arrangement with Armstrong Holdings enables it to effectively and efficiently manage FaciliCom's growing requirements relating to information technologies.

     Armstrong Holdings has agreed to provide billing and management information systems support for FaciliCom and FaciliCom's subsidiaries on terms that FaciliCom believes are competitive with similar services offered in the industry. This contract extends through September 30, 2002.

     In consultation with Armstrong Holdings's staff, FaciliCom is currently implementing a management information system to further enhance its ability to monitor its growing operations. FaciliCom has engaged Perot Systems to develop a data warehouse that will combine and store data from a number of information systems and facilitate the presentation of data for management decision making.

     FaciliCom uses its information technology and software for the following purposes:

          Call Detail Record Preprocess. When a customer initiates a call through FaciliCom's network, each switch used to complete the call records the details of the call. These details include the time of initiation, the calling and called numbers, the type of call, called party answer and the time of disconnect. These call detail records are sent to the Armstrong Holdings data center, where they are preprocessed. Copies of the call detail records and summary information regarding the volumes of traffic are stored in the data warehouse.

          Wholesale Billing. On a predetermined billing schedule, call detail records for completed calls are rated, and wholesale bills are generated at the Armstrong Holdings data center. Based on customer preference, the bills are sent to customers in either a paper or an electronic format.

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          Retail Billing.  FaciliCom's retail billing in Scandinavia is currently handled by locally-developed billing software. The billing system in Finland receives call detail records directly from FaciliCom's switch in Helsinki, Finland. Billing data for other Scandinavian countries is preprocessed in the Armstrong Holdings data center and sent to Malmo, Sweden in order to produce customer bills. Retail billing data is sent in electronic format to local billing companies that bill and collect.

          Customer Service. FaciliCom has developed customer service systems that record and track customer trouble reports. FaciliCom is in the process of installing an industry standard customer service system that will allow customers to report service failures and other technical difficulties over the internet.

          Network Management. FaciliCom has installed software developed by GTE that monitors the status of its network components and displays network conditions in its network operations center. This system provides real time information that FaciliCom's staff members can use to reroute traffic and perform corrective action, and to analyze and repair network hardware or software problems.

          Inventory and Provisioning. FaciliCom has developed software that keeps track of the status and condition of its network hardware components. FaciliCom's staff members use this system to assign equipment to customer or carrier circuits and to instruct FaciliCom's staff members abroad on the proper connection of these circuits.

          In addition, all of FaciliCom's administrative and technical locations are connected by a corporate wide area network that runs over the backbone network FaciliCom has constructed to handle customer traffic. An authorized user with a personal computer at any of FaciliCom's offices can access all of FaciliCom's corporate systems and databases. FaciliCom controls access to this network through the use of firewalls, password protection and other customary security measures.

          FaciliCom has also installed mediation devices and software that were part of a network monitoring system designed by GTE. These devices are located in each of FaciliCom's switch centers and interface with major network components, such as FaciliCom's gateway switches. These devices gather data from the network in real time and transport it over FaciliCom's corporate wide access network to its network operations center and to Armstrong Holdings's data center.

COMPETITION

     The international telecommunications industry is intensely competitive and is significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants and the introduction of new services made possible by technological advances. FaciliCom competes in the international telecommunications market on the basis of price, customer service, transmission quality and breadth of service offerings, and its carrier customers are especially price sensitive. FaciliCom's competitors include:

     - large, facilities-based, multinational carriers, and smaller facilities-based long distance service providers that have emerged as a result of deregulation;

     - switch-based resellers of international long distance services; and

     - global alliances among some of the world's largest telecommunications carriers.

     Competition in the U.S. The U.S.-based international telecommunications services market is dominated by AT&T, MCI WorldCom, Qwest and Sprint. FaciliCom also competes in the U.S. with second-tier international carriers, including IDT Corporation, Pacific Gateway Exchange, Inc., Primus Telecommunications Group, Inc. and STAR Telecommunications, Inc. Several of these companies have considerably greater financial and other resources and more extensive domestic and international communications networks than FaciliCom does. In addition, the FCC's order implementing the U.S.'s open market commitments to the WTO may make it easier for some foreign carriers to enter the U.S. market, which would increase FaciliCom's competition.

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     Competition in Europe.  In many international markets, a single carrier, which is often a government-owned or a former monopoly carrier, controls access to the local networks, enjoys better brand name recognition and customer loyalty and possesses significant operational economies. These advantages include a larger backbone network and operating agreements with other dominant national carriers. These carriers generally have competitive advantages over FaciliCom because of their close ties with the national regulatory authorities of their home countries that may be reluctant to act in a way that fosters increased competition for the local dominant provider. As a result, FaciliCom's ability to increase its market share in these countries may be extremely limited.

     Competition has begun to increase in the EU telecommunications markets in connection with the deregulation of the telecommunications industry in most EU countries, which began in January 1998. This increase in competition could adversely affect revenue per minute and gross margins as a percentage of revenues.

     FaciliCom competes in 13 European markets by offering competitively priced wholesale services, and it intends to offer competitively priced stand-alone and bundled telecommunications services to retail customers. The principal competitor in each of these markets is the dominant national carrier, such as British Telecom, Deutsche Telekom, France Telecom, KPN (The Netherlands), Swisscom, Tele Denmark and Telia (Sweden). Other competitors include: Cable and Wireless, Cellnet Group, Colt, Energis, Esprit Telecom Group, RSL Communications and Volaphone in the U.K.; O.tel.o Communications, Mannesmann ARCOR, VIAG Interkom, MCI WorldCom in Germany; Enertel, MCI WorldCom and Telfort in The Netherlands; diAx and Sunrise in Switzerland; and Mobilix and Telia in Denmark. Additionally, FaciliCom may also face competition from other licensed public telephone operators that are constructing their own facilities-based networks, cable companies and switch-based resellers.

     Competition from Global Alliances and Consolidation in the Telecommunications Industry. FaciliCom anticipates that it will face additional competition from global alliances among large long distance telecommunications providers. In addition, consolidation in the telecommunications industry may create even larger competitors with greater financial and other resources. The effect of these proposed mergers and alliances could create increased competition in the telecommunications services market and reduce the number of customers that purchase wholesale international long distance services from FaciliCom.

LICENSES AND REGULATION

     United States. In the U.S., the provision of telecommunications common carrier services is subject to the provisions of the Communications Act, the FCC regulations promulgated thereunder and the applicable laws and regulations of the various states administered by the relevant state public service commissions. The FCC and the state commissions continue to regulate ownership of transmission facilities, provision of services and the terms and conditions under which such services are provided. Non-dominant carriers are required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services they provide. The FCC and some state agencies also impose prior approval requirements on transfers of control.

     Regulatory requirements imposed on U.S. telecommunications service providers will continue to evolve as a result of the WTO Agreement, federal legislation, court decisions and new and revised policies of the FCC and state commissions. The FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries and reduce international accounting rates toward cost. As noted above, the FCC adopted new lower accounting rate benchmarks that became effective January 1, 1998. More recently, the FCC adopted an order eliminating its international settlements policy on competitive routes and as applied to arrangements between U.S. carriers and foreign carriers that lack market power. Although the new rules are not yet effective, FaciliCom expects them to decrease its regulatory burden.

     International Service Regulation. International common carriers, such as FaciliCom, are required to obtain authority under Section 214 of the Communications Act and file a tariff containing the rates, terms
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

and conditions applicable to their services before initiating international telecommunications services. FaciliCom has obtained "global" Section 214 authority from the FCC to use, on a facilities and resale basis, various transmission media for international switched and private line services. Non-dominant international carriers, such as FaciliCom, must file their international tariffs and any revisions with one day's notice. FaciliCom has filed international tariffs for switched and private line services with the FCC. Additionally, international telecommunications service providers are required to file copies of their contracts with other carriers, including foreign carrier operating agreements, with the FCC within 30 days of execution. FaciliCom has filed each of its foreign carrier agreements with the FCC. The FCC's rules also require that FaciliCom periodically file a variety of reports regarding the volume of its international traffic and revenues and use of international facilities. FaciliCom has filed the required reports. Failure to comply with these requirements could result in the imposition of fines or other penalties, including, in an extreme case, the revocation of FaciliCom's authorizations.

     FaciliCom's FCC authorization also permits it to resell international private lines interconnected to the public switched telecommunications networks for the provision of switched services between the U.S. and:

     - WTO member countries that have been found by the FCC to offer equivalent opportunities to U.S. carriers or in which the settlement rate for at least 50% of the settled U.S.-billed traffic on the route in question is at or below the settlement rate benchmark; and

     - non-WTO member countries if the settlement rate for at least 50% of the settled U.S.-billed traffic on the route in question is at or below the settlement rate benchmark and that have been found by the FCC to offer equivalent opportunities to U.S. carriers.

     To date, the FCC has found that appropriately licensed U.S. carriers may provide such services to 20 foreign markets including Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong (data and facsimile services only), Iceland, Ireland, Israel, Italy, Japan, Luxembourg, The Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the U.K. The FCC has also simplified the process by which carriers may obtain FCC approval to offer international simple resale to particular destinations. Carriers may now petition the FCC to authorize the services using a streamlined procedure if the petition clearly demonstrates that the destination is a WTO member country and that settlement rates for more than 50% of the settled U.S.-billed traffic on that route are at or below the FCC's benchmark settlement rate. Once a carrier makes such a showing and the FCC approves international simple resale on a route, all carriers holding a global Section 214 authorization will be permitted to offer international simple resale on that route. FaciliCom anticipates that these new opportunities to engage in international simple resale will result in reduced costs and prices, increased competition and increased demand on these routes.

     The FCC currently imposes certain restrictions upon the use of FaciliCom's private lines between the U.S. and the countries in which international simple resale has been authorized. FaciliCom may not route traffic to or from the U.S. over a private line between the U.S. and one of these countries if the traffic originates or terminates in a third country, the third country has not been found by the FCC to offer equivalent resale opportunities and the traffic is not routed to or from the third country and the approved country via a publicly available service (i.e., "switched hubbing").

     The FCC's Policies on Transit and Refile. FaciliCom may engage in the practice whereby a carrier routes, through its facilities in a third country, traffic originating from one country and destined for another country. The FCC has permitted third country calling where all countries involved consent to the routing arrangements. This arrangement is referred to as "transiting." Under arrangements referred to as "refiling" or "reorigination," the carrier in the destination country does not consent to receiving traffic from the originating country and does not realize that the traffic it receives from the third country is actually originating from a different country. Although this practice is inconsistent with FCC polices, to date, the FCC has not enforced its policies with respect to carriers engaging in refiling.

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     Domestic Service Regulation.  FaciliCom does not currently provide domestic interstate or intrastate telecommunication services within the U.S., although it plans to offer such services in the future. When FaciliCom offers such services, its provision of such services will be subject to regulation by the FCC and relevant state commissions, which regulate interstate and intrastate rates, respectively. The majority of the states require FaciliCom to register or apply for certification before initiating long-distance telecommunications services within a single state. Fines and other penalties may be imposed for violations of these rules.

     Europe. In Europe, each country regulates its telecommunications industry. The member states of the EU are obligated to implement legislation issued by the European Commission, which is responsible for creating pan-European policies and developing a regulatory framework to ensure an open, competitive telecommunications market.

     In 1990, the European Commission issued the services directive requiring each member state of the EU to abolish existing monopolies in telecommunications services with the exception of voice telephony. The intended effect of the services directive was to permit the competitive offering of all services, other than voice telephony, including value-added services and voice services to closed user groups. However, as a result of local implementation of the services directive through the adoption of national legislation, there are differing interpretations of the definition of prohibited voice telephony and permitted value-added and closed user group services. Voice services accessed by customers through leased lines are permissible in all member states of the EU. The European Commission has generally taken a narrow view of the services classified as voice telephony, declaring that voice services may not be reserved to the national carriers if:

     - dedicated customer access is used to provide the service;

     - the service confers new value-added benefits on users, such as alternative billing methods; or

     - calling is limited by a service provider to a group having legal, economic or professional ties.

     In March 1996, the EU adopted the full competition directive containing two provisions which required EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1996, and which reaffirmed the obligation of EU member states to abolish the national carriers' monopolies in voice telephony by 1998. The full competition directive encouraged EU member states to accelerate liberalization of voice telephony. Some EU countries may delay the abolition of the voice telephony monopoly based on exemptions established in the full competition directive. These countries include Portugal and Ireland (January 1, 2000) and Greece (December 31, 2000). However, Luxembourg, Spain and Ireland have already implemented the full competition directive in whole or in part.

     Each EU member state in which FaciliCom currently conducts or plans to conduct business has a different regulatory regime, and these differences are expected to continue. The requirements for FaciliCom to obtain necessary approvals vary considerably from country to country and are likely to change as competition is permitted in new service sectors.

     Asia, Pacific Rim and Latin America. The extent and timing of liberalization, and the scope and nature of regulation varies among the Pacific Rim, Asian and Latin American countries. FaciliCom's ability to provide voice telephony services is restricted in some Asian, Pacific Rim and Latin American countries. For example, China remains largely closed to competition. FaciliCom has a pending application to provide international telecommunications services in Hong Kong, where the local authorities have encouraged limited competition. On July 1, 1997, the People's Republic of China resumed sovereignty over Hong Kong, and FaciliCom cannot be certain that China will continue the existing licensing regime with respect to the Hong Kong telecommunications industry. In New Zealand, regulation of FaciliCom's proposed provision of telecommunications services is relatively permissive, and FaciliCom has been granted registration as an international services operator.

     FaciliCom's services in Japan are subject to regulation by the Ministry of Post and Telecommunications under the Telecommunications Business Law. In Japan, FaciliCom must obtain a license as a Type I facilities-based business before it may provide telecommunications services over its own facilities. FaciliCom must register as a Special Type II business before it provides telecommunications services over

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

international circuits leased from another carrier, or provides domestic service in Japan over leased circuits if the volume of traffic exceeds a set amount. A registered Special Type II business may provide over leased lines value-added or basic telecommunications services, or services to closed user groups. FaciliCom must notify the Japanese ministry as a General Type II business only if it provides domestic service in Japan over leased circuits and does not exceed the traffic threshold that would require Special Type II. Although the Japanese government until recently prohibited greater than 33.0% foreign ownership of a Type I business, as well as the resale of international private lines interconnected to the public switched telephone network at both ends, the Japanese ministry is now awarding authorizations to foreign-affiliated carriers to provide telecommunications services using their own facilities and to resell interconnected international private lines. The Japanese ministry also regulates the interconnection charges imposed by Type I businesses, and must approve intercarrier agreements between Type I carriers or between Type I and Special Type II carriers. FaciliCom has also filed an application in Japan requesting a Type I telecommunications license requesting authorization to allow it to construct and operate its own network facilities, as well as to originate and terminate traffic over resold lines. The Type I license process is onerous and involves extensive consultation with the Japanese ministry.

     Licenses. Consistent with its global strategy, FaciliCom or one of FaciliCom's local operating subsidiaries has received facilities-based and resale authorization to provide telecommunications services in Austria, Canada, Sweden, Denmark, The Netherlands, Germany, El Salvador, Finland, France, Italy, Norway, Guatemala, Spain, Switzerland and the U.K. FaciliCom also participates in the numbering plans of Sweden, Denmark, Finland, The Netherlands, Norway, Switzerland and the U.K. FaciliCom is also licensed in Belgium as a provider of non-reserved services, including voice services for closed user groups and value-added services, and it has requested additional authorization to provide international simple resale. FaciliCom has been awarded access codes in El Salvador, Denmark, Finland, France, Guatemala, Italy, Norway, Sweden, Switzerland and the U.K. to allow it to operate as a facilities-based provider of international telecommunications services. FaciliCom has been granted registration by the New Zealand Ministry of Commerce as an operator under the Telecommunications (International Services) Regulation 1994. FaciliCom has pending applications for various authorizations in Hong Kong.

     In the U.S., FaciliCom has obtained international facilities and resale licenses from the FCC. In addition, FaciliCom is certified or registered to provide intrastate interexchange telecommunications services or may provide such services based upon FaciliCom's unregulated status in 45 states. Applications for certification are pending in five states. State issued certificates of authority to provide intrastate interexchange telecommunications services generally can be conditioned, modified, canceled, terminated or revoked by state telecommunications commissions for failure to comply with state law or the rules, regulations and policies of the state commissions.

EMPLOYEES

     As of September 30, 1999, FaciliCom had 293 employees. None of FaciliCom's U.S. employees are covered by a collective bargaining agreement; however, certain of FaciliCom's European employees are members of labor unions. FaciliCom believes that its relationship with its employees is good. On October 1, 1999, as part of a corporate restructuring, FaciliCom reduced its total number of employees to 251.

INTELLECTUAL PROPERTY

     FaciliCom owns the registered service mark FaciliCom International for international long distance telecommunications services, as well as other marks that are used to provide some of FaciliCom's retail services in specific countries.

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

PROPERTIES

     FaciliCom leases office space, including its principal headquarters in Washington, D.C., and switch location space under operating leases and subleases that expire at various dates through January 2009. The principal properties that FaciliCom leased or subleased as of September 30, 1999 are as follows:

                                                              SQUARE
                          LOCATION                            FOOTAGE   LEASE EXPIRATION
Malmo, Sweden (Sales Office)................................   9,218    December 1999
Oslo, Norway (Switch Location)..............................      42    February 2000
New York, NY (Switch Location)..............................   1,500    August 2000
Jersey City, NJ (Switch Location)...........................   2,404    September 2000
Sornaisten, Finland (Switch Location).......................   1,130    June 2001
Amsterdam, The Netherlands (Sales Office)...................   3,379    December 2001
Malmo, Sweden (Switch Location).............................   1,584    January 2002
Frankfurt, Germany (Sales Office)...........................   2,956    February 2002
London, U.K. (Switch Location)..............................     888    April 2002
Geneva, Switzerland (Sales Office)..........................   2,428    June 2002
Los Angeles, CA (Switch Location)...........................   5,350    November 2002
London, U.K. (Sales Office).................................   3,839    January 2003
Frankfurt, Germany (Switch Location)........................   2,798    February 2003
Amsterdam, The Netherlands (Switch Location)................   1,161    May 2003
London, U.K. (Switch Location)..............................     546    September 2003
Helsinki, Finland (Sales Office and Switch Location)........   3,769    October 2003
Malmo, Sweden (Sales Office and Switch Location)............  18,458    November 2003
Milan, Italy (Sales Office and Switch Location).............   6,297    July 2004
Paris, France (Sales Office and Switch Location)............   5,438    January 2007
Brussels, Belgium (Sales Office and Switch Location)........  10,253    March 2007
Copenhagen, Denmark (Sales and Switch Location).............   6,104    August 2007
Miami, FL (Switch Location).................................   3,578    November 2007
Washington, D.C. (Corporate Headquarters)...................  49,602    March 2008
Zurich, Switzerland (Sales Office and Switch Location)......   7,603    June 2008
Madrid, Spain (Sales Office and Switch Location)............   9,979    July 2008
Vienna, Austria (Sales Office and Switch Location)..........   9,775    July 2008
New York, NY (Switch Location)..............................  10,709    January 2009

     FaciliCom's leases typically contain provisions that enable it to renew them for additional terms beyond their scheduled termination date.

LEGAL PROCEEDINGS

     FaciliCom makes routine filings and is a party to regulatory proceedings with the FCC relating to its operations that FaciliCom believes are customary for its industry. FaciliCom is not a party to any lawsuit or proceeding which, in its opinion, is likely to have a material adverse effect on its business.

CAPITAL STOCK

     The authorized capital stock of FaciliCom consists of 300,000 shares of common stock, par value $.01 per share, including 275,000 shares of voting stock and 25,000 shares of non-voting stock. As of the date hereof, there were 225,205 shares of voting FaciliCom common stock and 1,182 shares of non-voting FaciliCom common stock issued and outstanding. There is no established public trading market for the FaciliCom common stock. No dividends have been declared or paid on the FaciliCom common stock since October 1, 1996.

     Holders of shares of voting FaciliCom common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of all FaciliCom common stock are entitled to receive such

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

dividends as FaciliCom's board of directors may declare in its discretion out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of FaciliCom, the holders of shares of FaciliCom common stock are entitled to a distribution of any remaining assets of FaciliCom. Holders of shares of FaciliCom common stock have no cumulative voting or preemptive rights. All outstanding shares of FaciliCom common stock are fully paid and nonassessable.

                                 LEGAL MATTERS

     Long Aldridge & Norman LLP, Atlanta, Georgia, has passed upon certain corporate legal matters on our behalf with respect to the exchange notes and our common stock. In addition, Long Aldridge & Norman LLP will deliver its opinion to us as to certain federal income tax consequences of the exchange offer and consent solicitation.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of World Access, Inc. as of December 31, 1997 and for each of the two years in the period ended December 31, 1997 incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of World Access, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, dated March 5, 1998, except for the discontinued operations described in Note D, which are as of April 9, 1999, given on the authority of that firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited at December 31, 1997 and for the year then ended, included in our Current Report on Form 8-K filed on July 27, 1998, as amended by Amendment No. 1 on Form 8-K/A filed on September 4, 1998, and Amendment No. 2 on Form 8-K/A filed on September 25, 1998, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in note 2 to the combined financial statements) which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Grant Thornton LLP, independent auditors, have audited the combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited at December 31, 1996 and 1995 and for the years then ended, included in our Current Report on Form 8-K filed on July 27, 1998, as amended by Amendment No. 1 on Form 8-K/A filed on September 4, 1998, and Amendment No. 2 on Form 8-K/A filed on September 25, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. These financial statements are incorporated by reference in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Telco Systems, Inc. at August 30, 1998 and August 31, 1997, and for each of the three years in the period ended August 30, 1998 included in our Registration Statement on Form S-4 filed on November 10, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the

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

registration statement of which this prospectus forms a part. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of FaciliCom International, Inc. and subsidiaries as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 included in this World Access prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of NACT Telecommunications, Inc. as of September 30, 1997, and for each of the two years in the period ended September 30, 1997 included in our Registration Statement on Form S-4 filed on October 6, 1998, as amended by Amendment No. 1 to Form S-4 filed on October 7, 1998, and Amendment No. 2 to Form S-4 filed on October 7, 1998, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. These financial statements are incorporated by reference in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities laws require us and FaciliCom to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we and FaciliCom file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

         New York Regional Office
         Seven World Trade Center
         Suite 1300
         New York, New York 10048

         Chicago Regional Office
         Northwest Atrium Center
         500 West Madison Street
         Suite 1400
         Chicago, Illinois 60661

     You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission. You can also inspect information about us at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we filed with the Commission and omits certain information contained in the registration statement as permitted by the Commission. Additional information about World Access and our common stock is contained in the registration statement on Form S-4 of which this prospectus forms a part, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the street address or Internet site listed above.

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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of this exchange offer.

     We have filed the following documents with the Commission:

     - Our Current Report on Form 8-K filed on August 19, 1999 (event date:
       August 17, 1999) (File Number 0-29782);

     - Our Current Report on Form 8-K filed on July 14, 1999 (event date: June 30, 1999) (File Number 0-29782);

     - Our Current Report on Form 8-K filed on May 3, 1999 (event date: April 21, 1999) (File Number 0-29782);

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended by Form 10-Q/A filed on October 7, 1999 and Amendment No. 2 on Form 10-Q/A filed on November 4, 1999 (File Number 0-29782);

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by Form 10-Q/A filed on August 31, 1999 (File Number 0-29782);

     - Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed on August 31, 1999, Amendment No. 2 on Form 10-K/A filed on October 7, 1999 and Amendment No. 3 on Form 10-K/A filed on November 4, 1999 (File Number 0-29782);

     - Our definitive proxy materials on Schedule 14A for our special meeting of stockholders to be held December 7, 1999, as filed with the Commission on November 5, 1999;

     - The combined financial statements of Cherry Communications Incorporated (d/b/a/ Resurgens Communications Group) and Cherry Communications U.K. Limited included in WA Telcom's Current Report on Form 8-K filed on July 27, 1998 (event date: July 20, 1998), as amended by Amendment No. 1 on Form 8-K/A filed on September 4, 1998, and Amendment No. 2 on Form 8-K/A filed on September 25, 1998;

     - The consolidated financial statements of Telco Systems, Inc. included in our Registration Statement on Form S-4 (No. 333-67025), as filed with the Commission on November 10, 1998.

     - The consolidated financial statements of NACT Telecommunications, Inc. included in our Registration Statement on Form S-4 (No. 333-65389), filed with the Commission on October 6, 1998, as amended by Amendment No. 1 to Form S-4 filed on October 7, 1998, and Amendment No. 2 to Form S-4 filed on October 7, 1998.

     - The consolidated financial statements of NACT Telecommunications, Inc. included in NACT's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 (File Number 000-22017).

     - The combined unaudited interim financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited included in our Report on Form S-3 (No. 333-79097), Amendment No. 3, filed on November 5, 1999.

     - Our description of the common stock included in the Registration Statement on Form S-4 (No. 333-67025), as filed with the Commission on November 10, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
         World Access, Inc.
         945 E. Paces Ferry Road
         Suite 2200
         Atlanta, Georgia 30326
         Attention: Mr. Mark A. Gergel
         Chief Financial Officer
         Telephone: (404) 231-2025

     TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN NOVEMBER 30, 1999.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the respective document.

     We have not authorized anyone, including brokers and dealers, to give any information or make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

     This prospectus does not constitute an offer to sell or solicitation of any offer to buy any of the securities offered hereby in any jurisdiction in which it is unlawful to make such offer or solicitation.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
FACILICOM INTERNATIONAL, INC.
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of June 30, 1999
     (Unaudited), September 30, 1998 and 1997...............   F-3
  Consolidated Statements of Operations and Comprehensive
     Loss for the nine months ended June 30, 1999
     (Unaudited) and 1998 (Unaudited) and each of the three
     years in the period ended September 30, 1998...........   F-4
  Consolidated Statements of Capital Accounts for the nine
     months ended June 30, 1999 (Unaudited) and each of the
     three years in the period ended September 30, 1998.....   F-5
  Consolidated Statements of Cash Flows for the nine months
     ended June 30, 1999 and 1998 and each of the three
     years in the period ended September 30, 1998...........   F-6
  Notes to Consolidated Financial Statements................   F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
FaciliCom International, Inc.:

We have audited the accompanying consolidated balance sheets of FaciliCom International, Inc. and subsidiaries (formerly FaciliCom International, LLC) ("FaciliCom") as of September 30, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, capital accounts and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of FaciliCom's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FaciliCom International, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
December 9, 1998

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               SEPTEMBER 30,
                                                               JUNE 30,     -------------------
                                                                 1999         1998
                                                              (UNAUDITED)                1997
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................   $  18,696    $ 68,129   $  1,016
  Accounts receivable -- net of allowance for doubtful
    accounts of $7,862 (Unaudited), $4,620 and $161 at June
    30, 1999, September 30, 1998 and 1997, respectively.....      98,542      59,915     19,485
  Marketable securities ($31,755 (Unaudited) at June 30,
    1999 and $31,394 at September 30, 1998 restricted)......      31,755      70,092         --
  Prepaid expenses and other current assets.................       6,067       6,060      1,737
                                                               ---------    --------   --------
        Total current assets................................     155,060     204,196     22,238
                                                               ---------    --------   --------
Property and Equipment:
  Transmission and communications equipment.................     121,838      97,849     16,593
  Transmission and communications equipment-leased..........      69,178      17,162      5,419
  Furniture, fixtures and other.............................      19,874      11,154      1,266
                                                               ---------    --------   --------
                                                                 210,890     126,165     23,278
  Less accumulated depreciation and amortization............     (25,122)    (10,417)    (3,034)
                                                               ---------    --------   --------
        Net property and equipment..........................     185,768     115,748     20,244
                                                               ---------    --------   --------
Other Assets:
  Intangible assets, net of accumulated amortization of
    $2,846
    (Unaudited), $1,673 and $583 at June 30, 1999, September
     30, 1998 and 1997, respectively........................       4,949       5,630      1,535
  Debt issue costs, net of accumulated amortization of
    $1,527
    (Unaudited) and $744 at June 30, 1999 and September 30,
     1998, respectively.....................................       8,913       9,696         --
  Advance to affiliate......................................         550         490         --
  Marketable securities-restricted..........................      29,525      43,124         --
                                                               ---------    --------   --------
        Total other assets..................................      43,937      58,940      1,535
                                                               ---------    --------   --------
        Total Assets........................................   $ 384,765    $378,884   $ 44,017
                                                               =========    ========   ========
              LIABILITIES AND CAPITAL ACCOUNTS
Current Liabilities:
  Accounts payable..........................................   $  95,269    $ 63,802   $ 24,205
  Accounts payable -- transmission equipment................      29,344      24,668         --
  Accounts payable -- related party.........................       1,810         332        389
  Accrued interest..........................................      14,938       7,109        331
  Other current obligations.................................      23,538      12,610      5,924
  Line of credit............................................      10,000          --         --
  Capital lease obligations due within one year.............      11,490       3,407        573
  Long-term debt due within one year........................         347         394      1,043
                                                               ---------    --------   --------
        Total current liabilities...........................     186,736     112,322     32,465
                                                               ---------    --------   --------
Other Liabilities:
  Capital lease obligations.................................       4,004       4,791      1,723
  Long-term debt............................................     300,162     300,346     13,000
  Loans from owners.........................................          --          --      6,250
                                                               ---------    --------   --------
        Total other liabilities.............................     304,166     305,137     20,973
                                                               ---------    --------   --------
Commitments and Contingencies
Capital Accounts:
  Common stock, $.01 par value -- 300,000 shares authorized;
    226,923 and 225,741 issued and outstanding at June 30,
    1999 (Unaudited) and September 30, 1998, respectively...           2           2         --
  Additional paid-in capital................................      37,658      36,534         --
  Class A initial capital...................................          --          --        180
  Class B initial capital...................................          --          --         60
  Excess capital contributions -- Class A...................          --          --     16,296
  Stock-based compensation..................................       5,546       6,305         --
  Accumulated other comprehensive (loss) income:
    Holding gain on marketable securities...................          --          24         --
    Foreign currency translation adjustments................      (5,819)      3,450        684
  Accumulated deficit.......................................    (143,524)    (84,890)   (26,641)
                                                               ---------    --------   --------
        Total capital accounts..............................    (106,137)    (38,575)    (9,421)
                                                               ---------    --------   --------
        Total liabilities and capital accounts..............   $ 384,765    $378,884   $ 44,017
                                                               =========    ========   ========

              See notes to the consolidated financial statements.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                NINE MONTHS ENDED
                                                     JUNE 30           YEARS ENDED SEPTEMBER 30,
                                               -------------------   -----------------------------
                                                 1999       1998       1998       1997
                                                   (UNAUDITED)                              1996
Revenues.....................................  $279,695   $117,146   $184,246   $ 70,187   $11,891
  Cost of revenues...........................   257,253    114,473    178,952     65,718    12,742
                                               --------   --------   --------   --------   -------
  Gross margin (deficit).....................    22,442      2,673      5,294      4,469      (851)
                                               --------   --------   --------   --------   -------
  Operating expenses:
     Selling, general and administrative.....    38,073     20,917     32,797     13,072     7,575
     Stock-based compensation expense........       364      5,706      6,017         --        --
     Related party expense...................     2,281        917      1,550        439         7
     Depreciation and amortization...........    16,895      5,314      8,816      2,318     1,143
                                               --------   --------   --------   --------   -------
          Total operating expenses...........    57,613     32,854     49,180     15,829     8,725
                                               --------   --------   --------   --------   -------
  Operating loss.............................   (35,171)   (30,181)   (43,886)   (11,360)   (9,576)
                                               --------   --------   --------   --------   -------
  Other income (expense):
     Interest expense-related party..........        --       (195)      (195)      (462)      (26)
     Interest expense........................   (25,690)   (14,344)   (22,417)      (874)     (286)
     Interest income.........................     3,646      5,594      8,152         --        --
     Gain on settlement agreement............        --        791        791         --        --
     Foreign exchange (loss) gain............    (1,346)      (655)      (391)    (1,335)      226
                                               --------   --------   --------   --------   -------
          Total other expense................   (23,390)    (8,809)   (14,060)    (2,671)      (86)
                                               --------   --------   --------   --------   -------
  Loss before income taxes...................   (58,561)   (38,990)   (57,946)   (14,031)   (9,662)
  Income tax benefit.........................     6,682      6,475     11,351
                                               --------   --------   --------   --------   -------
  Net loss...................................   (51,879)   (32,515)   (46,595)   (14,031)   (9,662)
  Other comprehensive (loss) income:
     Foreign currency translation
       adjustment............................    (9,269)       561      2,766        929         4
                                               --------   --------   --------   --------   -------
          Total comprehensive loss...........  $(61,148)  $(31,954)  $(43,829)  $(13,102)  $(9,658)
                                               ========   ========   ========   ========   =======

              See notes to the consolidated financial statements.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CAPITAL ACCOUNTS
                                 (IN THOUSANDS)

                                                                                                                         HOLDING
                                      COMMON STOCK     ADDITIONAL   CLASS A   CLASS B   EXCESS CAPITAL      STOCK-       LOSS ON
                                     ---------------    PAID-IN     INITIAL   INITIAL   CONTRIBUTIONS       BASED       MARKETABLE
                                     SHARES   AMOUNT    CAPITAL     CAPITAL   CAPITAL      CLASS A       COMPENSATION   SECURITIES
Balance, September 30, 1995........    --      $ --     $    --      $ 180     $ 60        $  2,594         $   --         $ --
 Net loss..........................    --        --          --         --       --              --             --           --
 Contributions.....................    --        --          --         --       --           7,083             --           --
 Guaranteed return.................    --        --          --         --       --              --             --           --
 Contribution to excess
   capital -- guaranteed return....    --        --          --         --       --             499             --           --
 Foreign currency translation
   adjustments.....................    --        --          --         --       --              --             --           --
                                      ---      ----     -------      -----     ----        --------         ------         ----
Balance, September 30, 1996........    --        --          --        180       60          10,176             --           --
 Net loss..........................    --        --          --         --       --              --             --           --
 Converted loans from owners.......    --        --          --         --       --           5,396             --           --
 Guaranteed return.................    --        --          --         --       --              --             --           --
 Contribution to excess
   capital -- guaranteed return....    --        --          --         --       --             724             --           --
 Foreign currency translation
   adjustments.....................    --        --          --         --       --              --             --           --
                                      ---      ----     -------      -----     ----        --------         ------         ----
Balance, September 30, 1997........    --        --          --        180       60          16,296             --           --
 Net loss..........................    --        --          --         --       --              --             --           --
 Contributions.....................    --        --          --         --       --          13,750             --           --
 Converted loans from owners.......    --        --          --         --       --           6,250             --           --
 Reorganization....................   226         2      36,534       (180)     (60)        (36,296)            --           --
 Utilization of tax benefit of the
   Company's operating loss by
   AHI.............................    --        --          --         --       --              --             --           --
 Stock options granted.............    --        --          --         --       --              --          5,706           --
 Phantom unit exchange.............    --        --          --         --       --              --            599           --
 Holding gain on marketable
   securities......................    --        --          --         --       --              --             --           24
 Foreign currency translation
   adjustments.....................    --        --          --         --       --              --             --           --
                                      ---      ----     -------      -----     ----        --------         ------         ----
Balance, September 30, 1998........   226         2      36,534         --       --              --          6,305           24
 Net loss (Unaudited)..............    --        --          --         --       --              --             --           --
 Utilization of tax benefit of the
   Company's operating loss by AHI
   (Unaudited).....................    --        --          --         --       --              --             --           --
 Stock options granted/exercised
   (Unaudited).....................     1                 1,124                                               (759)
 Holding loss on marketable
   securities (Unaudited)..........                                                                                         (24)
 Foreign currency translation
   adjustments (Unaudited).........    --        --          --         --       --              --             --           --
                                      ---      ----     -------      -----     ----        --------         ------         ----
Balance, June 30, 1999
 (Unaudited).......................   227      $  2     $37,658      $  --     $ --        $     --         $5,546         $ --
                                      ===      ====     =======      =====     ====        ========         ======         ====

                                       FOREIGN
                                      CURRENCY                     TOTAL
                                     TRANSLATION   ACCUMULATED    CAPITAL
                                     ADJUSTMENTS     DEFICIT     ACCOUNTS
Balance, September 30, 1995........    $    --      $  (1,725)   $   1,109
 Net loss..........................         --         (9,662)      (9,662)
 Contributions.....................         --             --        7,083
 Guaranteed return.................         --           (499)        (499)
 Contribution to excess
   capital -- guaranteed return....         --             --          499
 Foreign currency translation
   adjustments.....................       (245)            --         (245)
                                       -------      ---------    ---------
Balance, September 30, 1996........       (245)       (11,886)      (1,715)
 Net loss..........................         --        (14,031)     (14,031)
 Converted loans from owners.......         --             --        5,396
 Guaranteed return.................         --           (724)        (724)
 Contribution to excess
   capital -- guaranteed return....         --             --          724
 Foreign currency translation
   adjustments.....................        929             --          929
                                       -------      ---------    ---------
Balance, September 30, 1997........        684        (26,641)      (9,421)
 Net loss..........................         --        (46,595)     (46,595)
 Contributions.....................         --             --       13,750
 Converted loans from owners.......         --             --        6,250
 Reorganization....................         --             --           --
 Utilization of tax benefit of the
   Company's operating loss by
   AHI.............................         --        (11,654)     (11,654)
 Stock options granted.............         --             --        5,706
 Phantom unit exchange.............         --             --          599
 Holding gain on marketable
   securities......................         --             --           24
 Foreign currency translation
   adjustments.....................      2,766             --        2,766
                                       -------      ---------    ---------
Balance, September 30, 1998........      3,450        (84,890)     (38,575)
 Net loss (Unaudited)..............         --        (51,879)     (51,879)
 Utilization of tax benefit of the
   Company's operating loss by AHI
   (Unaudited).....................         --         (6,755)      (6,755)
 Stock options granted/exercised
   (Unaudited).....................                                    365
 Holding loss on marketable
   securities (Unaudited)..........                                    (24)
 Foreign currency translation
   adjustments (Unaudited).........     (9,269)            --       (9,269)
                                       -------      ---------    ---------
Balance, June 30, 1999
 (Unaudited).......................    $(5,819)     $(143,524)   $(106,137)
                                       =======      =========    =========

              See notes to the consolidated financial statements.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  NINE MONTHS ENDED              YEARS ENDED
                                                       JUNE 30,                 SEPTEMBER 30,
                                                 --------------------   ------------------------------
                                                   1999       1998        1998        1997      1996
Cash flows from operating activities:
  Net loss.....................................  $(51,879)  $ (32,515)  $ (46,595)  $(14,031)  $(9,662)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization..............    16,895       5,314       8,816      2,318     1,143
    Non-cash stock-based compensation..........       364       5,706       6,017         --        --
    Non-cash income tax benefit................    (6,753)     (6,569)    (11,654)        --        --
    Amortization of bond discount..............    (1,789)        762         237         --        --
    Loss on disposal of property and
       equipment...............................        --          --          --        130        --
    Changes in operating assets and
       liabilities:
       Accounts receivable.....................   (38,627)    (19,881)    (40,107)   (14,260)   (4,356)
       Prepaid expenses and other current
         assets................................        (7)     (7,595)     (3,792)      (810)     (770)
       Accounts payable and other current
         liabilities...........................    50,224      30,720      51,510     17,903     8,731
       Accounts payable -- related party.......     1,478        (228)        (57)       389        --
       Advance to affiliate....................      (196)     (2,018)       (490)        --      (499)
                                                 --------   ---------   ---------   --------   -------
Net cash used operating activities.............   (30,290)    (26,304)    (36,115)    (8,361)   (5,413)
                                                 --------   ---------   ---------   --------   -------
Cash flows from investing activities:
  Purchase of investments in subsidiaries......        --      (4,652)     (4,652)        --        --
  Purchase of investments in available-for-sale
    securities.................................    (7,407)    (64,234)    (77,820)        --        --
  Maturities of available-for-sale
    securities.................................    13,378       1,769      30,582         --        --
  Sales of available-for-sale securities.......    32,798       4,037       7,046         --        --
  Purchase of investments in held-to-maturity
    securities.................................    (1,164)    (86,549)    (87,683)        --        --
  Maturities of held-to-maturity securities....    16,120          --      14,446         --        --
  Purchases of property and equipment..........   (72,288)    (35,877)    (66,487)    (1,897)   (2,004)
  Other........................................       331          44        (124)       233       930
                                                 --------   ---------   ---------   --------   -------
  Net cash used in investing activities........   (18,232)   (185,462)   (184,692)    (1,664)   (1,074)
                                                 --------   ---------   ---------   --------   -------
Cash flows from financing activities:
  Advances from owners.........................        --          --          --      9,726     2,029
  Excess capital contributions.................        --      13,750      13,750         --     7,083
  Proceeds from debt issuance..................        --     300,000     300,000         --        --
  Proceeds from line of credit.................    10,000          --          --         --        --
  Payments of long-term debt and capital
    leases.....................................   (10,742)    (12,823)    (18,156)    (1,812)     (540)
  Payment of debt issuance costs...............               (10,305)    (10,440)
                                                 --------   ---------   ---------   --------   -------
  Net cash provided by financing activities....      (742)    290,622     285,154      7,914     8,572
                                                 --------   ---------   ---------   --------   -------
Effect of exchange rate changes on cash........      (169)        561       2,766        929         4
                                                 --------   ---------   ---------   --------   -------
Increase (decrease) in cash and cash
  equivalents..................................   (49,433)     79,417      67,113     (1,182)    2,089
Cash and cash equivalents, beginning of
  period.......................................    68,129       1,016       1,016      2,198       109
                                                 --------   ---------   ---------   --------   -------
Cash and cash equivalents, end of period.......  $ 18,696   $  80,433   $  68,129   $  1,016   $ 2,198
                                                 ========   =========   =========   ========   =======
Supplemental cash flow information:
  Interest paid................................  $ 17,861   $   1,181   $  15,834   $    747   $   201
                                                 ========   =========   =========   ========   =======

------------------------------

NONCASH TRANSACTIONS:

(a) For the nine months ended June 30, 1998 and the fiscal year ended September 30, 1998, the majority owner converted $6,250 of loans into capital and a $162 receivable was forgiven as part of the purchase of minority interest which reduced prepaid expenses and other current assets and increased goodwill.

(b) FCI received $480 in FCI-Sweden convertible debentures during the year ended September 30, 1997 to satisfy an advance to affiliate, which reduced advance to affiliate and advances from owners.

(c) During the year ended September 30, 1997, the majority owner converted $5,396 of loans and accrued interest into capital.

(d) FCI received property and equipment under capital leases and financing agreements, which increased property and equipment and long-term obligations $17,807 (Unaudited) and $10,755 (Unaudited) in the nine months ended June 30, 1999 and 1998, respectively, and $10,755, $10,385 and $6,400 in the fiscal years ended September 30, 1998, 1997 and 1996, respectively. In addition, for the nine months ended June 30, 1999 and 1998 and for the fiscal year ended September 30, 1998, FCI received equipment which increased property and equipment and accounts payable transmission equipment by $4,676 (Unaudited), $25,744 (Unaudited) and $24,668, respectively (of which $15,331 was not yet placed in service as of September 30, 1998).

(e) FCI recognized a tax benefit of $6,755 (Unaudited) and $6,569 (Unaudited) for the nine months ended June 30, 1999 and 1998, respectively, and $11,654 for the fiscal year ended September 30, 1998. In accordance with the tax sharing agreement with AHI entered into on December 22, 1997, FCI recorded a dividend to AHI for the amount of the benefit to be realized by AHI (See
     Note 5 to the consolidated financial statements).

              See notes to the consolidated financial statements.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL:

     Organization. FaciliCom International, LLC ("FCI, LLC") is a Delaware limited liability company that was formed on May 5, 1995 to engage in various international telecommunications businesses. On December 22, 1997, the owners of FCI, LLC entered into an Investment and Shareholders Agreement ("Agreement"). Under the Agreement, the owners of FCI, LLC transferred all of their respective units in FCI, LLC and FCI (GP), LLC, a Delaware limited liability company, to FaciliCom International, Inc. ("FCI"), a Delaware corporation, and additionally Armstrong International Telecommunications, Inc. ("AIT") contributed $20,000,000 (in cash and assignment of indebtedness) to FCI, all in exchange for 225,741 shares of FCI's common stock. FCI was incorporated on November 20, 1997, and has 300,000 authorized shares of common stock. Since the reorganization was a combination of entities under common control, it was accounted for by combining the historical accounts of FCI, LLC, FCI (GP), LLC and FCI in a manner similar to a pooling of interests. FCI is authorized by the Federal Communications Commission (the "FCC") to provide global facilities-based services as well as switched international services through resale of the services and facilities of other international carriers. In addition, FCI has worldwide authorization for private line resale of noninterconnected private line services and authorization to resell interconnected private lines for switched services to Canada, the United Kingdom, Sweden, and New Zealand. FCI, LLC was and FCI is a majority-owned subsidiary of AIT, which is a wholly owned subsidiary of Armstrong Holdings, Inc. ("Armstrong" or "AHI").

     On July 21, 1995, FCI acquired 66.5% of the outstanding capital stock of both Nordiska Tele8 AB ("Tele8" or "FCI-Sweden") and FGC, Inc. ("FGC"), entities related through common ownership. Subsequently, FCI acquired up to 99% of FCI-Sweden and sold all of its interest in FGC. The additional interest in FCI-Sweden was the result of three separate transactions (see Note 8). On March 14, 1997, $1,600,000 of FCI-Sweden convertible debentures were converted into 7,400 shares of FCI-Sweden common stock, on May 15, 1997, FCI paid $3,600,000 for 14,400 shares of FCI-Sweden common stock and on October 23, 1997, FCI paid $750,000 for substantially all of the minority interest outstanding and recorded $750,000 of goodwill. Also, on October 23, 1997, FCI sold all of its interest in FGC for $100 and recorded a loss of approximately $79,000 on the transaction. FCI-Sweden is a corporation organized under the laws of Sweden to provide national and international telecommunications services. These acquisitions were accounted for as purchase transactions with the purchase price being allocated to the assets and liabilities acquired based on their fair values as of the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill and is being amortized over five years.

     The following summarizes the allocation of the original 1995 purchase price to the major categories of assets acquired and liabilities assumed (in thousands):

Current assets..............................................  $  343
Property and equipment......................................   1,760
Excess of cost over net assets of businesses acquired.......   1,715
Other intangibles...........................................      32
                                                              ------
                                                               3,850
Less liabilities assumed....................................   3,010
                                                              ------
          Cash paid.........................................  $  840
                                                              ======

     On April 27, 1998, FCI entered into an agreement to purchase 100% of the issued and outstanding capital stock of Oy Teleykkanen AB ("Tele 1" or "FCI-Finland"), a corporation formed under the laws of Finland, for $4.0 million in cash. FCI Finland is a Finnish provider of local and long distance international telecommunication services and has a carrier agreement to exchange customer traffic with Telecom Finland, the dominant carrier in Finland. This acquisition was accounted for using the purchase method of

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES accounting. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill and is being amortized over five years. The results of operations for Tele 1 were included in consolidated results of operations since the date of acquisition.

     The following summarizes the allocation of the purchase price to the major categories of assets acquired and liabilities assumed (in thousands):

Current assets..............................................  $1,017
Property and equipment......................................     976
Excess of cost over net assets of businesses acquired.......   3,911
Other assets................................................     126
                                                              ------
                                                               6,030
Less liabilities assumed....................................   1,966
                                                              ------
          Cash paid.........................................  $4,064
                                                              ======

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Basis of Presentation. The accompanying consolidated financial statements include the accounts of FCI and its majority owned and wholly owned subsidiaries (together, "FaciliCom"). All intercompany transactions and balances have been eliminated in consolidation. Because losses applicable to the minority interest exceeded the minority interest in the equity capital and the minority stockholder was not obligated to provide additional funding with respect to the losses incurred, such losses were recorded by FaciliCom prior to the purchase of the minority interest.

     b. Cash and cash equivalents. FaciliCom considers its investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest and are highly liquid debt instruments of the U.S. government and commercial corporations and money market funds.

     c. Property and Equipment. Property and equipment is stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method. Depreciation expense includes the amortization of capital leases. The estimated useful lives of property and equipment are as follows:

Transmission and communications equipment...................  5 to 25 years
Transmission and communications equipment-leased............  5 to 25 years
Furniture, fixtures and other...............................   5 to 7 years

     FaciliCom capitalizes the costs of software and software upgrades purchased for use in its transmission and communications equipment. FaciliCom expenses the costs of software purchased for internal use. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

     Depreciation expense for the fiscal years ended September 30, 1998, 1997 and 1996 was $7,383,000, $2,053,000 and $863,000.

     FaciliCom periodically evaluates its long-lived assets to confirm that the carrying values have not been impaired using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121.

     d. Intangible Assets. Intangible assets, consisting primarily of goodwill, are amortized using the straight-line method over 5 years.

     FaciliCom periodically evaluates its intangible assets to confirm that the carrying values have not been impaired using the provisions of SFAS No. 121.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     e. Income Taxes. FCI, LLC is a limited liability company and is not subject to income tax, while FaciliCom International, Inc., incorporated on November 20, 1997 as a Delaware corporation is subject to income taxes.

     FaciliCom accounts for income taxes under the liability method in accordance with the provisions set forth in SFAS No. 109, "Accounting for Income Taxes," whereby deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing realization of deferred tax assets, FaciliCom uses judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Based on the weight of evidence, both negative and positive, including the lack of historical earnings, if it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is established.

     f. Initial and Excess Capital Contributions. Excess capital contributions were the amounts of capital an owner had contributed in excess of the owner's initial capital commitment. The owners were credited with a guaranteed return through September 30, 1997 for the use of their capital, and profits and losses were allocated, in accordance with the provisions in the FCI LLC Limited Liability Company Agreement ("LLC Agreement").

     The guaranteed return was calculated as simple interest at a rate per annum equal to the lowest rate of interest available to AIT or any of its affiliates from time-to-time under any of their respective existing credit facilities. Upon liquidation of FCI LLC, allocations of annual net profits are allocated first to the Class A and Class B owners to the extent required to adjust capital accounts, then to the extent of cumulative net losses previously allocated in accordance with certain capital contribution priorities set forth in the LLC Agreement and thereafter 75% to Class A and 25% to Class B owners. Allocations of annual net losses are allocated to the extent of cumulative net profits previously allocated and then to the extent of owner's capital contributions and thereafter to the Class A owner. Net losses allocated to the Class B owner may not cause such owner's account to result in a deficit. FaciliCom may make distributions after first paying any unpaid guaranteed return and then in accordance with the owner's respective capital contributions and thereafter 75% to the Class A owner and 25% to the Class B owner. Upon dissolution, the LLC Agreement provides for liquidation of FCI LLC's assets and any distribution to owners will be in accordance with the balance of their respective capital accounts. Following distribution of assets, owners having a capital account with a deficit balance shall be required to restore the account. The LLC Agreement provides that FCI LLC shall terminate on December 31, 2025. In consideration of all capital contributions made through September 30, 1997, the Class A and Class B owners owned 15,390,000 and 3,610,000 membership interests in FCI LLC, respectively, representing 81% and 19%, respectively, of such interests.

     g. Foreign Currency Translation. For non-U.S. subsidiaries, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are reported as a separate component of other accumulated comprehensive income (loss). Exchange losses and gains resulting from foreign currency transactions are included in the results of operations based upon the provisions of SFAS No. 52, "Foreign Currency Translation."

     h. Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     i. Revenue Recognition. FaciliCom records revenues from the sale of telecommunications services at the time of customer usage based upon minutes of traffic processed at contractual fees. FaciliCom has entered into, and continues to enter into, operating agreements with telecommunications carriers in several foreign countries under which international long distance traffic is both delivered and received. Under these agreements, the foreign carriers are contractually obligated to adhere to the policy of the FCC, whereby traffic from the foreign country is routed to U.S. based international carriers, such as FaciliCom, in the same proportion as traffic carried into the country. Mutually exchanged traffic between FaciliCom and foreign carriers is settled through a formal settlement policy at an agreed upon rate which allows for the offsetting of receivables and payables with the same carrier (settlement on a net basis). Although FaciliCom can reasonably estimate the revenue it will receive under the FCC's proportional share policy, there is no guarantee that FaciliCom will receive return traffic and FaciliCom is unable to determine what impact changes in future settlement rates will have on net payments made and revenue received. Accordingly, FaciliCom does not record this revenue until the service is provided and the minutes of traffic are processed. FaciliCom recognizes revenues from prepaid calling cards when earned.

     j. Cost of Revenues. Cost of revenue includes network costs which consist of access, transport and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunication services, including costs incurred under operating agreements.

     k. Interim Financial Information. The interim financial data as of June 30, 1999, and for the nine month periods ended June 30, 1999 and 1998, is Unaudited. The information reflects all adjustments consisting only of normal, recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of FaciliCom for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

     l. Stock-Based Compensation. FaciliCom accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost is measured as the excess, if any, of the market price of FaciliCom's stock at the date of grant (determined by a valuation report) over the amount an employee must pay to acquire the stock.

     m. Financial Instruments. FaciliCom has financial instruments, which include cash and cash equivalents, marketable securities and long-term debt obligations. The carrying values of these instruments in the balance sheets, except for certain marketable securities and 10 1/2% Senior Notes due 2008 (the "Notes") (see Note 4), approximated their fair market value. See Note 16 for disclosure of fair market value for marketable securities. The estimated fair value of FaciliCom's Notes at September 30, 1998 was $261.0 million and was estimated using quoted market prices.

     The fair values of the instruments were based upon quoted market prices of the same or similar instruments or on the rate available to FaciliCom for instruments of similar maturities.

     n. Fiber Optic Cable Arrangements. FaciliCom obtains capacity on certain fiber optic cables under three types of arrangements. The Indefeasible Right of Use ("IRU") basis provides FaciliCom the right to use a fiber optic cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and without any right to salvage or duty to dispose of the cable at the end of its useful life. Because of this lack of control and an IRU term approximates the estimated economic life of the asset, FaciliCom accounts for such leases as leased transmission and communications equipment and as capital leases. The Minimum Assignable Ownership Units ("MAOU") basis provides FaciliCom an ownership interest in the fiber optic cable with certain rights to control and to manage the facility. Because of the ownership features, FaciliCom records these fiber optic cables as owned transmission and communications equipment and as long-term debt. The Carrier Lease Agreement basis involves a shorter

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES term agreement which provides FaciliCom the right to use capacity on a cable but without any rights and duties of ownership. FaciliCom accounts for such leases as operating leases.

     o. Impact of Recently Issued Accounting Standards. In June 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which (i) establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements, and (ii) requires an enterprise to report a total for comprehensive income in condensed financial statements of interim periods. FaciliCom adopted SFAS No. 130 in fiscal 1999 and has elected to display the components of Comprehensive Income within the Consolidated Statements of Operations and Comprehensive Loss. Prior period amounts have been appropriately disclosed.

     In June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement is effective for fiscal years beginning after December 15, 1997. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measuring those instruments at fair value, with the potential effect on operations dependent upon certain conditions being met. The statement (as amended by SFAS No. 137) is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The implementation of SFAS No. 131 is not expected to have a material impact on FaciliCom's financial position or results of operations. FaciliCom has not determined the impact that implementing SFAS No. 133 will have on FaciliCom's financial position or results of operations.

     p. Reclassifications. Certain amounts in the September 30, 1997 and 1996 consolidated financial statements have been reclassified to conform with the presentation of the September 30, 1998 consolidated financial statements.

3. OPERATING DEFICIT AND MANAGEMENT'S PLANS:

     FaciliCom had a net loss of approximately $46.6 million for the year ended September 30, 1998. On January 28, 1998, FaciliCom issued $300 million aggregate principal amount of the Notes. FaciliCom believes that the net proceeds from the offering of the Notes, together with cash provided by operating activities and vendor financing, will provide FaciliCom with sufficient capital to fund planned capital expenditures and anticipated losses and to make interest payments on the Notes through at least September 30, 1999.

4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS:

     Long-Term Debt. During 1997, FCI entered into an Equipment Loan and Security Agreement with NTFC Capital Corporation ("NTFC") to finance up to $5,000,000 for the purchase of transmission and communications equipment. Interest was payable quarterly and was calculated based upon the London Interbank Offering Rate ("LIBOR") plus 4%. Quarterly principal payments were to commence on June 30, 1999. The loan was collateralized by the related equipment purchased under such agreement. FaciliCom used a portion of the proceeds from the offering of Notes to pay off the indebtedness under the Equipment Loan and Security Agreement and the agreement was terminated.

     During 1995, FCI entered into an equipment financing agreement with Ericsson I.F.S. to purchase certain equipment. The original agreement was amended and restated on December 30, 1996, to increase the borrowing limit to $7,000,000 and certain terms were further revised on June 12, 1997 and

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

November 21, 1997. Interest was calculated based upon LIBOR plus 4%. Quarterly principal payments were to commence on June 30, 1998. The loan was collateralized by the related equipment purchased under the financing agreement. FaciliCom used a portion of the proceeds from the offering of Notes to pay off the indebtedness under the equipment financing agreement and the agreement was terminated.

     On January 28, 1998, FCI issued $300 million aggregate principal amount of Notes bearing interest at 10 1/2% due 2008 pursuant to an Indenture (the "Offering"). The Notes are unsecured obligations of FCI and interest on the Notes is payable semiannually in arrears on January 15 and July 15 of each year, commencing on July 15, 1998.

     The Notes are redeemable at the option of FCI, in whole or in part at any time on or after January 15, 2003, at specified redemption prices plus accrued and unpaid interest. In addition, at any time prior to January 15, 2001, FCI, may redeem from time to time up to 35% of the originally issued aggregate principal amount of the Notes at the specified redemption prices with the net cash proceeds (as defined in the Indenture) of one or more public equity offerings. In the event of a change in control of ownership of FCI, Inc., each holder of the Notes has the right to require FCI, to purchase all or any of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount.

     FCI used approximately $86.5 million of the proceeds from the Offering to purchase investments consisting of U.S. Government Obligations, which are pledged as security and restricted for the first six scheduled interest payments on the Notes (see Note 16).

     The Notes require maintenance of certain financial and nonfinancial covenants, including limitations on additional indebtedness, restricted payments including dividends, transactions with affiliates, liens and asset sales.

     Long-term debt at September 30, 1998 and 1997 consists of the following (dollars in thousands):

                                                     INTEREST RATE     1998      1997
Indenture notes, due 2008..........................         10.5%    $300,000   $    --
NTFC debt..........................................    LIBOR + 4%          --     7,116
Ericsson debt......................................    LIBOR + 4%          --     5,094
Cable capacity debt, due 2001......................  LIBOR + 4.5%         740     1,134
Other..............................................       Various          --       699
                                                                     --------   -------
Sub-total..........................................                   300,740    14,043
Less: Current portion of long-term debt............                      (394)   (1,043)
                                                                     --------   -------
                                                                     $300,346   $13,000
                                                                     ========   =======

     The LIBOR rate was 5.3% and 5.8% on September 30, 1998 and 1997, respectively.

     Capital Leases. FaciliCom leases certain fiber optic cables under agreements permitting the use of the cables over periods up to 25 years with payment requirements over periods not exceeding five years. Payments are made quarterly and interest is calculated at LIBOR plus 4% to 4.5%.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     Future minimum payments on long-term debt and capital lease obligations at September 30, 1998 are as follows (in thousands):

                                                              LONG-TERM   CAPITAL
                                                                DEBT      LEASES
1999........................................................  $    394    $4,195
2000........................................................       346     4,065
2001........................................................        --       650
2002........................................................        --       221
2003........................................................        --        --
Thereafter..................................................   300,000        --
                                                              --------    ------
Total future minimum payments...............................  $300,740     9,131
                                                              ========
Less: Amount representing interest (using September 30, 1998
  LIBOR rate)...............................................                (933)
                                                                          ------
                                                                          $8,198
                                                                          ======

5. INCOME TAXES:

     At September 30, 1998, FaciliCom has approximately $2.6 million of cumulative net operating losses ("NOLs") to offset future U.S. federal taxable income and approximately $25.3 million of NOLs to offset future foreign taxable income for those subsidiaries taxed in foreign jurisdictions. The U.S. NOLs expire in fifteen years, while the foreign NOLs do not expire. A valuation allowance was established for the deferred assets related to the NOLs at September 30, 1998.

     Deferred tax assets of approximately $3,130,000 at September 30, 1997 were related to the NOL carryforwards of foreign subsidiaries taxed in foreign jurisdictions totaling approximately $11,100,000. A valuation allowance was established for the amount of deferred tax assets at September 30, 1997.

     On December 22, 1997, FaciliCom adopted a tax sharing agreement with AHI, whereby FaciliCom is obligated to file a consolidated federal income tax return with AHI and subsidiaries. Under the Agreement, FCI is obligated to pay, with certain exceptions, its share of the consolidated tax liability to AHI and FCI will not be paid by AHI for tax benefits realized in the consolidated tax return. At December 31, 1997, FCI had approximately $1,018,000 of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes that amounted to approximately $393,000 and was recorded as a deferred tax liability and deferred income tax expense for the change in tax status for the year ended September 30, 1998.

     From December 23, 1997 through September 30, 1998, the period after the change in tax status, FCI recorded a tax benefit of $12.1 million based upon FaciliCom's losses expected to be utilized by AHI. The net benefit recorded was passed through to AHI.

     The components of loss before income taxes for the periods ended September 30, 1998, 1997 and 1996 are as follows (in thousands):

                                                              1998      1997      1996
Domestic...................................................  $43,432   $ 6,978   $3,009
Foreign....................................................   14,514     7,053    6,653
                                                             -------   -------   ------
          Total............................................  $57,946   $14,031   $9,662
                                                             =======   =======   ======

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     The components of the income tax provision for the years ended September 30, 1997 and 1996 are as follows (in thousands):

                                                               1997      1996
Deferred tax-asset foreign NOLs.............................  $ 2,010   $ 1,120
Valuation allowance.........................................   (2,010)   (1,120)
                                                              -------   -------
                                                              $    --   $    --
                                                              =======   =======

     A reconciliation of the total tax benefit with the amount computed by applying the statutory federal income tax rate to the loss before taxes for the year ended September 30, 1998 is as follows (in thousands):

                                                               1998
Loss applying statutory rate................................  $19,700
Permanent differences.......................................   (3,693)
Foreign country taxes.......................................     (302)
Change in tax status........................................     (393)
State taxes.................................................      226
Valuation allowance.........................................   (4,187)
                                                              -------
Income tax benefit..........................................  $11,351
                                                              =======

     There are no pro forma income tax amounts presented giving effect to the change in tax status for the statements of operations presented as FaciliCom would have been a stand alone taxpaying entity and a valuation allowance would have been established for any net deferred tax benefit related to net operating losses.

     The components of deferred tax assets and liabilities at September 30, 1998 and 1997 are as follows (in thousands):

                                                                1998      1997
Deferred tax asset -- foreign NOLs..........................  $  7,718   $    --
Deferred tax asset -- domestic NOLs.........................     1,065     3,130
Property and equipment......................................       600        --
Stock-based compensation....................................     2,522        --
Valuation allowance.........................................   (11,905)   (3,130)
                                                              --------   -------
                                                              $     --   $    --
                                                              ========   =======

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

6. OPERATING LEASES:

     FaciliCom leases office facilities and certain fiber optic cables and switching facilities under noncancelable operating leases. Rental expense for the fiscal years ended September 30, 1998, 1997, and 1996 was $21.9 million, $4.7 million and $1.4 million, respectively, of which $19.2 million, $3.8 million and $1.1 million relates to fiber optic cable leases, which are generally for less than one year. Future minimum lease payments under noncancelable operating leases as of September 30, 1998 are as follows (in thousands):

1999........................................................  $ 3,864
2000........................................................    3,733
2001........................................................    3,599
2002........................................................    3,247
2003........................................................    2,955
Thereafter..................................................   13,659
                                                              -------
Total.......................................................   31,057
Less: Subleases.............................................   (1,087)
                                                              -------
                                                              $29,970
                                                              =======

7. BORROWINGS FROM OWNERS:

     At September 30, 1996, FaciliCom had outstanding interest-bearing working capital advances from Armstrong totaling $1,549,000. On November 1, 1996, FCI entered into a Convertible Line of Credit Agreement with Armstrong. The outstanding advances were converted into borrowings under the line of credit agreement. Under such agreement, FCI had a $15,000,000 credit facility of which $5,000,000 was available in cash and $10,000,000 was available for letter of credit needs. Armstrong had the right, at any time on or before October 31, 1999, to convert the entire principal amount of the cash loan into a maximum of 3.1% of additional ownership and convert the letter of credit balance outstanding into a maximum additional 4.44% ownership. In 1997, Armstrong converted the outstanding balance of $5,396,000 under the cash portion of the agreement into an ownership interest.

     At September 30, 1997, FCI had $10,000,000 for letter of credit needs of which it had outstanding letters of credit of $6,136,000 under the Convertible Line of Credit Agreement.

     In 1997, FCI entered into a Bridge Loan Agreement with Armstrong in which FCI could borrow up to $10,000,000. Interest was calculated based upon prime plus 1%. The prime rate was 8.5% at September 30, 1997. The loan was due on October 1, 1998. The outstanding balance at September 30, 1997 was $6,250,000. During the year ended September 30, 1998, Armstrong converted the outstanding balance of $6,250,000 into an ownership interest (see Note 1).

     Additionally, as of September 30, 1996, FCI-Sweden had outstanding convertible debentures in the amount of $480,000 to a minority stockholder of both FCI-Sweden and FGC (the "Minority Stockholder"). Such convertible debentures accrued interest at LIBOR plus 4%. Interest was payable annually on September 30, with the full principal amount due on September 30, 2003. In December 1996, these convertible debentures were assigned to FCI (see Note 8).

     FCI's total interest expense under the above borrowings was $195,000, $462,000 and $26,000 for the years ended September 30, 1998, 1997 and 1996, respectively.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

8. OTHER RELATED PARTY TRANSACTIONS:

     As of September 30, 1996, FCI had an outstanding advance to the Minority Stockholder of $499,000.

     As of September 30, 1996, FCI and the Minority Stockholder held $1,120,000 and $480,000, respectively, of FCI-Sweden debentures totaling $1,600,000 which earned interest at LIBOR plus 4%. The holder of the debentures had the right to convert the outstanding principal balance into FCI-Sweden common stock at a predetermined price ranging from $200 to $250 per share.

     On December 23, 1996, the Minority Stockholder assigned its right, title and interest in the FCI-Sweden convertible debentures to FCI to satisfy the outstanding advance due to FCI from the Minority Stockholder. On March 14, 1997, FCI converted all of its FCI-Sweden convertible debentures into 7,400 shares of FCI-Sweden common stock. On May 15, 1997, FCI-Sweden issued 14,400 additional shares of common stock to FCI for consideration of $3,600,000. Such transactions increased FCI's ownership in FCI-Sweden to 89.6%.

     In March 1996, Tele8 Kontakt, a subsidiary of FCI at that time, was awarded a license agreement from the Swedish government for certain rights relating to communications systems and technology. During October 1996, FCI distributed its rights under such license agreement to its owners.

     FCI has contracted with AHI, since its inception, for the performance of certain services by AHI for FCI, including but not limited to financial accounting, professional and billing services. In May 1998, an agreement was entered into for such services. The agreement expires on September 30, 2002. Expenses related to such contracted services of approximately $1.6 million, $439,000 and $7,000 are included in the statements of operations for the years ended September 30, 1998, 1997 and 1996, respectively.

     The terms of the agreements include professional services billed at hourly rates, check processing at an amount per check and data center services based on usage and disk storage space. FaciliCom believes that the terms of the agreements are competitive with similar services offered in the industry.

     As of September 30, 1998 an affiliate of AHI had issued letters of credits on behalf of FaciliCom totaling $9.4 million.

9. BENEFIT PLANS:

     Foreign Operations. Various foreign subsidiaries contribute to their respective government pension funds, social insurance, medical insurance and unemployment charters for their employees. The total contribution was $1.3 million, $781,000 and $563,000 for the years ended September 30, 1998, 1997 and 1996, respectively.

     401(k). Employees of FCI may participate in a salary reduction (401(k) plan administered by AHI. All contributions represent employee salary reductions.

10. CONCENTRATION OF RISK:

     Financial instruments that potentially subject FaciliCom to concentration of credit risk are accounts receivable. Four of FaciliCom's customers accounted for approximately 13.0% and 31.0% of gross accounts receivable as of September 30, 1998 and 1997, respectively. FaciliCom performs on-going credit evaluations of its customers and in certain circumstances requires collateral to support customer receivables. However, many of FaciliCom's customers, including these four, are suppliers to whom FaciliCom has accounts payable that mitigate this risk.

     In addition, FaciliCom is dependent upon certain suppliers for the provision of telecommunication services to its customers. FaciliCom has not experienced, and does not expect, any disruption of such services.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     Approximately 24% and 41% of FaciliCom's revenues for the years ended September 30, 1997 and 1996, respectively, were derived from two customers each with percentages in excess of 10%. No one customer represented 10% or more of FaciliCom's revenues for the year ended September 30, 1998.

11. COMMITMENTS:

     Equipment. At September 30, 1998, FaciliCom had outstanding commitments to purchase certain switching equipment for approximately $15 million.

     In May 1998, FaciliCom entered into a Memorandum of Understanding ("MOU") with Qwest. The MOU incorporates agreements to provide Qwest with international direct dial termination service to various destinations and provides FaciliCom an indefeasible right of use ("IRU") for domestic and international fiber optic capacity. Deliveries of capacity under the IRU began in March 1999. The IRU is for twenty-five years, for which FaciliCom has agreed to pay $24 million. Delivery of two of the capacity segments occurred during the nine month period ended June 30, 1999. The delivery of the remaining capacity is expected by September 30, 1999. FaciliCom has recorded a liability related to the two capacity segments that were delivered during the nine month period ended June 30, 1999. In addition, during a three-year period, Qwest has the right of first refusal pursuant to additional capacity purchases made by FaciliCom.

     FaciliCom has also entered into two agreements that provide FaciliCom with IRU's for international fiber optic capacity for Europe and the Pacific Rim. Deliveries of the capacity under the agreements are expected prior to November 1999. The IRU's are for ten to fifteen years, for which FaciliCom has agreed to pay approximately $41.6 million through September 30, 2002, of which $2.5 million has already been paid as a deposit and an additional $24.1 million is expected to be paid in the fiscal year ended September 30, 1999.

     Subsequent to September 30, 1998, FaciliCom agreed to acquire additional capacity in Europe and Scandinavia for $8.6 million. Deliveries and payment of the capacity under these agreements are expected by September 30, 1999.

12. CONTINGENCIES AND LITIGATION:

     FaciliCom is involved in various claims and possible actions arising in the normal course of its business. Although the ultimate outcome of these claims cannot be ascertained at this time, it is the opinion of FaciliCom's management, based on its knowledge of the facts and advice of counsel, that the resolution of such claims and actions will not have a material adverse effect on FaciliCom's financial condition or results of operations.

     In August 1997, FaciliCom entered into a settlement agreement relating to litigation arising from a certain 1996 FCI-Sweden international telephone services agreement and related billing, collection and factoring agreements with third parties. For the fiscal year ended September 30, 1996, selling, general and administrative expenses includes approximately $708,000 of losses relating to the settlement of which $500,000 represents a reserve on advances, paid at the time of the settlement agreement, on behalf of the telephone service company. Under the settlement agreement all of the above amounts were paid to fully satisfy any amounts which may be owing from FaciliCom and the telephone services company to a company under a factoring agreement. At the date of settlement, the management of FaciliCom believed the amounts advanced to the telephone services company were uncollectible. The settlement agreement also provides for the factoring company to assign to FaciliCom any and all receivable claims the factoring company may have against the billing and collection agent ("Agent"). FaciliCom filed a complaint against the Agent for breach of contract and related claims pursuant to an agreement between FaciliCom and the

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

Agent. The Agent placed in escrow the sum of $1,431,324. On May 8, 1998, the balance of the escrow account was distributed among various entities. FaciliCom received $791,000.

13. STOCK-BASED COMPENSATION:

     Through December 22, 1997, certain employees and directors were eligible to participate in a Performance Unit Plan established by FaciliCom, under which a maximum of 1,254,000 units could have been granted. A unit is a right to receive a cash payment equal to the excess of the fair market value of a unit on its maturity date over the initial value of a unit. Fair market value of a unit as determined by the management committee of FaciliCom. At September 30, 1997 and 1996, 484,500 and 152,000 units had been granted, respectively. Participants vested in their units over a period not to exceed two years and were entitled to receive cash compensation equivalent to the value of the units at the time a participant retires provided the participant had 10 years of continuous service or, if earlier, upon the occurrence of certain events, including a change in control of FaciliCom. FaciliCom accrued to expense over the participant's service vesting period (10 years) amounts based on the value of the unit at year end. Amounts charged to expense for this plan for the year ended September 30, 1997 was $288,000. No amounts were expensed in prior years.

     On December 22, 1997, the Board of Directors adopted the 1997 Phantom Stock Rights Plan (the "Phantom Stock Plan"). The Phantom Stock Plan provided for the granting of phantom stock rights ("Phantom Shares") to certain directors, officers and key employees of FaciliCom and its subsidiaries. The total number of Phantom Shares eligible for grant pursuant to the Phantom Stock Plan was 6,175, subject to adjustments for stock splits and stock dividends.

     All of the units granted under FaciliCom's Performance Unit Plan were exchanged for equivalent phantom rights with equivalent terms under the new phantom rights plan. Accordingly, 4,845 Phantom Shares had been granted of which 3,182 had vested. All of the provisions of the Phantom Stock Plan including vesting, forfeiture and cash settlement mirror the provisions of FaciliCom's Performance Unit Plan.

     On March 31, 1998, the Board of Directors adopted the FaciliCom International, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan"). By resolution of the Board of Directors on March 31, 1998, FaciliCom's Certificate of Incorporation was amended to create 25,000 shares of a non-voting class of common stock. At September 30, 1998, FaciliCom has 300,000 authorized shares, of which 275,000 are a voting class of common stock.

     The 1998 Stock Option Plan provides for the grant of options to purchase shares of FaciliCom's non-voting common stock to certain directors, officers, key employees and advisors of FaciliCom. The aggregate number of options that may be granted under the 1998 Stock Option Plan is 22,574 and no option may be granted after March 31, 2008. No option is exercisable within the first six months of grant and options expire after ten years.

     Also on March 31, 1998, all of the Phantom Shares previously granted to employees of FaciliCom under FaciliCom's Phantom Stock Plan were converted to options under the 1998 Stock Option Plan, and FaciliCom granted additional options to purchase 6,448 shares of non-voting common stock to employees, directors and advisors under the 1998 Stock Option Plan. The exchange of employees' Phantom Shares for options resulted in additional compensation cost for the incremental value of the new option amortized over the vesting period of the option that is shorter than the service period of the Phantom Shares. Total unrecognized compensation cost approximated $1,672,375 at time of conversion.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     A summary of the stock option activity at September 30, 1998 is as follows:

                                     OPTION SHARES    OPTION SHARES     OPTION SHARES     OPTION SHARES
                                       (EXERCISE     (EXERCISE PRICE   (EXERCISE PRICE   (EXERCISE PRICE
                                       PRICE $1)          $263)             $500)            $1,000)
Options granted March 31, 1998.....      9,918             670               705                --
Options granted June 1, 1998.......         --              --                30                --
Options granted July 1, 1998.......         --              --                --               200
                                         -----             ---               ---               ---
Options outstanding at September
  30, 1998.........................      9,918             670               735               200
                                         =====             ===               ===               ===
Options exercisable at September
  30, 1998.........................      9,490             380
                                         =====             ===

     All of the options outstanding at September 30, 1998 have a 10-year life and an option price range from $1.00 to $1,000 per option share. The options vest over a period up to 5 years and at September 30, 1998 there were 8,826 options granted that vested immediately. FaciliCom recognized compensation cost of $5,706,000 as of September 30, 1998 relating to options granted and recognized compensation cost of $311,592 for the year ended September 30, 1998 relating to FaciliCom's Phantom Stock plan. For the year ended September 30, 1998 compensation cost includes $2,112,640 for 3,401 options with an exercise price of $1.00 granted to certain non-employee directors and advisors related to certain directors of FaciliCom.

     The fair value of options granted at September 30, 1998 was as follows:

OPTION SHARES                                               OPTION FAIR VALUE
EXERCISE PRICE                                              AT DATE OF GRANT
$    1....................................................        $640
$ 263.....................................................        $423
$ 500.....................................................        $306
$1,000....................................................        $135

     The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model are: dividend yield 0%, volatility 30%, risk free interest rate of 6%, assumed forfeiture rate of 0% and an expected life of 3 to 5 years.

     If FaciliCom would have recorded compensation cost for FaciliCom's stock option plan consistent with the fair value-based method of accounting prescribed under SFAS No. 123 it would have had an immaterial effect on the net loss of FaciliCom for the fiscal year ended September 30, 1998.

     On October 1, 1998, FaciliCom granted options to purchase 1,702 shares at exercise prices ranging from $1 to $950. The options vest over 1 to 5 years and are exercisable for 10 years. Approximately $589,000 of compensation expense will be recorded for the options.

14. VALUATION AND QUALIFYING ACCOUNTS:

     Activity in FaciliCom's allowance accounts for the periods ended September 30, 1998, 1997 and 1996 were as follows (in thousands):

                                                   DOUBTFUL ACCOUNTS
                                                       ADDITIONS
                                              ---------------------------
                                BALANCE AT    CHARGED TO
                               BEGINNING OF   COSTS AND      CHARGED TO                   BALANCE AT
                                  PERIOD       EXPENSE     OTHER ACCOUNTS   DEDUCTIONS   END OF PERIOD
1996.........................      $ --         $   --          $ --         $    --        $   --
1997.........................      $ --         $1,263          $ --         $(1,102)       $  161
1998.........................      $161         $3,771          $745         $   (57)       $4,620

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

                                        DEFERRED TAX ASSET VALUATION
                                      --------------------------------
                                                            CHARGED TO
                                          BALANCE AT        COSTS AND                  BALANCE AT
                                      BEGINNING OF PERIOD    EXPENSE     DEDUCTIONS   END OF PERIOD
1996................................        $   --            $1,120       $   --        $ 1,120
1997................................        $1,120            $2,010       $   --        $ 3,130
1998................................        $3,130            $8,221       $   --        $11,351

15. GEOGRAPHIC DATA:

     FaciliCom operates as a provider of international long-distance telecommunications services. FaciliCom is a multinational company operating in many countries including the United States, the United Kingdom, Sweden, Denmark, France, Germany and The Netherlands. Sales between geographic areas represent the providing of services through carrying and ultimately termination of customer traffic originated in the other geographic area and are accounted for based on established sales prices. In computing operating loss for foreign operations, no allocations of certain general corporate expenses have been made. Summary information with respect to FaciliCom's geographic operations is as follows (in thousands):

                                                           YEARS ENDED SEPTEMBER 30,
                                                         ------------------------------
                                                           1998        1997      1996
NET REVENUE
  North America........................................  $ 142,126   $ 56,315   $ 8,363
  Europe...............................................    112,392     24,187     7,347
  Eliminations.........................................    (70,272)   (10,315)   (3,819)
                                                         ---------   --------   -------
          Total........................................  $ 184,246   $ 70,187   $11,891
                                                         =========   ========   =======
OPERATING LOSS
  North America........................................  $ (29,553)  $ (6,337)  $(2,936)
  Europe...............................................    (14,333)    (5,023)   (6,640)
                                                         ---------   --------   -------
          Total........................................  $ (43,886)  $(11,360)  $(9,576)
                                                         =========   ========   =======
ASSETS
  North America........................................  $ 488,649   $ 25,035   $ 9,431
  Europe...............................................    150,992     21,824    13,042
  Eliminations.........................................   (260,757)    (2,842)   (1,465)
                                                         ---------   --------   -------
          Total........................................  $ 378,884   $ 44,017   $21,008
                                                         =========   ========   =======

16. MARKETABLE SECURITIES:

     In accordance with SFAS 115, FaciliCom's debt securities are considered either held-to-maturity or available-for-sale. Held-to-maturity securities represent those securities that FaciliCom has both the positive intent and the ability to hold to maturity, and are carried at amortized cost. This classification includes those securities purchased and pledged for payment of interest on the Notes. Available-for-sale securities represent those securities that do not meet that classification of held-to-maturity, are not actively traded and are carried at fair value. Unrealized gains and losses on these securities are excluded from earnings and are reported as a separate component of capital accounts until realized.

                 FACILICOM INTERNATIONAL, INC. AND SUBSIDIARIES

     The amortized cost and estimated fair value of the marketable securities are as follows:

                                                              SEPTEMBER 30, 1998
                                                ----------------------------------------------
                                                              GROSS        GROSS
                                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                  COST         GAIN         LOSS       VALUE
                                                                (IN THOUSANDS)
Held-to-Maturity
  U.S. Government Securities Maturing in 1
     year or less.............................  $ 31,394     $    79        $ --      $ 31,473
  Maturing between 1 and 3 years..............    43,124         546          --        43,670
                                                --------     -------        ----      --------
          Total held-to-maturity..............    74,518         625          --        75,143
                                                --------     -------        ----      --------
Available-for-sale
  Commercial paper............................     6,887          --          --         6,887
  Government backed securities................    31,787          24          --        31,811
                                                --------     -------        ----      --------
          Total available-for-sale............    38,674          24          --        38,698
                                                --------     -------        ----      --------
          Total marketable securities.........  $113,192     $   649        $ --      $113,841
                                                --------     -------        ----      --------
AS REPORTED SEPTEMBER 30, 1998 (IN THOUSANDS):
Current Assets:
  Held-to-maturity (at amortized cost)...................    $31,394
  Available-for-sale (at fair value).....................     38,698
                                                             -------
          Total current assets...........................    $70,092
                                                             =======
Noncurrent Assets:
  Held-to-maturity (at amortized cost)...................    $43,124
                                                             =======
Capital Accounts:
  Holding gain on marketable securities..................    $    24
                                                             =======

     At June 30, 1999, there were no available-for-sale securities.

17. OTHER EVENTS (UNAUDITED):

     Revolving Credit Facility. On May 24, 1999, FaciliCom entered into a $35.0 million revolving credit facility (the "Credit Facility"), which is scheduled to terminate on May 23, 2000. As of June 30, 1999, FaciliCom had $10.0 million outstanding under the Credit Facility. The Credit Facility contains interest rate options based upon LIBOR or Prime, plus applicable margin percentages. The Credit Facility contains certain restrictive covenants.

     Subsequent to June 30, 1999, FaciliCom replaced certain switching equipment with newer equipment. As such, in the 4th quarter of fiscal year ending September 30, 1999, FaciliCom will record approximately a $3.8 million write-down for the remaining net book value of the replaced equipment.

     Subsequent to June 30, 1999, FaciliCom canceled 539 shares of its outstanding voting stock and, simultaneously, issued 2,379 options under the 1998 Stock Option Plan to certain advisors at an exercise price of $.01 per share, which vested immediately. As such, FaciliCom will record a 4th quarter charge of approximately $3.3 million for related compensation expense.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOVEMBER 5, 1999

[WORLD ACCESS, INC., LOGO]

                    EXCHANGE OFFER AND CONSENT SOLICITATION
               OUTSTANDING 10 1/2% SERIES B SENIOR NOTES DUE 2008
                                       OF
                         FACILICOM INTERNATIONAL, INC.
                                 EXCHANGED FOR
                 13.25% SENIOR NOTES DUE 2008 AND COMMON STOCK
                                       OF
                          WORLD ACCESS, INC. AND CASH
             -----------------------------------------------------

                                   PROSPECTUS
                                      AND
                              CONSENT SOLICITATION

             -----------------------------------------------------

                 The Exchange Agent for the Exchange Offer is:

                           FIRST UNION NATIONAL BANK
                        1525 West W.T. Harris Boulevard
                                  3C3 NC-1153
                        Charlotte, North Carolina 28262

                                 By Facsimile:
                                 (704) 590-7628

                   For Confirmation and/or Information Call:
                                 (704) 590-7408

     Any questions concerning the terms of the Exchange Offer may be directed to the Exchange Agent.
--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell any securities or our solicitation of your offer to buy any securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of World Access or FaciliCom have not changed since the date hereof.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its security holders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

     Articles X and XI of the World Access, Inc. Restated Certificate of Incorporation provide for indemnification of directors, officers and employees to the fullest extent permissible under the DGCL.

     Officers and directors of World Access are presently covered by insurance which (with certain exceptions and with certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act" including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The cost of such insurance is borne by World Access as permitted by the DGCL.

     World Access has entered into separate indemnification agreements with its directors and non-director officers at the level of Vice President and above. These indemnification agreements provide as follows:

     - there is a rebuttable presumption that the director or officer has met the applicable standard of conduct required for indemnification;

     - World Access will advance litigation expenses to a director or officer at his request provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses;

     - World Access will indemnify a director of officer for amounts paid in settlement of a derivative suit;

     - in the event of a determination by the disinterested members of the board of directors or independent counsel that a director or officer did not meet the standard of conduct required for indemnification, the director or officer may contest this determination by petitioning a court or commencing any arbitration proceeding conducted by a single arbitrator pursuant to the rules of the American Arbitration Association to make an independent determination of whether such director or officer is entitled to indemnification under his indemnification agreement; and

     - World Access will reimburse a director or officer for expenses incurred enforcing his rights under his indemnification agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits. The following exhibits are filed as part of this registration statement.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
  2.1     --   Agreement and Plan of Merger, dated as of August 17, 1999, among World Access, Inc., FaciliCom International, Inc.,
               Armstrong International Telecommunications, Inc., Epic
               Interests, Inc. and BFV Associates, Inc. (incorporated by
               reference to Appendix A to World Access' Proxy Statement
               dated November 5, 1999 relating to the Special Meeting of
               Stockholders to be held on December 7, 1999).
  3.1     --   Certificate of Incorporation of World Access and Amendments
               to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to World Access' Form S-4 filed October 6,
               1998, Registration No. 333-65389, Amendment to Certificate
               of Incorporation incorporated by reference to Exhibit 3.2 of
               WA Telcom Products Co., Inc.'s ("Old World Access") Form 8-K
               filed October 28, 1998).
  3.2     --   Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to World Access' Form 10-K for the year ended December 31, 1998, filed April 9, 1999).
  3.3     --   Bylaws of World Access (incorporated by reference to Exhibit
               34.2 to World Access' Form S-4 filed October 6, 1998, No.
               333-65389).
  4.1     --   Indenture dated as of October 1, 1997 by and between World
               Access, Inc. and First Union Bank, as trustee (incorporated by reference to Exhibit 4.1 to Old World Access Form 8-K,
               filed October 8, 1997).
  4.2     --   First Supplemental Indenture dated October 28, 1998 between
               World Access, Inc., WA Telcom Products Co., Inc. and First
               Union Bank, as Trustee (incorporated by reference to Exhibit
               4.1 to World Access' Form 8-K filed October 28, 1998).
  4.3     --   Indenture between FaciliCom International, Inc. and State
               Street Bank and Trust Company dated January 28, 1998.
  4.4     --   First Supplemental Indenture, dated as of April 26, 1999, to
               FaciliCom Indenture.
  4.5     --   Form of Second Supplemental Indenture to FaciliCom
               Indenture.
  4.6     --   Form of Indenture between World Access, Inc. and First Union
               National Bank, as Trustee.
  4.7     --   Form of Collateral Pledge Agreement between World Access,
               Inc. and First Union National Bank.
  4.8     --   Agreement to Exchange and Consent, dated as of October 12,
               1999 by and among World Access, FaciliCom and certain
               holders of FaciliCom notes.
  4.9     --   Voting Agreement, dated August 17, 1999 by and among
               FaciliCom, Armstrong International Telecommunications, Inc.,
               BFV Associates, Inc, Epic Interests, Inc., WorldCom Network
               Services, The 1818 Fund and John D. Phillips (incorporated by reference to Appendix C to World Access' Proxy Statement dated November 5, 1999 relating to the Special Meeting of
               Stockholders to be held on December 7, 1999).
  4.10    --   Form of Stock Purchase Agreements, dated as of October 13,
               1999, by and between World Access, Inc. and Gilbert Global
               Equity Partners, L.P., Gilbert Global Equity Partners
               (Bermuda) L.P., GGEP/GECC Equity Partners, L.P., Zilkha
               Capital Partners, L.P., Erie Indemnity Company, Erie
               Insurance Exchange, Geocapital V, L.P. and Ezra K. Zilkha.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
  4.11    --   Form of Registration Rights Agreement between World Access,
               Inc. and Armstrong International Telecommunications, Inc.,
               BFV Associates, Inc., Epic Interests, Inc. and Anand Kumar
               (incorporated by reference to Exhibit 6.3 to Appendix A to
               World Access' Proxy Statement dated November 5, 1999
               relating to the Special Meeting of Stockholders to be held on December 7, 1999).
  4.12    --   Form of Certificate of Designation of World Access, Inc.
               Convertible Preferred Stock, Series C (incorporated by
               reference to Exhibit 1.7(b) to Appendix A to World Access'
               Proxy Statement dated November 5, 1999 relating to the
               Special Meeting of Stockholders to be held on December 7,
               1999).
  4.13    --   Collateral Pledge and Security Agreement, dated as of
               January 28, 1998 from FaciliCom International, Inc.,
               pledgor, to State Street Bank and Trust Company, trustee.
  5.1     --   Opinion of Long Aldridge & Norman LLP regarding legality of notes and common stock.
  8.1     --   Opinion of Long Aldridge & Norman LLP regarding certain tax matters.
 10.1     --   World Access, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to Old World
               Access' Registration Statement on Form S-8, filed on July
               25, 1991, No. 33-41255-A).
 10.2     --   Amendment to World Access, Inc. 1991 Stock Option Plan
               (incorporated by reference to Exhibit 10.2 to Old World
               Access' Form 10-K for the year ended December 31, 1993,
               filed March 31, 1994).
 10.3     --   Second Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.3 to Old World Access' Form 10-K for the year ended December 31, 1993, filed March 31, 1994).
 10.4     --   Third Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.26 to Old World Access' Form S-2,
               Amendment No. 2, filed on February 14, 1995, No. 33-87026).
 10.5     --   World Access, Inc. Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.40 to Old World
               Access' Form 10-K for the year ended December 31, 1995,
               filed April 10, 1996).
 10.6     --   Directors' Warrant Incentive Plan (incorporated by reference to Exhibit 10.41 to Old World Access' Form 10-K for the year ended December 31, 1995, filed April 10, 1996).
 10.7     --   Fourth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.32 to Old World Access' Form 10-K
               for the year ended December 31, 1996, filed April 11, 1997).
 10.8     --   Fifth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K
               for the year ended December 31, 1996, filed April 11, 1997).
 10.9     --   Amendment One to Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.33 to Old World
               Access' Form 10-K for the year ended December 31, 1996,
               filed April 11, 1997).
 10.10    --   Amendment One to Directors' Warrant Incentive Plan
               (incorporated by reference to Exhibit 10.31 to Old World
               Access' Form 10-K for the year ended December 31, 1996,
               filed April 11, 1997).
 10.11    --   Amendment Two to Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.21 to Old World
               Access' Form 10-K for the year ended December 31, 1997,
               filed April 15, 1998).
 10.12    --   Amendment Two to Directors' Warrant Incentive Plan
               (incorporated by reference to Exhibit 10.22 to Old World
               Access' Form 10-K for the year ended December 31, 1997,
               filed April 15, 1998).
 10.13    --   Sixth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.22 to Old World Access' Form 10-K
               for the year ended December 31, 1997, filed April 15, 1998).
 10.14    --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Steven A. Odom (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K for the year ended December 31, 1997, filed April 15, 1998).

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
 10.15    --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Hensley E. West (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K for the year ended December 31, 1997, filed April 15, 1998).
 10.16    --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Mark A. Gergel (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K for the year ended December 31, 1997, filed April 15, 1998).
 10.17    --   License Agreement dated July 1, 1996, by and between
               International Communication Technologies, Inc., World Access
               and Eagle Telephonics, Inc. (incorporated by reference to
               Exhibit 10.36 to Old World Access' Form 10-K for the year
               ended December 31, 1996, filed April 11, 1997).
 10.18    --   Agreement and Plan of Merger between and among World Access,
               Inc. and CIS Acquisition Corp. and Thomas R. Canham; Brian
               A. Schuchman; and Cellular Infrastructure Supply, Inc. (with exhibits thereto) (incorporated by reference to Exhibit Z to
               Old World Access' Form 8-K, filed April 10, 1997).
 10.19    --   Registration Rights Agreement dated October 1, 1997 by and between World Access, Inc., BT Alex Brown Incorporated and
               Prudential Securities Incorporated (incorporated by
               reference to Exhibit 10.2 to Old World Access' Form 8-K,
               filed October 8, 1997).
 10.20    --   Agreement and Plan of Merger by and among World Access,
               Inc., Cellular Infrastructure Supply, Inc., Advanced
               TechCom, Inc. and Ernest H. Lin dated as of December 24,
               1997 (incorporated by reference to Exhibit 2.1 to Old World
               Access' Form 8-K, filed February 13, 1998).
 10.21    --   Amendment Three to Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.21 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.22    --   Executive Employment Agreement between World Access, Inc.
               and Steven A. Odom dated as of December 14, 1998
               (incorporated by reference to Exhibit 10.22 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.23    --   Executive Employment Agreement between World Access, Inc.
               and Mark A. Gergel dated as of December 14, 1998
               (incorporated by reference to Exhibit 10.23 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.24    --   Letter Agreement with Hensley E. West, dated as of December
               14, 1998 (incorporated by reference to Exhibit 10.24 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).
 10.25    --   World Access, Inc. 1998 Incentive Equity Plan, as amended
               (incorporated by reference to Exhibit 10.25 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.26    --   Assignment and Assumption Agreement dated October 29, 1998 between World Access, Inc. and WA Telcom Products Co., Inc.
               (incorporated by reference to Exhibit 10.1 to World Access'
               Form 8-K filed October 28, 1998).
 10.27    --   Form of Indemnification Agreement with directors and
               officers (incorporated by reference to Appendix H to World
               Access' Joint Proxy Statement/Prospectus dated November 10,
               1998 relating to the Special Meeting of Stockholders held on
               November 30, 1998).
 10.28    --   Schedule of all officers and directors who have signed an
               Indemnification Agreement referred to in Exhibit 10.27
               (incorporated by reference to Exhibit 10.28 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.29    --   Credit Agreement dated as of December 30, 1998 between Telco
               Systems, Inc., World Access Holdings, Inc. and NationsBank,
               N.A. as Administrative Agent and Fleet National Bank as
               Syndication Agent and Bank Creditanstalt Corporate Finance,
               Inc. (incorporated by reference to Exhibit 10.29 to World
               Access' Form 10-K for the year ended December 31, 1998,
               filed April 9, 1999).

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
 10.30    --   Guaranty dated as of December 30, 1998 between World Access,
               Telco, World Access Holdings, Inc., NationsBank, N.A. as
               Administrative Agent and the lenders party to the Credit
               Agreement referred to in Exhibit 10.29 (incorporated by
               reference to Exhibit 10.30 to World Access' Form 10-K for
               the year ended December 31, 1998, filed April 9, 1999).
 10.31    --   Pledge Agreement dated as of December 31, 1998 by World
               Access in favor of NationsBank, N.A. as Administrative Agent and the lenders party to the Credit Agreement referred to in
               Exhibit 10.29 (incorporated by reference to Exhibit 10.31 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).
 10.32    --   Security Agreement dated as of December 31, 1998 by World
               Access in favor of NationsBank, N.A. as Administrative Agent and the lenders party to the Credit Agreement referred to in
               Exhibit 10.29 (incorporated by reference to Exhibit 10.32 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).
 10.33    --   Disbursement Agreement dated as of December 14, 1998 by and among World Access, Cherry Communications Incorporated
               (d/b/a Resurgens Communications Group) and William H.
               Cauthen, Esq. (incorporated by reference to Exhibit 10.33 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).
 10.34    --   Agreement and Plan of Merger and Reorganization by and among
               World Access, Inc., WAXS INC., WA Merger Corp. and Cherry
               Communications Incorporated (d/b/a Resurgens Communications
               Group) dated as of May 12, 1998, as amended (incorporated by reference to Appendix A to World Access' Proxy Statement
               dated November 12, 1998 relating to the Special Meeting of
               Stockholders held on December 14, 1998).
 10.35    --   Share Exchange Agreement by and among World Access, Inc.,
               WAXS INC., Cherry Communications U.K. Limited and
               Renaissance Partners II, dated as of May 12, 1998
               (incorporated by reference to Appendix B to World Access'
               Proxy Statement dated November 12, 1998 relating to the
               Special Meeting of Stockholders held on December 14, 1998).
 12.1*    --   Computation of Ratio of Earnings to Fixed Charges for World
               Access.
 12.2*    --   Computation of Ratio of Earnings to Fixed Charges for
               FaciliCom.
 21.1*    --   Subsidiaries of the Registrant.
 23.1     --   Consent of Long Aldridge & Norman LLP (included in Exhibit
               5.1).
 23.2     --   Consent of Ernst & Young LLP with respect to the financial statements of World Access, Inc.
 23.3     --   Consent of Deloitte & Touche LLP with respect to the
               financial statements of FaciliCom International, Inc.
 23.4     --   Consent of PricewaterhouseCoopers LLP with respect to the
               financial statements of World Access, Inc.
 23.5     --   Consent of Ernst & Young LLP with respect to the financial statements of Cherry Communications Incorporated (d/b/a
               Resurgens Communications Group) and Cherry Communications
               U.K. Limited.
 23.6     --   Consent of Grant Thornton LLP with respect to the financial statements of Cherry Communications Incorporated (d/b/a
               Resurgens Communications Group) and Cherry Communications
               U.K. Limited.
 23.7     --   Consent of Ernst & Young LLP with respect to the financial statements of Telco Systems, Inc.
 23.8     --   Consent of KPMG LLP with respect to the financial statements of NACT Telecommunications, Inc.
 24.1*    --   Power of Attorney of World Access.
 25.1     --   Statement of eligibility of trustee of Exchange Notes.
 99.1     --   Form of Letter of Transmittal.
 99.2     --   Form of Notice of Guaranteed Delivery.
 99.3     --   Form of Exchange Agency Agreement.
 99.4     --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
 99.5     --   Form of Letter to Clients.
 99.6     --   Consent of Walter J. Burmeister.
 99.7     --   Consent of Kirby J. Campbell.
 99.8     --   Consent of Bryan Cipoletti.
 99.9     --   Consent of Massimo Prelz Oltramonti.
 99.10    --   Consent of John P. Rigas.
 99.11    --   Consent of Dru A. Sedwick.

---------------

* Previously filed.

     (B) Financial Statement Schedule. The financial statements schedule that is required by Regulation S-X is incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 1998.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 1999.

                                          WORLD ACCESS, INC.
                                          (formerly known as "WAXS INC.")

                                          By:     /s/ JOHN D. PHILLIPS
                                            ------------------------------------
                                                      John D. Phillips
                                                  Chairman, President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated as of November 5, 1999.

                 SIGNATURES                                        TITLE


                      *                        Chairman, President and Chief Executive
---------------------------------------------  Officer (Principal Executive Officer)
              John D. Phillips

             /s/ MARK A. GERGEL                Director, Executive Vice President and Chief
---------------------------------------------  Financial Officer (Principal Financial
               Mark A. Gergel                  Officer)

                      *                        Vice President and Corporate Controller
---------------------------------------------  (Principal Accounting Officer)
              Martin D. Kidder

                      *                        Director
---------------------------------------------
             Stephen J. Clearman

                      *                        Director
---------------------------------------------
             John P. Imlay, Jr.

                      *                        Director
---------------------------------------------
               Carl E. Sanders

                      *                        Director
---------------------------------------------
             Lawrence C. Tucker

           *By: /s/ MARK A. GERGEL
---------------------------------------------
      Mark A. Gergel, Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
  2.1     --   Agreement and Plan of Merger, dated as of August 17, 1999, among World Access, Inc., FaciliCom International, Inc.,
               Armstrong International Telecommunications, Inc., Epic
               Interests, Inc. and BFV Associates, Inc. (incorporated by
               reference to Appendix A to World Access' Proxy Statement
               dated November 5, 1999 relating to the Special Meeting of
               stockholders to be held on December 7, 1999).
  3.1     --   Certificate of Incorporation of World Access and Amendments
               to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to World Access' Form S-4 filed October 6,
               1998, Registration No. 333-65389, Amendment to Certificate
               of Incorporation incorporated by reference to Exhibit 3.2 of
               WA Telcom Products Co., Inc.'s ("Old World Access") Form 8-K
               filed October 28, 1998).
  3.2     --   Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to World Access' Form 10-K for the year ended December 31, 1998, filed April 9, 1999).
  3.3     --   Bylaws of World Access (incorporated by reference to Exhibit
               34.2 to World Access' Form S-4 filed October 6, 1998, No.
               333-65389).
  4.1     --   Indenture dated as of October 1, 1997 by and between World
               Access, Inc. and First Union Bank, as trustee (incorporated by reference to Exhibit 4.1 to Old World Access Form 8-K,
               filed October 8, 1997).
  4.2     --   First Supplemental Indenture dated October 28, 1998 between
               World Access, Inc., WA Telcom Products Co., Inc. and First
               Union Bank, as Trustee (incorporated by reference to Exhibit
               4.1 to World Access' Form 8-K filed October 28, 1998).
  4.3     --   Indenture between FaciliCom International, Inc. and State
               Street Bank and Trust Company dated January 28, 1998.
  4.4     --   First Supplemental Indenture, dated as of April 26, 1999, to
               FaciliCom Indenture.
  4.5     --   Form of Second Supplemental Indenture to FaciliCom
               Indenture.
  4.6     --   Form of Indenture between World Access, Inc. and First Union
               National Bank, as Trustee.
  4.7     --   Form of Collateral Pledge Agreement between World Access,
               Inc. and First Union National Bank.
  4.8     --   Agreement to Exchange and Consent, dated as of October 12,
               1999 by and among World Access, FaciliCom and certain
               holders of FaciliCom notes.
  4.9     --   Voting Agreement, dated August 17, 1999 by and among
               FaciliCom, Armstrong International Telecommunications, Inc.,
               BFV Associates, Inc, Epic Interests, Inc., WorldCom Network
               Services, The 1818 Fund and John D. Phillips (incorporated by reference to Appendix C to World Access' Proxy Statement dated November 5, 1999 relating to the Special Meeting of
               Stockholders to be held on December 7, 1999.
  4.10    --   Form of Stock Purchase Agreements, dated as of October 13,
               1999, by and between World Access, Inc. and Gilbert Global
               Equity Partners, L.P., Gilbert Global Equity Partners
               (Bermuda) L.P., GGEP/GECC Equity Partners, L.P., Zilkha
               Capital Partners, L.P., Erie Indemnity Company, Erie
               Insurance Exchange, Geocapital V, L.P. and Ezra K. Zilkha.
  4.11    --   Form of Registration Rights Agreement between World Access,
               Inc. and Armstrong International Telecommunications, Inc.,
               BFV Associates, Inc., Epic Interests, Inc. and Anand Kumar
               (incorporated by reference to Exhibit 6.3 to Appendix A to
               World Access' Proxy Statement dated November 5, 1999
               relating to the Special Meeting of Stockholders to be held on December 7, 1999).
  4.12    --   Form of Certificate of Designation of World Access, Inc.
               Convertible Preferred Stock, Series C (incorporated by
               reference to Exhibit 1.7(b) to Appendix A to World Access'
               Proxy Statement dated November 5, 1999 relating to the
               Special Meeting of Stockholders to be held on December 7,
               1999).
  4.13    --   Collateral Pledge and Security Agreement, dated as of
               January 28, 1998 from FaciliCom International, Inc.,
               pledgor, to State Street Bank and Trust Company, trustee.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
  5.1     --   Opinion of Long Aldridge & Norman LLP regarding legality of exchange notes and common stock.
  8.1     --   Opinion of Long Aldridge & Norman LLP regarding certain tax matters.
 10.1     --   World Access, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to Old World
               Access' Registration Statement on Form S-8, filed on July
               25, 1991, No. 33-41255-A).
 10.2     --   Amendment to World Access, Inc. 1991 Stock Option Plan
               (incorporated by reference to Exhibit 10.2 to Old World
               Access' Form 10-K for the year ended December 31, 1993,
               filed March 31, 1994).
 10.3     --   Second Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.3 to Old World Access' Form 10-K for the year ended December 31, 1993, filed March 31, 1994).
 10.4     --   Third Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.26 to Old World Access' Form S-2,
               Amendment No. 2, filed on February 14, 1995, No. 33-87026).
 10.5     --   World Access, Inc. Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.40 to Old World
               Access' Form 10-K for the year ended December 31, 1995,
               filed April 10, 1996).
 10.6     --   Directors' Warrant Incentive Plan (incorporated by reference to Exhibit 10.41 to Old World Access' Form 10-K for the year ended December 31, 1995, filed April 10, 1996).
 10.7     --   Fourth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.32 to Old World Access' Form 10-K
               for the year ended December 31, 1996, filed April 11, 1997).
 10.8     --   Fifth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K
               for the year ended December 31, 1996, filed April 11, 1997).
 10.9     --   Amendment One to Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.33 to Old World
               Access' Form 10-K for the year ended December 31, 1996,
               filed April 11, 1997).
 10.10    --   Amendment One to Directors' Warrant Incentive Plan
               (incorporated by reference to Exhibit 10.31 to Old World
               Access' Form 10-K for the year ended December 31, 1996,
               filed April 11, 1997).
 10.11    --   Amendment Two to Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.21 to Old World
               Access' Form 10-K for the year ended December 31, 1997,
               filed April 15, 1998).
 10.12    --   Amendment Two to Directors' Warrant Incentive Plan
               (incorporated by reference to Exhibit 10.22 to Old World
               Access' Form 10-K for the year ended December 31, 1997,
               filed April 15, 1998).
 10.13    --   Sixth Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.22 to Old World Access' Form 10-K
               for the year ended December 31, 1997, filed April 15, 1998).
 10.14    --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Steven A. Odom (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K for the year ended December 31, 1997, filed April 15, 1998).
 10.15    --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Hensley E. West (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K for the year ended December 31, 1997, filed April 15, 1998).
 10.16    --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Mark A. Gergel (incorporated by reference to Exhibit 10.33 to Old World Access' Form 10-K for the year ended December 31, 1997, filed April 15, 1998).
 10.17    --   License Agreement dated July 1, 1996, by and between
               International Communication Technologies, Inc., World Access
               and Eagle Telephonics, Inc. (incorporated by reference to
               Exhibit 10.36 to Old World Access' Form 10-K for the year
               ended December 31, 1996, filed April 11, 1997).

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
 10.18    --   Agreement and Plan of Merger between and among World Access,
               Inc. and CIS Acquisition Corp. and Thomas R. Canham; Brian
               A. Schuchman; and Cellular Infrastructure Supply, Inc. (with exhibits thereto) (incorporated by reference to Exhibit Z to
               Old World Access' Form 8-K, filed April 10, 1997).
 10.19    --   Registration Rights Agreement dated October 1, 1997 by and between World Access, Inc., BT Alex Brown Incorporated and
               Prudential Securities Incorporated (incorporated by
               reference to Exhibit 10.2 to Old World Access' Form 8-K,
               filed October 8, 1997).
 10.20    --   Agreement and Plan of Merger by and among World Access,
               Inc., Cellular Infrastructure Supply, Inc., Advanced
               TechCom, Inc. and Ernest H. Lin dated as of December 24,
               1997 (incorporated by reference to Exhibit 2.1 to Old World
               Access' Form 8-K, filed February 13, 1998).
 10.21    --   Amendment Three to Outside Directors' Warrant Plan
               (incorporated by reference to Exhibit 10.21 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.22    --   Executive Employment Agreement between World Access, Inc.
               and Steven A. Odom dated as of December 14, 1998
               (incorporated by reference to Exhibit 10.22 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.23    --   Executive Employment Agreement between World Access, Inc.
               and Mark A. Gergel dated as of December 14, 1998
               (incorporated by reference to Exhibit 10.23 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.24    --   Letter Agreement with Hensley E. West, dated as of December
               14, 1998 (incorporated by reference to Exhibit 10.24 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).
 10.25    --   World Access, Inc. 1998 Incentive Equity Plan, as amended
               (incorporated by reference to Exhibit 10.25 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.26    --   Assignment and Assumption Agreement dated October 29, 1998 between World Access, Inc. and WA Telcom Products Co., Inc.
               (incorporated by reference to Exhibit 10.1 to World Access'
               Form 8-K filed October 28, 1998).
 10.27    --   Form of Indemnification Agreement with directors and
               officers (incorporated by reference to Appendix H to World
               Access' Joint Proxy Statement/Prospectus dated November 10,
               1998 relating to the Special Meeting of Stockholders held on
               November 30, 1998).
 10.28    --   Schedule of all officers and directors who have signed an
               Indemnification Agreement referred to in Exhibit 10.27
               (incorporated by reference to Exhibit 10.28 to World Access'
               Form 10-K for the year ended December 31, 1998, filed April
               9, 1999).
 10.29    --   Credit Agreement dated as of December 30, 1998 between Telco
               Systems, Inc., World Access Holdings, Inc. and NationsBank,
               N.A. as Administrative Agent and Fleet National Bank as
               Syndication Agent and Bank Creditanstalt Corporate Finance,
               Inc. (incorporated by reference to Exhibit 10.29 to World
               Access' Form 10-K for the year ended December 31, 1998,
               filed April 9, 1999).
 10.30    --   Guaranty dated as of December 30, 1998 between World Access,
               Telco, World Access Holdings, Inc., NationsBank, N.A. as
               Administrative Agent and the lenders party to the Credit
               Agreement referred to in Exhibit 10.29 (incorporated by
               reference to Exhibit 10.30 to World Access' Form 10-K for
               the year ended December 31, 1998, filed April 9, 1999).
 10.31    --   Pledge Agreement dated as of December 31, 1998 by World
               Access in favor of NationsBank, N.A. as Administrative Agent and the lenders party to the Credit Agreement referred to in
               Exhibit 10.29 (incorporated by reference to Exhibit 10.31 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).
 10.32    --   Security Agreement dated as of December 31, 1998 by World
               Access in favor of NationsBank, N.A. as Administrative Agent and the lenders party to the Credit Agreement referred to in
               Exhibit 10.29 (incorporated by reference to Exhibit 10.32 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
 10.33    --   Disbursement Agreement dated as of December 14, 1998 by and among World Access, Cherry Communications Incorporated
               (d/b/a Resurgens Communications Group) and William H.
               Cauthen, Esq. (incorporated by reference to Exhibit 10.33 to
               World Access' Form 10-K for the year ended December 31,
               1998, filed April 9, 1999).
 10.34    --   Agreement and Plan of Merger and Reorganization by and among
               World Access, Inc., WAXS INC., WA Merger Corp. and Cherry
               Communications Incorporated (d/b/a Resurgens Communications
               Group) dated as of May 12, 1998, as amended (incorporated by reference to Appendix A to World Access' Proxy Statement
               dated November 12, 1998 relating to the Special Meeting of
               Stockholders held on December 14, 1998).
 10.35    --   Share Exchange Agreement by and among World Access, Inc.,
               WAXS INC., Cherry Communications U.K. Limited and
               Renaissance Partners II, dated as of May 12, 1998
               (incorporated by reference to Appendix B to World Access'
               Proxy Statement dated November 12, 1998 relating to the
               Special Meeting of Stockholders held on December 14, 1998).
 12.1*    --   Computation of Ratio of Earnings to Fixed Charges for World
               Access.
 12.2*    --   Computation of Ratio of Earnings to Fixed Charges for
               FaciliCom.
 21.1*    --   Subsidiaries of the Registrant.
 23.1     --   Consent of Long Aldridge & Norman LLP (included in Exhibit
               5.1).
 23.2     --   Consent of Ernst & Young LLP with respect to the financial statements of World Access, Inc.
 23.3     --   Consent of Deloitte & Touche LLP with respect to the
               financial statements of FaciliCom International, Inc.
 23.4     --   Consent of PricewaterhouseCoopers LLP with respect to the
               financial statements of World Access, Inc.
 23.5     --   Consent of Ernst & Young LLP with respect to the financial statements of Cherry Communications Incorporated (d/b/a
               Resurgens Communications Group) and Cherry Communications
               U.K. Limited.
 23.6     --   Consent of Grant Thornton LLP with respect to the financial statements of Cherry Communications Incorporated (d/b/a
               Resurgens Communications Group) and Cherry Communications
               U.K. Limited.
 23.7     --   Consent of Ernst & Young LLP with respect to the financial statements of Telco Systems, Inc.
 23.8     --   Consent of KPMG LLP with respect to the financial statements of NACT Telecommunications, Inc.
 24.1*    --   Power of Attorney of World Access (included in the signature pages hereto).
 25.1     --   Statement of eligibility of trustee of Exchange Notes.
 99.1     --   Form of Letter of Transmittal.
 99.2     --   Form of Notice of Guaranteed Delivery.
 99.3     --   Form of Exchange Agency Agreement.
 99.4     --   Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.
 99.5     --   Form of Letter to Clients.
 99.6     --   Consent of Walter J. Burmeister.
 99.7     --   Consent of Kirby J. Campbell.
 99.8     --   Consent of Bryan Cipoletti.
 99.9     --   Consent of Massimo Prelz Oltramonti.
 99.10    --   Consent of John P. Rigas.
 99.11    --   Consent of Dru A. Sedwick.

---------------

* Previously filed.